Filed Pursuant to Rule 424(b)(3)
Registration No. 333-210797

PROSPECTUS—OFFER TO EXCHANGE

LOCKHEED MARTIN CORPORATION

Offer to Exchange All Shares of Common Stock of

Abacus Innovations Corporation

which are owned by Lockheed Martin Corporation

and will be converted into Shares of Common Stock of

Leidos Holdings, Inc.

for

Shares of Common Stock of Lockheed Martin Corporation

Lockheed Martin Corporation (“Lockheed Martin”) is offering to exchange all shares of common stock of Abacus Innovations Corporation (“Splitco”) owned by Lockheed Martin for shares of common stock of Lockheed Martin that are validly tendered and not properly withdrawn. None of Lockheed Martin, Splitco, Leidos Holdings, Inc. (“Leidos”), any of their respective directors or officers or any of their respective representatives makes any recommendation as to whether you should participate in this exchange offer. You must make your own decision after reading this document and consulting with your advisors.

Immediately following the consummation of this exchange offer, a special purpose merger subsidiary of Leidos named Lion Merger Co. (“Merger Sub”) will be merged with and into Splitco, and Splitco, as the surviving company, will become a wholly-owned subsidiary of Leidos (the “Merger”). In the Merger, each issued and outstanding share of Splitco common stock will be converted into the right to receive one share of Leidos common stock. Accordingly, shares of Splitco common stock will not be transferred to participants in this exchange offer; participants instead will receive shares of Leidos common stock in the Merger. No trading market currently exists or will ever exist for shares of Splitco common stock.

The value of Lockheed Martin common stock and Splitco common stock (by reference to Leidos common stock) will be determined by Lockheed Martin by reference to the simple arithmetic average of the daily volume-weighted average prices on each of the last three trading days ending on and including the third trading day preceding the expiration date of the exchange offer period (the “Valuation Dates”) of Lockheed Martin common stock and Leidos common stock on the New York Stock Exchange (“NYSE”). In the case of Splitco common stock, the value will be reduced by $13.64 per share, which equals the per-share amount of the special dividend that Leidos will declare prior to the closing of the Merger. Based on an expected expiration date of August 16, 2016, the Valuation Dates will be August 9, 2016, August 10, 2016 and August 11, 2016.

This exchange offer is designed to permit you to exchange your shares of Lockheed Martin common stock for a number of shares of Splitco common stock that corresponds to a 10 percent discount in value, calculated as set forth in this document, to the equivalent amount of Leidos common stock based on the Merger exchange ratio described above.

For each $100 in value of Lockheed Martin common stock accepted in this exchange offer, you will receive approximately $111 in value of Splitco common stock, subject to an upper limit of 8.2136 shares of Splitco common stock per share of Lockheed Martin common stock. This exchange offer does not provide for a lower limit or minimum exchange ratio. If the upper limit is in effect, then the exchange ratio will be fixed at that limit. IF THE UPPER LIMIT IS IN EFFECT, UNLESS YOU PROPERLY WITHDRAW YOUR SHARES, YOU ULTIMATELY WILL RECEIVE LESS THAN $111 IN VALUE OF SPLITCO COMMON STOCK FOR EACH $100 IN VALUE OF LOCKHEED MARTIN COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

Lockheed Martin common stock is listed on the NYSE under the symbol “LMT.” Leidos common stock is listed on the NYSE under the symbol “LDOS.” On July 8, 2016, the last reported sale price of Lockheed Martin common stock on the NYSE was $251.90, and the last reported sale price of Leidos common stock on the NYSE was $50.59. The market price of Lockheed Martin common stock and of Leidos common stock will fluctuate prior to the completion of this exchange offer and therefore may be higher or lower at the expiration date than the prices set forth above.

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON AUGUST 16, 2016, UNLESS THE OFFER IS TERMINATED OR EXTENDED. SHARES OF LOCKHEED MARTIN COMMON STOCK TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS EXCHANGE OFFER.

Lockheed Martin’s obligation to exchange shares of Splitco common stock for shares of Lockheed Martin common stock is subject to the satisfaction of certain conditions, including conditions to the consummation of the Transactions, which include approval by the stockholders of Leidos of the issuance of shares of common stock of Leidos in the Merger.

The terms and conditions of this exchange offer and the Transactions are described in this document, which you should read carefully.

In reviewing this document, you should carefully consider the risk factors set forth in the section entitled “Risk Factors ” beginning on page 48 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus—Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus—Offer to Exchange is July 11, 2016.

This document incorporates by reference important business and financial information about Lockheed Martin and Leidos from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation by Reference.” You also may ask any questions about this exchange offer or request copies of the exchange offer documents from Lockheed Martin, without charge, upon written or oral request to Lockheed Martin Corporation’s Information Agent, Georgeson LLC, located at 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, or at telephone number (866) 482-4931. To receive timely delivery of the documents, your request must be received no later than August 8, 2016.

All information contained or incorporated by reference in this document with respect to Leidos and Merger Sub and their respective subsidiaries, as well as information about Leidos after the consummation of the Transactions, has been provided by Leidos. All other information contained or incorporated by reference in this document with respect to Lockheed Martin and Splitco and their respective subsidiaries, or the Splitco Business, and with respect to the terms and conditions of the exchange offer has been provided by Lockheed Martin. This document incorporates by reference or contains references to trademarks, trade names and service marks, including Lockheed Martin and Sikorsky, which are owned by Lockheed Martin and its related entities.

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Lockheed Martin common stock, Splitco common stock or Leidos common stock in any jurisdiction in which the offer, sale or exchange is not permitted. Non-U.S. stockholders and U.S. stockholders residing outside of the United States should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries or countries of residence, as applicable, and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Splitco common stock or Leidos common stock that may apply in such countries. Lockheed Martin, Splitco and Leidos cannot provide any assurance about whether such limitations may exist. See “This Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

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HELPFUL INFORMATION

In this document:

•	“2011 IPAP” means the Lockheed Martin Amended and Restated 2011 Incentive Performance Award Plan;

•

“Additional Agreements” means the Assignment and Assumption Agreements, the Intellectual Property Matters Agreement, the Shared Contracts Agreements, the Subcontract Pending Novation, the Supply Agreements, the Transition Services Agreements, and the other agreements contemplated by the Separation Agreement to effect the lease, sublease, license and leaseback of various real estate used in the Splitco Business;

•

“Assignment and Assumption Agreements” means any Bills of Sale, Assignment and Assumption Agreements (Parent to Splitco), any Bills of Sale, Assignment and Assumption Agreements (Splitco to Parent) and any Assignments and Assumptions of Lease, and any similar documents entered into the effect the Transactions, each as contemplated by the Separation Agreement;

•

“business day” means, for purposes of the exchange offer, any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 a.m. through 12:00 midnight, New York City time;

•

“CDI Shares” means Lockheed Martin common stock in uncertificated form held under Lockheed Martin Direct Invest, the stock purchase and dividend reinvestment plan administered by Computershare Trust Company, N.A., Lockheed Martin’s transfer agent;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“Commitment Parties” means, collectively, the Leidos Commitment Parties and the Splitco Commitment Parties;

•	“Cut-Off Time” means 11:59 p.m. on the day immediately prior to the date of the Distribution;

•

“Daily VWAP” means, on any given day, the daily VWAP on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), provided that the Daily VWAP will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time, as reported by Bloomberg Finance L.P. and displayed under the heading Bloomberg VWAP on the Bloomberg pages “LMT UN < Equity > VWAP” for Lockheed Martin and “LDOS UN < Equity > VWAP” for Leidos, or their equivalent successor pages if such pages are not available;

•	“DGCL” means the General Corporation Law of the State of Delaware, as amended;

•

“Distribution” means the distribution by Lockheed Martin of the shares of Splitco common stock to Lockheed Martin stockholders by way of an exchange offer or by way of a pro rata dividend and, with respect to any shares of Splitco common stock that are not subscribed for in any such exchange offer, a pro rata dividend to the Lockheed Martin stockholders;

•	“Employee Matters Agreement” means the Employee Matters Agreement dated as of January 26, 2016, among Lockheed Martin, Leidos and Splitco, as amended;

•	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“Former Splitco Business Employee” means any former employee who performed substantially all of his or her services in connection with the Splitco Business;

•	“GAAP” means generally accepted accounting principles in the United States;

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Intellectual Property Matters Agreement” means the Intellectual Property Matters agreement as contemplated by the Separation Agreement;

•	“Internal Reorganization” means the internal reorganization within Lockheed Martin of the Splitco Business in anticipation of the Distribution as contemplated by the Separation Agreement;

•	“IRS” means the United States Internal Revenue Service;

•	“IS&GS” means the Information Systems & Global Solutions business segment of Lockheed Martin;

•

“Leidos” means Leidos Holdings, Inc., a Delaware corporation, and, unless the context otherwise requires, its subsidiaries, which, after consummation of the Merger, will include Splitco and the Splitco Subsidiaries;

•	“Leidos Board” means the board of directors of Leidos;

•	“Leidos Borrower” means Leidos, Inc., a wholly-owned subsidiary of Leidos Holdings, Inc. and the borrower under the Leidos Facilities;

•	“Leidos Bylaws” means the Bylaws of Leidos, as amended;

•	“Leidos Charter” means the Amended and Restated Certificate of Incorporation of Leidos, as amended;

•

“Leidos Commitment Letter” means the Commitment Letter dated January 26, 2016, among Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities, LLC, Goldman Sachs Bank USA and Leidos, and any associated fee letters, in respect of loans in the aggregate principal amount of $1,440,000,000, together in each case with any amendments, supplements and joinders thereto;

•

“Leidos Commitment Parties” means, collectively, Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities, LLC, and Goldman Sachs Bank USA, together with all additional lenders added to the Commitment Letter from time to time;

•	“Leidos common stock” means the common stock, par value $0.0001 per share, of Leidos;

•	“Leidos preferred stock” means the preferred stock, par value $0.0001 per share, of Leidos;

•

“Leidos Special Dividend” means a special dividend in an amount equal to $13.64 per share to be declared by Leidos prior to the Merger, as of a record date prior to the closing date of the Merger, as described more fully in “The Merger Agreement – Leidos Special Dividend”;

•	“Leidos stockholders” means the holders of Leidos common stock;

•

“Leidos Stock Plans” means the Leidos 2006 Equity Incentive Plan, the Leidos 2006 Employee Stock Purchase Plan and each other employee benefit plan of Leidos providing for the grant by Leidos of stock options, restricted stock units, performance share units, stock equivalents or other equity or equity-based awards;

•

“Leidos Tax Opinion” means an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Leidos, to the effect that the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Leidos, Merger Sub and Splitco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

•

“Lockheed Martin” means Lockheed Martin Corporation, a Maryland corporation, and, unless the context otherwise requires, its subsidiaries, which, after consummation of the Distribution, will not include Splitco and the Splitco Subsidiaries;

•	“Lockheed Martin Board” means the board of directors of Lockheed Martin;

•	“Lockheed Martin Bylaws” means the Bylaws of Lockheed Martin, as amended;

•

“Lockheed Martin Cash Distribution” means the distribution of cash in an amount equal to the Splitco Special Cash Payment, by Lockheed Martin to its creditors in retirement of outstanding Lockheed Martin indebtedness, or to Lockheed Martin stockholders in repurchase of, or distribution with respect to, shares of Lockheed Martin common stock;

•	“Lockheed Martin Charter” means the Charter of Lockheed Martin, as amended;

•	“Lockheed Martin common stock” means the common stock, par value $1.00 per share, of Lockheed Martin;

•

“Lockheed Martin Savings Plans” means the Lockheed Martin Corporation Salaried Savings Plan, the Lockheed Martin Corporation Operations Support Savings Plan, the Lockheed Martin Corporation Hourly Savings Plan Plus, the Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees, the Lockheed Martin Corporation Capital Accumulation Plan, the Lockheed Martin Corporation Capital Accumulation Plan for Hourly Employees and the Lockheed Martin Corporation Basic Benefit Plan for Hourly Employees, each of which is sponsored by Lockheed Martin and for which State Street Bank and Trust Company serves as trustee;

•	“Lockheed Martin stockholders” means the holders of Lockheed Martin common stock;

•

“Lockheed Martin Tax Opinions” means opinions from Davis Polk & Wardwell LLP, tax counsel to Lockheed Martin, to the effect that (i) the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Leidos, Merger Sub and Splitco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, and (ii) (a) the Splitco Transfer and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of Lockheed Martin and Splitco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (b) the Distribution, as such, will qualify as a distribution of Splitco common stock to Lockheed Martin stockholders pursuant to Section 355 of the Code, (c) the Merger will not cause Section 355(e) of the Code to apply to the Distribution, and (d) the Lockheed Martin Cash Distribution will qualify as money distributed to Lockheed Martin creditors or stockholders in connection with the reorganization for purposes of Section 361(b) of the Code;

•	“MBCA” means the Maryland Business Combination Act, as amended;

•

“Merger” means the merger of Merger Sub with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Leidos, as contemplated by the Merger Agreement;

•	“MGCL” means the Maryland General Corporation Law, as amended;

•	“Merger Agreement” means the Agreement and Plan of Merger dated as of January 26, 2016, among Lockheed Martin, Splitco, Leidos and Merger Sub, as amended;

•	“Merger Sub” means Lion Merger Co., a Delaware corporation and a wholly-owned subsidiary of Leidos;

•	“NYSE” means The New York Stock Exchange;

•

“Sandia Savings Plan” means the Sandia Corporation Savings and Income Plan, which is sponsored by Sandia Corporation, a wholly-owned subsidiary of Lockheed Martin and for which Fidelity Management Trust Company serves as trustee and for which State Street Global Advisors serves as the independent fiduciary for certain matters (including matters relating to the election to participate in this exchange offer);

•	“SEC” means the United States Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“Separation” means the separation of the Splitco Business from the remaining businesses of Lockheed Martin and its subsidiaries pursuant to the Separation Agreement;

•	“Separation Agreement” means the Separation Agreement dated as of January 26, 2016, between Lockheed Martin and Splitco, as amended;

•	“Share Issuance” means the issuance of shares of Leidos common stock to the stockholders of Splitco in the Merger;

•

“Shared Contracts Agreements” means the Shared Contracts Agreement – Shared Contracts (Parent Companies) and the Shared Contracts Agreements – Shared Contracts (Splitco Companies), each as contemplated by the Separation Agreement;

•	“Splitco” means Abacus Innovations Corporation, a Delaware corporation, and, prior to the Distribution, a wholly-owned subsidiary of Lockheed Martin;

•	“Splitco Business” means the business and operations of IS&GS;

•

“Splitco Business Employee” means, collectively, (i) each employee who performed substantially all of his or her services in connection with the Splitco Business as of January 26, 2016, (ii) each individual hired after January 26, 2016 and before the Distribution who performs substantially all of his or her services in connection with the Splitco Business and (iii) each shared services individual who, immediately before the Distribution, performs substantially all of his or her services in connection with the Splitco Business;

•

“Splitco Commitment Letter” means the Commitment Letter dated January 26, 2016, among Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities, LLC, Goldman Sachs Bank USA and Splitco, and any associated fee letters, in respect of loans in the aggregate principal amount of $1,841,450,000, together in each case with any amendments, supplements and joinders thereto;

•

“Splitco Commitment Parties” means, collectively, Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities, LLC, and Goldman Sachs Bank USA, together with all additional lenders added to the Commitment Letter from time to time;

•	“Splitco common stock” means the common stock, par value $0.001 per share, of Splitco;

•

“Splitco Credit Facility” means the credit facility or facilities entered into by Splitco on or before the date of the Distribution providing for indebtedness in an aggregate principal amount equal to $1,841,450,000 on the terms and conditions contemplated by the Splitco Commitment Letter;

•

“Splitco Special Cash Payment” means the cash payment from Splitco to Lockheed Martin to be made prior to the Distribution in the amount of $1,800,000,000 subject to adjustment as described in “The Separation Agreement—Separation of the IS&GS Business—Splitco Special Cash Payment”;

•	“Splitco stockholders” means the holders of Splitco common stock;

•

“Splitco Subsidiaries” means the direct and indirect subsidiaries of Splitco that, together with Splitco, will hold the transferred assets and assumed liabilities related to the Splitco Business following the Separation;

•

“Splitco Transfer” means the contribution of the Transferred Assets (as defined in the Separation Agreement) by Lockheed Martin to Splitco in consideration for the transfer of Splitco common stock, the transfer to Lockheed Martin of the Splitco Special Cash Payment and the assumption by Splitco of the Assumed Liabilities (as defined in the Separation Agreement), pursuant to and in accordance with the Separation Agreement;

•	“Supply Agreements” means the Supply Agreement (Parent to Splitco) and the Supply Agreement (Splitco to Parent), each as contemplated by the Separation Agreement;

•	“Subcontract Pending Novation” means the Subcontract Pending Novation (Parent to Splitco), as contemplated by the Separation Agreement;

•	“Tax Matters Agreement” means the Tax Matters Agreement dated as of January 26, 2016, among Lockheed Martin, Leidos and Splitco;

•

“Transaction Documents” means the Separation Agreement, the Merger Agreement, the Employee Matters Agreement and the Tax Matters Agreement, as well as the Additional Agreements (as described in “The Separation Agreement—Separation of the IS&GS Business—Additional Agreements”), each of which have been entered into or will be entered into in connection with the Transactions;

•

“Transactions” means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Separation, the Distribution and the Merger, as described in “The Transactions”;

•

“Transition Services Agreements” means the Transition Services Agreement (Parent to Splitco) and the Transition Services Agreement (Splitco to Parent), each as contemplated by the Separation Agreement;

•

“Valuation Dates” means each of the third, fourth and fifth trading days prior to the expiration of the exchange offer period (not including the expiration date), as it may be voluntarily extended; and

•	“VWAP” means volume-weighted average price.

QUESTIONS AND ANSWERS ABOUT THIS EXCHANGE OFFER AND THE TRANSACTIONS

The following are some of the questions that stockholders may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. You are urged to read this document in its entirety prior to making any decision.

Questions and Answers About this Exchange Offer

Q: Who may participate in this Exchange Offer?

A: Any Lockheed Martin stockholders in the United States during the exchange offer period may participate in this exchange offer. Although Lockheed Martin has mailed this document to its stockholders to the extent required by U.S. law, including stockholders located outside the United States, this document is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy, sell or exchange any shares of Lockheed Martin common stock, shares of Leidos common stock or shares of Splitco common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Lockheed Martin, Leidos or Splitco has taken any action under non-U.S. laws or regulations to facilitate a public offer to exchange shares of Lockheed Martin common stock, shares of Leidos common stock or shares of Splitco common stock outside the United States. Accordingly, the ability of any non-U.S. person and any U.S. person residing outside of the United States to tender shares of Lockheed Martin common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit such person to participate in the exchange offer without the need for Lockheed Martin, Leidos or Splitco to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders and U.S. stockholders residing outside of the United States should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries or countries of residence, as applicable, and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Lockheed Martin common stock, Splitco common stock or Leidos common stock that may apply in such countries. None of Lockheed Martin, Leidos or Splitco can provide any assurance about whether such limitations exist. See “This Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Lockheed Martin believes a substantial majority of its stockholders are U.S. investors and does not expect the legal limitations described in this question and answer to cause the exchange offer to be undersubscribed.

Q: How many shares of Splitco common stock will I receive for each share of Lockheed Martin common stock that I tender?

A: This exchange offer is designed to permit you to exchange your shares of Lockheed Martin common stock for shares of Splitco common stock at a 10 percent discount, calculated as set forth in this document, to the per-share equivalent value of Splitco common stock. Stated another way, for each $100 in value of your Lockheed Martin common stock accepted in this exchange offer, you will receive approximately $111 in value of Splitco common stock. The value of the Lockheed Martin common stock will be based on the calculated per-share value for the Lockheed Martin common stock on the NYSE and the value of the Splitco common stock will be based on the value for Leidos common stock on the NYSE (because each share of Splitco common stock will be exchanged for one share of Leidos common stock in the Merger), in each case determined by reference to the simple arithmetic average of the Daily VWAP on each of the Valuation Dates. In the case of Splitco common stock, the value will be reduced by $13.64 per share, which equals the per-share amount of the Leidos Special Dividend. Please note, however, that the number of shares you can receive is subject to an upper limit of an aggregate of 8.2136 shares of Splitco common stock for each share of Lockheed Martin common stock accepted in this exchange offer. The following questions and answers describe the impact of this limit on the value you receive. This exchange offer does not provide for a lower limit or minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.” Because this exchange offer is subject to proration in the event of oversubscription, Lockheed Martin in certain circumstances may accept for exchange only a portion of the shares of Lockheed Martin common stock tendered by you.

Q: Is there a limit on the number of shares of Splitco common stock I can receive for each share of Lockheed Martin common stock that I tender?

A: The number of shares you can receive is subject to an upper limit of 8.2136 shares of Splitco common stock for each share of Lockheed Martin common stock accepted in this exchange offer. If the upper limit is in effect, you ultimately may receive less than $111 in value of Splitco common stock for each $100 in value of Lockheed Martin common stock that you tender, and you could receive much less. For example, if the calculated per-share value of Lockheed Martin common stock was $251.90 (the highest closing price for Lockheed Martin common stock on the NYSE during the three-month period prior to commencement of this exchange offer) and the calculated per-share value of Splitco common stock was $32.07 (the lowest closing price for Leidos common stock on the NYSE during that three-month period less $13.64), the value of Splitco common stock received for each $100 in value of Lockheed Martin common stock accepted for exchange would be approximately $105.

Lockheed Martin set the upper limit to ensure that a change in the relative price of Lockheed Martin common stock and Leidos common stock, whether as a result of an increase in the price of Lockheed Martin common stock, a decrease in the price of Leidos common stock or a combination thereof, would not result in an unduly high number of shares of Splitco common stock being exchanged for each share of Lockheed Martin common stock accepted in this exchange offer, preventing a situation that might significantly reduce the benefits of this exchange offer to Lockheed Martin and its continuing stockholders due to a smaller number of outstanding shares being acquired by Lockheed Martin in this exchange offer.

Q: What will happen if the upper limit is in effect?

A: Lockheed Martin will announce whether the upper limit on the number of shares that can be received for each share of Lockheed Martin common stock tendered will be in effect through www.edocumentview.com/LockheedMartinExchange, through the toll-free number maintained by the information agent listed on the back cover of this document and by press release, no later than 9:00 a.m. New York City time, on the second trading day prior to the expiration date. If the upper limit is in effect at that time, then the exchange ratio will be fixed at the upper limit and you will receive 8.2136 shares of Splitco common stock for each share of Lockheed Martin common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $111 in value of Splitco common stock for each $100 in value of Lockheed Martin common stock that you tender, and you could receive much less.

Q: How are the calculated per-share values of Lockheed Martin common stock and Splitco common stock determined for purposes of calculating the number of shares of Splitco common stock to be received in this exchange offer?

A: The calculated per-share value of a share of Lockheed Martin common stock for purposes of this exchange offer will equal the simple arithmetic average of the Daily VWAP of Lockheed Martin common stock on the NYSE on each of the Valuation Dates. The calculated per-share value of a share of Splitco common stock for purposes of this exchange offer will equal the simple arithmetic average of the Daily VWAP of Leidos common stock on the NYSE on each of the Valuation Dates (since each share of Splitco common stock will be exchanged for one share of Leidos common stock in the Merger), minus $13.64 per share, which equals the per-share amount of the Leidos Special Dividend (as described in the section of this document entitled “The Merger Agreement—Leidos Special Dividend”). Lockheed Martin will determine such calculations of the per-share values of Lockheed Martin common stock and Splitco common stock and such determination will be final.

Q: Why is the calculated per-share value for Splitco common stock based on the trading prices for Leidos common stock?

A: There is currently no trading market for Splitco common stock and no such trading market will be established in the future. Lockheed Martin believes, however, that the trading prices for Leidos common stock are an appropriate proxy for the trading prices of Splitco common stock because (a) prior to the Distribution, Splitco will issue to Lockheed Martin a number of shares of Splitco common stock such that, subject to adjustment in accordance with the Merger Agreement, the total number of shares of Splitco common stock outstanding immediately prior to the Merger will be 76,958,918; (b) in the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock; and (c) at the Valuation Dates, it is expected that all the major conditions to the consummation of the Merger will have been satisfied and the Merger will be expected to be consummated shortly, such that investors should be expected to be valuing Splitco common stock based on the expected value of Leidos common stock after the Merger and without the entitlement to the Leidos Special Dividend. There can be no assurance, however, that Leidos common stock after the Merger will trade on the same basis as Leidos common stock trades prior to the Merger. See “Risk Factors—Risks Related to the Transactions—The trading prices of Leidos common stock may not be an appropriate proxy for the prices of Splitco common stock.”

Q: What is the “daily volume-weighted average price” or “Daily VWAP?”

A: The “daily volume-weighted average price” for Lockheed Martin common stock and Leidos common stock will be the VWAP of Lockheed Martin and Leidos common stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time.

The Daily VWAP will be as reported by Bloomberg Finance L.P. and displayed under the heading Bloomberg VWAP on the Bloomberg pages “LMT UN < Equity > VWAP” with respect to Lockheed Martin common stock and “LDOS UN < Equity > VWAP” with respect to Leidos common stock (or their equivalent successor pages if such pages are not available). The Daily VWAPs provided by Bloomberg Finance L.P. may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices.

Q: Where can I find the Daily VWAP of Lockheed Martin common stock and Leidos common stock during the exchange offer period?

A: The information agent will maintain on Lockheed Martin’s behalf a website at www.edocumentview.com/LockheedMartinExchange to provide the Daily VWAP of both Lockheed Martin common stock and Leidos common stock, together with indicative calculated per-share values for shares of Lockheed Martin common stock and shares of Splitco common stock, for each day during this exchange offer. That information also will be available by contacting the information agent at the toll-free number provided on the back cover of this document during the exchange offer period.

Q: Will indicative exchange ratios be provided during the exchange offer period?

A: Yes. The website that will be maintained at www.edocumentview.com/LockheedMartinExchange will provide indicative exchange ratios during the exchange offer period. Indicative exchange ratios also will be available by contacting the information agent at the toll-free number provided on the back cover of this document during the exchange offer period. Prior to the first Valuation Date, commencing on the third trading day of this exchange offer, indicative exchange ratios for each day that will be calculated on the indicative per-share values of Lockheed Martin common stock and Leidos common stock on each day (minus, in the case of Leidos common stock, $13.64 per share, which equals the per-share amount of the Leidos Special Dividend), calculated as though that day were the last of the three Valuation Dates for this exchange offer, will be available by 4:30 p.m., New York City time. In other words, assuming that a given day is a trading day, the indicative exchange ratio will be calculated based on the simple arithmetic average of the Daily VWAPs of Lockheed Martin common stock and Leidos common stock for that day and the two immediately preceding trading days, after taking into account the adjustment for the Leidos Special Dividend. The indicative exchange ratio also will reflect whether the upper limit on the exchange ratio, described above, would be in effect.

On the first two Valuation Dates, when the values of Lockheed Martin common stock and Leidos common stock are calculated for the purposes of this exchange offer, at the end of each day the website will be updated to show the indicative exchange ratios based on per-share values calculated by Lockheed Martin, which will be calculated as follows: (i) after the close of trading on the NYSE on the first Valuation Date, the VWAPs for that day, and (ii) after the close of trading on the NYSE on the second Valuation Date, the VWAPs for that day averaged with the VWAPs on the first Valuation Date. On the first two Valuation Dates, the indicative exchange ratios will be updated no later than 4:30 p.m., New York City time. No indicative exchange ratio will be published or announced on the third Valuation Date, but the final exchange ratio will be announced by press release and available on the website by 9:00 a.m. on the second trading day (currently expected to be August 12, 2016) immediately preceding the expiration date of this exchange offer.

In addition, for purposes of illustration, a table that indicates the number of shares of Splitco common stock that you would receive per share of Lockheed Martin common stock, calculated on the basis described above and taking into account the upper limit, assuming a range of averages of the Daily VWAPs of Lockheed Martin common stock and Leidos common stock on the Valuation Dates, is provided on page 64.

Q: How and when will I know the final exchange ratio?

A: The final exchange ratio showing the number of shares of Splitco common stock that you will receive for each share of Lockheed Martin common stock accepted in this exchange offer will be available at www.edocumentview.com/LockheedMartinExchange and separately announced by press release no later than 9:00 a.m., New York City time, on the second trading day prior to the expiration date. In addition, as described below, you also may contact the information agent to obtain indicative exchange ratios (prior to the time the final exchange ratio becomes available) and the final exchange ratio (after the time the final exchange ratio becomes available) at the toll-free number maintained by the information agent listed on the back cover of this document.

Lockheed Martin will announce whether the upper limit on the number of shares that can be received for each share of Lockheed Martin common stock tendered is in effect at www.edocumentview.com/LockheedMartinExchange and through the toll-free number maintained by the information agent listed on the back cover of this document and by press release, no later than 9:00 a.m., New York City time, on the second trading day prior to the expiration date. If the upper limit is in effect at that time, then the exchange ratio will be fixed at the upper limit.

Q: What if shares of Lockheed Martin common stock or shares of Leidos common stock do not trade on any of the Valuation Dates?

A: If a market disruption event occurs with respect to Lockheed Martin common stock or Leidos common stock on any of the Valuation Dates, the calculated per-share value of Lockheed Martin common stock and Splitco common stock will be determined using the Daily VWAP of shares of Lockheed Martin common stock and shares of Leidos common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to either Lockheed Martin common stock or Leidos common stock, so that in any case the valuation averaging period would be three days. If, however, a market disruption event occurs as specified above, Lockheed Martin may terminate this exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of this exchange offer. For specific information as to what would constitute a market disruption event, see “This Exchange Offer—Conditions for the Consummation of this Exchange Offer.”

Q: Are there circumstances under which I would receive fewer shares of Splitco common stock than I would have received if the exchange ratio were determined using the closing prices of Lockheed Martin common stock and Leidos common stock on the last trading day of the exchange offer period?

A: Yes. For example, if the trading price of shares of Lockheed Martin common stock were to increase after the final Valuation Date during the last two trading days of the exchange offer period (currently expected to be August 12, 2016 and August 15, 2016), the arithmetic average of the Daily VWAP for Lockheed Martin common stock on the Valuation Dates likely would be lower than the closing price of shares of Lockheed Martin common stock on the trading day before the expiration date of the exchange offer. As a result, you may receive fewer shares of Splitco common stock for each $100 in value of Lockheed Martin common stock than you would have received if the price were calculated on the basis of the closing price of shares of Lockheed Martin common stock on the trading day before the expiration date or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer. Similarly, if the trading price of Leidos common stock were to decrease after the final Valuation Date during the last two trading days of the exchange offer period, the simple arithmetic average of the Daily VWAP for Leidos common stock on the Valuation Dates likely would be higher than the closing price of shares of Leidos common stock on the trading day before the expiration date of the exchange offer. This circumstance also could result in you receiving fewer shares of Splitco common stock for each $100 in value of Lockheed Martin common stock than you otherwise would have received if the price were calculated on the basis of the closing price of shares of Leidos common stock on the trading day before the expiration date of the exchange offer or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer.

Q: Will fractional shares of Leidos be distributed?

A: Upon the consummation of this exchange offer, the exchange agent will hold the shares of Splitco common stock as agent for the Lockheed Martin stockholders who validly tendered their shares and, in case of a pro rata distribution, for the holders of record of Lockheed Martin common stock for the pro rata distribution. Immediately following the consummation of this exchange offer, Merger Sub will be merged with and into Splitco, with Splitco surviving the Merger and becoming a wholly-owned subsidiary of Leidos. Each issued and outstanding share of Splitco common stock will be converted in the Merger into the right to receive one share of Leidos common stock. In the conversion, no fractional shares of Leidos common stock will be delivered to Splitco stockholders. All fractional shares of Leidos common stock that any Splitco stockholder otherwise would be entitled to receive as a result of the Merger will be aggregated by the exchange agent on behalf of Leidos. The exchange agent will cause the whole shares obtained thereby to be sold on behalf of the Splitco stockholders that otherwise would be entitled to receive such fractional shares of Leidos common stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices as soon as practicable after the Merger and, in any case, no later than five business days after the Merger. The exchange agent then will make available the net proceeds thereof, after deducting any brokerage or similar charges, commissions and transfer taxes, on a pro rata basis, without interest, but subject to any required withholding taxes, as soon as practicable to the Splitco stockholders that otherwise would be entitled to receive such fractional shares of Leidos common stock in the Merger.

Q: What is the aggregate number of shares of Splitco common stock being offered in this exchange offer?

A: In this exchange offer, subject to adjustment as provided in the Merger Agreement, Lockheed Martin is offering 76,958,918 shares of Splitco common stock, which will constitute all of the shares of Splitco common stock that will be issued and outstanding on the date of the consummation of this exchange offer.

Q: What happens if insufficient shares of Lockheed Martin common stock are tendered to allow Lockheed Martin to exchange all of the shares of Splitco common stock it holds?

A: If this exchange offer is consummated but fewer than all of the issued and outstanding shares of Splitco common stock owned by Lockheed Martin are exchanged because this exchange offer is not fully subscribed, the remaining shares of Splitco common stock owned by Lockheed Martin will be distributed on a pro rata basis to the Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of this exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to those tendered shares of Lockheed Martin common stock to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed. However, any Lockheed Martin stockholder who tendered less than all of their shares of Lockheed Martin common stock would be entitled to shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in respect of those shares that were not tendered.

Upon the consummation of this exchange offer, Lockheed Martin will deliver to the exchange agent a global certificate representing all of the Splitco common stock being distributed in this exchange offer, with irrevocable instructions to hold the shares of Splitco common stock as agent for Lockheed Martin stockholders whose shares of Lockheed Martin common stock were validly tendered and not withdrawn in this exchange offer and, in the case of a pro rata distribution, Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of this exchange offer. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in this exchange offer and to be distributed on a pro rata basis, and that number of shares of Splitco common stock will be held as agent for the Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of this exchange offer. See “This Exchange Offer—Distribution of Any Shares of Splitco Common Stock Remaining After this Exchange Offer.”

Q: What happens if Lockheed Martin declares a quarterly dividend during this exchange offer?

A: Historically, Lockheed Martin has declared quarterly dividends to be paid to stockholders of record as of the first trading day of the last month of each calendar quarter. All stockholders that own Lockheed Martin common stock as of the record date for the dividend are eligible to receive the dividend.

Q: Will tendering my shares affect my ability to receive the Lockheed Martin quarterly dividend?

A: No. If a dividend is declared by Lockheed Martin with a record date before the completion of this exchange offer, you will be entitled to that dividend if you owned the shares as of the close of business on the record date even if you tender your shares of Lockheed Martin common stock. Tendering your shares of Lockheed Martin common stock in this exchange offer is not a sale or transfer of those shares until they are accepted for exchange upon completion of this exchange offer.

Q: What is the Leidos Special Dividend?

A: Leidos will declare a special dividend prior to the Merger in an amount equal to $13.64 per share to the holders of record of Leidos common stock as of a record date prior to the closing date of the Merger. Stockholders of Lockheed Martin who receive Splitco common stock in the Distribution (whether by tendering shares of Lockheed common stock in the exchange offer or in connection with any pro rata distribution of any remaining shares of Splitco common stock) that will be converted into Leidos common stock in the Merger will not be entitled to receive the Leidos Special Dividend since the record date will be prior to the date on which the Merger closes. For more information on the Leidos Special Dividend, see the section of this document entitled “The Merger Agreement—Leidos Special Dividend.”

Q: If I participate in the exchange offer, will I be entitled to receive the Leidos Special Dividend with respect to my Splitco common stock to be converted into Leidos common stock in connection with the Merger?

A: No. The Leidos Special Dividend will be declared by Leidos prior to the Merger, as of a record date prior to the closing date of the Merger. Only those Leidos stockholders of record as of the record date will be entitled to receive payment of the Leidos Special Dividend. Each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock only at the effective time of the Merger, which will occur after the record date set for payment of the Leidos Special Dividend. Unless you own Leidos common stock as of the record date set by the Leidos Board, you will not be entitled to receive payment of the Leidos Special Dividend.

Q: Will all shares of Lockheed Martin common stock that I tender be accepted in this exchange offer?

A: Not necessarily. The maximum number of shares of Lockheed Martin common stock that will be accepted if the exchange offer is completed will be equal, subject to adjustment, to the 76,958,918 shares of Splitco common stock held by Lockheed Martin divided by the final exchange ratio (taking into account the upper limit if it is in effect), and could be up to all of the outstanding shares of Lockheed Martin common stock. Therefore, as illustrated in more detail below in response to Q: How many shares of Lockheed Martin common stock will Lockheed Martin accept if this exchange offer is completed? and in the table set forth in “This Exchange Offer—Terms of this Exchange Offer—Final Exchange Ratio,” the maximum number of shares of Lockheed Martin common stock that will be accepted and acquired by Lockheed Martin depends on the average of the Daily VWAP of Lockheed Martin common stock, the average of the Daily VWAP of Leidos common stock and whether the upper limit is in effect.

Depending on the number of shares of Lockheed Martin common stock validly tendered in this exchange offer and not properly withdrawn, and the calculated per-share values of Lockheed Martin common stock and Splitco common stock determined as described in this document, Lockheed Martin may have to limit the number of shares of Lockheed Martin common stock that it accepts in this exchange offer through a proration process. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described in the section of this document entitled “This Exchange Offer—Terms of this Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Lockheed Martin Common Stock.”

An exception to proration can apply to stockholders who beneficially own “odd-lots” – that is, fewer than 100 shares of Lockheed Martin common stock, whether held in registered form or through a broker or other nominee. Such beneficial owners of Lockheed Martin common stock who validly tender all of their shares, and request preferential treatment as described in “This Exchange Offer—Terms of this Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Lockheed Martin Common Stock,” will not be subject to proration.

In all other cases, proration for each tendering stockholder will be based on (i) the proportion that the total number of shares of Lockheed Martin common stock to be accepted bears to the total number of shares of Lockheed Martin common stock validly tendered and not properly withdrawn and (ii) the number of shares of Lockheed Martin common stock validly tendered and not properly withdrawn by that stockholder (and not on that stockholder’s aggregate ownership of shares of Lockheed Martin common stock). Any shares of Lockheed Martin common stock not accepted for exchange as a result of proration will be returned to tendering stockholders promptly after the final proration factor is determined.

Q: Will I be able to sell my shares of Splitco common stock after this exchange offer is completed?

A: No. There currently is no trading market for shares of Splitco common stock and no such trading market will be established in the future. The exchange agent will hold all issued and outstanding shares of Splitco common stock as agent until the shares of Splitco common stock are converted into the right to receive shares of Leidos common stock in the Merger. See “This Exchange Offer—Distribution of Any Shares of Splitco Common Stock Remaining After this Exchange Offer.”

Q: How many shares of Lockheed Martin common stock will Lockheed Martin accept if this exchange offer is completed?

A: The number of shares of Lockheed Martin common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio and the number of shares of Lockheed Martin common stock tendered and not properly withdrawn. The maximum number of shares of Lockheed Martin common stock that will be accepted if the exchange offer is completed will be equal, subject to adjustment, to the 76,958,918 shares of Splitco common stock that Lockheed Martin offers to exchange hereby divided by the final exchange ratio (taking into account the upper limit if it is in effect), and could be up to all of the outstanding shares of Lockheed Martin common stock. Accordingly, the largest possible number of shares of Lockheed Martin common stock that will be accepted equals 76,958,918, which is subject to adjustment, divided by the final exchange ratio. For example, assuming that the final exchange ratio is 7.7786 (the indicative exchange ratio based on the Daily VWAPs of Lockheed Martin common stock and Leidos common stock on July 6, 2016, July 7, 2016 and July 8, 2016), then Lockheed Martin would accept up to 9,893,672 shares of Lockheed Martin common stock. If, on the other hand, the upper limit is in effect, then the final exchange ratio would be 8.2136 and Lockheed Martin would accept up to 9,369,694 shares of Lockheed Martin common stock.

Q: Why is the transaction structured as a Reverse Morris Trust transaction?

A: The transaction structure was negotiated by the parties. Lockheed Martin believes the tax-efficient Reverse Morris Trust structure optimizes the value of the transaction to Lockheed Martin and its stockholders because, subject to the discussion below under “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger,” stockholders of Lockheed Martin generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of this exchange offer or the Merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares, if any, of Leidos common stock received in the Merger and the Distribution will not result in the recognition of income, gain or loss to Lockheed Martin or Splitco (except for taxable income or gain of Lockheed Martin possibly arising as a result of certain internal restructuring transactions undertaken prior to or in anticipation of the Distribution). A Reverse Morris Trust transaction structure requires, among other things, that former Lockheed Martin stockholders own more than 50% of the Leidos common stock following consummation of the Transactions.

Q: Are there any conditions to Lockheed Martin’s obligation to complete this exchange offer?

A: Yes. This exchange offer is subject to various conditions listed under “This Exchange Offer—Conditions for the Consummation of this Exchange Offer.” If any of these conditions are not satisfied or waived prior to the expiration of this exchange offer, Lockheed Martin will not be required to accept shares for exchange and may extend or terminate this exchange offer.

Lockheed Martin may waive any of the conditions to this exchange offer. For a description of the material conditions precedent to this exchange offer, including satisfaction or waiver of the conditions to the consummation of the Transactions and other conditions, see “This Exchange Offer—Conditions for the Consummation of this Exchange Offer.” Leidos has no right to waive any of the conditions to this exchange offer, provided that the ability of Lockheed Martin to waive certain conditions, including certain conditions relating to the Merger Agreement, may require the consent of Leidos.

Q: When does this exchange offer expire?

A: The period during which you are permitted to tender your shares of Lockheed Martin common stock in this exchange offer will expire at 8:00 a.m., New York City time, on August 16, 2016, unless Lockheed Martin extends or terminates this exchange offer. See “This Exchange Offer—Terms of this Exchange Offer—Extension; Termination; Amendment.”

Q: Can this exchange offer be extended and under what circumstances?

A: Yes. Lockheed Martin can extend this exchange offer, in its sole discretion, at any time and from time to time. For instance, this exchange offer may be extended if any of the conditions for the consummation of this exchange offer listed under “This Exchange Offer—Conditions for the Consummation of this Exchange Offer” are not satisfied or waived prior to the expiration of this exchange offer. In case of an extension of this exchange offer, Lockheed Martin will publicly announce the extension at www.edocumentview.com/LockheedMartinExchange, through the toll-free number maintained by the information agent listed on the back cover of this document and by press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Q: How do I participate in this exchange offer?

A: The procedures you must follow to participate in this exchange offer will depend on whether you hold your shares of Lockheed Martin common stock in certificated form, through a broker, dealer, commercial bank, trust company or similar institution or through an employee benefit plan such as the Lockheed Martin Savings Plans or the Sandia Savings Plan, or if your shares of Lockheed Martin common stock are held in book-entry via the Direct Registration System (“DRS”) or in uncertificated form as CDI Shares. For specific instructions about how to participate, see “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering.”

Q: What if I participate in one of the Lockheed Martin Savings Plans or the Sandia Savings Plan?

A: If you have one or more accounts in a Lockheed Martin Savings Plan and your account(s) holds units of the Employee Stock Ownership Fund (the “ESOP Fund”) or the Company Stock Fund (the “LM Plan Company Stock Fund”) under a Lockheed Martin Savings Plan, you may elect either to keep or to exchange some or all of the shares attributable to the units held in your account for shares of Splitco common stock. You will receive instructions by letter or email (as permitted by the Lockheed Martin Savings Plans) informing you how to make an election. If you do not make a timely election in accordance with the instructions by the deadline set forth in the instructions, none of the shares held for your account attributable to the units of the ESOP Fund and/or the LM Plan Company Stock Fund will be exchanged for shares of Splitco common stock in the exchange offer and your holdings of units of the ESOP Fund and/or the LM Plan Company Stock Fund will remain unchanged. If you timely elect to exchange shares attributable to units of the ESOP Fund and/or the LM Plan Company Stock Fund for Splitco common stock, each such share of Splitco common stock will be converted in the Merger into Leidos common stock and you will receive units of a unitized stock fund holding Leidos common stock based on an exchange ratio of one share of Leidos common stock for each share of Splitco common stock. For a more detailed description of how to tender your shares of Lockheed Martin common stock attributable to the units held in your account if you participate in the Lockheed Martin Savings Plans, and the applicable deadline for directing the trustee to tender such shares, please refer to the specific instructions regarding how to tender such shares, if any, under the Lockheed Martin Savings Plans. If you hold units in the ESOP Fund and/or the LM Plan Company Stock Fund, you will receive the instructions from Computershare on behalf of the trustee of the Lockheed Martin Savings Plans. For specific instructions about how to participate in this exchange offer, see “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Shares Held in Lockheed Martin Savings Plans.”

If you have an account in the Sandia Savings Plan and your account holds units of the Company Common Stock Fund (the “Sandia Plan Company Stock Fund”) under the Sandia Savings Plan, the independent fiduciary for the Sandia Savings Plan will determine whether to exchange shares attributable to units in the Sandia Plan Company Stock Fund for Splitco common stock, and you will not be able to make your own election to exchange such shares. If the independent fiduciary timely elects to exchange shares attributable to units in the Sandia Plan Company Stock Fund for Splitco common stock in accordance with the procedures described in this document, each such share of Splitco common stock will be converted in the Merger into Leidos common stock and will be immediately liquidated and reinvested in Lockheed Martin common stock. You will receive a notice from the plan administrator of the Sandia Savings Plan if the independent fiduciary elects to exchange such shares. If the independent fiduciary does not timely elect to exchange shares attributable to units in the Sandia Plan Company Stock Fund for Splitco common stock, none of the shares held for your account attributable to the units of the Sandia Plan Company Stock Fund will be exchanged for shares of Splitco common stock in the exchange offer and your holdings of units of the Sandia Plan Company Stock Fund will remain unchanged.

Q: How do I tender my shares of Lockheed Martin common stock after the final exchange ratio has been determined?

A: If you wish to tender your shares after the final exchange ratio has been determined, you generally will need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.” If you hold shares of Lockheed Martin common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

If your shares of Lockheed Martin common stock are held through an institution and you wish to tender your Lockheed Martin common stock after The Depository Trust Company has closed, the institution must deliver a notice of guaranteed delivery to the exchange agent via facsimile prior to 8:00 a.m., New York City time, on the expiration date, which is August 16, 2016, unless this exchange offer is extended or terminated.

After the final exchange ratio has been determined, to tender shares of Lockheed Martin common stock held in the Lockheed Martin Savings Plans or the Sandia Savings Plan, the trustee or the independent fiduciary, as applicable, must deliver a notice of guaranteed delivery to the exchange agent via facsimile prior to 8:00 a.m., New York City time, on the expiration date.

If you hold units of the ESOP Fund and/or the LM Plan Company Stock Fund in a Lockheed Martin Savings Plan account, you must tender your shares attributable to the units by the deadline set forth in the trustee’s instructions. It is possible that the final exchange ratio will not have been determined at the time of such deadline.

Q: Can I tender only a portion of my shares of Lockheed Martin common stock in this exchange offer?

A: Yes. You may tender all, some or none of your shares of Lockheed Martin common stock.

Q: What do I do if I want to retain all of my shares of Lockheed Martin common stock?

A: If you want to retain all of your shares of Lockheed Martin common stock, you do not need to take any action. However, after the Transactions, the Splitco Business will no longer be owned by Lockheed Martin, and as a holder of Lockheed Martin common stock you no longer will hold shares in a company that owns the Splitco Business (unless the exchange offer is consummated but is not fully subscribed and the remaining shares of Splitco common stock are distributed on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after consummation of the exchange offer).

Q: Can I change my mind after I tender my shares of Lockheed Martin common stock?

A: Yes. You may withdraw your tendered shares at any time before this exchange offer expires. See “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Withdrawal Rights.” If you change your mind again, you can re-tender your shares of Lockheed Martin common stock by once again following the tender procedures prior to the expiration of this exchange offer.

Q: Will I be able to withdraw the shares of Lockheed Martin common stock I tender after the final exchange ratio has been determined?

A: Yes. The final exchange ratio used to determine the number of shares of Splitco common stock that you will receive for each share of Lockheed Martin common stock accepted in this exchange offer will be announced no later than 9:00 a.m., New York City time, on the second trading day prior to the expiration date of this exchange offer, which is August 12, 2016, unless this exchange offer is extended or terminated. You have the right to withdraw shares of Lockheed Martin common stock you have tendered at any time before 8:00 a.m., New York City time, on the expiration date, which is August 16, 2016. See “This Exchange Offer—Terms of this Exchange Offer.” If the upper limit on the number of shares of Splitco common stock that can be received for each share of Lockheed Martin common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit.

Q: How do I withdraw my tendered Lockheed Martin common stock after the final exchange ratio has been determined?

A: If you are a registered stockholder of Lockheed Martin common stock (which includes persons holding certificated shares and book-entry shares held through DRS or CDI Shares) and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or a facsimile transmission notice of withdrawal to the exchange agent prior to 8:00 a.m., New York City time, on the expiration date of this exchange offer. The information that must be included in that notice is specified under “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Withdrawal Rights.”

If you hold your shares of Lockheed Martin common stock through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures with which you must comply and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 8:00 a.m., New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

If you hold units of the ESOP Fund and/or the LM Plan Company Stock Fund in a Lockheed Martin Savings Plan account and you wish to withdraw shares attributable to the units that you have tendered, you must withdraw such shares by the deadline set forth in the trustee’s instructions and it is possible that such deadline may occur before the final exchange ratio has been determined. You should refer to the procedures and deadlines set forth in the trustee’s informational materials provided to you. If you hold units of the ESOP Fund and/or the LM Plan Company Stock Fund in a Lockheed Martin Savings Plan, the trustee must deliver the notice of withdrawal with respect to any shares you wish to withdraw, and you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent. If you hold units of the Sandia Plan Company Stock Fund in a Sandia Savings Plan account, the independent fiduciary will determine whether to withdraw shares attributable to the units that it tendered, if any, after the exchange ratio has been determined by the deadline for withdrawals described in this document.

If your shares of Lockheed Martin common stock are held through an institution and you wish to withdraw shares of Lockheed Martin common stock after The Depository Trust Company has closed, the institution must deliver a written notice of withdrawal to the exchange agent prior to 8:00 a.m., New York City time, on the expiration date, in the form of The Depository Trust Company’s notice of withdrawal and you must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. Shares can be properly withdrawn only if the exchange agent receives a withdrawal notice directly from the relevant institution that tendered the shares through the Depository Trust Company. See “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined.”

Q: Will I be subject to U.S. federal income tax on the shares of Splitco common stock that I receive in this exchange offer or on the shares of Leidos common stock that I receive in the Merger?

A: Stockholders of Lockheed Martin generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of this exchange offer or the Merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares, if any, of Leidos common stock received in the Merger. The material U.S. federal income tax consequences of the exchange offer and the Merger are described in more detail under “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger.”

Q: Are there any material differences between the rights of Lockheed Martin stockholders and Leidos stockholders?

A: Yes. Lockheed Martin is a Maryland corporation and Leidos is a Delaware corporation, and each is subject to different laws and organizational documents. Lockheed Martin stockholders, whose rights are currently governed by Lockheed Martin’s organizational documents and Maryland law, will, with respect to shares validly tendered and exchanged immediately following this exchange offer, become stockholders of Leidos and their rights will be governed by Leidos’ organizational documents and Delaware law. The material differences between the rights associated with shares of Lockheed Martin common stock and shares of Leidos common stock that may affect Lockheed Martin stockholders whose shares are accepted for exchange in this exchange offer and who will obtain shares of Leidos common stock in the Merger relate to, among other things, anti-takeover provisions of the applicable state corporation law and the charters of Lockheed Martin and Leidos, removal of directors, amendment of bylaws and limitations of liability of directors and officers. For a further discussion of the material differences between the rights of Lockheed Martin stockholders and Leidos stockholders, see “Comparison of Rights of Lockheed Martin Stockholders and Leidos Stockholders.”

Q: Are there any appraisal rights for Lockheed Martin stockholders?

A: No. There are no appraisal rights available to Lockheed Martin stockholders in connection with this exchange offer, and no appraisal rights will be available in the Merger.

Q: What will Lockheed Martin do with the shares of Lockheed Martin common stock that are tendered, and what is the impact of the exchange offer on Lockheed Martin’s share count?

A: The shares of Lockheed Martin common stock that are tendered and accepted for exchange in the exchange offer will become authorized but unissued shares of Lockheed Martin common stock. Any shares of Lockheed

Martin common stock acquired by Lockheed Martin in the exchange offer will reduce the total number of shares of Lockheed Martin common stock outstanding, although Lockheed Martin’s actual number of shares outstanding on a given date reflects a variety of factors, such as share repurchases, equity incentive awards and option exercises.

Q: Who do I contact for information regarding this exchange offer?

A: You may call the information agent, Georgeson LLC, at (866) 482-4931, to ask any questions about this exchange offer or to request additional documents, including copies of this document and the letter of transmittal (including the instructions thereto). Alternatively, you may contact the information agent at the following e-mail address: LockheedMartinExchange@georgeson.com.

Questions and Answers About the Transactions

Q: What are the key steps of the Transactions?

A: Below is a summary of the key steps of the Transactions. A step-by-step description of material events relating to the Transactions is set forth under “The Transactions.”

•	Lockheed Martin will transfer the Splitco Business to Splitco following the Internal Reorganization.

•

In connection with the transfer of the Splitco Business to Splitco, Splitco will issue to Lockheed Martin additional shares of Splitco common stock. Following this issuance, subject to adjustment in accordance with the Merger Agreement, Lockheed Martin will own 76,958,918 shares of Splitco common stock, which will constitute all of the outstanding stock of Splitco. In addition, Splitco will incur new indebtedness in an aggregate principal amount of approximately $1,841,450,000. Splitco will use a portion of the proceeds of this loan to pay to Lockheed Martin the Splitco Special Cash Payment in connection with the transfer of the Splitco Business to Splitco. Splitco will use the balance to pay certain fees and expenses related to such indebtedness.

•

Lockheed Martin will offer to Lockheed Martin stockholders the right to exchange all or a portion of their shares of Lockheed Martin common stock for shares of Splitco common stock at a 10 percent discount, calculated as set forth in this document, to the equivalent per-share value of Leidos common stock based on the conversion in the Merger of each share of Splitco common stock into one share of Leidos common stock. If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed.

•

Prior to the closing of the Merger, the Leidos Borrower will incur new indebtedness in the form of a $690,000,000 Term Loan A Facility and a $750,000,000 Revolving Credit Facility. The proceeds of the Term Loan A Facility and up to $50,000,000 of borrowings under the Revolving Credit Facility, together with cash on hand at Leidos (which shall not exceed $500,000,000), will be used to pay the Leidos Special Dividend, and additional proceeds of borrowings under the Revolving Credit Facility will be used to (i) repay in full all outstanding indebtedness for borrowed money of Splitco (if any) (other than the debt incurred by Splitco described above), (ii) repay in full all indebtedness, and terminate all commitments, under the Amended and Restated Four Year Credit Agreement, dated as of March 11, 2011, among Leidos, as borrower, Leidos, Inc., as guarantor, and Citibank, N.A., as administrative agent, the lenders, other agents and other parties party thereto from time to time and (iii) pay the fees, costs and expenses associated therewith.

•

Immediately after the Distribution, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Leidos. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” Immediately after the consummation of the Merger, approximately 50.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Splitco (former Lockheed Martin) stockholders and approximately 49.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Leidos stockholders on a fully diluted basis.

Q: What will Leidos stockholders receive in connection with the Merger?

A: Prior to the Merger, Leidos will declare the Leidos Special Dividend, the payment of which will be conditioned on completion of the Merger. All shares of Leidos common stock issued and outstanding immediately before the Merger will remain issued and outstanding immediately after the consummation of the Merger. Immediately after consummation of the Merger, approximately 49.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Leidos stockholders on a fully diluted basis.

Leidos stockholders will not receive separate merger consideration as part of the Merger and no additional shares of Leidos common stock will be issued to Leidos stockholders pursuant to the Merger. Leidos stockholders will receive the commercial benefit of owning an equity interest in Splitco, which will include the Splitco Business as it exists following consummation of the Separation Agreement with Lockheed Martin and payment of the Splitco Special Cash Payment to Lockheed Martin. Leidos stockholders will thus hold an interest in a company with expanded opportunities in the government services industry, additional expertise in information technology operations, financial and HR enterprise resource planning (ERP) outsourcing, data center consolidation and facilities management, and enhanced EBITDA margins and revenue growth opportunities. See “Leidos’ Reasons for the Transactions.”

As a result of the Merger, Leidos stockholders’ ownership of Leidos common stock will also mean that they own an interest in a company with increased levels of indebtedness. In connection with the Merger, Leidos will incur new indebtedness of $690,000,000 in the form of a term loan facility and a new revolving credit facility, which is expected to have $750,000,000 of unused availability immediately following consummation of the transactions. In addition, Leidos will guarantee the indebtedness that Splitco will incur in connection with the Transactions, consisting of up to $1,841,450,000 in the form of 3-year Term Loan A Facility in an aggregate principal amount of up to $400,000,000, a 5-year Term Loan A Facility in an aggregate principal amount of up to $310,000,000 and a 7-year Term Loan B Facility in an aggregate principal amount of up to approximately $1,131,450,000. See “Debt Financing.”

Q: What are the material U.S. federal income tax consequences to Leidos and its stockholders resulting from the Transactions?

A: Leidos will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger. Because Leidos stockholders will not participate in the Distribution or the Merger, Leidos stockholders generally will not recognize gain or loss upon either the Distribution (including this exchange offer) or the Merger. The material U.S. federal income tax consequences of the Distribution and the Merger are described in more detail in “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger.”

Q: What is the estimated total value of the consideration to be paid by Leidos in the Transactions?

A: Subject to adjustment under certain circumstances as set forth in the Merger Agreement, Leidos will issue 76,958,918 shares of Leidos common stock in the Merger. Based upon the reported closing sale price of $50.59 per share for Leidos common stock on the NYSE on July 8, 2016, and after taking into account the Leidos

Special Dividend of $13.64 per share, the total value of the shares to be issued by Leidos and the cash to be received by Lockheed Martin in the Transactions would have been approximately $4,644 million. The actual value of the Leidos common stock to be issued in the Merger will depend on the market price of shares of Leidos common stock at the time of the Merger.

Q: Are there possible adverse effects on the value of Leidos common stock ultimately to be received by Lockheed Martin stockholders who participate in the exchange offer?

A: This exchange offer is designed to permit Lockheed Martin stockholders to exchange their shares of Lockheed Martin common stock for a number of shares of Splitco common stock that corresponds to a 10 percent discount, calculated as set forth in this document, to the equivalent amount of Leidos common stock based on one share of Leidos common stock for each share of Splitco common stock as specified in the Merger Agreement. The existence of a discount, along with the issuance of shares of Leidos common stock pursuant to the Merger, may affect negatively the market price of Leidos common stock. The market price of Leidos common stock also will be affected by the performance of the Splitco Business and other risks associated with the Transactions. This risk and other risk factors associated with the Transactions are described in more detail in the section of this document entitled “Risk Factors.”

Q: How will the Transactions impact the future liquidity and capital resources of Leidos?

A: Leidos will incur indebtedness of $690,000,000 in connection with the Transactions in the form of a term loan facility and will also enter into a new revolving credit facility which is expected to have $750,000,000 of unused availability immediately after consummation of the Transactions (the “Leidos Debt Financing”).

Splitco will incur new indebtedness of up to $1,841,450,000 in connection with the Transactions in the form of 3-year Term Loan A Facility in an aggregate principal amount of up to $400,000,000, a 5-year Term Loan A Facility in an aggregate principal amount of up to $310,000,000 and a 7-year Term Loan B Facility in an aggregate principal amount of up to approximately $1,131,450,000 (the “Splitco Debt Financing”; and together with the Leidos Debt Financing, the “Debt Financings”).

The Debt Financings could materially and adversely affect the liquidity, results of operations and financial condition of Leidos. Leidos also expects to incur significant one-time costs in connection with the Transactions, which may have an adverse impact on Leidos’ liquidity, cash flows and operating results in the periods in which they are incurred. Finally, Leidos management will be required to devote a significant amount of time and attention to the process of integrating the operations of Leidos’ business and the Splitco Business. If Leidos management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, Leidos’ business could suffer and its stock price may decline. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.

Upon the consummation of the Transactions, the Leidos Debt Financing is expected to be guaranteed by Splitco and the Splitco Debt Financing is expected to be guaranteed by Leidos and its subsidiaries.

Q: How do the Transactions impact Leidos’ dividend policy?

A: In connection with the Transactions, prior to the consummation of the Merger and subject to applicable law, Leidos shall declare the Leidos Special Dividend, the payment of which will be conditioned on completion of the Transactions. The Leidos Special Dividend will be funded by a combination of new borrowings and cash on hand. With the exception of the payment of the Leidos Special Dividend, the Transactions are not expected to affect Leidos’ dividend policy. See “Historical Per Share Data, Market Price and Dividend Data—Leidos Dividend Policy” for a further discussion of Leidos’ current dividend policy.

Q: What will Lockheed Martin receive in the Transactions?

A: Immediately prior to the Distribution and in connection with the transfer of the Splitco Business to Splitco, Lockheed Martin will receive the Splitco Special Cash Payment, the proceeds of which will be used to pay dividends, repurchase its stock or retire outstanding indebtedness.

Q. What will Lockheed Martin stockholders receive in the Transactions?

A. In the exchange offer, Lockheed Martin will offer to Lockheed Martin stockholders the right to exchange all or a portion of their shares of Lockheed Martin common stock for shares of Splitco common stock at a 10 percent discount, calculated as set forth in this document, to the per-share value of Leidos common stock based on one share of Leidos common stock for each share of Splitco common stock as specified in the Merger Agreement, subject to proration in the event of oversubscription. In all cases, the exchange agent will hold all issued and outstanding shares of Splitco common stock as agent until the shares of Splitco common stock are converted into the right to receive shares of Leidos common stock in the Merger. Lockheed Martin stockholders will not be able to trade shares of Splitco common stock during this period or at any time before or after the consummation of the Merger. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock owned by Lockheed Martin on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of this exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed.

Q: Are there any conditions to the consummation of the Transactions?

A: Yes. The consummation of the Transactions is subject to a number of conditions, including:

•	the approval by Leidos’ stockholders of the Share Issuance;

•	the termination or expiration of the waiting period under the HSR Act (which period has expired), and the receipt of any governmental approvals required under the antitrust laws in the United Kingdom;

•	the approval for listing on the NYSE of the shares of Leidos common stock to be issued in the Merger;

•

the effectiveness under the Securities Act of Splitco’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-210797) and Leidos’ registration statement on Form S-4 (Reg. No. 333-210796), and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

•	the receipt of the Lockheed Martin Tax Opinions by Lockheed Martin and the receipt of the Leidos Tax Opinion by Leidos;

•	the receipt by Lockheed Martin, Splitco and Leidos of customary solvency opinions;

•	the incurrence of debt by Splitco pursuant to the Splitco Credit Facility;

•	the receipt of the Splitco Special Cash Payment by Lockheed Martin;

•	the completion of the various transaction steps contemplated by the Merger Agreement and the Separation Agreement, including the Separation and the Distribution; and

•	other customary conditions.

To the extent permitted by applicable law, Lockheed Martin and Splitco, on the one hand, and Leidos and Merger Sub, on the other hand, may waive the satisfaction of the conditions to their respective obligations to consummate the Transactions. In addition, the waiver by Lockheed Martin or Splitco of conditions to their respective obligations under the Separation Agreement requires the consent of Leidos. If Leidos waives the satisfaction of a material condition to the consummation of the Transactions, Leidos will evaluate the facts and circumstances at that time and re-solicit stockholder approval of the issuance of shares of Leidos common stock in the Merger if required to do so by law or the rules of the NYSE.

This document describes these conditions in more detail under “The Merger Agreement—Conditions to the Merger.”

Q: When will the Transactions be completed?

A: The Transactions are expected to be completed in the third or fourth quarter of 2016. However, it is possible that the Transactions could be completed at a later time or not at all, and the Merger Agreement provides that Lockheed Martin or Leidos may terminate the Merger Agreement if the Merger is not consummated on or before January 25, 2017. For a discussion of the conditions to consummate of the Transactions and the circumstances under which the Merger Agreement may be terminated by the parties, see “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Termination,” respectively.

Q: Are there risks associated with the Transactions?

A: Yes. The material risks and uncertainties associated with the Transactions are discussed in the section of this document entitled “Risk Factors” and the section of this document entitled “Cautionary Statement on Forward-Looking Statements.” Those risks include, among others, the possibility that the Transactions may not be completed or may not achieve the intended benefits, the possibility that Leidos may fail to realize the anticipated benefits of the Merger and the value of any Leidos common stock to be received in the Transactions, the uncertainty that Leidos will be able to integrate the Splitco Business successfully, the possibility that Leidos may be unable to provide benefits and services or access to equivalent financial strength and resources to the Splitco Business that historically have been provided by Lockheed Martin, the possibility that the Transactions may be treated by the IRS as taxable to Lockheed Martin and/or Lockheed Martin stockholders, the additional long-term indebtedness and liabilities that Leidos and its subsidiaries will have following consummation of the Transactions and the substantial dilution to the ownership interest of current Leidos stockholders following consummation of the Merger resulting from the Transactions.

Q: What stockholder approvals are needed in connection with the Transactions?

A: Leidos cannot complete the Transactions unless the proposal relating to the Share Issuance is approved by the affirmative vote of a majority of votes cast by Leidos stockholders on the proposal at the 2016 annual meeting.

Q: Where will the Leidos shares to be issued in the Merger be listed?

A: Leidos common stock is listed on the NYSE under the symbol “LDOS.” After the consummation of the Transactions, all shares of Leidos common stock issued in the Merger, and all other outstanding shares of Leidos common stock, will continue to be listed on the NYSE and trade under the same symbol.

SUMMARY

The following summary contains certain information described in more detail elsewhere in this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Leidos Holdings, Inc., incorporated in 2005, is a Delaware corporation having its principal executive offices in Reston, VA, and serves as the holding company for its principal operating company, Leidos, Inc., which was formed in 1969. Leidos is a science and technology solutions leader working to address some of the world’s toughest challenges in national security, health and infrastructure. Its approximately 18,000 employees support vital missions for government and commercial customers, develop innovative solutions to drive better outcomes and defend digital and physical infrastructure from “new world” threats.

Lion Merger Co.

c/o Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Lion Merger Co., a Delaware corporation incorporated on January 21, 2016, referred to in this document as Merger Sub, is a direct, wholly-owned subsidiary of Leidos that was organized specifically for the purpose of completing the Merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Lockheed Martin Corporation, is a Maryland corporation formed in 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. Lockheed Martin is a global security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. Lockheed Martin also provides a broad range of management, engineering, technical, scientific, logistics and information services. It serves both U.S. and international customers with products and services that have defense, civil and commercial applications, with its principal customers being agencies of the U.S. Government. Lockheed Martin’s main areas of focus are in defense, space, intelligence, homeland security and information technology, including cybersecurity.

Abacus Innovations Corporation

c/o Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Abacus Innovations Corporation, a Delaware corporation incorporated on January 19, 2016, referred to in this document as Splitco, is a direct, wholly-owned subsidiary of Lockheed Martin that was organized specifically for the purpose of effecting the Separation. Splitco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions. Prior to the closing of this exchange offer, Splitco will own, directly and through the Splitco Subsidiaries, the Splitco Business and will incur indebtedness in the Splitco Debt Financing. The “Splitco Business” means the business and operations of Lockheed Martin’s Information Systems & Global Solutions (IS&GS) business segment as it was reported in Lockheed Martin’s Annual Report on Form 10-K for the year ended December  31, 2015, as summarized in the section of this document entitled “Information on the Splitco Business.”

The Transactions

On January 26, 2016, Lockheed Martin and Leidos announced that they, along with Splitco and Merger Sub, had entered into the Merger Agreement, and that Lockheed Martin and Splitco had entered into the Separation Agreement, which together provide for the combination of Leidos’ business and the Splitco Business. In the Transactions, Lockheed Martin will transfer the Splitco Business to Splitco. Prior to the Distribution, Splitco will incur new indebtedness and will pay to Lockheed Martin the Splitco Special Cash Payment.

On the closing date of the Merger, Lockheed Martin will distribute shares of Splitco common stock to its participating stockholders in the exchange offer. If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Leidos common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to Lockheed Martin stockholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

Immediately after the Distribution and on the closing date of the Merger, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Leidos. In the Merger, subject to adjustment in accordance with the Merger Agreement, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

Subject to adjustment under certain circumstances as set forth in the Merger Agreement, Leidos will issue 76,958,918 shares of Leidos common stock in the Merger. Based upon the reported closing sale price of $50.59 per share for Leidos common stock on the NYSE on July 8, 2016, and after taking into account the Leidos Special Dividend of $13.64 per share, the total value of the shares to be issued by Leidos and the cash expected to be received by Lockheed Martin in the Transactions would have been approximately $4,644 million. The actual value of the Leidos common stock to be issued in the Merger will depend on the market price of shares of Leidos common stock at the time of the Merger.

After the Merger, Leidos will own and operate the Splitco Business through Splitco, which will be Leidos’ wholly-owned subsidiary, and will also continue its current businesses. All shares of Leidos common stock, including those issued in the Merger, will be listed on the NYSE under Leidos’ current trading symbol “LDOS.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1 Separation

Lockheed Martin will transfer the Splitco Business to Splitco following the Internal Reorganization.

Step 2 Issuance of Splitco Common Stock to Lockheed Martin, Incurrence of Splitco Debt and Splitco Cash Payment

In connection with the transfer of the Splitco Business to Splitco, Splitco will issue to Lockheed Martin additional shares of Splitco common stock. Following this issuance, subject to adjustment in accordance with the Merger Agreement, Lockheed Martin will own 76,958,918 shares of Splitco common stock, which will constitute all of the outstanding stock of Splitco. In addition, Splitco will incur new indebtedness in an aggregate principal amount of approximately $1,841,450,000. Splitco will use a portion of the proceeds of this loan to pay to Lockheed Martin the Splitco Special Cash Payment in connection with the transfer of the Splitco Business to Splitco. Splitco will use the balance to pay certain fees and expenses related to such indebtedness.

Step 3 Distribution—Exchange Offer

Lockheed Martin will offer to Lockheed Martin stockholders the right to exchange all or a portion of their shares of Lockheed Martin common stock for shares of Splitco common stock at a 10 percent discount, calculated as set forth in this document, to the equivalent per-share value of Leidos common stock, after giving effect to the amount of the Leidos Special Dividend, based on the conversion in the Merger of each share of Splitco common stock into one share of Leidos common stock. If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed.

Step 4 Incurrence of Leidos Debt

Prior to the closing of the Merger, the Leidos Borrower will incur new indebtedness in the form of a $690,000,000 Term Loan A Facility and a $750,000,000 Revolving Credit Facility. The proceeds of the Term Loan A Facility and up to $50,000,000 of borrowings under the Revolving Credit Facility, together with cash on hand at Leidos (which shall not exceed $500,000,000), will be used to pay the Leidos Special Dividend, and additional proceeds of borrowings under the Revolving Credit Facility will be used to (i) repay in full all outstanding indebtedness for borrowed money of Splitco (if any) (other than the debt incurred by Splitco described above in Step 2), (ii) repay in full all indebtedness, and terminate all commitments, under the Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, among Leidos, as borrower, Leidos, Inc., as guarantor, and Citibank, N.A., as administrative agent, the lenders, other agents and other parties party thereto from time to time and (iii) pay the fees, costs and expenses associated therewith.

Step 5 Merger

Immediately after the Distribution, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Leidos. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” Immediately after the consummation of the Merger, approximately 50.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Splitco (former Lockheed Martin) stockholders and approximately 49.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Leidos stockholders on a fully diluted basis.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structures, the corporate structures immediately following the Separation and the Distribution but before the Merger and the corporate structures immediately following the consummation of the Merger.

After completion of all of the steps described above, Leidos’ wholly-owned subsidiary, Splitco, will hold the Splitco Business directly and through its subsidiaries and will continue as the obligor under the new indebtedness to be incurred by Splitco on or about the date of the Distribution, which, after the consummation of the Merger, is expected to be guaranteed by Leidos.

In connection with the Transactions, on the date of the Distribution, Lockheed Martin or its subsidiaries and Splitco or the Splitco Subsidiaries will enter into the Additional Agreements relating to, among other things, intellectual property, real property, shared contracts, supply arrangements, contract novation and transition services. See “Other Agreements—Additional Agreements.”

Number of Shares of Splitco Common Stock to Be Distributed to Lockheed Martin Stockholders

Lockheed Martin is offering to exchange all issued and outstanding shares of Splitco common stock for shares of Lockheed Martin common stock validly tendered and not properly withdrawn. Subject to adjustment pursuant to the Merger Agreement, 76,958,918 shares of Splitco common stock will be issued and outstanding and held by Lockheed Martin immediately prior to the Distribution. Accordingly, subject to such adjustment, the total number of shares of Splitco common stock to be exchanged for shares of Lockheed Martin common stock in this exchange offer will be equal to 76,958,918 shares.

Terms of this Exchange Offer

Lockheed Martin is offering to exchange all issued and outstanding shares of Splitco common stock for shares of Lockheed Martin common stock. You may tender all, some or none of your shares of Lockheed Martin common stock. This document and related documents are being sent to persons who directly held shares of Lockheed Martin common stock on or about July 7, 2016, and brokers, banks and similar persons whose names or the names of whose nominees appear on Lockheed Martin’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Lockheed Martin common stock. Participants in the Lockheed Martin Savings Plans and the Sandia Savings Plan who have holdings in the ESOP Fund, the LM Plan Company Stock Fund or the Sandia Plan Company Stock Fund will receive information from the trustee or the independent fiduciary, as applicable.

Lockheed Martin common stock validly tendered and not properly withdrawn will be accepted for exchange on the terms and conditions of this exchange offer and subject to the limitations described below, including the proration provisions. See “This Exchange Offer—Terms of this Exchange Offer.” Lockheed Martin will promptly return any shares of Lockheed Martin common stock that are not accepted for exchange following the expiration of this exchange offer and the determination of the final proration factor, if any, described in the section of this document entitled “This Exchange Offer—Terms of this Exchange Offer.”

For the purposes of illustration, the table below indicates the number of shares of Splitco common stock that you would receive per share of Lockheed Martin common stock validly tendered and accepted in this exchange offer, calculated on the basis described in the section of this document entitled “This Exchange Offer—Terms of this Exchange Offer” and taking into account the upper limit, assuming a range of averages of the Daily VWAP of Lockheed Martin common stock and Leidos common stock on the Valuation Dates. The first row of the table below shows the indicative calculated per-share values of Lockheed Martin common stock and Splitco common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on July 8, 2016, based on the Daily VWAPs of Lockheed Martin common stock and Leidos common stock on July 6, 2016, July 7, 2016 and July 8, 2016. In the case of Splitco common stock, the value will be reduced by $13.64 per share, which equals the per-share amount of the Leidos Special Dividend. The table also shows the effects of a five percent increase or decrease in either or both the calculated per-share values of Lockheed Martin common stock and Leidos common stock (before adjustment for the Leidos Special Dividend) based on changes relative to the values as of July 8, 2016.

Lockheed Martin common stock	Leidos common stock	Calculated per- share value of Lockheed Martin common stock	Calculated per- share value of Splitco common stock (1)	Shares of Splitco common stock to be received per Lockheed Martin common stock tendered		Calculated Value Ratio (2)	Maximum number of shares of Lockheed Martin common stock accepted in exchange offer
As of July 8, 2016	As of July 8, 2016	$250.2189	$35.7420	7.7786		1.11	9,893,672
Down 5%	Up 5%	$237.7080	$38.2111	6.9121		1.11	11,133,942
Down 5%	Unchanged	$237.7080	$35.7420	7.3896		1.11	10,414,490
Down 5%	Down 5%	$237.7080	$33.2729	7.9380		1.11	9,695,001
Unchanged	Up 5%	$250.2189	$38.2111	7.2759		1.11	10,577,237
Unchanged	Down 5%	$250.2189	$33.2729	8.2136	(3)	1.09	9,369,694
Up 5%	Up 5%	$262.7298	$38.2111	7.6397		1.11	10,073,552
Up 5%	Unchanged	$262.7298	$35.7420	8.1675		1.11	9,422,579
Up 5%	Down 5%	$262.7298	$33.2729	8.2136	(4)	1.04	9,369,694

(1)	The calculated per-share value of Splitco common stock for purposes of this exchange offer will equal the simple arithmetic average of the Daily VWAP of Leidos common stock on the NYSE on each of the Valuation Dates, minus $13.64 per share, which equals the per-share amount of the Leidos Special Dividend.

(2)	The Calculated Value Ratio equals (i) the calculated per-share value of Splitco common stock multiplied by the exchange ratio, divided by (ii) the calculated per-share value of Lockheed Martin common stock.
(3)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been 8.3558 shares of Splitco common stock per share of Lockheed Martin common stock validly tendered and accepted in this exchange offer. In this scenario, Lockheed Martin would announce that the upper limit on the number of shares that can be received for each share of Lockheed Martin common stock tendered is in effect at the expiration of the exchange offer period no later than 9:00 a.m., New York City time, on the second trading day prior to the expiration date and that the exchange ratio would be fixed at the upper limit.
(4)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been 8.7736 shares of Splitco common stock per share of Lockheed Martin common stock validly tendered and accepted in this exchange offer. In this scenario, Lockheed Martin would announce that the upper limit on the number of shares that can be received for each share of Lockheed Martin common stock tendered is in effect at the expiration of the exchange offer period no later than 9:00 a.m., New York City time, on the second trading day prior to the expiration date and that the exchange ratio would be fixed at the upper limit.

During the three-month period of April 9, 2016 through July 8, 2016, the highest closing price of Lockheed Martin common stock on the NYSE was $251.90 and the lowest closing price of Leidos common stock on the NYSE was $45.71 (or $32.07 after deducting the amount of the Leidos Special Dividend). If the calculated per-share values of Lockheed Martin common stock and Splitco common stock were calculated based on these closing prices and after giving effect to the amount of the Leidos Special Dividend, you would receive only the upper limit of 8.2136 shares of Splitco common stock for each share of Lockheed Martin common stock tendered, and the value of such shares of Splitco common stock, based on the Leidos common stock price, would have been greater than the value of Lockheed Martin common stock accepted for exchange (approximately $105 of Splitco common stock for each $100 in value of Lockheed Martin common stock accepted for exchange), but would represent less than the 10 percent discount in value contemplated at the inception of this exchange offer.

Extension; Amendment; Termination

This exchange offer, and your withdrawal rights, will expire at 8:00 a.m., New York City time, on August 16, 2016, unless Lockheed Martin extends this exchange offer. You must tender your shares of Lockheed Martin common stock prior to this time if you want to participate in this exchange offer. Lockheed Martin may extend, amend or terminate this exchange offer as described in this document.

Conditions for Consummation of this Exchange Offer

Lockheed Martin’s obligation to exchange shares of Splitco common stock for shares of Lockheed Martin common stock is subject to the conditions listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer,” including the satisfaction of conditions to the Transactions and other conditions. These conditions include:

•	the approval by Leidos’ stockholders of the Share Issuance;

•	the termination or expiration of the waiting period under the HSR Act (which period has expired), and the receipt of any governmental approvals required under the antitrust laws in the United Kingdom;

•	the approval for listing on the NYSE of the shares of Leidos common stock to be issued in the Merger;

•

the effectiveness under the Securities Act of Splitco’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-210797) and Leidos’ registration statement on Form S-4 (Reg. No. 333-210796), and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

•	the receipt of the Lockheed Martin Tax Opinions by Lockheed Martin and the receipt of the Leidos Tax Opinion by Leidos;

•	the receipt by Lockheed Martin, Splitco and Leidos of customary solvency opinions;

•	the incurrence of debt by Splitco pursuant to the Splitco Credit Facility;

•	the receipt of the Splitco Special Cash Payment by Lockheed Martin;

•	the completion of the various transaction steps contemplated by the Merger Agreement and the Separation Agreement, including the Separation and the Distribution; and

•	other customary conditions.

For a description of the material conditions precedent to the Transactions, see “The Merger Agreement—Conditions to the Merger.”

Lockheed Martin may waive any of the conditions to this exchange offer prior to the expiration of this exchange offer. Leidos has no right to waive any of the conditions to this exchange offer, provided that the ability of Lockheed Martin to waive certain conditions, including certain conditions relating to the Merger Agreement, may require the consent of Leidos.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Lockheed Martin Common Stock

If, upon the expiration of this exchange offer, Lockheed Martin stockholders have validly tendered and not properly withdrawn more shares of Lockheed Martin common stock than Lockheed Martin is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Splitco common stock owned by Lockheed Martin), Lockheed Martin will accept for exchange the shares of Lockheed Martin common stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of Lockheed Martin common stock to be accepted bears to the total number of shares of Lockheed Martin common stock validly tendered and not properly withdrawn (calculated to six decimal points), and subject to any adjustment necessary to ensure the exchange of all shares of Splitco common stock owned by Lockheed Martin, except for tenders of odd-lots, as described below.

Lockheed Martin will announce the preliminary proration factor at www.edocumentview.com/LockheedMartinExchange, through the toll-free number maintained by the information agent listed on the back cover of this document and by press release as promptly as practicable after the expiration date. Upon determining the number of shares of Lockheed Martin common stock validly tendered for exchange, Lockheed Martin will announce the final results, including the final proration factor.

Beneficial holders of “odd-lots” – that is, fewer than 100 shares of Lockheed Martin common stock, whether held in registered form or through a broker or other nominee – who validly tender all of their shares and request preferential treatment will not be subject to proration if this exchange offer is oversubscribed. Beneficial holders of 100 or more shares of Lockheed Martin common stock are not eligible for the foregoing “odd-lots” preference.

In the case of Lockheed Martin stockholders who hold their odd-lot shares in registered form, you can elect not to be subject to proration by completing the box in the applicable letter of transmittal entitled “Odd-Lot Shares.” If your odd-lot shares are held by a broker or other nominee for your account, you can contact the broker or nominee and request this preferential treatment. All of your odd-lot shares will be accepted for exchange without proration if Lockheed Martin completes this exchange offer. The foregoing “odd-lots” preference does not apply to shares of Lockheed Martin common stock held in the ESOP Fund or the LM Plan Company Stock Fund under the Lockheed Martin Savings Plans or the Sandia Plan Company Stock Fund under the Sandia Savings Plan. Thus, if a participant in a Lockheed Martin Savings Plan tenders all of his or her shares of Lockheed Martin common stock (or if the independent fiduciary for the Sandia Savings Plan tenders shares of Lockheed Martin common stock) held under the plan, those shares will be subject to proration even if the participant holds units under the plan representing fewer than 100 shares.

Fractional Shares

Upon the consummation of this exchange offer, the exchange agent will hold the shares of Splitco common stock as agent for the Lockheed Martin stockholders who validly tendered their shares and, in case of a pro rata distribution, for the holders of record of Lockheed Martin common stock for the pro rata distribution. Immediately following the consummation of this exchange offer, Merger Sub will be merged with and into Splitco, with Splitco surviving the Merger and becoming a wholly-owned subsidiary of Leidos. Each issued and outstanding share of Splitco common stock will be converted in the Merger into the right to receive one share of Leidos common stock. In the conversion, no fractional shares of Leidos common stock will be delivered to Splitco stockholders. All fractional shares of Leidos common stock that any Splitco stockholder otherwise would be entitled to receive as a result of the Merger will be aggregated by the exchange agent on behalf of Leidos. The exchange agent will cause the whole shares obtained thereby to be sold on behalf of the Splitco stockholders that otherwise would be entitled to receive such fractional shares of Leidos common stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices as soon as practicable after the Merger and, in any case, no later than five business days after the Merger. The exchange agent then will make available the net proceeds thereof, after deducting any required brokerage or similar charges, commissions and transfer taxes, on a pro rata basis, without interest, but subject to any required withholding taxes, as soon as practicable to the Splitco stockholders that otherwise would be entitled to receive such fractional shares of Leidos common stock in the Merger.

Procedures for Tendering

For you to validly tender your shares of Lockheed Martin common stock pursuant to this exchange offer, prior to the expiration of this exchange offer:

•

If you hold certificates representing shares of Lockheed Martin common stock, or if your shares of Lockheed Martin common stock are held in book-entry via DRS, or in uncertificated form as CDI Shares, you must deliver to the exchange agent at the address listed on the letter of transmittal for Lockheed Martin common stock a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document) along with any required signature guarantees and any other required documents, and in the case of shares held in certificated form, the certificates representing the shares of Lockheed Martin common stock tendered.

•

If you hold shares of Lockheed Martin common stock through a broker, you should receive instructions from your broker on how to participate in this exchange offer. In this situation, do not complete a letter of transmittal to tender your Lockheed Martin common stock. Please contact your broker directly if you have not yet received instructions. Some financial institutions also may effect tenders by book-entry transfer through The Depository Trust Company.

•

If you hold units of the ESOP Fund or the LM Plan Company Stock Fund under the Lockheed Martin Savings Plans, you should receive instructions from Computershare on behalf of the trustee of the Lockheed Martin Savings Plans via letter or email (as permitted by the Lockheed Martin Savings Plans) informing you how to make an election. In this situation, do not complete a letter of transmittal to tender your shares of Lockheed Martin common stock attributable to such units. You should instead follow Computershare’s instructions for making an election. Please contact the toll-free plan information line in your summary plan description to speak with a customer service associate if you have any questions.

•

If you hold units of the Sandia Plan Company Stock Fund under the Sandia Savings Plan, the Sandia Savings Plan independent fiduciary, via letter or email (as permitted by the Sandia Savings Plan) will inform you whether the independent fiduciary has elected to participate in the exchange offer on behalf of the Sandia Savings Plan. Do not complete a letter of transmittal to tender your shares of Lockheed

Martin common stock attributable to such units. Please contact the toll-free plan information line in your summary plan description to speak with a customer service associate if you have any questions.

Delivery of Shares of Splitco Common Stock

Upon the consummation of this exchange offer, Lockheed Martin will deliver to the exchange agent a global certificate representing all of the Splitco common stock being distributed in this exchange offer, with irrevocable instructions to hold the shares of Splitco common stock as agent for the holders of shares of Lockheed Martin common stock validly tendered and not withdrawn in this exchange offer and, in the case of a pro rata distribution, Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of this exchange offer. Leidos will deposit in a reserve account with its transfer agent for the benefit of persons who received shares of Splitco common stock in this exchange offer book-entry authorizations representing shares of Leidos common stock, with irrevocable instructions to hold the shares of Leidos common stock in trust for the Splitco stockholders. Shares of Leidos common stock will be delivered promptly following the expiration of this exchange offer, the acceptance of Lockheed Martin common stock for exchange, the determination of the final proration factor, if any, and the effectiveness of the Merger, pursuant to the procedures determined by the exchange agent and Leidos’ transfer agent. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of Lockheed Martin Common Stock.”

Withdrawal Rights

You may withdraw your tendered shares of Lockheed Martin common stock at any time prior to the expiration of this exchange offer by following the procedures described herein. If you change your mind again, you may re-tender your Lockheed Martin common stock by once again following the exchange offer procedures prior to the expiration of this exchange offer.

If you hold units of the ESOP Fund and/or the LM Plan Company Stock Fund in a Lockheed Martin Savings Plan account and you wish to withdraw shares attributable to the units that you have tendered, you must withdraw such shares by the deadline set forth in the trustee’s instructions, as applicable, and it is possible that such deadline may occur before the final exchange ratio has been determined. You should refer to the procedures and deadlines set forth in the trustee’s informational materials provided to you. If you hold units of the ESOP Fund and/or the LM Plan Company Stock Fund in a Lockheed Martin Savings Plan, the trustee must deliver the notice of withdrawal with respect to any shares you wish to be withdrawn, and you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent. If you hold units of the Sandia Plan Company Stock Fund in a Sandia Savings Plan account, the independent fiduciary will determine whether to withdraw shares attributable to the units that it tendered, if any, after the exchange ratio has been determined by the deadline for withdrawals described in this document.

Distribution of Any Shares of Splitco Common Stock Remaining After this Exchange Offer

If this exchange offer is consummated but fewer than all of the issued and outstanding shares of Splitco common stock are exchanged because the exchange offer is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of this exchange offer. The record date for the pro rata distribution, if any, will be announced by Lockheed Martin. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed.

If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Leidos common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to Lockheed Martin stockholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

If this exchange offer is terminated by Lockheed Martin without the exchange of shares, but the conditions for the consummation of the Transactions have otherwise been satisfied, Lockheed Martin intends to distribute all shares of Splitco common stock owned by Lockheed Martin on a pro rata basis to Lockheed Martin stockholders with a record date to be announced by Lockheed Martin.

Legal Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Lockheed Martin common stock, Splitco common stock or Leidos common stock in any jurisdiction in which the offer, sale or exchange is not permitted. It will not be possible to trade the shares of Splitco common stock after the consummation of this exchange offer and prior to the consummation of the Merger or during any other period. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Lockheed Martin, Splitco or Leidos have taken any action under non-U.S. regulations to facilitate a public offer to exchange shares of Lockheed Martin common stock, Splitco common stock or Leidos common stock outside the United States. Accordingly, the ability of any non-U.S. person or any U.S. person residing outside of the United States to tender shares of Lockheed Martin common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country or country of residence, as applicable, that would permit the person to participate in the exchange offer without the need for Lockheed Martin, Leidos or Splitco to take any action to facilitate a public offering in that country. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders and U.S. stockholders residing outside of the United States should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries or countries of residence, as applicable, and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Lockheed Martin common stock, Splitco common stock or Leidos common stock that may apply in such countries. Lockheed Martin, Leidos and Splitco cannot provide any assurance about whether such limitations may exist. See “This Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Risk Factors

In deciding whether to tender your shares of Lockheed Martin common stock in this exchange offer, you should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this document and the other documents to which you have been referred.

Opinion of Leidos’ Financial Advisor

Leidos has retained Citigroup Global Markets Inc., referred to as Citi, as its financial advisor in connection with the proposed Merger. In connection with this engagement, Citi delivered a written opinion, dated January 25, 2016, to the Leidos Board as to the fairness, from a financial point of view and as of the date of the opinion, to

Leidos of the exchange ratio provided for pursuant to the Merger Agreement. For purposes of Citi’s financial analyses and opinion, the term “exchange ratio” means, after giving effect to the Distribution and certain related transactions contemplated by the Separation Agreement, 1.020202 (which represents the number of shares of Leidos common stock to be issued in the Merger, divided by the number of fully diluted shares of Leidos common stock as of the date of Citi’s opinion). The description of Citi’s opinion, dated January 25, 2016, to the Leidos Board set forth below is qualified in its entirety by reference to the full text of such opinion. Citi’s opinion was provided for the information of the Leidos Board (in its capacity as such) in connection with its evaluation of the exchange ratio provided for pursuant to the Merger Agreement from a financial point of view to Leidos and did not address any other terms, aspects or implications of the Merger or any related transactions, including, without limitation, the Distribution relating to the Splitco Business contemplated to be effected prior to consummation of the Merger or any conversion or exchange ratio determined in connection with such Distribution. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Leidos to effect the Merger or related transactions, the relative merits of the Merger or related transactions as compared to any alternative business strategies that might exist for Leidos or the effect of any other transaction in which Leidos might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger, any related transaction or otherwise.

Debt Financing

On January 26, 2016, in connection with their entry into the Merger Agreement, Leidos and Splitco entered into separate commitment letters with the Commitment Parties pursuant to which the Commitment Parties agreed to provide debt financing for the Transactions. Pursuant to, and subject to the terms and conditions of, the Leidos Commitment Letter, the Commitment Parties will provide a new senior secured credit facility to the Leidos Borrower in an aggregate principal amount of up to $1,440,000,000, which is currently expected to consist of a Term Loan A Facility in an aggregate principal amount of up to $690,000,000 and a revolving credit facility in an aggregate principal amount of up to $750,000,000. Pursuant to, and subject to the terms and conditions of, the Splitco Commitment Letter, the Commitment Parties will provide a new senior secured credit facility to Splitco of up to $1,841,450,000, which is currently expected to consist of a three-year Term Loan A Facility in an aggregate principal amount of up to $400,000,000, a five-year Term Loan A Facility in an aggregate principal amount of up to $310,000,000 and a Term Loan B Facility in an aggregate principal amount of up to $1,131,450,000. See “Debt Financing” for further information.

Interests of Leidos’ Directors and Executive Officers in the Transactions

Certain of Leidos’ directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Leidos stockholders generally. The members of the Leidos Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Merger Agreement and the Transactions, including the Merger, and in recommending to Leidos stockholders that they vote to approve the Share Issuance.

Board of Directors and Management of Leidos Following the Transactions

Following the consummation of the exchange offer, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Leidos. Directors of Leidos serving on its board of directors immediately before the consummation of the Merger are expected to continue to serve as directors of Leidos immediately following the closing of the Merger.

In connection with the Transactions and following the consummation of the Merger, the size of the Leidos Board will be increased to include three additional directors to be designated by Lockheed Martin. The Merger

Agreement provides that, thereafter, at the following annual election of directors of Leidos, the Leidos Board will take all actions necessary to include each of the Lockheed Martin designees as nominees for the Leidos Board for election by Leidos stockholders, subject in all events to the fiduciary duties of the Leidos Board, the requirements of the NYSE and all other applicable laws. Following the consummation of the Merger, the executive officers of Leidos immediately prior to the consummation of the Merger are expected to be the executive officers of Leidos immediately following the consummation of the Merger.

Leidos Stockholder Approval

Leidos cannot complete the Transactions unless the proposal relating to the Share Issuance is approved by the affirmative vote of a majority of votes cast on the proposal at the 2016 annual meeting, either in person or by proxy (assuming a quorum is present).

Leidos Stockholders Meeting

Under the terms of the Merger Agreement, Leidos has agreed to call, give notice of, convene and hold an annual meeting of its stockholders for the purpose of, among other things, voting upon the proposal to approve the Share Issuance. The Leidos Board has called an annual meeting of Leidos stockholders to be held on August 8, 2016, for Leidos stockholders of record on June 30, 2016. The definitive proxy statement was mailed to Leidos stockholders on or about July 7, 2016.

As of June 30, 2016, Leidos’ directors and executive officers held 1.61 percent of the shares entitled to vote at Leidos’ 2016 annual meeting of stockholders. As of June 30, 2016, Splitco’s directors, executive officers and their affiliates owned an aggregate of less than one percent shares of Leidos common stock entitled to vote at Leidos’ 2016 annual meeting of stockholders.

Accounting Treatment and Considerations

Accounting Standard Codification 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Leidos, in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	Issuance of equity by Leidos. Leidos expects to issue approximately 77 million shares of Leidos common stock in the Merger.

•

Incurrence of debt by Leidos and Splitco. Approximately $2.531 billion of indebtedness is expected to be incurred under the Facilities (as defined in the section of this document entitled “Debt Financing”). After the Merger, Splitco will be a wholly-owned subsidiary of Leidos, Splitco’s indebtedness is expected to be guaranteed by Leidos and Leidos’ indebtedness incurred to finance the Transactions is expected to be guaranteed by Splitco.

•

The relative voting interests of Leidos stockholders after the consummation of the Transactions. In this case, Lockheed Martin stockholders participating in the exchange offer (and pro rata distribution, if any) are expected to receive approximately 50.5 percent of the equity ownership and associated voting rights in Leidos after the consummation of the Transactions on a fully diluted basis.

•

The composition of the governing body of Leidos after the consummation of the Transactions. The Leidos Board currently consists of 10 directors and will increase following consummation of the Merger in accordance with the terms of the Merger Agreement, which provides that the Leidos Board will cause the number of directors comprising the Leidos Board to be increased to no more than 13 directors and cause three directors designated by Lockheed Martin to be appointed to the Leidos Board to serve until the next annual meeting of the Leidos stockholders.

•

The composition of the senior management of Leidos after the consummation of the Transactions. In this case, Leidos’ executive officers immediately following the Merger are expected to consist of Leidos’ executive officers immediately prior to the Merger.

Leidos management has determined that Leidos will be the accounting acquiror in the Merger based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, Leidos will apply acquisition accounting to the assets and liabilities of Splitco acquired or assumed upon the consummation of the Merger. The historical financial statements of Leidos for periods ended prior to the consummation of the Merger will reflect only the operations and financial condition of Leidos. Subsequent to the consummation of the Merger, the financial statements of Leidos will include the combined operations and financial condition of Leidos and Splitco.

Federal Securities Law Consequences; Resale Restriction

Leidos common stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Lockheed Martin stockholder who may be deemed to be an “affiliate” of Splitco for purposes of Rule 145 under the Securities Act.

No Appraisal or Dissenters’ Rights

None of Leidos, Merger Sub, Lockheed Martin or Splitco stockholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

Material U.S. Federal Income Tax Consequences of the Distribution and the Merger

It is intended that the Distribution, together with certain related transactions, will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code and that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. On the basis that the Distribution and the Merger are so treated, U.S. Holders (as defined in “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger”) of Lockheed Martin common stock generally will not recognize gain or loss for U.S. federal income tax purposes by reason of the Distribution or the Merger, in each case, except for any gain or loss recognized with respect to any cash received in lieu of a fractional share of Leidos common stock.

The consummation of the Distribution, the Merger and the related transactions are conditioned upon the receipt of opinions of tax counsel to the effect that such transactions qualify for their intended tax treatment. An opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Lockheed Martin does not intend to obtain a ruling from the IRS on the tax consequences of the Distribution or the Merger. If the Distribution and/or the Merger fails to qualify for the intended tax treatment, Lockheed Martin and/or its stockholders will be subject to substantial U.S. federal income taxes.

The tax consequences to you of the Distribution and Merger will depend on your particular circumstances. You should read the discussion in the section of this document entitled “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” and consult your own tax advisor for a full understanding of the tax consequences to you of the Distribution and Merger.

SUMMARY HISTORICAL, PRO FORMA AND SUPPLEMENTAL FINANCIAL DATA

The following summary combined financial data of the Splitco Business and summary consolidated financial data of Lockheed Martin and Leidos are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this document. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Splitco Business,” “Where You Can Find More Information; Incorporation by Reference,” “Information on the Splitco Business,” “Information on Lockheed Martin,” “Information on Leidos,” “Selected Historical Financial Data” and “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income.”

Summary Historical Combined Financial Data of the Splitco Business

The following data of the Splitco Business as of March 27, 2016, and for the three months ended March 27, 2016 and March 29, 2015, have been derived from the unaudited combined interim financial statements of the Splitco Business included elsewhere in this document. The following data of the Splitco Business as of December 31, 2015 and 2014, and for the three years in the period ended December 31, 2015, have been derived from the audited combined financial statements of the Splitco Business included elsewhere in this document. The data below as of December 31, 2013 have been derived from the unaudited combined balance sheet of the Splitco Business not included or incorporated by reference in this document. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Splitco Business,” the combined financial statements of the Splitco Business and the notes thereto and the unaudited pro forma combined consolidated financial statements of Leidos and the Splitco Business included elsewhere in this document.

The Splitco Business closes its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as the Splitco Business’ fiscal year ends on December 31.

	As of and for the Three Months Ended		As of and for the Years Ended December 31,
(in millions)	March 27, 2016	March 29, 2015	2015	2014	2013
Combined Statement of Earnings Data:
Revenues	$1,341	$1,393	$5,626	$5,702	$6,158
Earnings before income taxes (a)	83	128	471	438	365
Net earnings (a)	53	84	309	292	246
Less: Net earnings attributable to non-controlling interest	2	1	5	5	6
Net earnings attributable to parent (a)	51	83	304	287	240
Combined Balance Sheet Data:
Total assets (b)	$4,111	*	$4,180	$4,251	$3,829

(a)	Earnings before income taxes, net earnings and net earnings attributable to parent were affected by severance charges of $19 million ($12 million after tax) in the three months ended March 27, 2016; $20 million ($13 million after tax) in 2015; and $45 million ($29 million after tax) in 2013.
(b)	The increase in total assets from 2013 to 2014 was primarily attributable to the acquisitions of Systems Made Simple, Inc., Industrial Defender, Inc. and Beontra AG in 2014.
(*)	Balance sheet data as of March 29, 2015 is not included or incorporated by reference in this document.

Summary Historical Consolidated Financial Data of Lockheed Martin

The following summary historical consolidated financial data of Lockheed Martin as of March 27, 2016, and for the three months ended March 27, 2016 and March 29, 2015, have been derived from Lockheed Martin’s unaudited interim consolidated financial statements incorporated by reference in this document. The following summary historical consolidated financial data of Lockheed Martin as of December 31, 2015 and 2014 and for the three years in the period ending December 31, 2015, have been derived from Lockheed Martin’s audited consolidated financial statements incorporated by reference in this document. The summary historical consolidated financial data of Lockheed Martin as of December 31, 2013 have been derived from Lockheed Martin’s audited consolidated financial statements not included in or incorporated by reference in this document. This information is only a summary and should be read in conjunction with the financial statements of Lockheed Martin and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Lockheed Martin’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2016 and Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2015, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation By Reference.”

Lockheed Martin closes its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as Lockheed Martin’s fiscal year ends on December 31.

	As of and for the Three Months Ended		As of and for the Years Ended December 31,
(in millions, except per share data)	March 27, 2016	March 29, 2015	2015	2014	2013
Operating results
Net sales	$11,702	$10,111	$46,132	$45,600	$45,358
Operating profit (a)(b)	1,297	1,356	5,436	5,592	4,505
Net earnings from continuing operations (a)(b)	794	878	3,605	3,614	2,950
Net earnings (a)(b)	794	878	3,605	3,614	2,981
Net earnings from continuing operations per common share
Basic (a)(b)	2.61	2.78	11.62	11.41	9.19
Diluted (a)(b)	2.58	2.74	11.46	11.21	9.04
Net earnings per common share
Basic (a)(b)	2.61	2.78	11.62	11.41	9.29
Diluted (a)(b)	2.58	2.74	11.46	11.21	9.13
Cash dividends declared per common share	$1.65	$1.50	$6.15	$5.49	$4.78
Balance Sheet
Total assets (c)	$50,158	*	$49,128	$37,046	$36,163
Total debt, net (d)	15,276	*	15,261	6,142	6,127
Total liabilities (b)(d)	46,981	*	46,031	33,646	31,245
Stockholders’ equity (b)	3,177	*	3,097	3,400	4,918

(a)	Operating profit, earnings and earnings per share were affected by severance charges of $99 million ($64 million or $.21 per share, after tax) in the three months ended March 27, 2016; $102 million ($66 million or $.21 per share, after tax) in 2015 and $201 million ($130 million or $.40 per share, after tax) in 2013; a non-cash goodwill impairment charge of $119 million ($107 million or $.33 per share, after tax) in 2014; and a non-cash goodwill impairment charge of $195 million ($176 million or $.54 per share, after tax) in 2013.

(b)	The impact of Lockheed Martin’s postretirement benefit plans can cause its operating profit, net earnings, cash flows and amounts recorded on its Balance Sheets to fluctuate. Accordingly, Lockheed Martin’s earnings were affected by FAS/CAS pension income of $246 million and $119 million in the three months ended March 27, 2016 and March 29, 2015, respectively, and $471 million and $376 million in 2015 and 2014 and expense of $482 million in 2013. Lockheed Martin had $5 million in pension contributions in 2015 (for Sikorsky Aircraft Corporation (“Sikorsky”) plans), as compared to $2.0 billion in 2014 and $2.25 billion in 2013.
(c)	The increase in total assets from 2014 to 2015 was primarily attributable to Lockheed Martin’s acquisition of Sikorsky, a global company primarily engaged in the design, manufacture and support of military and commercial helicopters, from United Technologies Corporation, which resulted in an increase in total assets of $11.7 billion.
(d)	The increase in total debt and total liabilities from 2014 to 2015 was primarily a result of the debt incurred to fund the Sikorsky acquisition, as well as the issuance of debt in February of 2015 for general corporate purposes.
(*)	Balance sheet data as of March 29, 2015 is not included or incorporated by reference in this document.

Summary Historical Consolidated Financial Data of Leidos

The following summary historical consolidated financial data of Leidos as of April 1, 2016, and for the three-month periods ended April 1, 2016 and April 3, 2015, have been derived from Leidos’ unaudited condensed consolidated financial statements, which are incorporated by reference herein from the Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016. The summary historical consolidated financial data of Leidos as of and for the 11-month period ended January 1, 2016, and as of January 30, 2015 and for the years ended January 30, 2015 and January 31, 2014, have been derived from Leidos’ audited consolidated financial statements, which are incorporated by reference herein from the Transition Report on Form 10-K for the 11-month period ended January 1, 2016. The summary historical consolidated financial data of Leidos as of January 31, 2014 have been derived from Leidos’ audited consolidated financial statements which are not included in or incorporated by reference into this document. The summary historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with the financial statements of Leidos and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Leidos’ Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016 and Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation By Reference.”

As indicated in Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, Leidos’ Board of Directors approved the amendment and restatement of Leidos’ bylaws to change Leidos’ year end from the Friday nearest the end of January to the Friday nearest the end of December. As a result of this change, Leidos filed a Transition Report on Form 10-K with the SEC on February 26, 2016, which covers the 11-month period that began on January 31, 2015 and ended on January 1, 2016. This change did not impact Leidos’ prior reported fiscal years (covering a 12-month period), which ended on the Friday nearest the end of January. For example, fiscal 2015 began on February 1, 2014 and ended on January 30, 2015.

	Three Months Ended		11 Months Ended (a)*	12 Months Ended (a)*
(in millions, except per share data)	April 1, 2016	April 3, 2015 (a)	January 1, 2016 (b)*	January 30, 2015 (c)*	January 31, 2014 (d)*
Consolidated Statement of Income Data:
Revenues	$1,312	$1,246	$4,712	$5,063	$5,755
Operating income (loss)	89	38	320	(214)	163
Income (loss) from continuing operations	49	23	243	(330)	84
Income (loss) from discontinued operations, net of tax	—	18	(1)	7	80

Net income (loss)	$49	$41	$242	$(323)	$164

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$0.68	$0.32	$3.33	$(4.46)	$0.98

Income (loss) from discontinued operations	—	0.24	(0.01)	0.10	0.96

	$0.68	$0.56	$3.32	$(4.36)	$1.94

Diluted:
Income (loss) from continuing operations	0.66	0.31	3.28	(4.46)	0.98

Income (loss) from discontinued operations	—	0.24	(0.01)	0.10	0.96

	$0.66	$0.55	$3.27	$(4.36)	$1.94

Cash dividend per common share	$0.32	$0.32	$1.28	$1.28	$5.60

(in millions)	April 1, 2016	January 1, 2016 (e)	January 30, 2015 (e)	January 31, 2014 (e)
Consolidated Balance Sheet Data:
Total assets	$3,391	$3,370	$3,273	$4,152
Notes payable and long-term debt, including current portion	$1,091	$1,081	$1,158	$1,323
Other long-term liabilities and deferred income taxes	$195	$183	$168	$227

*	References in the following notes refer to Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016.
(a)	References to financial data are to Leidos’ continuing operations, unless otherwise noted. During the year ended January 31, 2014, Leidos completed the spin-off of Science Applications International Corporation. The operating results of Science Applications International Corporation are included in discontinued operations.
(b)	Reflects the 11-month period of January 31, 2015 through January 1, 2016 as a result of the change in Leidos’ fiscal year end. All other periods presented include twelve months as originally reported. For further information see, Note 1 “Summary of Significant Accounting Policies—Reporting Periods” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K. The 11-month period ended January 1, 2016 results include a gain on a real estate sale of $82 million, tangible asset impairment charges of $29 million, intangible asset impairment charges of $4 million and bad debt expense of $8 million. For further information see, Note 16 “Leases—Sale and Leaseback Agreement,” Note 3 “Acquisitions,” Note 4 “Goodwill and Intangible Assets” and Note 5 “Receivables” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.

(c)	Fiscal 2015 results include goodwill impairment charges of $486 million, intangible asset impairment charges of $41 million and a tangible asset impairment charge of $40 million. For further information see, Note 4 “Goodwill and Intangible Assets” and Note 3 “Acquisitions” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(d)	Fiscal 2014 results include intangible asset impairment charges of $51 million, bad debt expense of $44 million, and separation transaction and restructuring expenses of $65 million. For further information see, Note 4 “Goodwill and Intangible Assets,” Note 5 “Receivables” and Note 1 “Summary of Significant Accounting Policies—Separation Transaction and Restructuring Expenses” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(e)	During the three months ended April 1, 2016, Leidos adopted ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. As a result, consolidated balance sheet data reflects the reclassification of deferred financing costs related to Leidos’ notes from “Other Assets” to “Notes Payable and Long-Term Debt, Net of Current Portion,” which totaled $7 million, $8 million, and $10 million at January 1, 2016, January 30, 2015, and January 31, 2014, respectively.

Summary Unaudited Pro Forma Combined Consolidated Financial Data

The following summary unaudited pro forma combined consolidated financial data present the pro forma financial position and results of operations of Leidos based upon the historical financial statements of each of Leidos and the Splitco Business, after giving effect to the Merger and other Transactions as further described in the section of this document entitled “The Transactions.” The unaudited pro forma combined consolidated financial data are intended to reflect the impact of the Merger and the other Transactions on Leidos’ consolidated financial statements as if the relevant transactions occurred on January 31, 2015 for purposes of the unaudited combined consolidated pro forma statement of income data and April 1, 2016 for purposes of the unaudited combined consolidated pro forma balance sheet data. The unaudited pro forma combined consolidated financial statements have been prepared using, and should be read in conjunction with (i) the unaudited condensed consolidated financial statements of Leidos as of and for the three-month period ended April 1, 2016, and the audited consolidated financial statements of Leidos as of and for the 11-month period ended January 1, 2016, which are incorporated by reference in this document, and (ii) the unaudited combined financial statements of the Splitco Business as of and for the three months ended March 27, 2016, and the audited combined financial statements of the Splitco Business as of and for the year ended December 31, 2015, which are included elsewhere in this document. The unaudited pro forma combined consolidated financial data is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Leidos if the Merger and other Transactions had been consummated for the period presented or that will be achieved in the future. This information is only a summary and has been derived from and should be read in conjunction with the more detailed unaudited pro forma combined consolidated financial statements and the notes thereto, included elsewhere in this document, which have been prepared in accordance with Article 11 of Regulation S-X. See “Where You Can Find More Information; Incorporation by Reference,” “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income” and the audited and unaudited (as the case may be) combined financial statements of the Splitco Business and notes thereto included elsewhere in this document.

Unaudited Pro Forma Combined Consolidated Statement of Income Data

The following table presents the unaudited pro forma combined consolidated statement of income data for the three months ended April 1, 2016.

	Historical
(in millions)	Leidos for the Three Months Ended April 1, 2016	Splitco Business for the Three Months Ended March 27, 2016	Pro Forma Adjustments	Pro Forma Combined
Revenues	$1,312	$1,341	$(16)	$2,637
Income from continuing operations before income taxes	78	83	(49)	112
Income tax expense	(29)	(30)	15	(44)
Income from continuing operations	49	53	(34)	68
Less: Net income attributable to noncontrolling interest	—	2	—	2

Income from continuing operations attributable to the company	$49	$51	$(34)	$66

The following table presents the unaudited pro forma combined consolidated statement of income data for the 11 months ended January 1, 2016.

	Historical
(in millions)	Leidos for the 11 Months Ended January 1, 2016	Splitco Business for the Year Ended December 31, 2015	Less: Splitco Business for the One Month Ended January 31, 2015	Pro Forma Adjustments	Pro Forma Combined
Revenues	$4,712	$5,626	$(431)	$(38)	$9,869
Income from continuing operations before income taxes	355	471	(39)	(147)	640
Income tax expense	(112)	(162)	10	43	(221)
Income from continuing operations	243	309	(29)	(104)	419
Less: Net income attributable to noncontrolling interest	—	5	—	—	5

Income from continuing operations attributable to the company	$243	$304	$(29)	$(104)	$414

Unaudited	Pro Forma Combined Consolidated Balance Sheet Data

	Historical
(in millions)	Leidos as of April 1, 2016	Splitco Business as of March 27, 2016	Pro Forma Adjustments	Pro Forma Combined
Total assets	$3,391	$4,111	$1,726	$9,228
Notes payable and long-term debt, including current portion	$1,091	$—	$2,483	$3,574

Summary Unaudited Supplemental Combined Consolidated Statement of Income Data

The following summary unaudited supplemental combined consolidated statement of income data combine the historical consolidated statement of income of Leidos for the 11-month period ended January 1, 2016, the unaudited historical statement of income of Leidos for the one month ended January 30, 2015 and the historical combined statement of earnings of the Splitco Business for the year ended December 31, 2015, after giving effect to the Merger and other Transactions as further described in the section of this document entitled “The Transactions.” The unaudited supplemental combined consolidated statement of income data are intended to reflect the impact of the Merger and the other Transactions on Leidos’ consolidated financial statements as if the relevant transactions occurred on January 3, 2015. The unaudited supplemental combined consolidated statement of income has been prepared using, and should be read in conjunction with, the audited consolidated financial statements of Leidos as of and for the 11-month period ended January 1, 2016, which are incorporated by reference in this document, and the audited combined financial statements of the Splitco Business as of and for the year ended December 31, 2015, which are included elsewhere in this document. The unaudited supplemental combined consolidated statement of income data is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Leidos if the Merger and other Transactions had been consummated for the period presented or that will be achieved in the future. This information is only a summary and has been derived from and should be read in conjunction with the more detailed unaudited supplemental combined consolidated statement of income and the notes thereto included elsewhere in this document. See “Where You Can Find More Information; Incorporation by Reference,” “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income” and the audited combined financial statements of the Splitco Business and notes thereto included elsewhere in this document.

Unaudited Supplemental Combined Consolidated Statement of Income Data

	Historical
(in millions)	Leidos for the 11 Months Ended January 1, 2016	Leidos for the One Month Ended January 30, 2015	Splitco Business for the Year Ended December 31, 2015	Adjustments	Supplemental Combined for the 12 Months Ended January 1, 2016
Revenues	$4,712	$374	$5,626	$(41)	$10,671
Income from continuing operations before income taxes	355	(27)	471	(161)	638
Income tax (expense) benefit	(112)	20	(162)	47	(207)
Income (loss) from continuing operations	243	(7)	309	(114)	431
Less: Net income attributable to noncontrolling interest	—	—	5	—	5

Income (loss) from continuing operations attributable to the company	$243	$(7)	$304	$(114)	$426

Summary Comparative Historical, Pro Forma and Supplemental Per Share Data

The following table sets forth certain historical, pro forma and supplemental per-share data for Leidos. The Leidos historical data has been derived from and should be read together with Leidos’ unaudited condensed consolidated financial statements and related notes thereto contained in Leidos’ Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016 and Leidos’ audited consolidated financial statements and related notes thereto contained in Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.” The pro forma data as of and for the three months ended April 1, 2016 and for the 11 months ended January 1, 2016 has been derived from the unaudited pro forma combined consolidated financial statements included elsewhere in this document. The supplemental data for the 12 months ended January 1, 2016 has been derived from the unaudited supplemental combined consolidated statement of income included elsewhere in this document. See “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income.”

This comparative historical, pro forma and supplemental per-share data is being provided for illustrative purposes only. Leidos and the Splitco Business may have performed differently had the Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma and supplemental per-share data presented as being indicative of the results that would have been achieved had Leidos and the Splitco Business been combined during the periods or at the date presented or of the future results or financial condition of Leidos or the Splitco Business to be achieved following the consummation of the Transactions.

	As of and for the Three Months Ended April 1, 2016		As of and for the 11 Months Ended January 1, 2016			For the 12 Months Ended January 1, 2016
(shares in millions)	Leidos Historical	Pro Forma Combined	Leidos Historical	Pro Forma Combined		Supplemental Combined
Earnings per share:

Income from continuing operations – Basic	$0.68	$0.44	$3.33	$2.76		$2.84
Income from continuing operations – Diluted	$0.66	$0.44	$3.28	$2.74		$2.82

Weighted average common shares outstanding - Basic	72	149	73	150		150
Weighted average common shares outstanding - Diluted	74	151	74	151		151

Book value per share of common stock	$15.31	$18.56	$14.83	NA	(i)	NA	(i)
Dividends declared per share of common stock	$0.32	$0.32	$1.28	$1.28		$1.28

(i)	“NA” = Not applicable, as no pro forma or supplemental balance sheet data as of January 1, 2016 is presented.

Historical Common Stock Market Price and Dividend Data

Historical market price data for Splitco has not been presented as the Splitco Business is currently operated by Lockheed Martin and there is no established trading market in Splitco common stock. Shares of Splitco common stock do not currently trade separately from Lockheed Martin common stock.

Shares of Lockheed Martin common stock currently trade on the NYSE under the symbol “LMT.” On January 25, 2016, the last trading day before the announcement of the Transactions, the last sale price of

Lockheed Martin common stock reported by the NYSE was $211.01. On July 8, the last trading day prior to this document, the last sale price of Lockheed Martin common stock reported by the NYSE was $251.90.

Shares of Leidos common stock currently trade on the NYSE under the symbol “LDOS.” On January 25, 2016, the last trading day before the announcement of the Transactions, the last sale price of Leidos common stock reported by the NYSE was $53.66. On July 8, the last trading day prior to this document, the last sale price of Leidos common stock reported by the NYSE was $50.59.

The following table sets forth the high and low reported sale prices of Lockheed Martin common stock and Leidos common stock for the periods indicated as well as the dividends per share paid by Lockheed Martin to Lockheed Martin stockholders and by Leidos to Leidos stockholders for these periods. The quotations are as reported in published financial sources.

	Lockheed Martin Per Share Dividends	Lockheed Martin Common Stock
		High	Low
Year Ending December 31, 2016
First Quarter	$1.65	$223.19	$200.47
Second Quarter	$1.65	$245.37	$218.34
Third Quarter (through July 8, 2016)	(1)	$252.30	$236.07
Year Ended December 31, 2015
First Quarter	$1.50	$207.06	$186.01
Second Quarter	$1.50	$206.19	$185.65
Third Quarter	$1.50	$213.34	$181.91
Fourth Quarter	$1.65	$227.91	$199.01
Year Ended December 31, 2014
First Quarter	$1.33	$168.41	$144.69
Second Quarter	$1.33	$168.87	$153.54
Third Quarter	$1.33	$182.27	$156.23
Fourth Quarter	$1.50	$198.72	$166.28
Year Ended December 31, 2013
First Quarter	$1.15	$96.59	$85.88
Second Quarter	$1.15	$109.26	$94.00
Third Quarter	$1.15	$131.60	$105.54
Fourth Quarter	$1.33	$149.99	$121.52

(1)	Lockheed Martin has declared a dividend of $1.65 that is payable on September 23, 2016.

	Leidos Per Share Dividends		Leidos Common Stock
			High		Low
Year Ending December 30, 2016
First Quarter	$0.32		$59.45		$40.15
Second Quarter	$0.32		$52.47		$45.14
Third Quarter (through July 8, 2016)	(4)		$50.62		$47.53
11 months ended January 1, 2016
First Quarter	$0.00		$46.76		$41.30
Second Quarter	$0.32		$43.20		$39.63
Third Quarter	$0.32		$45.03		$38.05
Fourth Quarter	$0.64	(3)	$59.05		$43.42
Year Ended January 30, 2015
First Quarter	$0.32		$46.07		$34.64
Second Quarter	$0.32		$40.72		$36.66
Third Quarter	$0.32		$38.20		$33.21
Fourth Quarter	$0.32		$44.41		$36.64
Year Ended January 31, 2014(1)
First Quarter	$0.48		$59.76		$45.28
Second Quarter	$4.48		$62.60		$51.68
Third Quarter (August 3, 2013 to September 27, 2013)	$—		$64.12	(2)	$57.32
Third Quarter (September 28, 2013 to November 1, 2013)	$0.32		$47.51	(2)	$45.30
Fourth Quarter	$0.32		$49.02		$40.60

(1)	Leidos paid a special cash dividend of $4.00 per share on June 28, 2013, to Leidos stockholders of record as of June 14, 2013.
(2)	On September 27, 2013, Leidos effectuated a one-for-four reverse stock split of its shares of common stock, so that every four shares of Leidos common stock issued and outstanding were combined and converted into one share of Leidos common stock. The high and low prices for the third and fourth quarters reflect the price of Leidos common stock after the spin-off of Science Applications International Corporation by Leidos effective on September 27, 2013.
(3)	Leidos declared a dividend of $0.32 on September 21, 2015, payable to stockholders of record as of October 15, 2015, payable on October 30, 2015. In March 2015, Leidos announced a change in its fiscal year-end from the Friday nearest the end of January to the Friday nearest the end of December. As a result of this change, Leidos anticipated future quarterly dividends to be paid on or about the 30th day of the last month of each calendar quarter, one month earlier than previously paid, beginning with a quarterly dividend announced on December 4, 2015, payable to stockholders of record as of December 15, 2015, payable on December 30, 2015. As a result, Leidos stockholders received dividends of $0.64 during the fourth quarter of 2015.
(4)	It is anticipated that Leidos will pay a regular quarterly cash dividend to its stockholders before the end of the third quarter.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained and incorporated by reference in this document and the exhibits hereto. Some of the risks described below relate principally to the Transactions, while others relate principally to the business and the industry in which Leidos, including Splitco and the Splitco Subsidiaries, will operate after the Transactions. The remaining risks relate principally to the securities markets generally and ownership of shares of Leidos common stock. The risks described below are not the only risks that Leidos currently faces or will face after the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial also may materially and adversely affect Leidos’ business and financial condition or the price of Leidos common stock following the consummation of the Transactions. In addition, you should consider the risks associated with Leidos’ business that appear in its Transition Report on Form 10-K for the 11-month period ended January 1, 2016, and its Quarterly Report on Form 10-Q for the quarter ended April 1, 2016, which are incorporated by reference into this prospectus.

The Transactions may not be completed on the terms or timeline currently contemplated, or at all, as Leidos and Lockheed Martin may be unable to satisfy the conditions or obtain the approvals required to complete the Transactions or such approvals may contain material restrictions or conditions.

The consummation of the Transactions is subject to numerous conditions, including, among other things, (1) the consummation of the Internal Reorganization and the Distribution in accordance with the Separation Agreement, (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which period has expired), and the receipt of any necessary regulatory approvals in the United Kingdom, (3) the effectiveness of registration statements to be filed with the SEC, (4) the approval by Leidos stockholders of the Share Issuance in the Merger, (5) the receipt by Lockheed Martin of the Lockheed Martin Tax Opinions and the receipt by Leidos of the Leidos Tax Opinion, (6) the receipt by Leidos, Lockheed Martin and Splitco of solvency opinions customary in transactions of this type and (7) other customary closing conditions. There is no assurance that the Transactions will be consummated on the terms or timeline currently contemplated, or at all. Leidos and Lockheed Martin have and will continue to expend time and resources of management and incur legal, advisory and financial services fees related to the Transactions. These expenses must be paid regardless of whether the Transactions are consummated.

Governmental agencies may not approve the Transactions, may impose conditions to the approval of the Transactions or may require changes to the terms of the Transactions. Any such conditions or changes could have the effect of delaying completion of the Transactions, imposing costs on or limiting the revenues of the combined company following the Transactions or otherwise reducing the anticipated benefits of the Transactions. Any condition or change which results in a material adverse effect on Lockheed Martin and/or Leidos under the Merger Agreement may cause Lockheed Martin and/or Leidos to restructure or terminate the Transactions.

Completion of the transfer of certain of the U.S. government contracts, bids and proposals, and related assets contemplated in the Transactions will depend on obtaining post-closing governmental approvals, particularly in the form of novation and/or name change agreements to which the U.S. government must be a party. Between the closing of the Transaction and the time these governmental approvals are obtained, Leidos may encounter administrative difficulties, delays in payments, and uncertainties in being recognized as the party in interest or holder of the affected contracts, bid and proposals, and related assets. In addition, governmental approvals could be accompanied by conditions affecting the future value and business prospects of the affected contracts, bid and proposals, and related assets. Such administrative difficulties, delays, uncertainties, and governmental conditions could have an adverse effect on the cash flows and operating results of Leidos and the Splitco Business.

Leidos and Splitco will need to obtain debt financing to complete the Transactions. Although commitment letters have been obtained from various lenders, the obligations of the lenders under the commitment letters are subject to the satisfaction or waiver of customary conditions, including, among others, the absence of any “material adverse effect,” as the term is described in the Merger Agreement. Accordingly, there can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the lenders. If Leidos is not able to obtain alternative financing on commercially reasonable terms, it could prevent the consummation of the Transactions or materially and adversely affect Leidos’ business, liquidity, financial condition and results of operations if the Transactions are ultimately consummated.

If completed, the integration of Leidos and Splitco may not be successful or the anticipated benefits from the Transactions may not be realized.

After the consummation of the Transactions, Leidos will have significantly more sales, assets and employees than it did prior to the consummation of the Transactions. During the period in which transition services are provided to Leidos by Lockheed Martin, Splitco will have a continued dependence on the provision of services from Lockheed Martin, including with respect to information technology infrastructure. The integration process will require Leidos to expend capital and significantly expand the scope of its operations. Leidos management will be required to devote a significant amount of time and attention to the process of integrating the operations of Leidos’ business and the Splitco Business. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include, but are not limited to:

•	integrating the Splitco Business while carrying on the ongoing operations of Leidos’ business;

•	managing a significantly larger company than before the consummation of the Transactions;

•	the possibility of faulty assumptions underlying Leidos’ expectations regarding the integration process;

•	coordinating a greater number of diverse businesses located in a greater number of geographic locations;

•	operating in geographic markets or industry sectors in which Leidos may have little or no experience;

•	complying with laws of new jurisdictions in which Leidos has not previously operated;

•	integrating business systems and models;

•	attracting and retaining the necessary personnel associated with the Splitco Business following the consummation of the Transactions;

•	creating and implementing uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters; and

•

integrating information technology, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems, and meeting external reporting requirements following the consummation of the Transactions.

All of the risks associated with the integration process could be exacerbated by the fact that Leidos may not have a sufficient number of employees with the requisite expertise to integrate the businesses or to operate Leidos’ business after the Transactions. Failure to hire or retain employees with the requisite skills and knowledge to run Leidos after the Transactions may have a material adverse effect on Leidos’ business, financial condition and results of operations.

Even if Leidos is able to combine the two business operations successfully, it may not be possible to realize the benefits of the increased sales volume and other benefits, including the expected synergies that are expected to result from the Transactions, or realize these benefits within the time frame that is expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by costs incurred or delays in integrating the companies. In addition, the quantification of synergies expected to result from the Transactions is based on significant estimates and assumptions that are subjective in nature and inherently uncertain. The amount of synergies actually realized in the Transactions, if any, and the time periods in which any such synergies are realized, could differ materially from the expected synergies discussed in this document, regardless of whether Leidos is able to combine the two business operations successfully.

If Leidos is unable to successfully integrate the Splitco Business or if it is unable to realize the anticipated synergies and other benefits of the Transactions, there could be a material adverse effect on Leidos’ business, financial condition and results of operations.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Leidos.

The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Leidos prior to the closing of the Transactions that might result in greater value to Leidos stockholders than the Transactions. The Merger Agreement generally prohibits Leidos from soliciting any alternative transaction proposal, although it may terminate the Merger Agreement in order to accept an unsolicited alternative transaction proposal that the Leidos Board determines is superior to the Transactions. In addition, before the Leidos Board may withdraw or modify its recommendation or terminate the Merger Agreement to enter into a transaction that it determines is superior to the Transactions, Lockheed Martin has the opportunity to negotiate with Leidos to modify the terms of the Transactions in response to any competing acquisition proposals. If the Merger Agreement is terminated by Leidos or Lockheed Martin in certain limited circumstances, Leidos may be obligated to pay a termination fee to Lockheed Martin, which would represent an additional cost for a potential third party seeking a business combination with Leidos.

Failure to complete the Transactions could adversely affect the market price of Leidos common stock as well as its business, financial condition and results of operations.

If the Transactions are not completed for any reason, the price of Leidos common stock may decline, or the company’s business, financial condition and results of operations may be impacted to the extent that the market price of Leidos common stock reflects positive market assumptions that the Transactions will be completed and the related benefits will be realized; based on significant expenses, such as legal, advisory and financial services which generally must be paid regardless of whether the Transactions are completed; based on potential disruption of the business of Leidos and distraction of its workforce and management team; and the requirement in the Merger Agreement that, under certain limited circumstances, Leidos must pay Lockheed Martin a termination fee or reimburse Lockheed Martin for expenses relating to the Transactions.

Leidos will incur significant costs related to the Transactions that could have a material adverse effect on its liquidity, cash flows and operating results.

Leidos expects to incur significant, one-time costs in connection with the Transactions, some of which will be capitalized, including approximately (a) $29 million of financing-related fees (which, when added to the approximately $34 million that Splitco expects to incur, totals approximately $63 million), (b) $30 million of transaction-related costs, including advisory, legal, accounting and other professional fees and (c) $150 million to $175 million of transition and integration-related costs, a portion of which will be incremental capital spending, which management believes are necessary to realize the anticipated synergies from the Transactions. The incurrence of these costs may have a material adverse effect on Leidos’ liquidity, cash flows and operating results in the periods in which they are incurred. Leidos may be able to recover approximately $50 million to $70 million of the transition and integration-related expenses as allocable costs through its cost-type contracts over a five-year period, but there can be no assurances that it will be able to do so.

Investors holding shares of Leidos common stock immediately prior to the completion of the Transactions will, in the aggregate, have a significantly reduced ownership and voting interest in Leidos after the Transactions and will exercise less influence over management.

Investors holding shares of Leidos common stock immediately prior to the completion of the Transactions will, in the aggregate, own a significantly smaller percentage of the combined company immediately after the completion of the Transactions. Immediately following the completion of the Transactions, it is expected that Lockheed Martin stockholders will hold approximately 50.5 percent of the outstanding shares of Leidos common stock, on a fully diluted basis. Leidos’ existing stockholders will continue to hold the remaining approximately 49.5 percent of the outstanding shares of Leidos common stock, on a fully diluted basis. In addition, as a result of the true-up provision in the Merger Agreement, it is possible that Leidos could be required to issue additional shares of its common stock in the Transactions. Consequently, Leidos stockholders, collectively, will be able to exercise less influence over the management and policies of the combined company than they will be able to exercise over the management and Leidos’ policies immediately prior to the completion of the Transactions.

The calculation of merger consideration will not be adjusted if there is a change in the value of the Splitco Business or its assets or the value of Leidos before the Transactions are completed.

The calculation of the number of shares of Leidos common stock to be distributed in the Merger will not be adjusted if there is a change in the value of the Splitco Business or its assets or the value of Leidos prior to the consummation of the Transactions. Leidos will not be required to consummate the Merger if there has been any “material adverse effect” on the Splitco Business as defined in the Merger Agreement. However, Leidos will not be permitted to terminate or re-solicit the vote of Leidos stockholders because of any changes in the market prices of Leidos common stock or any changes in the value of the Splitco Business that do not constitute a material adverse effect on the Splitco Business.

Sales of Leidos common stock after the Transactions may negatively affect the market price of Leidos common stock.

The shares of Leidos common stock to be issued as part of the Transactions will generally be eligible for immediate resale. The market price of Leidos common stock could decline as a result of sales of a large number of shares of Leidos common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

Currently, Lockheed Martin stock may be held in index funds that tied to the Standard & Poor’s 500 Index or other stock indices, and may be held by institutional investors subject to various investing guidelines. Because Leidos may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the Leidos common stock that they receive in the case of any pro rata distribution. In addition, the investment fiduciaries of Lockheed Martin’s defined benefit pension plans may decide to sell any Leidos common stock that the trusts for these plans receive in the Transactions, or may decide not to participate in this exchange offer, in response to their fiduciary obligations under applicable law.

Leidos expects to incur new indebtedness in connection with the Transactions, and the degree to which Leidos will be leveraged following completion of the Transactions may have a material adverse effect on Leidos’ business, financial condition or results of operations and cash flows.

On January 26, 2016, Leidos and certain financial institutions executed the Leidos Commitment Letter and Splitco and certain financial institutions executed the Splitco Commitment Letter pursuant to which the financial institutions have agreed to provide credit facilities to Leidos and Splitco, respectively, the proceeds of which will provide financing to Leidos to fund the Leidos Special Dividend and to Splitco to finance the Splitco Special Cash Payment. Leidos’ ability to make payments on and to refinance its indebtedness, including the debt incurred pursuant to the Transactions, as well as any future debt that Leidos may incur, will depend on, among other things, Leidos’ ability to generate cash in the future from operations, financings or asset sales. Leidos’ ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Leidos’ control.

If Leidos is not able to repay or refinance its debt as it becomes due, Leidos may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (ii) dedicating an unsustainable level of Leidos’ cash flow from operations to the payment of principal and interest on Leidos’ indebtedness. In addition, Leidos’ ability to withstand competitive pressures and react to changes in Leidos’ industry could be impaired. The lenders who hold such debt also could accelerate amounts due, which could potentially trigger a default or acceleration of any of Leidos’ other debt.

In addition, Leidos may increase its debt or raise additional capital following the Transactions, subject to restrictions in Leidos’ debt agreements and agreements entered into in connection with the Transactions. If Leidos’ cash flow from operations is less than it anticipates, or if Leidos’ cash requirements are more than it expects, Leidos may require more financing. However, debt or equity financing may not be available to Leidos on terms advantageous or acceptable to Leidos, if at all. If Leidos incurs additional debt or raises equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of Leidos’ common stock, particularly in the event of liquidation. The terms of the debt or preferred stock also may impose additional and more stringent restrictions on Leidos’ operations than it currently has. If Leidos raises funds through the issuance of additional equity, Leidos stockholders’ percentage ownership in Leidos would be diluted. If Leidos is unable to raise additional capital when needed, it could affect Leidos’ financial condition. Also, regardless of the terms of Leidos’ debt or equity financing, the ability of Leidos to issue common stock may be limited under the Tax Matters Agreement.

The historical financial information of the Splitco Business may not be representative of its results or financial condition if it had been operated independently of Lockheed Martin and, as a result, may not be a reliable indicator of its future results.

The Splitco Business is currently operated by Lockheed Martin. Consequently, the financial information of the Splitco Business included in this document has been derived from the consolidated financial statements and accounting records of Lockheed Martin as if the operations of the Splitco Business were conducted independently from Lockheed Martin. The historical results of operations, financial position and cash flows of the Splitco Business included in this document may not be indicative of what they would have been had the Splitco Business actually been an independent stand-alone entity, nor are they necessarily indicative of the future results of operations, financial position and cash flows of the Splitco Business. For example, the combined financial statements of the Splitco Business include all revenues and costs directly attributable to the Splitco Business and an allocation of expenses related to certain Lockheed Martin corporate functions. These expenses have been allocated to the Splitco Business based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. Although Splitco considers these allocations to be a reasonable reflection of the utilization of services or the benefit received, the allocations may not be indicative of the actual expense that would have been incurred had Splitco operated as an independent, stand-alone entity, nor are they indicative of Splitco’s future expenses.

The unaudited pro forma combined financial information of Leidos and Splitco is not intended to reflect what actual results of operations and financial condition would have been had Leidos and Splitco been a combined company for the periods presented, and therefore these results may not be indicative of Leidos’ future operating performance.

Because Leidos will acquire Splitco only upon completion of the Transactions, it has no available historical financial information that consolidates the financial results for the Splitco Business and Leidos. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of Lockheed Martin, Splitco, the Splitco Business and Leidos.

The unaudited pro forma combined consolidated financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what Leidos’ actual results or financial condition would have been if the Transactions had occurred on the relevant date. In addition, such unaudited pro forma combined consolidated financial information is based in part on certain assumptions regarding the Transactions that Leidos believes are reasonable. These assumptions, however, are only preliminary and will be updated only after the consummation of the Transactions. The unaudited pro forma combined consolidated financial information has been prepared using the acquisition method of accounting, with Leidos considered the acquirer of Splitco. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair values of the tangible and intangible assets and liabilities of the Splitco Business. In arriving at the estimated fair values, Leidos considered the preliminary appraisals of independent consultants which were based on a preliminary and limited review of the assets and liabilities related to the Splitco Business to be transferred to, or assumed by, Splitco and the Splitco Subsidiaries in the Transactions. Following the Merger, Leidos expects to complete the purchase price allocation after considering the fair value of the assets and liabilities of the Splitco Business at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma combined consolidated financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital spending that Leidos management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what Leidos’ results of operations or operating condition would have been had Leidos and Splitco been a consolidated entity during all periods presented, or what Leidos’ results of operations and financial condition will be in the future.

Leidos may be unable to provide the same types and level of benefits, services and resources to Splitco that historically have been provided by Lockheed Martin, or may be unable to provide them at the same cost.

As part of Lockheed Martin, Splitco has been able to receive benefits and services from Lockheed Martin and has been able to benefit from Lockheed Martin’s financial strength and extensive business relationships. After the consummation of the Transactions, Splitco will be owned by Leidos and no longer will benefit from Lockheed Martin’s resources. While Leidos will enter into agreements under which Lockheed Martin will agree to provide certain transition services and site-related services for a period of time following the consummation of the Transactions, it cannot be assured that Leidos will be able to adequately replace those resources or replace them at the same cost. If Leidos is not able to replace the resources provided by Lockheed Martin or is unable to replace them at the same cost or is delayed in replacing the resources provided by Lockheed Martin, Leidos’ business, financial condition and results of operations may be materially adversely impacted.

Leidos’ business, financial condition and results of operations may be adversely affected following the Transactions if Leidos cannot negotiate contract terms that are as favorable as those Lockheed Martin has received when Leidos replaces certain of Splitco’s contracts after the closing of the Transactions.

Prior to the consummation of the Transactions, certain functions (such as purchasing, accounts payable processing, accounts receivable management, information systems, logistics and distribution) associated with the Splitco Business are being performed under Lockheed Martin’s centralized systems and, in some cases, under contracts that also are used for Lockheed Martin’s other businesses and which will not be assigned in whole or in part to Splitco. In addition, some other contracts to which Lockheed Martin is a party on behalf of Splitco will require consents of third parties to assign them to Splitco. There can be no assurance that Leidos will be able to negotiate contract terms that are as favorable as those Lockheed Martin received when and if Leidos replaces these contracts with its own agreements for similar services, including any contracts that may need to be replaced as a result of a failure to obtain required third-party consents. Although Leidos believes that it will be able to enter into new agreements for similar services and that Lockheed Martin and Leidos will be able to obtain all material third-party consents required to assign contracts to Splitco, it is possible that the failure to enter into new agreements for similar services or to obtain required consents to assign contracts could have a material adverse impact on Leidos’ business, financial condition and results of operations following the consummation of the Transactions.

If the Distribution does not qualify as a tax-free transaction under Section 368(a)(1)(D) or 355 of the Code or the Merger does not qualify as a tax-free “reorganization” under Section 368(a) of the Code, including as a result of actions taken in connection with the Distribution or the Merger or as a result of subsequent acquisitions of shares of Lockheed Martin, Leidos or Splitco common stock, then Lockheed Martin and/or Lockheed Martin stockholders may be required to pay substantial U.S. federal income taxes, and, in certain circumstances and subject to certain conditions, Leidos may be required to indemnify Lockheed Martin for any such tax liability imposed on Lockheed Martin.

The consummation of the Transactions is conditioned on the receipt by Lockheed Martin of the Lockheed Martin Tax Opinions and by Leidos of the Leidos Tax Opinion. The opinions will be based on, among other things, currently applicable law and certain representations made by, and certain assumptions permitted by, Lockheed Martin, Splitco, and Leidos. An opinion of counsel represents counsel’s best legal judgment, such opinion is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. Any change in currently applicable law, which may be retroactive, or the failure of any representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by counsel in the opinions.

Even if the Distribution were otherwise to qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, it would be taxable to Lockheed Martin (but not to Lockheed Martin stockholders) pursuant to Section 355(e) of the Code if there were a 50 percent or greater change in ownership of either Lockheed Martin or Splitco (including stock of Leidos after the Merger), directly or indirectly, as part of a plan or series of related transactions that include the Distribution. For this purpose, any acquisitions of Lockheed Martin, Splitco or Leidos stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although Lockheed Martin may be able to rebut that presumption. While the Merger will be treated as part of such a plan for purposes of the test, standing alone the Merger should not cause the Distribution to be taxable to Lockheed Martin under Section 355(e) of the Code because Lockheed Martin stockholders will hold more than 50 percent of Leidos’ outstanding stock immediately following the Merger. Nevertheless, if the IRS were to determine that other acquisitions of Lockheed Martin, Splitco or Leidos stock, either before or after the Distribution, were part of a plan or series of related transactions that included the Distribution, such determination could result in significant tax to Lockheed Martin. In connection with the Lockheed Martin Tax Opinions, Lockheed Martin, Splitco and Leidos (to its knowledge) have represented and will represent that the Distribution is not part of any such plan or series of related transactions other than the Merger. In certain circumstances and subject to certain limitations, under the Tax Matters Agreement Leidos is required to indemnify Lockheed Martin if the Distribution becomes taxable as a result of certain actions by Leidos or Splitco or as a result of certain changes in ownership of the stock of Leidos or Splitco after the Merger. If Lockheed Martin were to recognize gain on the Distribution for reasons not related to a disqualifying action by Splitco or Leidos, Lockheed Martin would not be entitled to be indemnified under the Tax Matters Agreement and the resulting tax to Lockheed Martin could have a material adverse effect on Lockheed Martin. If Leidos is required to indemnify Lockheed Martin if the Distribution is taxable, this indemnification obligation could be substantial and could have a material adverse effect on Leidos, including with respect to its financial condition and results of operations.

Splitco and Leidos may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.

The Tax Matters Agreement generally prohibits Splitco, Leidos and their affiliates from taking certain actions that could cause the Distribution, the Merger and certain related transactions to fail to qualify as tax-free transactions.

Furthermore, unless an exception applies, for a two-year period following the date of the Distribution:

•	none of Splitco, Leidos or any of their respective subsidiaries may discontinue the active conduct of the Splitco Business;

•	Leidos may not redeem or repurchase any of its stock;

•	neither Leidos nor Splitco may engage in certain mergers or consolidations;

•	none of Leidos, Splitco or any of Splitco’s subsidiaries may sell or issue any of its own stock or stock rights;

•

none of Splitco, Leidos or any of their respective subsidiaries may enter into any transaction or series of transactions as a result of which one or more persons would acquire (directly or indirectly) an amount of stock of Splitco and/or Leidos (taking into account the stock of Splitco acquired pursuant to the Merger) that would reasonably be expected to cause the failure of the tax-free status of the Distribution, the Merger and certain related transactions; and

•

none of Splitco, Leidos or any of their respective subsidiaries may amend its certificate of incorporation or take any other action affecting the relative voting rights of any stock or stock rights of Leidos, Splitco or their respective subsidiaries.

If Splitco or Leidos intends to take certain restricted actions, it must notify Lockheed Martin of the proposal to take such action and either obtain a ruling from the IRS or an unqualified opinion acceptable to Lockheed Martin to the effect that such action will not affect the tax-free status of the Transactions. However, this will not relieve Leidos of any responsibility to indemnify Lockheed Martin for tax-related losses.

Due to these restrictions and indemnification obligations under the Tax Matters Agreement, Leidos may be limited in its ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in Leidos’ best interests.

If the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Code, participating Lockheed Martin stockholders may be required to pay substantial U.S. federal income taxes.

The obligations of Lockheed Martin, Leidos and Splitco to consummate the Merger are conditioned, respectively, on the receipt by Lockheed Martin of the Lockheed Martin Tax Opinions and by Leidos of the Leidos Tax Opinion, in each case, in part or in whole to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based upon, among other things, certain representations and assumptions as to factual matters. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the opinions. An opinion of counsel represents counsel’s best legal judgment, such opinion is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinions will be based on current law, and cannot be relied upon to the extent current law changes with retroactive effect. If the Merger were taxable, participating Lockheed Martin stockholders would be considered to have made a taxable sale of their Splitco common stock to Leidos, and Lockheed Martin stockholders would recognize taxable gain or loss on their receipt of Leidos common stock in the Merger.

Tendering Lockheed Martin stockholders may receive a reduced premium or may not receive any premium in this exchange offer.

This exchange offer is designed to permit you to exchange your shares of Lockheed Martin common stock for shares of Splitco common stock at a 10 percent discount, calculated as set forth in this document, to the per-share equivalent value of Splitco common stock. Stated another way, for each $100 in value of your Lockheed Martin common stock accepted in this exchange offer, you will receive approximately $111 in value of Splitco common stock. The value of the Lockheed Martin common stock will be based on the calculated per-share value for the Lockheed Martin common stock on the NYSE and the value of the Splitco common stock will be based on the calculated per-share value for Leidos common stock on the NYSE (because each share of Splitco common stock will be exchanged for one share of Leidos common stock in the Merger), in each case determined by reference to the simple arithmetic average of the Daily VWAP on each of the Valuation Dates. In the case of Splitco common stock, the value will be reduced by $13.64 per share, which equals the per-share amount of the Leidos Special Dividend.

The number of shares you can receive is subject to an upper limit of 8.2136 shares of Splitco common stock for each share of Lockheed Martin common stock accepted in this exchange offer. If the upper limit is in effect, you ultimately may receive less than $111 in value of Splitco common stock for each $100 in value of Lockheed Martin common stock that you tender, and you could receive much less.

For example, if the calculated per-share value of Lockheed Martin common stock was $251.90 (the highest closing price for Lockheed Martin common stock on the NYSE during the three-month period prior to commencement of this exchange offer) and the calculated per-share value of Splitco common stock was $32.07 (the lowest closing price for Leidos common stock on the NYSE during that three-month period less $13.64), the value of Splitco common stock received for each $100 in value of Lockheed Martin common stock accepted for exchange would be approximately $105.

If the trading price of shares of Lockheed Martin common stock were to increase after the final Valuation Date during the last two trading days of the exchange offer period (currently expected to be August 12, 2016 and August 15, 2016), the arithmetic average of the Daily VWAP for Lockheed Martin common stock on the Valuation Dates likely would be lower than the closing price of shares of Lockheed Martin common stock on the trading day before the expiration date of the exchange offer. As a result, you may receive fewer shares of Splitco common stock for each $100 in value of Lockheed Martin common stock than you would have received if the price were calculated on the basis of the closing price of shares of Lockheed Martin common stock on the trading day before the expiration date or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer. Similarly, if the trading price of Leidos common stock were to decrease after the final Valuation Date during the last two trading days of the exchange offer period, the simple arithmetic average of the Daily VWAP for Leidos common stock on the Valuation Dates likely would be higher than the closing price of shares of Leidos common stock on the trading day before the expiration date of the exchange offer. This circumstance also could result in you receiving fewer shares of Splitco common stock for each $100 in value of Lockheed Martin common stock than you otherwise would have received if the price were calculated on the basis of the closing price of shares of Leidos common stock on the trading day before the expiration date of the exchange offer or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer.

In addition, there is no assurance that holders of shares of Lockheed Martin common stock that are exchanged for Splitco common stock in this exchange offer will be able to sell the shares of Leidos common stock after receipt in the Merger at prices comparable to the calculated per-share value of Splitco common stock at the expiration date.

The trading prices of Leidos common stock may not be an appropriate proxy for the prices of Splitco common stock.

The calculated per-share value for Splitco common stock is based on the trading prices for Leidos common stock (after giving effect to the Leidos Special Dividend of $13.64 per share). The trading prices for Leidos common stock may not be an appropriate proxy for the prices of Splitco common stock. There is currently no trading market for Splitco common stock and no such market will be established in the future. Immediately following the consummation of this exchange offer, Merger Sub will be merged with and into Splitco, and Splitco will continue as the surviving company and a wholly-owned subsidiary of Leidos. In the Merger, each outstanding share of Splitco common stock will be converted automatically into the right to receive one share of Leidos common stock. There can be no assurance, however, that Leidos common stock after the Merger will trade on the same basis as Leidos common stock traded prior to the consummation of the Merger. In addition, it is possible that the trading prices of Leidos common stock prior to the consummation of the Merger will not be indicative of the anticipated value of Leidos common stock after the Merger. For example, trading prices of Leidos common stock on the Valuation Dates could reflect some uncertainty as to the timing or the consummation of the Merger or could reflect trading activity by investors seeking to profit from market arbitrage.

Leidos will have more shares of its common stock outstanding and will be a substantially larger company with significant indebtedness after the Transactions, which may discourage other companies from trying to acquire Leidos.

Leidos expects to issue 76,958,918 shares of its common stock in the Merger. In addition, as a result of the true-up provision in the Merger Agreement in certain circumstances, it is possible that Leidos could be required to issue more than 76,958,918 shares of its common stock in the Merger. Because Leidos will be a significantly larger company and will have significantly more shares of its common stock outstanding after the consummation of the Transactions and significantly more outstanding indebtedness, an acquisition of Leidos by a third party may become more expensive. As a result, some companies may not seek to acquire Leidos, and the reduction in potential parties that may seek to acquire Leidos could negatively impact the prices at which Leidos’ common stock trades.

Leidos’ estimates and judgments related to the acquisition accounting models used to record the purchase price allocation may be inaccurate.

Leidos management will make significant accounting judgments and estimates for the application of acquisition accounting under GAAP, and the underlying valuation models. Leidos’ business, operating results and financial condition could be materially and adversely impacted in future periods if Leidos’ accounting judgments and estimates related to these models prove to be inaccurate.

Leidos may be required to recognize impairment charges for goodwill and other intangible assets.

The proposed transaction will add approximately $5.1 billion of goodwill and other intangible assets to Leidos’ consolidated balance sheet. In accordance with GAAP, Leidos management periodically assesses these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to Leidos’ business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair goodwill and other intangible assets. Any charges relating to such impairments would adversely affect Leidos’ results of operations in the periods recognized.

Following the conversion of shares of Splitco common stock into Leidos common stock in the Merger, the Lockheed Martin stockholders who became holders of shares of Splitco common stock may experience a delay prior to receiving their shares of Leidos common stock or their cash in lieu of fractional shares, if any.

Following the conversion of shares of Splitco common stock into shares of Leidos common stock in the Merger, the Lockheed Martin stockholders who became holders of Splitco common stock will receive their shares of Leidos common stock or their cash in lieu of fractional shares, if any, only upon surrender of all necessary documents, duly executed, to the exchange agent. Until the distribution of the shares of Leidos common stock to a particular stockholder has been completed, that stockholder will not be able to sell its shares of Leidos common stock. Consequently, if the market price for Leidos common stock decreases during the period before the distribution of the shares of Leidos common stock to that stockholder, the relevant stockholder would not be able to stop any losses by selling the shares of Leidos common stock.

Leidos may waive one or more of the conditions to the consummation of the Transactions without re-soliciting stockholder approval.

Leidos may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions to the extent permitted by applicable law. If Leidos waives the satisfaction of a material condition to the consummation of the Transactions, Leidos will evaluate the facts and circumstances at that time and re-solicit stockholder approval of the Share Issuance if required to do so by applicable law or other relevant rules. In some cases, if the Leidos Board determines that such waiver or its effect on Leidos’ stockholders does not rise to the level of materiality that would require re-solicitation of proxies pursuant to applicable law or rules, Leidos would complete the Merger without seeking further stockholder approval.

Some of Leidos’ directors and executive officers have interests in seeing the Transactions completed that may be different from, or in addition to, those of other Leidos stockholders. Therefore, some of Leidos’ directors and executive officers may have a conflict of interest in recommending the proposals being voted on at Leidos’ special meeting.

In considering the recommendations of the Leidos Board that Leidos’ stockholders vote to approve the Share Issuance, you should be aware that Leidos’ directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Leidos’ stockholders generally. The members of the Leidos Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to Leidos’ stockholders that they vote to approve the Share Issuance.

The directors of Leidos immediately prior to the Merger are generally expected to be the directors of Leidos immediately after the Merger and the executive officers of Leidos immediately prior to the Merger are generally expected to be the executive officers of Leidos immediately after the Merger.

In addition, the executive officers of Leidos would be entitled to severance benefits upon a qualifying termination of employment in connection with the Merger that are greater than the severance benefits to which they are entitled without regard to the consummation of the Merger.

For a further description and quantification of the benefits that the Leidos directors and executive officers may receive as a result of these interests, see “The Transactions—Interests of Leidos’ Directors and Executive Officers in the Transactions.”

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

The forward looking statements contained in this document involve risks and uncertainties that may affect Leidos’ and Splitco’s operations, markets, products, services, prices and other factors as discussed in filings with the SEC. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the expectations of Leidos or Splitco will be realized. This document also contains statements about the proposed business combination transaction between Leidos and Lockheed Martin, in which Lockheed Martin will separate a substantial portion of its government information technology infrastructure services business and its technical services business, which have been realigned in the Information Systems & Global Solutions (IS&GS) business segment, and combine this business with Leidos. Many factors could cause actual results to differ materially from these forward-looking statements with respect to the Transactions, including risks relating to the completion of the Transactions on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, the dependency of any split-off transaction on market conditions and the value to be received in any split-off transaction, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, Leidos’ ability to integrate the businesses successfully and to achieve anticipated synergies, and the risk that disruptions from the Transaction will harm Leidos’ business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Leidos’ consolidated financial condition, results of operations or liquidity. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see Leidos’ filings with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, and in its quarterly reports on Form 10-Q, which are available at http://www.Leidos.com and at the SEC’s web site at http://www.sec.gov, and Lockheed Martin’s filings with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2015, and in its quarterly reports on Form 10-Q, which are available at http://www.lockheedmartin.com and at the SEC’s web site at http://www.sec.gov. Neither Leidos nor Lockheed Martin assumes any obligation to provide revisions or updates to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

THIS EXCHANGE OFFER

Terms of this Exchange Offer

General

Lockheed Martin is offering to exchange all issued and outstanding shares of Splitco common stock for shares of Lockheed Martin common stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the letter of transmittal (including the instructions thereto) filed as an exhibit to the registration statement of which this document forms a part, tendered by 8:00 a.m., New York City time, on August 16, 2016, unless this exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on August 16, 2016 or any later date to which this exchange offer is extended, is referred to in this document as the “expiration date.” You may tender all, some or none of your shares of Lockheed Martin common stock.

Immediately prior to the Distribution, subject to adjustment as provided in the Merger Agreement, 76,958,918 shares of Splitco common stock will be issued and outstanding and held by Lockheed Martin. The number of shares of Lockheed Martin common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio and the number of shares of Lockheed Martin common stock tendered. The maximum number of shares of Lockheed Martin common stock that will be accepted if the exchange offer is completed will be equal, subject to adjustment, to the 76,958,918 shares of Splitco common stock held by Lockheed Martin divided by the final exchange ratio (taking into account the upper limit described below under “—Upper Limit” if it is in effect), and could be up to all of the outstanding shares of Lockheed Martin common stock.

Lockheed Martin’s obligation to complete this exchange offer is subject to important conditions that are described in the section entitled “—Conditions for the Consummation of this Exchange Offer.”

For each share of Lockheed Martin common stock that you validly tender in this exchange offer and do not properly withdraw and that is accepted, you will receive a number of shares of Splitco common stock corresponding to a 10 percent discount to the per-share value of the shares of Leidos common stock to be received in the Merger, calculated as set forth below, subject to an upper limit of 8.2136 shares of Splitco common stock per share of Lockheed Martin common stock. Stated another way, subject to the upper limit described below, for each $100 in value of Lockheed Martin common stock accepted in this exchange offer, you will receive approximately $111 in value of Splitco common stock, which will, upon the effectiveness of the Merger, be converted into the right to receive approximately $111 of Leidos common stock (less any cash amounts paid in lieu of fractional shares) calculated on the basis described herein. See “—Fractional Shares” and “—Exchange of Shares of Lockheed Martin Common Stock.”

The final calculated per-share values will be equal to:

•

with respect to Lockheed Martin common stock, the simple arithmetic average of the Daily VWAP of Lockheed Martin common stock on the NYSE for each of the Valuation Dates, as reported to Lockheed Martin by Bloomberg Finance L.P. displayed under the heading Bloomberg VWAP on the Bloomberg page “LMT UN < Equity > VWAP” (or its equivalent successor page if such page is not available);

•

with respect to Leidos common stock, the simple arithmetic average of the Daily VWAP of Leidos common stock for each of the Valuation Dates, as reported to Lockheed Martin by Bloomberg Finance L.P. displayed under the heading Bloomberg VWAP on the Bloomberg page “LDOS UN < Equity > VWAP” (or its equivalent successor page if such page is not available), minus $13.64, which equals the per-share amount of the Leidos Special Dividend (the “dividend adjusted per-share value”); and

•	with respect to Splitco common stock, the calculated dividend adjusted per-share value, determined as provided above, of Leidos common stock.

The Daily VWAP provided by Bloomberg Finance L.P. may be different from other sources of VWAPs or investors’ or security holders’ own calculations of VWAPs. Lockheed Martin will determine such calculations of the per-share values of Lockheed Martin common stock and Splitco common stock, and such determination will be final. If the upper limit on the number of shares of Splitco common stock that can be received for each share of Lockheed Martin common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit.

On September 24, 2015, the Lockheed Martin Board authorized a $3,000,000,000 increase to Lockheed Martin’s stock repurchase program. Under the program, Lockheed Martin management has discretion to determine the dollar amount of shares to be repurchased and the timing of any repurchases in compliance with applicable law and regulation. This includes purchases pursuant to Rule 10b5-1 plans. Lockheed Martin has entered into such a plan with Barclays Capital, Inc. whereby Barclays is authorized to repurchase up to $700,000,000 of Lockheed Martin common stock in privately negotiated transactions or in the open market at prices per share not exceeding the then-current market prices. The plan is in effect through October 31, 2016, but is suspended during the period in which the exchange offer is pending and for ten business days thereafter.

Upper Limit

The number of shares you can receive is subject to an upper limit of 8.2136 shares of Splitco common stock for each share of Lockheed Martin common stock accepted in this exchange offer. If the upper limit is in effect, a stockholder will receive less than $111 in value of Splitco common stock for each $100 in value of Lockheed Martin common stock that the stockholder validly tenders, that is not properly withdrawn and that is accepted in the exchange offer, and the stockholder could receive much less. Lockheed Martin set this upper limit to ensure that a change in the relative stock price of Lockheed Martin common stock and Leidos common stock, whether as a result of an increase in the price of Lockheed Martin common stock, a decrease in the price of Leidos common stock or a combination thereof, would not result in an unduly high number of shares of Splitco common stock being exchanged for each share of Lockheed Martin common stock accepted in this exchange offer. This is to prevent a situation that might significantly reduce the benefits of the exchange offer to Lockheed Martin and its continuing stockholders due to a smaller number of outstanding shares being acquired by Lockheed Martin in this exchange offer. Lockheed Martin has a share repurchase program designed to reduce share count. The split-off structure allows Lockheed Martin to reduce share count using Splitco common stock in the exchange offer instead of cash, and the upper limit is designed to set a minimum level of shares that will be repurchased by Lockheed Martin.

Pricing Mechanism

The terms of this exchange offer are designed to result in your receiving $111 of Splitco common stock for each $100 in value of Lockheed Martin common stock validly tendered, not properly withdrawn and accepted in this exchange offer, based on the calculated per-share values described above. This exchange offer does not provide for a lower limit or minimum exchange ratio because a minimum exchange ratio could result in the shares of Splitco common stock exchanged for each $100 in value of Lockheed Martin common stock being valued higher than approximately $111. Regardless of the final exchange ratio, the terms of this exchange offer would always result in your receiving approximately $111 in value of Splitco common stock for each $100 in value of Lockheed Martin common stock so long as the upper limit is not in effect. See the table on page 64 for purposes of illustration.

Subject to the upper limit described above, for each $100 in value of Lockheed Martin common stock accepted in this exchange offer, you will receive approximately $111 in value of Splitco common stock. The following formula will be used to calculate the number of shares of Splitco common stock you will receive in exchange for each share of Lockheed Martin common stock accepted in this exchange offer:

Number of shares of Splitco common stock	=	The lesser of	(a)	8.2136	and	(b)	the calculated per-share value of Lockheed Martin common stock divided by 90% of the calculated per-share value of Splitco common stock (calculated as described below)

The calculated per-share value of a share of Lockheed Martin common stock for purposes of this exchange offer will equal the simple arithmetic average of the Daily VWAP of Lockheed Martin common stock on the NYSE on each of the Valuation Dates. The calculated per-share value of a share of Splitco common stock for purposes of this exchange offer will equal the difference of the simple arithmetic average of the Daily VWAP of Leidos common stock on the NYSE on each of the Valuation Dates minus $13.64, which equals the per-share amount of the Leidos Special Dividend.

If the upper limit is in effect, the exchange ratio will be fixed at 8.2136. To help illustrate the way this calculation works, below are two examples:

Example 1: Assuming that the average of the Daily VWAP on the Valuation Dates is $250.2189 per share of Lockheed Martin common stock and $49.3820 per share of Leidos common stock resulting in a dividend adjusted per-share value of Leidos common stock of $35.7420, you would receive 7.7786 shares ($250.2189 divided by 90 percent of $35.7420) of Splitco common stock for each share of Lockheed Martin common stock accepted in this exchange offer, which will be converted into the right to receive 7.7786 shares of Leidos common stock at the effectiveness of the Merger (subject to payment of cash in lieu of fractional shares). In this example, the upper limit of 8.2136 shares of Splitco common stock for each share of Lockheed Martin common stock would not apply.

Example 2: Assuming that the average of the Daily VWAP on the Valuation Dates is $262.7298 per share of Lockheed Martin common stock and $47.5949 per share of Leidos common stock resulting in a dividend adjusted per-share value of Leidos common stock of $33.9549 , the upper limit would apply and you would only receive 8.2136 shares of Splitco common stock for each share of Lockheed Martin common stock accepted in this exchange offer because the upper limit is less than 8.5973 shares ($262.7298 divided by 90 percent of $33.9549) of Splitco common stock for each share of Lockheed Martin common stock, which will be converted into the right to receive 8.2136 shares of Leidos common stock at the effectiveness of the Merger (subject to payment of cash in lieu of fractional shares). Because the upper limit would apply, the exchange ratio would be fixed at the upper limit.

If the upper limit is in effect, under extreme circumstances, it is possible that you could receive less than $100 in value of Splitco common stock for each $100 in value of Lockheed Martin common stock accepted for exchange.

Indicative Per-Share Values

You will be able to review indicative exchange ratios and calculated per-share values of Lockheed Martin common stock and Splitco common stock, and calculated per-share values and dividend adjusted per-share values of Leidos common stock and the final exchange ratio used to determine the number of shares of Splitco common stock to be exchanged per share of Lockheed Martin common stock. The information agent will maintain on Lockheed Martin’s behalf a website at www.edocumentview.com/LockheedMartinExchange that provides indicative exchange ratios and calculated per-share values of Lockheed Martin common stock and Splitco common stock, and calculated per-share values and dividend adjusted per-share values of Leidos common stock. The indicative exchange ratios will reflect whether the upper limit on the exchange ratio, described above, would have been in effect. You also may contact the information agent at the toll-free number provided on the back cover of this document to obtain these indicative exchange ratios.

From the third trading day after the commencement of this exchange offer until the first Valuation Date, the website will show (1) the indicative calculated per-share values on a given day, calculated as though that day were the third Valuation Date of this exchange offer, of (a) Lockheed Martin common stock, which will equal the simple arithmetic average of the Daily VWAP of Lockheed Martin common stock, as calculated by Lockheed Martin, on each of the three consecutive trading days ending on and including such day, (b) Splitco common stock, which will equal the simple arithmetic average of the Daily VWAP of Leidos common stock, minus $13.64, which equals the per-share amount of the Leidos Special Dividend, as calculated by Lockheed Martin, on each of the three consecutive trading days ending on and including such day and (c) Leidos common stock, which will equal the simple arithmetic average of the Daily VWAP of Leidos common stock, as calculated by Lockheed Martin, on each of the three consecutive trading days ending on and including such day, and (2) the indicative calculated dividend adjusted per-share value of Leidos common stock, which will equal the simple arithmetic average of the Daily VWAP calculated in (c) above, minus $13.64, which equals the per-share amount of the Leidos Special Dividend.

On each of the Valuation Dates, when the values of Lockheed Martin common stock, Splitco common stock and Leidos common stock are calculated for the purposes of this exchange offer, the website will show the indicative calculated per-share values of Lockheed Martin common stock and Splitco common stock, and calculated per-share values and dividend adjusted per-share values of Leidos common stock, as calculated by Lockheed Martin, which will equal, with respect to each stock, (i) after the close of trading on the NYSE on the first Valuation Date, the VWAPs for that day, and (ii) after the close of trading on the NYSE on the second Valuation Date, the VWAPs for that day averaged with the VWAPs on the first Valuation Date. On the first two Valuation Dates, the indicative exchange rates will be updated no later than 4:30 p.m., New York City time. No indicative exchange ratio will be published or announced on the third Valuation Date, but the final exchange ratio will be announced by press release and available on the website by 9:00 a.m. on the second trading day (currently expected to be August 12, 2016) immediately preceding the expiration date of this exchange offer.

Final Exchange Ratio

The final exchange ratio that shows the number of shares of Splitco common stock that you will receive for each share of Lockheed Martin common stock accepted in this exchange offer will be available at www.edocumentview.com/LockheedMartinExchange and through the toll-free number maintained by the information agent listed on the back cover of this document and announced by press release by 9:00 a.m., New York City time, on August 12, 2016, unless this exchange offer is extended or terminated.

You also may contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll-free number provided on the back cover of this document.

Each of the Daily VWAPs, calculated per-share values (and, in the case of Leidos common stock, the estimated dividend adjusted per-share value) and the final exchange ratio will be rounded to four decimal places.

If a market disruption event occurs with respect to Lockheed Martin common stock or Leidos common stock on any of the Valuation Dates, the calculated per-share value of Lockheed Martin common stock and Splitco common stock will be determined using the Daily VWAP of Lockheed Martin common stock and Leidos common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to either Lockheed Martin common stock or Leidos common stock, so that in any case the valuation averaging period would be three days. If, however, a market disruption event occurs as specified above,

Lockheed Martin may terminate this exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of this exchange offer. For specific information as to what would constitute a market disruption event, see “—Conditions for the Consummation of this Exchange Offer.”

Since this exchange offer is scheduled to expire at 8:00 a.m., New York City time, on the last day of the exchange offer period, and the final exchange ratio will be announced by 9:00 a.m., New York City time, on the second trading day prior to the expiration date of this exchange offer, you will be able to tender or withdraw your shares of Lockheed Martin common stock after the final exchange ratio is determined. For more information on validly tendering and properly withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights.”

For the purposes of illustration, the table below indicates the number of shares of Splitco common stock that you would receive per share of Lockheed Martin common stock accepted in this exchange offer, calculated on the basis described above and taking into account the upper limit described above, assuming a range of averages of the Daily VWAP of Lockheed Martin common stock and Leidos common stock on the Valuation Dates. The first row of the table below shows the indicative calculated per-share values of Lockheed Martin common stock and Splitco common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on July 8, 2016, based on the Daily VWAPs of Lockheed Martin common stock and Leidos common stock on July 6, 2016, July 7, 2016 and July 8, 2016. The table also shows the effects of a five percent increase or decrease in either or both of the calculated per-share values of Lockheed Martin common stock and Leidos common stock (before adjustment for the Leidos Special Dividend) based on changes relative to the values as of July 8, 2016.

Lockheed Martin common stock	Leidos common stock	Calculated per- share value of Lockheed Martin common stock	Calculated per- share value of Splitco common stock (1)	Shares of Splitco common stock to be received per Lockheed Martin common stock tendered	Calculated Value Ratio (2)	Maximum number of shares of Lockheed Martin common stock accepted in exchange offer
As of July 8, 2016	As of July 8, 2016	$250.2189	$35.7420	7.7786	1.11	9,893,672
Down 5%	Up 5%	$237.7080	$38.2111	6.9121	1.11	11,133,942
Down 5%	Unchanged	$237.7080	$35.7420	7.3896	1.11	10,414,490
Down 5%	Down 5%	$237.7080	$33.2729	7.9380	1.11	9,695,001
Unchanged	Up 5%	$250.2189	$38.2111	7.2759	1.11	10,577,237
Unchanged	Down 5%	$250.2189	$33.2729	8.2136(3)	1.09	9,369,694
Up 5%	Up 5%	$262.7298	$38.2111	7.6397	1.11	10,073,552
Up 5%	Unchanged	$262.7298	$35.7420	8.1675	1.11	9,422,579
Up 5%	Down 5%	$262.7298	$33.2729	8.2136(4)	1.04	9,369,694

(1)	The calculated per-share value of Splitco common stock for purposes of this exchange offer will equal the simple arithmetic average of the Daily VWAP of Leidos common stock on the NYSE on each of the Valuation Dates, minus $13.64 per share, which equals the per-share amount of the Leidos Special Dividend.
(2)	The Calculated Value Ratio equals (i) the calculated per-share value of Splitco common stock multiplied by the exchange ratio, divided by (ii) the calculated per-share value of Lockheed Martin common stock.
(3)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been 8.3558 shares of Splitco common stock per share of Lockheed Martin common stock validly tendered and accepted in this exchange offer. In this scenario, Lockheed Martin would announce that the upper limit on the number of shares that can be received for each share of Lockheed Martin common stock tendered is in effect at the expiration of the exchange offer period no later than 9:00 a.m., New York City time, on the second trading day prior to the expiration date and that the exchange ratio would be fixed at the upper limit.
(4)

In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been 8.7736 shares of Splitco common stock per share of Lockheed Martin common stock validly tendered and accepted in this exchange offer. In this scenario, Lockheed Martin would announce that the upper limit on the number of shares that can be received for each share of Lockheed Martin common stock tendered is in effect at the expiration of the exchange offer period no later than 9:00 a.m., New York City time, on the second trading day prior to the expiration date and that the exchange ratio would be fixed at the upper limit.

During the three-month period of April 9, 2016 through July 8, 2016, the highest closing price of Lockheed Martin common stock on the NYSE was $251.90 and the lowest closing price of Leidos common stock on the NYSE was $45.71 (or $32.07 after deducting the amount of the Leidos Special Dividend). If the calculated per-share values of Lockheed Martin common stock and Splitco common stock were calculated based on these closing prices and after giving effect to the amount of the Leidos Special Dividend, you would receive only the limit of 8.2136 shares of Splitco common stock for each share of Lockheed Martin common stock tendered, and the value of such shares of Splitco common stock, based on the Leidos common stock price, would have been approximately $105 in value of Splitco common stock for each $100 in value of Lockheed Martin common stock accepted for exchange.

If the trading price of shares of Lockheed Martin common stock were to increase during the last two trading days of the exchange offer period (currently expected to be August 12, 2016 and August 15, 2016), the arithmetic average of the Daily VWAP for Lockheed Martin common stock on the Valuation Dates likely would be lower than the closing price of shares of Lockheed Martin common stock on the trading day before the expiration date of the exchange offer. As a result, you may receive fewer shares of Splitco common stock for each $100 in value of Lockheed Martin common stock than you would have received if the price were calculated on the basis of the closing price of shares of Lockheed Martin common stock on the trading day before the expiration date or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer. Similarly, if the trading price of Leidos common stock were to decrease after the final Valuation Date during the last two trading days of the exchange offer period, the simple arithmetic average of the Daily VWAP for Leidos common stock on the Valuation Dates likely would be higher than the closing price of shares of Leidos common stock on the trading day before the expiration date of the exchange offer. This circumstance also could result in you receiving fewer shares of Splitco common stock for each $100 in value of Lockheed Martin common stock than you otherwise would have received if the price were calculated on the basis of the closing price of shares of Leidos common stock on the trading day before the expiration date of the exchange offer or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer.

The number of shares of Lockheed Martin common stock that may be accepted in this exchange offer may be subject to proration. Depending on the number of shares of Lockheed Martin common stock validly tendered, and not properly withdrawn in this exchange offer, and the final exchange ratio, determined as described above, Lockheed Martin may have to limit the number of shares of Lockheed Martin common stock that it accepts in this exchange offer through a proration process. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described below under “—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Lockheed Martin Common Stock.”

This document and related documents are being sent to persons who directly held shares of Lockheed Martin common stock on or about July 7, 2016, and brokers, banks and similar persons whose names or the names of whose nominees appear on Lockheed Martin’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Lockheed Martin common stock.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Lockheed Martin Common Stock

If, upon the expiration of this exchange offer, Lockheed Martin stockholders have validly tendered and not properly withdrawn more shares of Lockheed Martin common stock than Lockheed Martin is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Splitco common stock owned by Lockheed Martin), Lockheed Martin will accept for exchange the Lockheed Martin common stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of Lockheed Martin common stock to be accepted bears to the total number of shares of Lockheed Martin common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of Lockheed Martin common stock), and subject to any adjustment necessary to ensure the exchange of all shares of Splitco common stock owned by Lockheed Martin, except for tenders of odd-lots, as described below.

Beneficial holders of “odd-lots” – that is, fewer than 100 shares of Lockheed Martin common stock, whether held in registered form or through a broker or other nominee – who validly tender all of their shares and request preferential treatment will not be subject to proration if this exchange offer is oversubscribed. Beneficial holders of 100 or more shares of Lockheed Martin common stock are not eligible for the foregoing “odd-lots” preference.

In the case of Lockheed Martin stockholders who hold their odd-lot shares in registered form, you can elect not to be subject to proration by completing the box entitled “Odd-Lot Shares” on the letter of transmittal. If your odd-lot shares are held by a broker or other nominee for your account, you can contact your broker or nominee and request the preferential treatment. All of your odd-lot shares will be accepted for exchange without proration if Lockheed Martin completes this exchange offer.

The foregoing “odd-lots” preference does not apply to shares of Lockheed Martin common stock held in the ESOP Fund or the LM Plan Company Stock Fund under the Lockheed Martin Savings Plans or the Sandia Plan Company Stock Fund under the Sandia Savings Plan. Thus, if a participant in a Lockheed Martin Savings Plan tenders all of his or her shares of Lockheed Martin common stock (or if the independent fiduciary for the Sandia Savings Plan tenders shares of Lockheed Martin common stock), held under the plan, those shares will be subject to proration even if the participant holds units under the plan representing fewer than 100 shares.

Lockheed Martin will announce the preliminary proration factor by press release as promptly as practicable after the expiration date. Upon determining the number of shares of Lockheed Martin common stock validly tendered for exchange, Lockheed Martin will announce the final results, including the final proration factor.

Any shares of Lockheed Martin common stock not accepted for exchange in this exchange offer as a result of proration or otherwise will be returned to the tendering stockholder promptly after the final proration factor is determined.

Fractional Shares

Upon the consummation of this exchange offer, the exchange agent will hold the shares of Splitco common stock as agent for the Lockheed Martin stockholders who validly tendered their shares and, in case of a pro rata distribution, for the holders of record of Lockheed Martin common stock for the pro rata distribution. Immediately following the consummation of this exchange offer, Merger Sub will be merged with and into Splitco, with Splitco surviving the Merger and becoming a wholly-owned subsidiary of Leidos. Each issued and outstanding share of Splitco common stock will be converted in the Merger into the right to receive one share of Leidos common stock. In the conversion, no fractional shares of Leidos common stock will be delivered to Splitco stockholders. All fractional shares of Leidos common stock that any Splitco stockholder otherwise would be entitled to receive as a result of the Merger will be aggregated by the exchange agent on behalf of Leidos. The exchange agent will cause the whole shares obtained thereby to be sold on behalf of the Splitco stockholders that otherwise would be entitled to receive such fractional shares of Leidos common stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices as soon as practicable after the Merger and, in any case, no later than five business days after the Merger. The exchange agent then will make available the net proceeds thereof, after deducting any required brokerage or similar charges, commissions and transfer taxes, on a pro rata basis, without interest, but subject to any required withholding taxes, as soon as practicable to the Splitco stockholders that otherwise would be entitled to receive such fractional shares of Leidos common stock in the Merger.

Exchange of Shares of Lockheed Martin Common Stock

Upon the terms and subject to the conditions of this exchange offer (including, if this exchange offer is extended or amended, the terms and conditions of the extension or amendment), Lockheed Martin will accept for exchange, and will exchange, for shares of Splitco common stock owned by Lockheed Martin, the shares of Lockheed Martin common stock validly tendered, and not properly withdrawn, prior to the expiration of this exchange offer, promptly after the expiration date.

The exchange of shares of Lockheed Martin common stock tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of:

•

(i) certificates representing all physically tendered shares of Lockheed Martin common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Lockheed Martin common stock in the exchange agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering;”

•

the letter of transmittal for Lockheed Martin common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message; and

•	any other required documents.

For purposes of this exchange offer, Lockheed Martin will be deemed to have accepted for exchange, and thereby exchanged, shares of Lockheed Martin common stock validly tendered and not properly withdrawn if and when Lockheed Martin notifies the exchange agent of its acceptance of the tenders of those shares of Lockheed Martin common stock pursuant to this exchange offer.

Upon the consummation of this exchange offer, Lockheed Martin will deliver to the exchange agent a global certificate representing all of the Splitco common stock being distributed in this exchange offer, with irrevocable instructions to hold the shares of Splitco common stock as agent for the Lockheed Martin stockholders validly tendered and not withdrawn in this exchange offer and, in the case of a pro rata distribution, Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of this exchange offer (as described below under “—Distribution of Any Shares of Splitco Common Stock Remaining After this Exchange Offer”). Leidos will deposit in a reserve account with its transfer agent for the benefit of persons who received shares of Splitco common stock in this exchange offer book-entry authorizations representing shares of Leidos common stock, with irrevocable instructions to hold the shares of Leidos common stock upon consummation of the Merger as agent for the Splitco stockholders.

Upon surrender of the documents required by the exchange agent, duly executed, each former holder of Splitco common stock will receive in exchange therefor shares of Leidos common stock and/or cash in lieu of fractional shares, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

If Lockheed Martin does not accept for exchange any tendered Lockheed Martin common stock for any reason pursuant to the terms and conditions of this exchange offer, the exchange agent:

•	in the case of shares of Lockheed Martin common stock held in certificated form, will return certificates representing such shares without expense to the tendering stockholder;

•	in the case of book-entry shares held through DRS, will cause those shares to be credited to the DRS account from which they were tendered;

•	in the case of CDI Shares, will cause those shares to be credited by the exchange agent to the tendering stockholder’s account under Lockheed Martin Direct Invest, from which they were tendered; and

•

in the case of shares tendered by book-entry transfer pursuant to the procedures set forth below in the section entitled “—Procedures for Tendering,” such shares will be credited to an account maintained with The Depository Trust Company, in each case promptly following expiration or termination of this exchange offer.

Procedures for Tendering

Shares Held in Certificated Form/Book-Entry DRS

If you hold certificates representing shares of Lockheed Martin common stock, or if your shares of Lockheed Martin common stock are held in book-entry via the DRS, you must deliver to the exchange agent at the address listed on the letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and, if you hold certificates, the certificates representing the shares of Lockheed Martin common stock tendered.

CDI Shares

If you hold CDI Shares, you must deliver to the exchange agent at the address listed on the letter of transmittal for Lockheed Martin common stock a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents. Since certificates are not issued for CDI Shares, you do not need to deliver any certificates representing those shares to the exchange agent. If you tender all of your CDI Shares, and all of your CDI Shares are accepted in this exchange offer, then your participation in the stock purchase and dividend reinvestment plan will be terminated and any dividend due will be paid in cash.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of Lockheed Martin common stock through a broker, dealer, commercial bank, trust company or similar institution and wish to tender your shares of Lockheed Martin common stock in this exchange offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your shares of Lockheed Martin common stock. If that institution holds shares of Lockheed Martin common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the exchange agent’s account in accordance with The Depository Trust Company’s procedures. The institution also must ensure that the exchange agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your shares of Lockheed Martin common stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of Lockheed Martin common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that Lockheed Martin may enforce that agreement against the participant.

The exchange agent will establish an account with respect to the shares of Lockheed Martin common stock at The Depository Trust Company for purposes of this exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book-entry delivery of shares of Lockheed Martin common stock by causing The Depository Trust Company to transfer such shares into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Shares Held in the Lockheed Martin Savings Plans

If you have one or more accounts in a Lockheed Martin Savings Plan and your account(s) holds units of the ESOP Fund or the LM Plan Company Stock Fund, the unitized funds invested in Lockheed Martin common stock and cash and short-term equivalents maintained for liquidity purposes under the Lockheed Martin Savings Plan, you may elect either to keep or to exchange some or all of the shares attributable to the units held in your account for shares of Splitco common stock. You will receive instructions by letter or email (as permitted by the Lockheed Martin Savings Plans) informing you how to make an election. If you do not make a timely election to exchange some or all of the shares attributable to your account in accordance with the instructions by the deadline set forth in the instructions, none of the shares held for your account attributable to the units of the ESOP Fund and/or the LM Plan Company Stock Fund will be exchanged for shares of Splitco common stock in the exchange offer and your holdings of units of the ESOP Fund and/or the LM Plan Company Stock Fund will remain unchanged. If you timely elect to exchange shares attributable to units of the ESOP Fund and/or the LM Plan Company Stock Fund for Splitco common stock, each such share of Splitco common stock will be converted in the Merger into Leidos common stock, and you will receive units of a unitized stock fund holding Leidos common stock (as described further below) based on an exchange ratio of one share of Leidos common stock for each share of Splitco common stock. For a more detailed description of how to tender your shares of Lockheed Martin common stock attributable to the units held in your Lockheed Martin Savings Plan account and the applicable deadline for directing the trustee or the independent fiduciary, as applicable, to tender such shares, please refer to the specific instructions regarding how to tender such shares, if any, under the Lockheed Martin Savings Plans. If you hold units in the ESOP Fund and/or the LM Plan Company Stock Fund, you will receive the instructions from Computershare on behalf of the trustee of the Lockheed Martin Savings Plans.

If you elect to exchange some or all of the shares attributable to units of the ESOP Fund and/or the LM Plan Company Stock Fund in your Lockheed Martin Savings Plan account(s) for shares of Splitco common stock, you may be required to liquidate the units representing shares of Leidos common stock that you receive in exchange for such Splitco shares in connection with the Merger in your Lockheed Martin Savings Plan account(s) no later than a date communicated by the trustee (which could be immediately after the closing of the Merger or some time thereafter) and reallocate the sale proceeds of such liquidation to one or more of the other investment options then available under the relevant Lockheed Martin Savings Plans. If you do not liquidate such shares of Leidos common stock prior to the liquidation deadline, the shares of Leidos common stock attributable to units of the ESOP Fund and/or the LM Plan Company Stock Fund will be liquidated by the trustee on the liquidation deadline date with the proceeds invested as set forth in communication from the plan.

If the offer to exchange shares of Lockheed Martin common stock for Splitco common stock is oversubscribed, the number of shares attributable to the units of the ESOP Fund and/or the LM Plan Company Stock Fund that you elect to exchange will be subject to proration. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described in the section of this document entitled “This Exchange Offer—Terms of this Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Lockheed Martin Common Stock.”

The ESOP Fund and the LM Plan Company Stock Fund under the Lockheed Martin Savings Plans are unitized stock funds holding Lockheed Martin common stock and cash and short-term investments maintained for liquidity purposes. Participants in the Lockheed Martin Savings Plans whose accounts are invested in the ESOP Fund and/or the LM Plan Company Stock Fund have units in such fund allocated to their respective accounts, which units represent their respective pro rata interests in the fund. For purposes of this document and the exchange offer, references to shares of Lockheed Martin common stock being held in the ESOP Fund and/or the LM Plan Company Stock Fund, elections to keep or tender such shares and exchanges of such shares mean, with respect to a participant, the shares of Lockheed Martin common stock represented by the units in the ESOP Fund and/or the LM Plan Company Stock Fund allocated to the participant’s account under the Lockheed Martin Savings Plans.

In connection with the exchange of shares held in the ESOP Fund or LM Plan Company Stock Fund, any shares of Leidos common stock held (outside of a self-directed brockerage account (“SDBA”)) in the Lockheed Martin Savings Plans will be held in a unitized stock fund. In addition to holding Leidos common stock, such Leidos common stock fund also may hold cash and short-term investments for liquidity purposes. Accounts of plan participants who elect to exchange shares held in the ESOP Fund and/or the LM Plan Company Stock Fund will receive units in the Leidos common stock fund. For purposes of this document and the exchange offer, references to shares of Leidos common stock being held in participant accounts under a Lockheed Martin Savings Plan and liquidation of shares of Leidos common stock mean, with respect to a participant, the shares of Leidos common stock represented by the units in the Leidos common stock fund allocated to the participant’s account under the relevant Lockheed Martin Savings Plan.

If you hold shares of Lockheed Martin common stock in a SDBA in one of the Lockheed Martin Savings Plans, you may access instructions at www.tdameritraderetirement.com>My Account>History & Statements>Shareholder Library>Corporate Action. Shares of Lockheed Martin common stock held in a SDBA in a Lockheed Martin Savings Plan account are not unitized. Shares of Leidos common stock received in a SDBA in a Lockheed Martin Savings Plan will not be unitized and are not required to be liquidated by the deadline set by the trustee for the Lockheed Martin Savings Plans applicable to the Leidos common stock fund.

Notwithstanding anything in this document to the contrary, with respect to shares of Lockheed Martin common stock held under the Lockheed Martin Savings Plans, the terms of such plans and trust and applicable law govern all transactions involving shares of Lockheed Martin common stock. It is possible that the investment fiduciaries of the Lockheed Martin Savings Plans, to fulfill their fiduciary obligations, will impose additional conditions and limitations on the participation of the Lockheed Martin Savings Plans and their participants in the exchange offer or will determine that investment in Leidos common stock will not be a permitted investment. If that is the case, participants in the Lockheed Martin Savings Plans will be notified by the trustee.

Shares Held in the Sandia Savings Plan

If you have an account in the Sandia Savings Plan and your account holds units of the Sandia Plan Company Stock Fund, the unitized fund invested in Lockheed Martin common stock and cash and short-term investments maintained for liquidity purposes, the independent fiduciary for the Sandia Savings Plan will decide whether to keep or to exchange some or all of the shares attributable to the units held in your account for shares of Splitco common stock. If the independent fiduciary timely elects to exchange shares attributable to units in the Sandia Plan Company Stock Fund for Splitco common stock in accordance with the procedures described in this document, each such share of Splitco common stock will be converted in the Merger into Leidos common stock and will be immediately liquidated and reinvested in Lockheed Martin common stock. You will receive a notice from the plan administrator of the Sandia Savings Plan if the independent fiduciary elects to exchange such shares. If the independent fiduciary does not timely elect to exchange shares attributable to units in the Sandia Plan Company Stock Fund for Splitco common stock, none of the shares held for your account attributable to the units of the Sandia Plan Company Stock Fund will be exchanged for shares of Splitco common stock in the exchange offer and your holdings of units of the Sandia Plan Company Stock Fund will remain unchanged.

If the offer to exchange shares of Lockheed Martin common stock for Splitco common stock is oversubscribed, the number of shares attributable to the units of the Sandia Plan Company Stock Fund that the independent fiduciary elects to exchange will be subject to proration. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described under “This Exchange Offer—Terms of this Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Lockheed Martin Common Stock.” Please contact the phone number in the letter or email you receive to speak with a customer service representative if you have any questions.

The Sandia Plan Company Stock Fund under the Sandia Savings Plan is a unitized stock fund holding Lockheed Martin common stock and cash and short-term investments maintained for liquidity purposes. Participants in the

Sandia Savings Plan whose accounts are invested in the Sandia Plan Company Stock Fund have units in such fund allocated to their respective accounts, which units represent their respective pro rata interests in the fund. For purposes of this document and the exchange offer, references to shares of Lockheed Martin common stock held in the Sandia Plan Company Stock Fund, elections to keep or tender such shares and exchanges of such shares mean, with respect to a participant, the shares of Lockheed Martin common stock represented by the units in the Sandia Plan Company Stock Fund allocated to the participant’s account under the Sandia Savings Plan.

Notwithstanding anything in this document to the contrary, with respect to shares of Lockheed Martin common stock held under the Sandia Savings Plan, the terms of such plan and its related trust and applicable law govern all transactions involving such shares of Lockheed Martin common stock. The investment fiduciaries of the Sandia Savings Plan have determined that investment in Leidos common stock will not be a permitted investment and any shares exchanged by the independent fiduciary will be immediately liquidated and reinvested in Lockheed Martin common stock.

Shares Held in Employee Benefit Plans Other than the Lockheed Martin Savings Plans and the Sandia Savings Plan

If you own shares of Lockheed Martin common stock through an employer sponsored plan other than the Lockheed Martin Savings Plans or the Sandia Savings Plan, the terms of the plan holding those shares and any related trust and applicable law govern transactions involving the shares of Lockheed Martin common stock. You should consult with the trustee of any such plans concerning the actions that you may be required to take if you desire to participate in this exchange offer. As a general matter, the trustee of the plan or a broker, dealer, commercial bank, trust company or similar institution through which the plan holds your shares of Lockheed Martin common stock will be required to take action on your behalf to enable you to participate in this exchange offer with respect to those shares.

General Instructions

Letters of transmittal for shares of Lockheed Martin common stock and certificates representing shares of Lockheed Martin common stock only should be sent to the exchange agent at an address listed on the letter of transmittal. Do not send letters of transmittal and certificates representing shares of Lockheed Martin common stock to Lockheed Martin, Leidos, Splitco or the information agent. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by Lockheed Martin. Transmittal of tendered shares held by the trusts under the Lockheed Martin Savings Plans and the Sandia Savings Plan will be made by the trustee under those plans in accordance with the terms and conditions of the plans, directions of participants and applicable law and regulation.

Whether you tender your shares of Lockheed Martin common stock by delivery of certificates, by the procedures applicable to book-entry shares held through DRS, by the procedures applicable to CDI Shares or through your broker, the exchange agent must receive the letter of transmittal for shares of Lockheed Martin common stock and, if applicable, the certificates representing your shares of Lockheed Martin common stock at the address set forth on the back cover of this document prior to the expiration of this exchange offer. Alternatively, in case of a book-entry transfer of shares of Lockheed Martin common stock through The Depository Trust Company, the exchange agent must receive the agent’s message and a book-entry confirmation.

As required, letters of transmittal for shares of Lockheed Martin common stock and certificates representing shares of Lockheed Martin common stock must be received by the exchange agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your shares of Lockheed Martin common stock.

Signature Guarantees

Signatures on all letters of transmittal for Lockheed Martin common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of Lockheed Martin common stock are tendered either (i) by a registered stockholder who has not completed the box entitled “Special Transfer Instructions” or “Special Delivery Instructions” on the letter of transmittal, or (ii) for the account of a U.S. eligible institution.

If the certificates representing shares of Lockheed Martin common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures

If you wish to tender shares of Lockheed Martin common stock pursuant to this exchange offer but (i) your certificates are not immediately available, (ii) you cannot deliver the shares or other required documents to the exchange agent on or before the expiration date of this exchange offer or (iii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your Lockheed Martin common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•

on or before the expiration date, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Lockheed Martin, in the manner provided below; and

•

within three NYSE trading days after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (i) (a) certificates representing all physically tendered shares of Lockheed Martin common stock and (b) in the case of shares delivered by-book entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Lockheed Martin common stock in the exchange agent’s account at The Depository Trust Company; (ii) a letter of transmittal for shares of Lockheed Martin common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (iii) any other required documents.

Registered stockholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of Lockheed Martin common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange agent as long as it is guaranteed by a U.S. eligible institution. If you hold shares of Lockheed Martin common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Tendering Your Shares After the Final Exchange Ratio Has Been Determined

The final exchange ratio will be available no later than 9:00 a.m., New York City time, on the second trading day prior to the expiration date of this exchange offer. If you are a registered Lockheed Martin stockholder (which includes persons holding certificated shares, book-entry shares held through DRS or CDI Shares), then it is unlikely that you will be able to deliver an original executed letter of transmittal (and, in the case of certificated shares, your stock certificates) to the exchange agent prior to the expiration of this exchange offer at 9:00 a.m., New York City time, on the expiration date. Accordingly, in such a case, if you wish to tender your shares after the final exchange ratio has been determined, you will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described above. If you hold shares of Lockheed Martin common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

If you hold units of the ESOP Fund and/or the LM Plan Company Stock Fund in a Lockheed Martin Savings Plan account, you must tender your shares attributable to the units by the deadline set forth in the trustee’s instructions. It is possible that the final exchange ratio will not have been determined at the time of such deadline. After the final exchange ratio has been determined, to tender shares of Lockheed Martin common stock held in the Lockheed Martin Savings Plans or the Sandia Savings Plan, the trustee or the independent fiduciary, as applicable, must deliver a notice of guaranteed delivery to the exchange agent via facsimile prior to 8:00 a.m., New York City time, on the expiration date.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, on the last trading day prior to the expiration date and institutions may be able to process tenders for Lockheed Martin common stock through The Depository Trust Company prior to that time (although there is no assurance that this will be the case). Once The Depository Trust Company has closed, participants in The Depository Trust Company whose name appears on a Depository Trust Company security position listing as the owner of Lockheed Martin common stock will still be able to tender their Lockheed Martin common stock by delivering a notice of guaranteed delivery to the exchange agent via facsimile.

If you hold shares of Lockheed Martin common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf. It will generally not be possible to direct such an institution to submit a notice of guaranteed delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a notice of guaranteed delivery on your behalf prior to expiration of this exchange offer at 8:00 a.m., New York City time, on the expiration date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable notice of guaranteed delivery in connection with the delivery of those shares.

Effect of Tenders

A tender of Lockheed Martin common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of this exchange offer as well as your representation and warranty to Lockheed Martin that (i) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of Lockheed Martin common stock or other securities issued or issuable in respect of such shares), (ii) when the same are accepted for exchange, Lockheed Martin will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims and (iii) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of Lockheed Martin common stock for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (a) shares of Lockheed Martin common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of Lockheed Martin common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise and (ii) will cause such shares to be delivered in accordance with the terms of this document. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The exchange of shares of Lockheed Martin common stock validly tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of (i)(a) certificates representing all physically tendered shares of Lockheed Martin common stock or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Lockheed Martin common stock in the exchange agent’s account at The Depository Trust Company, (ii) the letter of transmittal for shares of Lockheed Martin common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (iii) any other required documents.

Appointment of Attorneys-in-Fact and Proxies

By executing a letter of transmittal as set forth above, you irrevocably appoint Lockheed Martin’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Lockheed Martin common stock tendered and accepted for exchange by Lockheed Martin and with respect to any and all other shares of Lockheed Martin common stock and other securities issued or issuable in respect of the Lockheed Martin common stock on or after the expiration of this exchange offer. That appointment is effective when and only to the extent that Lockheed Martin deposits the shares of Splitco common stock for the shares of Lockheed Martin common stock that you have tendered with the exchange agent. All such proxies will be considered coupled with an interest in the tendered shares of Lockheed Martin common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will be deemed ineffective). Lockheed Martin’s designees will, with respect to the shares of Lockheed Martin common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. Lockheed Martin reserves the right to require that, in order for shares of Lockheed Martin common stock to be deemed validly tendered, immediately upon Lockheed Martin’s acceptance for exchange of those shares of Lockheed Martin common stock, Lockheed Martin must be able to exercise full voting rights with respect to such shares. In the case of tendered shares of Lockheed Martin common stock held in the trust under the Lockheed Martin Savings Plans, the trustee will make an electronic election through its custodian and the provisions described in this paragraph regarding the irrevocable appointment of Lockheed Martin’s designees as attorneys-in-fact will apply to the trustee.

Determination of Validity

Lockheed Martin will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Lockheed Martin common stock, in Lockheed Martin’s sole discretion, and its determination will be final and binding. Lockheed Martin reserves the absolute right to reject any and all tenders of shares of Lockheed Martin common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Lockheed Martin also reserves the absolute right to waive any of the conditions of this exchange offer, or any defect or irregularity in the tender of any shares of Lockheed Martin common stock. Notwithstanding the foregoing, Lockheed Martin stockholders may challenge a determination made by Lockheed Martin in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties. No tender of shares of Lockheed Martin common stock is valid until all defects and irregularities in tenders of shares of Lockheed Martin common stock have been cured or waived. Neither Lockheed Martin nor the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of Lockheed Martin common stock or will incur any liability for failure to give any such notification. Lockheed Martin’s interpretation of the terms and conditions of this exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

Binding Agreement

The tender of shares of Lockheed Martin common stock pursuant to any of the procedures described above will constitute a binding agreement between Lockheed Martin and you upon the terms of and subject to the conditions to this exchange offer.

The method of delivery of stock certificates of Lockheed Martin common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If you tender fewer than all the shares of Lockheed Martin common stock evidenced by any stock certificate you deliver to the exchange agent, then you will need to fill in the number of shares that you are tendering in the section entitled “Stock Election” on the second page of the letter of transmittal. In those cases, as soon as practicable after the expiration date, the exchange agent will credit the remainder of the shares of common stock that were evidenced by the certificate(s) but not tendered to a DRS account in the name of the registered holder maintained by Lockheed Martin’s transfer agent, unless otherwise provided in “Special Delivery Instructions” in the letter of transmittal. Unless you indicate otherwise in your letter of transmittal, all of the shares of Lockheed Martin common stock represented by stock certificates you deliver to the exchange agent will be deemed to have been validly tendered. No stock certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange agent that were previously in certificated form, except for stock certificates representing shares not accepted in this exchange offer.

Lost, Stolen or Destroyed Certificates

If your certificate(s) representing shares of Lockheed Martin common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you will need to complete an affidavit of mutilated, destroyed, lost or stolen certificate(s) (an “Affidavit”) that you may request by calling Lockheed Martin’s transfer agent, Computershare Trust Company, N.A., at (877) 498-8861. You will also need to post a surety bond for your mutilated, destroyed, lost or stolen shares of Lockheed Martin common stock and pay a service fee. Upon receipt of the completed applicable letter of transmittal with the completed Affidavit, the surety bond payment and the service fee, your shares of Lockheed Martin common stock will be considered tendered in this exchange offer.

Withdrawal Rights

Shares of Lockheed Martin common stock validly tendered pursuant to this exchange offer may be withdrawn at any time before 8:00 a.m., New York City time, on the expiration date and, unless Lockheed Martin has previously accepted such shares pursuant to this exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer (from and after September 6, 2016). Once Lockheed Martin accepts shares of Lockheed Martin common stock pursuant to this exchange offer, your tender is irrevocable.

For a withdrawal of shares of Lockheed Martin common stock to be effective, the exchange agent must receive from you a written notice of withdrawal at one of its addresses set forth on the back cover of this document, and your notice must include your name and the number of shares of Lockheed Martin common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If you hold units of the ESOP Fund and/or the LM Plan Company Stock Fund in a Lockheed Martin Savings Plan account and you wish to withdraw shares attributable to the units that you have tendered, you must withdraw such shares by the deadline set forth in the trustee’s instructions, as applicable, and it is possible that such deadline may occur before the final exchange ratio has been determined. You should refer to the procedures and deadlines set forth in the trustee’s informational materials provided to you. If you hold units of the ESOP Fund and/or the LM Plan Company Stock Fund in a Lockheed Martin Savings Plan, the trustee must deliver the notice of withdrawal with respect to any shares you wish to be withdrawn, and you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent. If you hold units of the Sandia Plan Company Stock Fund in a Sandia Savings Plan account, the independent fiduciary will determine whether to withdraw shares attributable to the units that it tendered, if any, after the exchange ratio has been determined by the deadline for withdrawals described in this document.

If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Lockheed Martin common stock must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. If shares of Lockheed Martin common stock have been tendered pursuant to the procedures for book-entry tender discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company. Withdrawn shares held in certificated form will be returned to the holders in the form of book-entry shares in DRS.

Lockheed Martin will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding. Neither Lockheed Martin nor the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Notwithstanding the foregoing, Lockheed Martin stockholders may challenge a determination made by Lockheed Martin in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.

Any shares of Lockheed Martin common stock properly withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer. However, you may re-tender withdrawn shares of Lockheed Martin common stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of this exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under this exchange offer is irrevocable.

Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined

The final exchange ratio will be available no later than 9:00 a.m., New York City time, on the second trading day prior to the expiration date of this exchange offer. If you are a registered stockholder of Lockheed Martin common stock (which includes persons holding certificated shares and book-entry shares held through DRS or CDI Shares) and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent prior to 8:00 a.m., New York City time, on the expiration date. Medallion guarantees will not be required for such withdrawal notices. If you hold shares of Lockheed Martin common stock through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, on the last trading day prior to the expiration date and institutions may be able to process withdrawals of Lockheed Martin common stock through The Depository Trust Company during that time (although there can be no assurance that this will be the case). Once The Depository Trust Company has closed, if you beneficially own shares of Lockheed Martin common stock that were previously delivered through The Depository Trust Company, to properly withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent prior to 8:00 a.m., New York City time, on the expiration date. Such notice of withdrawal must be in the form of The Depository Trust Company’s notice of withdrawal, must specify the name and number of the account at The Depository Trust

Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. Shares can be properly withdrawn only if the exchange agent receives a withdrawal notice directly from the relevant institution that tendered the shares through The Depository Trust Company.

If you hold units of the ESOP Fund and/or the LM Plan Company Stock Fund in a Lockheed Martin Savings Plan account and you wish to withdraw shares attributable to the units that you have tendered, you must withdraw such shares by the deadline set forth in the trustee’s instructions, as applicable, and it is possible that such deadline may occur before the final exchange ratio has been determined. You should refer to the procedures and deadlines set forth in the trustee’s informational materials provided to you. If you hold units of the ESOP Fund and/or the LM Plan Company Stock Fund in a Lockheed Martin Savings Plan, the trustee must deliver the notice of withdrawal with respect to any shares you wish to be withdrawn, and you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent. If you hold units of the Sandia Plan Company Stock Fund in a Sandia Savings Plan account, the independent fiduciary will determine whether to withdraw shares attributable to the units that it tendered, if any, after the exchange ratio has been determined by the deadline for withdrawals described in this document.

Book-entry Accounts

Certificates representing shares of Splitco common stock will not be issued to Lockheed Martin stockholders pursuant to this exchange offer. Rather than issuing certificates representing such shares of Splitco common stock to tendering Lockheed Martin stockholders, the exchange agent will cause shares of Splitco common stock to be credited to records maintained by the exchange agent for the benefit of the respective holders. Immediately following the consummation of this exchange offer, the Merger will occur and Merger Sub will be merged with and into Splitco and each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock and cash in lieu of fractional shares. In connection with this exchange offer, you will receive a letter of transmittal and instructions for use in effecting surrender of any certificates in exchange for Leidos common stock and cash in lieu of fractional shares. As promptly as practicable following the Merger and Lockheed Martin’s notice and determination of the final proration factor, if any, Leidos’ transfer agent will credit the shares of Leidos common stock into which the shares of Splitco common stock have been converted to book-entry accounts maintained for the benefit of the Lockheed Martin stockholders who received shares of Splitco common stock in the exchange offer or as a pro rata distribution, if any, and will send these holders a statement evidencing their holdings of shares of Leidos common stock.

Extension; Termination; Amendment

Extension, Termination or Amendment by Lockheed Martin

Lockheed Martin expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which this exchange offer is open and thereby delay acceptance for payment of, and the payment for, any shares of Lockheed Martin common stock validly tendered and not properly withdrawn in this exchange offer. For example, this exchange offer can be extended if any of the conditions for the consummation of this exchange offer described in the next section entitled “—Conditions for the Consummation of this Exchange Offer” are not satisfied or waived prior to the expiration of this exchange offer.

Lockheed Martin expressly reserves the right, in its sole discretion, to amend the terms of this exchange offer in any respect prior to the expiration date, except that Lockheed Martin does not intend to extend this exchange offer other than in the circumstances described in this section. Lockheed Martin also expressly reserves the right, in its sole discretion, to terminate this exchange offer without the exchange of shares if it determines, subject to satisfaction of the conditions for the consummation of the Transactions, to distribute all shares of Splitco common stock owned by Lockheed Martin on a pro rata basis to Lockheed Martin stockholders, with a record date to be announced by Lockheed Martin.

If Lockheed Martin materially changes the terms of or information concerning this exchange offer or if Lockheed Martin waives a material condition of this exchange offer, it will extend this exchange offer if required by law.

The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of the material change is first given or in the event there is a waiver of a material condition to the exchange offer. The length of time will depend on the particular facts and circumstances.

As required by law, this exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	Lockheed Martin changes the method for calculating the number of shares of Splitco common stock offered in exchange for each share of Lockheed Martin common stock; and

•	this exchange offer is scheduled to expire within ten business days of announcing any such change.

If Lockheed Martin extends this exchange offer, is delayed in accepting for exchange any shares of Lockheed Martin common stock or is unable to accept for exchange any shares of Lockheed Martin common stock under this exchange offer for any reason, then, without affecting Lockheed Martin’s rights under this exchange offer, the exchange agent may retain all shares of Lockheed Martin common stock tendered on Lockheed Martin’s behalf. These shares of Lockheed Martin common stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

Lockheed Martin’s reservation of the right to delay acceptance of any shares of Lockheed Martin common stock is subject to applicable law, which requires that Lockheed Martin pay the consideration offered or return the shares of Lockheed Martin common stock deposited promptly after the termination or withdrawal of this exchange offer.

Lockheed Martin will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

Method of Public Announcement

Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with this exchange offer be promptly disclosed to stockholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which Lockheed Martin may choose to make any public announcement, Lockheed Martin assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire.

Conditions for the Consummation of this Exchange Offer

Lockheed Martin will not be required to complete this exchange offer and may extend or terminate this exchange offer, if, at the scheduled expiration date any of the following conditions or events has occurred, or Lockheed Martin reasonably expects any of the following conditions or events to occur:

•

any of the “Joint Conditions to the Merger” or “Additional Conditions to the Merger for Lockheed Martin’s Benefit” referenced in “The Merger Agreement—Conditions to the Merger” have not been satisfied or waived, as applicable, or for any reason the Transactions (other than this exchange offer) cannot be consummated promptly after consummation of this exchange offer;

•	the Merger Agreement or the Separation Agreement has been terminated;

•

any condition or event that Lockheed Martin reasonably believes would or would be likely to cause this exchange offer and/or any pro rata dividend of Splitco common shares distributed to Lockheed Martin stockholders if this exchange offer is undersubscribed to be taxable to Lockheed Martin or its stockholders under U.S. federal income tax laws;

•

any injunction, order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority having jurisdiction over Lockheed Martin, Splitco or Leidos and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction will have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay consummation of this exchange offer;

•	any proceeding for the purpose of suspending the effectiveness of the registration statement of which this document is a part has been initiated by the SEC and not concluded or withdrawn;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•

any extraordinary or material adverse change in U.S. financial markets generally, including, but not limited to, a decline of at least 15 percent in the Standard & Poor’s (“S&P”) Aerospace & Defense Index, the S&P MidCap 400 Index, the S&P North American Technology Services Index or the S&P 500 Index within a period of 60 consecutive days or less occurring after the commencement of the exchange offer;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity or act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the consummation of this exchange offer, or if any of these situations exists as of the commencement of this exchange offer, any material deterioration of such situation;

•

any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay the consummation of this exchange offer;

•

any condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of Lockheed Martin, Splitco or Leidos; or

•

a market disruption event (as defined below) occurs with respect to shares of Lockheed Martin common stock or Leidos common stock on any of the Valuation Dates and such market disruption event has, in Lockheed Martin’s reasonable judgment, impaired the benefits of this exchange offer.

Each of the foregoing conditions to the consummation of the exchange offer is independent of any other condition; the exclusion of any event from a particular condition above does not mean that such event may not be included in another condition. If any of the above events occurs, Lockheed Martin may:

•	terminate this exchange offer and promptly return all tendered shares of Lockheed Martin common stock to tendering stockholders;

•

extend this exchange offer and, subject to the withdrawal rights described in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights,” retain all tendered shares of Lockheed Martin common stock until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive or amend any unsatisfied condition and, subject to any requirement to extend the period of time during which this exchange offer is open, complete this exchange offer.

These conditions are for the sole benefit of Lockheed Martin. Lockheed Martin may assert these conditions with respect to all or any portion of this exchange offer regardless of the circumstances giving rise to them (except any action or inaction by Lockheed Martin). Lockheed Martin expressly reserves the right, in its sole discretion, to waive any condition in whole or in part at any time. Lockheed Martin’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights (provided that the right has not otherwise become exercisable). Each right is an ongoing right which may be asserted at any time prior to the expiration of this exchange offer. All conditions for consummation of this exchange offer must be satisfied or waived by Lockheed Martin prior to the expiration of this exchange offer. Leidos has no right to waive any conditions to this exchange offer, provided that the ability of Lockheed Martin to waive certain conditions, including certain conditions relating to the Merger Agreement, may require the consent of Leidos.

A market disruption event with respect to either Lockheed Martin common stock or Leidos common stock means a suspension, absence or material limitation of trading of Lockheed Martin common stock or Leidos common stock on the NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE as a result of which the reported trading prices for Lockheed Martin common stock or Leidos common stock on the NYSE during any half-hour trading period during the principal trading session in the NYSE are materially inaccurate, as determined by Lockheed Martin in its sole discretion or the exchange agent in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE.

Material U.S. Federal Income Tax Consequences of the Distribution and the Merger

The following are the material U.S. federal income tax consequences of the Distribution and Merger to U.S. Holders (as defined below) of Lockheed Martin common stock. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this registration statement, all of which may change, possibly with retroactive effect. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Lockheed Martin common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion assumes that U.S. Holders of Lockheed Martin common stock hold such stock as a capital asset (generally, assets held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that stockholder’s particular circumstances or to a U.S. Holder subject to special rules, such as:

•	a financial institution, regulated investment company or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities, commodities or foreign currencies;

•	a stockholder that holds Lockheed Martin common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction;

•	a stockholder that holds Lockheed Martin common stock in a tax-deferred account, such as an individual retirement account or a plan qualifying under Section 401(k) of the Code; or

•	a stockholder that acquired Lockheed Martin common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal tax purposes, holds Lockheed Martin common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Lockheed Martin common stock should consult its own tax advisor.

This discussion of material U.S. federal income tax consequences does not address all potential U.S. federal income tax consequences of the Distribution and Merger, including consequences that may depend on individual circumstances. In addition, it does not address any estate or gift or other non-income tax consequences or any foreign, state or local tax consequences of the Distribution and Merger. Each holder of Lockheed Martin common stock should consult its own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Distribution and Merger to such holder.

Tax Opinions

The consummation of the Distribution, the Merger and certain related transactions are conditioned upon (i) Lockheed Martin’s receipt of an opinion from its tax counsel substantially to the effect that the Distribution, together with certain related transactions, will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code and that the Lockheed Martin Cash Distribution will qualify as money distributed to Lockheed Martin creditors or stockholders in connection with the reorganization for purposes of Section 361(b) of the Code, and (ii) Lockheed Martin’s and Leidos’ receipt of opinions from their respective tax counsel, in each case, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Tax Opinions”). In rendering the Tax Opinions, tax counsel will rely on (i) customary representations and covenants made by Lockheed Martin, Splitco and Leidos, and (ii) specified assumptions, including an assumption regarding the completion of the Distribution, Merger and certain related transactions in the manner contemplated by the transaction agreements. In addition, tax counsels’ ability to provide the Tax Opinions will depend on the absence of changes in existing facts or law between the date of this registration statement and the closing date of the Merger. If any of those representations, covenants or assumptions is inaccurate, tax counsel may not be able to provide the Tax Opinions or the tax consequences of the Distribution and Merger could differ from those described below. An opinion of tax counsel neither binds the IRS, nor precludes the IRS or the courts from adopting a contrary position. Lockheed Martin does not intend to obtain a ruling from the IRS on the tax consequences of the Distribution, Merger or Lockheed Martin Cash Distribution.

The Distribution

On the basis that the Distribution, together with certain related transactions, will qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code, in general, for U.S. federal income tax purposes:

•

the Distribution will not result in the recognition of income, gain or loss to Lockheed Martin or Splitco (except for taxable income or gain of Lockheed Martin possibly arising as a result of certain internal restructuring transactions undertaken prior to or in anticipation of the Distribution);

•

U.S. Holders of Lockheed Martin common stock will not recognize income, gain or loss upon the receipt of Splitco common stock in this exchange offer (or in any pro rata distribution of Splitco common stock if this exchange offer is undersubscribed or if Lockheed Martin determines not to consummate the exchange offer and makes only a pro rata distribution of Splitco common stock);

•

the aggregate tax basis of the shares of Splitco common stock (including fractional shares) distributed to a U.S. Holder of Lockheed Martin common stock in the exchange offer will equal the aggregate tax basis of the shares of Lockheed Martin common stock exchanged therefor;

•

the aggregate tax basis of the shares of Splitco common stock (including fractional shares) distributed as a pro rata distribution to a U.S. Holder of Lockheed Martin common stock will be determined by allocating the aggregate tax basis of such U.S. Holder in the shares of Lockheed Martin common stock with respect to which the pro rata distribution is made between such Lockheed Martin common stock and the Splitco common stock received in proportion to the relative fair market values of such common stock immediately following the Distribution; and

•

the holding period (for tax purposes) of any shares of Splitco common stock received (including any fractional shares of Splitco common stock) by a U.S. Holder of Lockheed Martin common stock will include the holding period at the time of the consummation of this exchange offer of the shares of Lockheed Martin common stock with respect to which the shares of Splitco common stock were received.

In general, if the Distribution were not to qualify as a tax-free “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution within the meaning of Section 355 of the Code, the exchange offer would be treated as a taxable exchange to Lockheed Martin stockholders who receive Splitco common stock in the exchange offer. In that situation, a pro rata distribution of Splitco common stock if this exchange offer is undersubscribed or if Lockheed Martin determines not to consummate the exchange offer and makes only a pro rata distribution of Splitco common stock would be treated as a taxable dividend to Lockheed Martin stockholders. In addition, if the Distribution were not to qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, Lockheed Martin would recognize taxable gain, which could result in significant tax to Lockheed Martin.

Even if the Distribution were otherwise to qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, the Distribution would be taxable to Lockheed Martin (but not to Lockheed Martin stockholders) pursuant to Section 355(e) of the Code if there were a 50 percent or greater change in ownership of either Lockheed Martin or Splitco, directly or indirectly (including stock of Leidos after the Merger), as part of a plan or series of related transactions that included the Distribution. For this purpose, any acquisitions of Lockheed Martin or Splitco common stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although Lockheed Martin may be able to rebut that presumption. For purposes of this test, the Merger will be treated as part of a plan, but the Merger standing alone will not cause the Distribution to be taxable to Lockheed Martin under Section 355(e) of the Code because holders of Lockheed Martin common stock will directly own more than 50 percent of Leidos common stock following the Merger. Nevertheless, if the IRS were to determine that other acquisitions of Lockheed Martin common stock or Splitco common stock, either before or after the Distribution, were part of a plan or series of related transactions that included the Distribution, such determination could result in the recognition of a material amount of taxable gain by Lockheed Martin under Section 355(e) of the Code. In connection with the Tax Opinion, Lockheed Martin, Splitco and Leidos (to its knowledge) have represented (and will represent) that the Distribution is not part of any such plan or series of related transactions other than the Merger.

In general, under the Tax Matters Agreement, Leidos is required to indemnify Lockheed Martin against any tax consequences arising as a result of certain prohibited actions by Leidos, Splitco or their respective subsidiaries. If the Distribution were to be taxable to Lockheed Martin, the liability for payment of such tax by Lockheed Martin, or by Leidos under the Tax Matters Agreement, could have a material adverse effect on Lockheed Martin or Leidos, as the case may be.

The Merger

The Merger is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. On the basis of such treatment and subject to the limitations and qualifications described herein, in general, for U.S. federal income tax purposes:

•

U.S. Holders of Splitco common stock will not recognize income, gain or loss upon the receipt of Leidos common stock in the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Leidos common stock;

•

the aggregate tax basis of Leidos common stock received by a U.S. Holder of Splitco common stock in the Merger (including fractional shares of Leidos common stock deemed received and redeemed as described below) will be the same as the aggregate tax basis of the Splitco common stock for which it is exchanged;

•

the holding period (for tax purposes) of Leidos common stock received in exchange for shares of Splitco common stock (including fractional shares of Leidos common stock deemed received and redeemed as described below) will include the holding period of the Splitco common stock for which it is exchanged;

•

a U.S. Holder of Splitco common stock who receives cash in lieu of a fractional share of Leidos common stock will be treated as having received the fractional share pursuant to the Merger and then as having sold that fractional share for cash. As a result, such U.S. Holder of Splitco common stock will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in his or her fractional share, determined as set forth above; and

•

any gain or loss recognized by a U.S. Holder described above will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the closing date of the Merger, the holder’s holding period for the relevant shares is greater than one year. For U.S. Holders of Splitco common stock that are noncorporate U.S. Holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

U.S. Treasury regulations generally require holders who own at least five percent of the total outstanding stock of Lockheed Martin (by vote or value) and who receive Splitco common stock pursuant to the Distribution and holders who own at least one percent of the total outstanding stock of Splitco and who receive Leidos common stock pursuant to the Merger to attach to their U.S. federal income tax return for the year in which the Distribution and the Merger occur a detailed statement setting forth certain information relating to the tax-free nature of the Distribution and the Merger, as the case may be. Lockheed Martin and/or Splitco will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

In addition, payments of cash to a U.S. Holder of Splitco common stock in lieu of a fractional share of Leidos common stock in the Merger may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding, unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

Treatment of Specified Lockheed Martin Compensatory Equity-Based and Cash-Based Awards Held by Splitco Business Employees

Each Lockheed Martin stock option held by a Splitco Business Employee or Former Splitco Business Employee and outstanding as of the effective time of the Merger will remain outstanding as an option to acquire shares of Lockheed Martin common stock and will be governed by the terms and conditions of the applicable Lockheed Martin equity incentive plan and the relevant award agreement. Currently, there are no outstanding unvested Lockheed Martin options held by a Splitco Business Employee or Former Splitco Business Employee.

Each Lockheed Martin restricted stock unit in respect of an award made by Lockheed Martin prior to January 1, 2016, that is held by a Splitco Business Employee and outstanding as of the effective time of the Merger, will vest and be converted into shares of Lockheed Martin common stock in accordance with the terms and conditions of the 2011 IPAP and the relevant award agreement. Such shares of Lockheed Martin common stock will not be eligible to participate in this exchange offer since they will not be issued until after the expiration of this exchange offer. Each Lockheed Martin restricted stock unit held by a Splitco Business Employee who is employed by Splitco or a Splitco Subsidiary immediately after the Merger in respect of an award made by Lockheed Martin on or after January 1, 2016, will be converted in accordance with the terms of the Merger Agreement into a specified number of Leidos restricted stock units on the same terms and conditions that governed such Lockheed Martin restricted stock units immediately prior to the Merger.

Each Lockheed Martin performance share unit and each Lockheed Martin cash-based long-term incentive performance award held by a Splitco Business Employee and outstanding as of the effective time of the Merger will remain outstanding as a Lockheed Martin performance stock unit or long-term incentive performance award, will be eligible to vest on a pro rata basis in accordance with the terms and conditions of the 2011 IPAP and the relevant award agreement and will be entitled, subject to satisfaction of the performance criteria in the relevant award agreement, to convert to shares of Lockheed Martin common stock, in the case of performance share units, or to become payable in cash, in the case of long-term incentive performance awards, following the end of the applicable performance period based on the terms and conditions of the 2011 IPAP and the relevant award agreement. Shares of Lockheed Martin common stock attributable to the performance share units will not be eligible to participate in this exchange offer since they will not be issued until after the expiration of this exchange offer.

Any changes to these equity-based awards as described in this section shall confer no additional rights on any recipient to participate in this exchange offer, except to the extent that such awards have vested (in the case of stock awards) and/or been exercised (in the case of options) and only to the extent that the applicable shares of Lockheed Martin stock have been settled and delivered to the recipient.

Fees and Expenses

Lockheed Martin has retained Georgeson LLC to act as the information agent and Computershare Trust Company, N.A. to act as the exchange agent in connection with this exchange offer. The information agent may contact Lockheed Martin stockholders by mail, e-mail, telephone, facsimile transmission and may request brokers, dealers and other nominee stockholders to forward materials relating to this exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services, including certain liabilities under the federal securities laws.

Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations with respect to this exchange offer. The fees they receive will not be based on the number of shares of Lockheed Martin common stock tendered under this exchange offer.

Lockheed Martin will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Lockheed Martin common stock under this exchange offer. Lockheed Martin will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

No broker, dealer, bank, trust company or fiduciary will be deemed to be Lockheed Martin’s agent or the agent of Splitco, the information agent or the exchange agent for purposes of this exchange offer.

Legal Limitations

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Lockheed Martin common stock, Splitco common stock or Leidos common stock in any jurisdiction in which the offer, sale or exchange is not permitted. It will not be possible to trade the shares of Splitco common stock after the consummation of this exchange offer and prior to the consummation of the Merger or during any other period.

Certain Matters Relating to Non-U.S. Jurisdictions

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Lockheed Martin, Splitco or Leidos have taken any action under non-U.S. laws or regulations to facilitate a public offer to exchange shares of Lockheed Martin common stock, Splitco common stock or Leidos common stock outside the United States. Accordingly, the ability of any non-U.S. person or U.S. person residing outside of the United States to tender shares of Lockheed Martin common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country or country of residence, as applicable, that would permit the person to participate in the exchange offer without the need for Lockheed Martin, Leidos or Splitco to take any action to facilitate a public offering in that country. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders and U.S. stockholders residing outside of the United States should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries or countries of residence, as applicable, and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Lockheed Martin common stock, Splitco common stock or Leidos common stock that may apply in such countries. Lockheed Martin, Leidos and Splitco cannot provide any assurance about whether such limitations may exist.

Distribution of Any Shares of Splitco Common Stock Remaining After this Exchange Offer

If this exchange offer is consummated but fewer than all of the issued and outstanding shares of Splitco common stock are exchanged because the exchange offer is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of this exchange offer. The record date for the pro rata distribution, if any, will be announced by Lockheed Martin. However, any Lockheed Martin stockholder who tendered less than all of their shares of Lockheed Martin common stock would be entitled to shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in respect of those shares that were not tendered.

Upon the consummation of this exchange offer, Lockheed Martin will irrevocably deliver to the exchange agent a global certificate representing all of the Splitco common stock being distributed by Lockheed Martin, with irrevocable instructions to hold the shares of Splitco common stock as agent for the Lockheed Martin stockholders validly tendered and not properly withdrawn in the exchange offer and, in the case of a pro rata distribution, if any, Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Leidos will deposit in a reserve account with its transfer agent, for the benefit of persons who received shares of Splitco common stock in this exchange offer, book-entry authorizations representing shares of Leidos common stock, with irrevocable instructions to hold the shares of Leidos common stock upon consummation of the Merger as agent for the Splitco stockholders.

Upon surrender of the documents required by the exchange agent, duly executed, each former holder of Splitco common stock will receive, in exchange therefor, shares of Leidos common stock and/or cash in lieu of fractional shares, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of Lockheed Martin Common Stock.”

If this exchange offer is terminated by Lockheed Martin without the exchange of shares, but the conditions for the consummation of the Transactions have otherwise been satisfied, Lockheed Martin intends to distribute all shares of Splitco common stock owned by Lockheed Martin on a pro rata basis to Lockheed Martin stockholders, with a record date to be announced by Lockheed Martin.

INFORMATION ON LEIDOS

Overview

Leidos is a holding company. Its principal operating company, Leidos, Inc., was formed in 1969 by a small group of scientists led by physicist Dr. Robert Beyster. Since its founding 47 years ago, Leidos has applied its expertise in science, research and engineering in rapidly evolving technologies and markets to solve complex problems of national concern.

Leidos is an applied technology company delivering services and solutions to national security, health and infrastructure markets. It brings domain-specific capability and cross-market innovations to customers in each of these markets by leveraging five core capabilities: C4ISR (“Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance”), cybersecurity, systems engineering, large-scale agile software development and data analytics. Applying its technically advanced solutions to help solve its customers’ most difficult problems has enabled Leidos to build strong relationships with its key customers. These customers include agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies, state and local government agencies and government agencies of U.S. allies abroad. With a focus on delivering mission-critical solutions, Leidos generates over 76 percent of its total revenues from U.S. Government contracts. A majority of that work supports the U.S. Intelligence Community.

Building on its foundation in offering innovative services and solutions to U.S. Government customers, Leidos is expanding into international government and broader commercial markets. By leveraging expertise in multiple disciplines, tailoring its solutions to the particular needs of its targeted markets, and using advanced analytics, Leidos works to securely deliver solutions that not only meet its customers’ current goals, but also support their future endeavors.

For a more detailed description of the business of Leidos, see Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Leidos’ Business After the Consummation of the Transactions

The combination of the Splitco Business with Leidos’ existing business is intended to add large, complex IT system implementation and operation experience, and additional federal and international IT solutions and services work to the Leidos portfolio, providing more venues to sell value added services such as cybersecurity and analytics.

Leidos expects the Transactions to have the following strategic benefits:

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Increased scale and diversification of Leidos’ product portfolio. As a result of the Transactions, Leidos expects the combined business to become the largest pure-play IT services provider to the U.S. Government with approximately $10 billion in revenue and 33,000 skilled employees.

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Complementary Market Access and Capabilities. The Splitco Business will contribute to Leidos’ experience in large, complex IT systems design, implementation and operation. The combined business will add federal and international IT solutions and services work in areas that complement Leidos’ existing business with minimal overlap.

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Synergies. The consummation of the Transactions is expected to generate annualized net cost synergies of approximately $120 million by the end of fiscal year 2018. The combination of the Splitco Business with Leidos will also generate long-term revenue synergies and enhance competitiveness.

•	Improved Financial Profile. The consummation of the Transactions will enhance Leidos’ margins and revenue growth opportunities with strong free cash flow generation.

Prior to the consummation of the Transactions, certain functions (such as telecommunication systems, subcontracting, logistics, financial services and employee benefits administration) for the Splitco Business have generally been performed under Lockheed Martin’s centralized systems and, in some cases, under contracts that are also used for Lockheed Martin’s other businesses which are not being assigned to Splitco as part of the Transactions. To enable Leidos to manage an orderly transition in its operation of the Splitco Business, Splitco and Lockheed Martin will enter into the Transition Services Agreement (Parent to Splitco). Pursuant to the Transition Services Agreement (Parent to Splitco), Lockheed Martin will provide Splitco with certain transition services from the period beginning on the date of the Distribution and generally ending within one year, or a shorter or longer period for certain specific services. See “Other Agreements—Additional Agreements—Transition Services Agreements.”

Leidos’ Liquidity and Capital Resources After the Consummation of the Transactions

As of April 1, 2016, Leidos had current assets of $1,803 million, total assets of $3,391 million, current liabilities of $1,005 million, net working capital of $798 million, and long-term debt, net of current portion of $1,089 million. Following the consummation of the Transactions, Leidos’ total assets and liabilities will increase significantly.

As of April 1, 2016, on a pro forma basis (as described in “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income”), Leidos would have had current assets of $2,364 million, total assets of $9,228 million, current liabilities of $1,916 million, net working capital of $448 million, and long-term debt, net of current portion, of $3,491 million. Leidos’ cash from operations was $399 million for the 11 months ended January 1, 2016, as compared to cash used in operations of $18 million for the three months ended April 1, 2016. Leidos also expects its cash from operations to increase significantly as a result of the consummation of the Transactions and the integration of Splitco.

Leidos believes that the combination of Splitco with Leidos’ existing business will result in anticipated annualized net cost synergies of at least $120 million by the end of fiscal year 2018 as a result of (i) approximately $50 million in expected savings from corporate overheads and shared enterprise services, (ii) approximately $60 million in expected savings from improved operating efficiencies in its line and functional organizations, and (iii) approximately $10 million in expected savings from real estate optimization, supply chain and other cost savings. If Leidos is able to increase sales to new and existing customers and access new product and services markets as a result of the Transactions, Leidos estimates that additional annualized synergies potentially may be achievable within three years from the consummation of the Transactions.

Leidos expects to incur significant, one-time costs, some of which will be capitalized, in connection with the Transactions, including approximately (a) $29 million of financing-related fees (which, when added to the approximately $34 million that Splitco expects to incur, totals approximately $63 million), (b) $30 million of transaction-related costs, including advisory, legal, accounting and other professional fees (of which $6 million has been incurred through April 1, 2016) and (c) $150 million to $175 million of transition and integration-related costs (of which $3 million has been incurred through April 1, 2016), a portion of which will be incremental capital spending, which Leidos management believes are necessary to realize the anticipated synergies from the Transactions. The financing fees and transaction-related costs are expected to be incurred in 2016 and will primarily be funded through new term loans issued in connection with the Transactions. The transition and integration-related costs will be incurred during the first three years following the consummation of the Transactions, and will primarily be funded through cash generated from operations. Management expects to recover approximately $50 million to $70 million of the transition and integration-related costs as allowable costs through its cost-type contracts over a five-year period. No assurances of the timing or amount of synergies able to be captured, or the costs necessary to achieve those synergies, can be provided.

Following the consummation of the Transactions, Leidos and Splitco, a wholly-owned subsidiary of Leidos, will have incurred new indebtedness in the form of term loans, of which the indebtedness incurred by Splitco prior to the consummation of the Merger will be used to finance the Special Cash Payment to Lockheed Martin, and these obligations incurred by Splitco are expected to be guaranteed by Leidos following the consummation of the Merger. In connection with the Transactions, Leidos has entered into the Leidos Revolving Credit Facility, which will replace Leidos’ existing revolving credit facility with a new $750 million senior revolving credit facility.

The following table summarizes, as of January 1, 2016, Leidos’ pro forma contractual obligations to make future payments pursuant to certain contracts or arrangements (including the proposed new indebtedness to be incurred by Leidos and Splitco in connection with the Transactions, as described in more detail under “Debt Financing”) and provides an estimate of the fiscal years in which these obligations are expected to be satisfied:

	Payments Due by Fiscal Year
	Total	2016	2017	2018	2019	2020	2021 and Thereafter
Contractual obligations(1):	(in millions)
Existing Leidos long-term debt (including current portion)(2)	$1,974	$60	$60	$59	$60	$59	$1,676
Proposed new long-term debt of Leidos and Splitco (including current portion)(3)(4)	2,945	159	157	544	170	767	1,148
Operating lease obligations	349	84	69	58	45	31	62
Capital lease obligations	6	2	2	1	1	-	-
Other long-term liabilities(5)	41	6	6	6	6	6	11

Total contractual obligations	$5,315	$311	$294	$668	$282	$863	$2,897

(1)	Purchase orders for services or products to be delivered pursuant to U.S. Government contracts for which Leidos is entitled to full recourse under normal contract termination clauses have been excluded.
(2)	Includes total interest payments on Leidos’ current outstanding debt. Interest payments represent the entire balance for fiscal years 2016-2020 and $589,000,000 of Leidos’ obligations in fiscal year 2021 and thereafter. The total interest payments on Leidos’ outstanding debt are calculated based on the stated fixed rates of the senior unsecured notes and do not reflect the variable interest rate component due to the interest rate swap agreements.
(3)	Includes total interest payments on the proposed new debt to be incurred by Leidos and Splitco in connection with the Transactions, as if the new debt was incurred on January 1, 2016. Interest payments represent $78,000,000, $76,000,000, $73,000,000, $59,000,000, and $56,000,000 of Leidos’ obligations for fiscal years 2016-2020, respectively, and $72,000,000 for fiscal year 2021 and thereafter.
(4)	Leidos management does not expect to draw on the Leidos Revolving Credit Facility in connection with the consummation of the Merger and, as a result, the entire available balance of $750,000,000 is not included in the table above.
(5)

Other long-term liabilities were allocated by fiscal year as follows: liabilities under deferred compensation arrangements are based upon the average annual payments in prior years upon termination of employment by participants and other liabilities are based on the fiscal year that the liabilities are expected to be realized. The table above does not include income tax liabilities for uncertain tax positions of $5,000,000 and $4,000,000 of additional tax liabilities, as management is not able to reasonably estimate the timing of payments in individual years due to uncertainties in the timing of audit outcomes and when settlements will become due. There is no obligation included for Leidos’ foreign defined benefit pension plan, as the plan was overfunded by $2,000,000 as of January 1, 2016. For a discussion of potential changes in these pension obligations, see Note 15 of the combined notes to consolidated financial statements contained in Leidos’ Transition Report on Form 10-K for the 11-months ended January 1, 2016, which is incorporated by reference in this document.

Leidos anticipates that its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will be cash from operations and borrowings under the Leidos Revolving Credit Facility, which is expected to have $750 million of unused availability immediately following the consummation of the Transactions. Leidos expects that these sources of liquidity will be sufficient to make required payments of interest and principal on the outstanding Leidos debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions described above, and the costs of future acquisitions. Leidos expects that it will be able to comply with the financial and other covenants of its existing debt arrangements and the covenants under the agreements governing the Facilities.

For more information on Splitco’s and Leidos’ existing sources of liquidity, See the section of this document entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Splitco Business” and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Leidos’ Transition Report on Form 10-K for the 11 months ended January 1, 2016 and Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016, which are filed with the SEC and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of Leidos Before and After the Consummation of the Transactions

Board of Directors

The Leidos Board currently consists of 10 directors. In connection with the Transactions, effective at the time of closing of the Merger, the size of the Leidos Board will be increased to no more than 13 directors with three directors to be designated by Lockheed Martin.

Listed below is the biographical information for each person who is currently a member of the Leidos Board:

David G. Fubini, 62, is a Senior Lecturer at Harvard Business School and a Director Emeritus at McKinsey & Company. Previously, he was a Senior Director of McKinsey where he worked for over 33 years. He was McKinsey’s Managing Director of the Boston Office, the past leader of the North American Organization Practice and the founder and leader of the Firm’s Worldwide Merger Integration Practice.

John J. Hamre, 65, has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. He currently serves as Chairman of the Defense Policy Board Advisory Committee.

Miriam E. John, 67, retired from Sandia National Laboratories, a science and engineering laboratory, in September 2006, after having served as Vice President of Sandia’s California Division from April 1999 to September 2006. She previously served in a number of managerial and technical roles for Sandia from 1982 to 1999 that spanned energy, defense, fundamental science and engineering development programs. Dr. John is a member of the Department of Defense’s Defense Science Board and Vice Chairman of its Threat Reduction Advisory Committee. She was elected to the AAAS Committee on Science and Public Policy and is the immediate past chair of the National Research Council’s Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab and the Charles Stark Draper Laboratory, and Sandia Corporation, a subsidiary of Lockheed Martin that operates Sandia National Laboratories for the Department of Energy. She is a Senior Fellow and immediate past Chair of the California Council on Science and Technology. She has also been elected a National Associate of the National Academies and is the recipient of the Navy’s Superior Public Service Award.

John P. Jumper, 71, served as Leidos’ Chief Executive Officer from March 2012 until July 2014 and Chair of the Board from June 2012 to March 2015, after having served as an independent director since 2007. Considered an expert on matters concerning the aerospace and defense sectors, Mr. Jumper served as a senior advisor for private equity firms including the Carlyle Group and the Four Star Group. Before joining the private sector in 2005, General Jumper served 39 years in the United States Air Force, retiring as the Air Force Chief of Staff, the Air Force’s highest ranking officer, and as a member of the Joint Chiefs of Staff. In that capacity he was a direct advisor to the Secretary of Defense, National Security Council, and the President. Mr. Jumper previously served on the boards of Goodrich Corporation, Jacobs Engineering Group, Inc., WESCO Aircraft Holdings, Inc., Somanetics Corporation and Tech Team Global, Inc. He currently serves on the Board of Directors of NACCO Industries, Inc., and Hyster-Yale Materials Handling, Inc.

Harry M.J. Kraemer, Jr., 61, has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a healthcare products, systems and services company, from 2000 until 2004, as Chief Executive Officer of Baxter from 1999 until 2004, and as President of Baxter from 1997 until 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from 1993 to 1997. He previously served on the board of Catamaran Corp. and currently serves on the boards of Sirona Dental Systems, Inc. and VWR International.

Roger A. Krone, 59, has served as Leidos’ Chief Executive Officer since July 2014 and as the Chair of the Board since March 2015. Prior to his appointment as Leidos’ Chief Executive Officer, Mr. Krone served as President of Network and Space Systems for The Boeing Company since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics, including Vice President and General Manager of Boeing’s Army Systems division, Vice President of strategic programs at Boeing, Vice President and Treasurer of McDonnell Douglas and positions in program management, engineering and finance at General Dynamics. Mr. Krone earned a Bachelor’s degree in Aerospace Engineering from Georgia Institute of Technology, a Master’s degree in Aerospace Engineering from the University of Texas at Arlington and a Master of Business Administration from Harvard Graduate School of Business.

Gary S. May, 51, has served as the Dean of the College of Engineering at the Georgia Institute of Technology since June 2011. Prior to this, Dr. May served as the Chair of the School of Electrical and Computer Engineering from 2005 to 2011 and was the executive assistant to Georgia Tech President G. Wayne Clough from 2002 to 2005. May was a National Science Foundation and an AT&T Bell Laboratories graduate fellow and has worked as a member of the technical staff at AT&T Bell Laboratories. He is a member of the National Advisory Board of the National Society of Black Engineers.

Lawrence C. Nussdorf, 69, is Chairman and Chief Executive Officer of Clark Enterprises, Inc., a privately held company with extensive interests in real estate, private equity and traditional investments. He previously served as President and Chief Operating Officer of Clark Enterprises from 1998 to 2015 and as Vice President and Treasurer of Clark Construction Group, LLC from 1977 through 2015. Mr. Nussdorf previously served on the board of Pepco Holdings, Inc. and Capital Source, Inc.

Robert S. Shapard, 60, has served as Chairman and Chief Executive Officer of Oncor Electric Delivery Company LLC since April 2007. He previously served as a strategic advisor to Oncor, helping to implement and execute growth and development strategies. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was Executive Vice President and Chief Financial Officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses.

Noel B. Williams, 61, is the retired President of HCA Information Technology & Services, Inc., a wholly-owned subsidiary of Nashville-based HCA (Hospital Corporation of America). Ms. Williams has over 35 years of experience in healthcare IT. She spent 30 years in HCA’s Information Service Department in a variety of positions. Ms. Williams has previously served on the boards of Franklin Road Academy, the United Way of Middle Tennessee, The Nashville Alliance for Public Education, the National Alliance for Health Information Technology (NAHIT), The HCA Foundation and the American Hospital Association Working Group for Health IT Standards. Ms. Williams is an Emeritus member of the Vanderbilt University School of Engineering Committee of Visitors and a member of the Leadership Nashville class of 2010. She also served as an adjunct professor in the Owen School of Management of Vanderbilt University for several years.

Executive Officers

The executive officers of Leidos immediately prior to the consummation of the Merger are expected to be the executive officers of Leidos immediately following the consummation of the Merger. Listed below is the biographical information for each person who is currently an executive officer of Leidos:

Sarah Allen, 57, has served as the Executive Vice President and Chief Human Resources Officer since 2013. Prior to joining Leidos in September 2008, Ms. Allen served as the Director of Human Resources in the TASC Business Unit of Northrop Grumman Corporation. Earlier in her career, she held positions with TRW Environmental Safety Systems, Honeywell and Hewlett-Packard Company.

Roger A. Krone, 59, has served as Leidos’ Chief Executive Officer since July 2014 and as the Chair of the Board since March 2015. Prior to his appointment as Leidos’ Chief Executive Officer, Mr. Krone served as President of Network and Space Systems for The Boeing Company since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics, including Vice President and General Manager of Boeing’s Army Systems division, Vice President of strategic programs at Boeing, Vice President and Treasurer of McDonnell Douglas and positions in program management, engineering and finance at General Dynamics. Mr. Krone earned a Bachelor’s degree in Aerospace Engineering from Georgia Institute of Technology, a Master’s degree in Aerospace Engineering from the University of Texas at Arlington and a Master of Business Administration from Harvard Graduate School of Business.

James C. Reagan, 57, has served as the Executive Vice President, Chief Financial Officer since July 2015. Prior to joining Leidos, from 2012 to 2015, Mr. Reagan was with Vencore, Inc. (formerly The SI Organization, Inc.), a provider of information solutions, and engineering and analysis services to the U.S. Intelligence Community, U.S. Department of Defense and federal civilian agencies, where he served as Senior Vice President and Chief Financial Officer. From 2011 to 2012, Mr. Reagan was Executive Vice President and Chief Financial Officer of PAE, Inc., a provider of mission support services to the U.S. Government. Mr. Reagan is a Certified Public Accountant.

Ranjit S. Chadha, 46, has served as Senior Vice President and Corporate Controller since April 2016. Mr. Chadha joined our company in November 2015 as Assistant Corporate Controller. Prior to joining us, Mr. Chadha held various positions of increasing responsibility over five years with Computer Sciences Corporation, most recently as Assistant Controller. Prior to that, he served as a Senior Manager, National Office, with PricewaterhouseCoopers. Mr. Chadha is a certified public accountant, chartered accountant and received his Bachelor of Science from St. Stephens College, Delhi University, India.

S. Gulu Gambhir, 47, has served as the Chief Technology Officer and Executive Vice President since 2013. Prior to that time, Mr. Gambhir served as National Security Sector Chief Technology Officer and Senior Vice

President since 2009. Before joining Leidos, Mr. Gambhir served as Director of Northrop Grumman’s Science and Technology Operating Unit of TASC, holding a variety of technical and managerial roles since 1991. Previously, he worked at Space Applications Corporation and COMSAT Laboratories.

Michael E. Leiter, 47, has been the Executive Vice President and Head of Integration since March 2016 and previously served as Executive Vice President for Business Development and Strategy since November 2014. Prior to joining Leidos, Mr. Leiter served as Head of Global Government & Commercial Cyber Operations, and Senior Counselor to the Chief Executive Officer, of Palantir Technologies from 2011 to 2014. Before entering the private sector, he served as the Director of the National Counterterrorism Center (NCTC) from 2007 until 2011.

Vincent A. Maffeo, 65, has served as the General Counsel and an Executive Vice President since June 2010. Prior to joining Leidos, from 1977 to 2009, Mr. Maffeo was with ITT Corporation, a high-technology engineering and manufacturing company, where he served as Senior Vice President and General Counsel from 1995 until 2009. He held various other increasingly responsible legal positions at ITT Corporation in the telecommunications, defense and automotive businesses, and at the European Headquarters of ITT Europe, before becoming General Counsel.

Jonathan W. Scholl, 54, has served as the President, Health and Engineering Sector since June 2015. Prior to joining Leidos, Mr. Scholl served for five years as the Chief Strategy Officer for Texas Health Resources, one of the largest nonprofit health care delivery systems in the country. Prior to that, he spent 15 years with The Boston Consulting group and served as Head of their North American Healthcare Provider Practice and leader of their Lean Six Sigma initiative for hospitals. He also served as Vice President for applications development for the TenFold HealthCare Group in Dallas. Mr. Scholl served five years in the U.S. Navy as a nuclear submarine officer and nuclear power plant instructor.

INFORMATION ON LOCKHEED MARTIN

Lockheed Martin is a Maryland corporation formed in 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. Lockheed Martin’s principal executive offices are located at 6801 Rockledge Drive, Bethesda, Maryland 20817. Lockheed Martin is a global security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. Lockheed Martin also provides a broad range of management, engineering, technical, scientific, logistics and information services. Lockheed Martin serves both U.S. and international customers with products and services that have defense, civil and commercial applications, with principal customers being agencies of the U.S. Government.

In 2015, 78 percent of Lockheed Martin’s $46.1 billion in net sales were from the U.S. Government, either as a prime contractor or as a subcontractor (including 58 percent from the U.S. Department of Defense), 21 percent from international customers (including foreign military sales (FMS) contracted through the U.S. Government) and 1 percent from U.S. commercial and other customers. Lockheed Martin’s main areas of focus are in defense, space, intelligence, homeland security and information technology, including cybersecurity. As of March 27, 2016, Lockheed Martin had approximately 125,000 employees.

Lockheed Martin operates in five business segments: Aeronautics, Information Systems & Global Solutions (IS&GS), Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. Lockheed Martin organizes its business segments based on the nature of the products and services offered. The following is a brief description of the activities of each of Lockheed Martin’s business segments:

Aeronautics – Engages in the research, design, development, manufacture, integration, sustainment, support and upgrade of advanced military aircraft, including combat and air mobility aircraft, unmanned air vehicles and related technologies. In 2015, the Aeronautics business segment generated net sales of $15.6 billion, which represented 34 percent of Lockheed Martin’s total consolidated net sales.

Information Systems & Global Solutions – Provides advanced technology systems and expertise, integrated information technology solutions and management services across a broad spectrum of applications for civil, defense, intelligence and other government customers. In addition, IS&GS supports the needs of customers in data analytics, data center operation and air traffic management. IS&GS provides network-enabled situational awareness and integrates complex global systems to help customers gather, analyze and securely distribute critical data. In 2015, the IS&GS business segment generated net sales of $5.6 billion, which represented 12 percent of Lockheed Martin’s total consolidated net sales. Prior to the closing of this exchange offer, Splitco will own, directly and through the Splitco Subsidiaries, the Splitco Business, which will consist of the business and operations of IS&GS as it was reported in Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2015.

Missiles and Fire Control – MFC provides air and missile defense systems; tactical missiles and air-to-ground precision strike weapon systems; logistics; fire control systems; mission operations support, readiness, engineering support and integration services; manned and unmanned ground vehicles; and energy management solutions. In 2015, the MFC business segment generated net sales of $6.7 billion, which represented 14 percent of Lockheed Martin’s total consolidated net sales.

Mission Systems and Training – MST provides design, manufacture, service and support for a variety of military and civil helicopters; ship and submarine mission and combat systems; mission systems and sensors for rotary and fixed-wing aircraft; sea and land-based missile defense systems; radar systems; the Littoral Combat Ship (LCS); simulation and training services; and unmanned systems and technologies. In addition, MST supports the needs of customers in cybersecurity and delivers communications and command and control capabilities through complex mission solutions for defense applications. On November 6, 2015, Lockheed Martin acquired Sikorsky Aircraft Corporation and aligned the Sikorsky business under its MST business segment. In

2015, the MST business segment generated net sales of $9.1 billion, which represented 20 percent of Lockheed Martin’s total consolidated net sales.

Space Systems – Engaged in the research and development, design, engineering and production of satellites, strategic and defensive missile systems and space transportation systems. Space Systems provides network-enabled situational awareness and integrates complex global systems to help its customers gather, analyze and securely distribute critical intelligence data. Space Systems is also responsible for various classified systems and services in support of vital national security systems. In 2015, the Space Systems business segment generated net sales of $9.1 billion, which represented 20 percent of Lockheed Martin’s total consolidated net sales.

INFORMATION ON THE SPLITCO BUSINESS

General

The Splitco Business is a leading provider of information technology (“IT”), management and engineering services to civil, defense and intelligence agencies of the U.S. Government. It also provides services to agencies of allied foreign governments, state and local governments and commercial customers. The Splitco Business supports its customers by providing data analytics, systems engineering, large-scale agile software development, network-enabled situational awareness solutions, communications and command and control capability and global systems integration, to help customers gather, analyze and securely distribute intelligence data to address complex and pressing challenges, such as combating global terrorism, cybersecurity, air traffic management, energy demand management and transforming the healthcare system. The Splitco Business is also responsible for various classified systems and services in support of vital national security systems. Major U.S. Government customers include civil agencies such as the Department of Homeland Security, the Department of Health and Human Services and the Department of the Treasury; the Department of Defense (“DoD”) and all branches of the U.S. military; and the U.S. intelligence community. The Splitco Business’ international customers are primarily located in the United Kingdom, the Middle East, and Australia. In the commercial sector, the Splitco Business serves clients primarily in the financial services, healthcare and energy industries. In 2015, the Splitco Business generated revenues of $5.6 billion, of which U.S. Government customers accounted for 88% (including 26% from the DoD), international customers accounted for 10% and U.S. commercial and other customers accounted for 2% of revenues.

The Splitco Business operates and reports its financial results as a single operating segment. It manages its business as a single profit center in order to promote collaboration and provide comprehensive functional service offerings across its entire customer base. Although the business is managed and resources are allocated as a single operating segment, certain information regarding sectors and functional capabilities is presented below for purposes of providing an understanding of the Splitco Business.

Products, Services and Solutions

The Splitco Business delivers a broad range of technology, development and integration capabilities, technical services and engineering solutions to its customers.

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Networks and IT Infrastructure – The Splitco Business delivers enterprise operations; network services and communications; application management and optimization; data center operations, migration and consolidation; and data storage. It applies these solutions to physical, virtualized cloud, and hybrid form networks. The Splitco Business provides the services and oversight clients require for IT infrastructure transformation, implementation and operations. Key customers include the Department of Justice, Department of Homeland Security, the General Services Administration, the Social Security Administration and the Australian Tax Office.

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Software Development and Integrated Systems – The Splitco Business offers extensive software development capabilities for intelligence and information systems and deliver solutions to the intelligence community, DoD, military services, DHS and the UK Ministry of Defence. Software and integrated systems offerings include development of small and large scale information technology applications, embedded systems, and mobile applications. The Splitco Business delivers expertise across an extensive list of programming languages applicable to traditional, cloud, mobile and embedded applications. The Splitco Business employs traditional and agile development methods depending on the application.

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Cybersecurity– The Splitco Business provides cybersecurity solutions with deep technical, analytic, and cyber mission experience that help clients anticipate threats to their networks and their data, ensure their cyber approach is executed with established best practices, and enables them to respond to cyber events. Its cybersecurity solutions detect and manage the most sophisticated cyber threats. The Splitco

Business designs, develops, deploys and supports information-centric software systems for complex, data-driven national security challenges. It has a significant cybersecurity business based on its military and intelligence work with the federal government. Key customers include the DoD and its military services as well as international customers, including NATO and the Australian Department of Defense.

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Surveillance and Reconnaissance – The Splitco Business offers a wide range of technologies in multiple domains that address the most critical threats and deliver solutions to the intelligence community, DoD and military services. Core capabilities include secure network management; enterprise IT architecture and IT infrastructure operations and management; intelligence analysis and training; airborne intelligence; intelligence, surveillance and reconnaissance (“ISR”) solutions; agile software development; cyber and information security; and geospatial technologies.

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Data Analytics – The Splitco Business’ data analytics services provide clients with the resources to make informed decisions to maximize performance by leveraging a wide range of problem-solving techniques including simulation, mathematical optimization, queuing theory, and machine learning to improve decision-making and efficiency.

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Engineering – Engineering capabilities include prototyping, reverse engineering, systems engineering and integration, and applied engineering disciplines. The Splitco Business uses design and manufacturing techniques to convert functional requirements into useable prototypes that can be deployed to test and confirm the requirements are met. It also provides advanced engineering services such as electronics/embedded system technical exploitation.

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Air Traffic Management – The Splitco Business has delivered air traffic management systems and expertise since the 1950s and continues to deploy some of the world’s most advanced and cost-effective systems to provide air traffic management solutions to U.S. and international customers. More than 60% of the world’s air traffic is guided by Splitco Business systems. Solutions include the En Route Automation Modernization (ERAM) system for the Federal Aviation Administration’s Next Generation Air Transportation System; air traffic optimization including Time Based Flow Management, enabling air traffic controllers to manage aircraft in congested airspace more efficiently; and Flight Services supporting pre-flight, inflight, operational and special services, en route communications, search and rescue services and aeronautical and meteorological information analytics.

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Health Management Services – The Splitco Business manages critical data and infrastructure for some of the largest federal agencies in the U.S. healthcare system. It provides customers with the ability to integrate technology, people and processes into efficient, secure and scalable operations to secure patient information and support better healthcare outcomes through data management; security; interoperability capabilities for next generation data centers; health IT system modernization; and big data analytics. Splitco supports the missions of customers such as Centers for Disease Control and Prevention, the Centers for Medicare & Medicaid Services, the Department of Health and Human Services, the Food and Drug Administration and the Department of Veterans’ Affairs.

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Energy Management and Operations – The Splitco Business provides environmental services and solutions to the U.S. Government and commercial customers both directly and through joint ventures that perform management and operations (“M&O”) services at U.S. Government sites. These services and solutions include M&O services at the U.S. Government’s former nuclear fuel production site in Hanford, Washington, and M&O services at the Y-12 national security site in Oak Ridge, Tennessee and the Pantex site in Amarillo, Texas; critical infrastructure for nuclear operations and national nuclear materials tracking, engineering systems; and national environmental emergency response. The Splitco Business supports the missions of customers that include the Department of Energy, Nuclear Regulatory Commission and Environmental Protection Agency.

•	Acquisition, Program Management, and Logistics – The Splitco Business’ acquisition, program management, and logistics capabilities help clients design, implement, and deliver a wide range of operational programs including those related to acquisition and contracts, supplier, and budget management. Services delivered include strategy development, policy support, logistics management, staff development and deployment, modeling and simulation, testing and validation, information assurance, and data management. Solutions include mission critical, 24x7 M&O services; development and engineering support; complex logistics and infrastructure support in some of the harshest environments in the world; and human capital and training solutions. The Splitco Business supports customers that include the National Aeronautics and Space Administration and the National Science Foundation.

Contract Procurement

Of the $5.6 billion in revenues in 2015, approximately 90% were from contracts where the Splitco Business was the prime contractor. While the Splitco Business has a diverse contract base with over 2,600 individual contracts and task orders, it also has a legacy of long-term, large-scale program execution on a number of the largest U.S. Government enterprise-wide IT services and solutions programs.

Customers of the Splitco Business, including the U.S. Government, use different procurement approaches depending on the nature of the products or services needed by the customer. In many cases, budget pressures have resulted in the U.S. Government consolidating contracts into broader contract vehicles with multiple awards being issued to different companies that then are required to submit competitive bids and proposals on individual task orders issued under those broader contract vehicles. Although the overwhelming majority of the work performed by the Splitco Business is awarded under contracts that are subject to competitive bids, a small amount of the work performed from time to time may be awarded to Splitco as an incumbent contractor on a sole source basis if certain requirements are met.

The principal contracting methods used by the U.S. Government to procure products and services, including those offered by the Splitco Business include single-award contracts, indefinite delivery / indefinite quantity (“IDIQ”) contracts, and General Services Administration (“GSA”) schedule contracts.

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Single-Award Contracts – These contracts typically result from a competitive procurement process and involve the award of a single definitive contract to one company to provide products and services that were the subject of an individual request for proposals by an agency of the U.S. Government. The contract award frequently will include a base period of a number of years followed by one of more option periods in which the customer can extend the contract period of performance.

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Indefinite Delivery / Indefinite Quantity Contracts – These contracts have become an increasingly important means by which the U.S. Government procures services of the types offered by the Splitco Business. They enable the customer to negotiate the terms and conditions under which one or more contractors agree to provide products or services, and then to issue specific task orders for individual tasks or work as needed. One effect of this contracting method is that the cycle times between a request for proposals and the award of work is shortened, which can result in less visibility as to future revenues and profitability. IDIQ contracts may be awarded on a single-award basis in which one contractor is awarded the contract and then submits individual task order proposals as services or products are needed by the customer, or on a multiple-award basis where the IDIQ contract is awarded to multiple contractors who then are entitled to submit bids on work to be performed under that contract vehicle in a competitive procurement. Because these types of IDIQ contracts involve multiple contract awards, a company’s success in obtaining such an award generally does not guarantee a specific amount of work. As a result, a company may not have visibility as to the future revenues or profitability associated with the contract. Since a contractor must be a party to the IDIQ contract to be eligible to submit a bid on any task orders issued under the contract, the failure of the Splitco Business to be successful in obtaining a particular IDIQ contract when it is made available for bid by the U.S. Government can have an adverse effect on the future revenues and profits of the Splitco Business.

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The General Services Administration Schedule Contracts – The GSA maintains a list of suppliers of services and products and related prices under which agencies of the U.S. Government can procure those services and products. To be awarded a GSA Schedule Contract, companies must meet specified requirements and pre-qualify for awards. When a given government agency is in need of services or products of the type available under GSA Schedule Contracts, they or the GSA on their behalf will conduct a competition and award the contract to the successful bidder or bidders on the pre-negotiated terms, which may include a discount against the specified rates or prices in the underlying GSA Schedule Contract. Like IDIQ Contracts, this approach to contracting by the U.S. Government shortens procurement cycles and the award of a GSA Schedule Contract to the Splitco Business does not provide any assurance to a specified level of revenues or profits.

In the case of the business conducted by the Splitco Business with foreign governments, the types of procurement processes and approaches to contracting for products and services are similar to those used by the U.S. Government and discussed above.

In the case of the business conducted by the Splitco Business with commercial customers, the work may be procured on the basis of a competitive process that is very similar to a procurement for a single-award contract with the U.S. Government or may be procured on the basis of individual negotiation without a competitive or formal request for proposals process.

Contract Types

The customers of the Splitco Business use a number of different contract types to acquire products and services. Generally, the contract type employed in a particular procurement is based on a number of factors, including cost, the type of work, the complexity of the work and the maturity of the processes and software needed to perform the work, the level of detail provided by the customer in establishing contract requirements or the level of responsibility of the contractor in designing and delivering a solution, the extent of competition and the availability of contractors with the requisite capabilities to perform the work. The Splitco Business provides products, services and solutions using a number of different contract types, but the predominant contract types are:

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Cost Reimbursement Contracts – Cost reimbursement contracts come in a number of forms, but generally involve reimbursement of direct costs associated with the work performed and certain allocated costs based on established allocation methodologies, plus a fee. The fee may be based on a fixed percentage of costs incurred or may be based on other metrics including customer evaluation of contractor performance.

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Fixed Price Contracts – Fixed price contracts provide an agreed-upon fixed price for a specified product or service. Because of the fixed price nature of the work, the contracts typically include detailed specifications or statements of work. While fixed price contracts provide a contractor with an opportunity to earn higher margins if they can do the work at a cost lower than was anticipated, cost overruns can result in reduced profitability or contract losses in certain situations.

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Time and Materials (“T&M”) Contracts – T&M contracts generally involve payment to a contractor for the specific time worked by different levels of contractor employees based on specified qualifications (which may involve education level or extent of experience) and agreed-upon fixed hourly rates for direct labor, plus reimbursement for specified direct costs incurred in the performance of the contract.

Of the $5.6 billion in 2015 revenues of the Splitco Business, 45% were from cost reimbursement contracts, 40% were from fixed price contracts and 15% were from T&M contracts.

Backlog

At March 27, 2016, the Splitco Business backlog was $4.5 billion. Backlog is converted into sales in future periods as work is performed or deliveries are made. Approximately $3.4 billion of the Splitco Business backlog at March 27, 2016 is expected to be converted into sales in 2016. The backlog includes both funded (firm orders for products and services for which funding has been both authorized and appropriated by the customer – Congress, in the case of U.S. Government agencies) and unfunded (firm orders for which funding has not been appropriated) amounts. Unexercised options or potential orders under IDIQ contracts are not included in backlog. If any of the contracts with firm orders were to be terminated, backlog would be reduced by the expected value of the unfilled orders of such contracts. Funded backlog was $3.1 billion at March 27, 2016.

Competition

The Splitco Business competes both domestically and internationally against numerous smaller competitors as well as large aerospace, defense and information technology companies. Principal competitors include:

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engineering, IT and technical services divisions of large defense contractors that provide products and services of the type provided by the Splitco Business in addition to hardware and products associated with large platform programs, including The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, BAE Systems plc, L-3 Communications Corporation and Raytheon Company;

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companies focused principally on engineering, IT and technical services, including Booz Allen Hamilton Inc., CACI International Inc., ManTech International Corp., CSRA Inc., Engility Holdings, Inc., and SAIC;

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diversified companies with significant commercial IT services business in addition to business with agencies of the U.S. Government, including Accenture plc, Hewlett Packard Enterprise Company, and International Business Machines Corporation; and

•	companies that focus on particular end markets or industries, such as in health care, in aviation, in space and science and in energy.

The Splitco Business has been impacted by the downturn in the IT budgets of certain U.S. Government agencies and increased competition on existing contracts, coupled with the fragmentation of large contracts into multiple smaller contracts that are awarded primarily on the basis of price. In many cases, in an effort to expand competition, the U.S. Government has decided to combine multiple contracts into larger IDIQ or similar omnibus contracts and then award individual work under those broad contract vehicles on a competitive task order basis. That approach to contracting by agencies of the U.S. Government has made it more important to be a party to one of the IDIQ or similar contract vehicles since a company must hold the contract vehicle to be eligible to bid on the underlying task orders.

Principal factors of competition include price; the value of Splitco’s products and services to the customer; technical and management capability; the ability to develop and implement complex, integrated system architectures; demonstrated ability to execute and perform against contract requirements; and the ability to provide timely solutions. Because IT procurements are increasingly focusing on price over other factors of competition, the cost structure of a contractor (particularly with respect to cost reimbursement contracts) has become a more significant driver of success in U.S. Government procurements. In many cases, the U.S. Government has made it clear that, as long as a particular proposed solution is technically acceptable (even if not the preferable solution), price will be the deciding factor. That customer acquisition strategy has made it increasingly more difficult for companies that are part of larger defense contractors with significant manufacturing operations on large platform programs to compete for engineering, IT and technical services work.

Intellectual Property

The products and services of the Splitco Business generally are not dependent upon patent or trademark protection, but historically Lockheed Martin selectively has sought patent protection when in its judgment such protection was available and the Splitco Business would not be adversely affected by the filing of a patent application and has sought to establish trademark rights in certain of the commercial businesses of the Splitco Business. The Splitco Business has a proprietary interest in certain of its products, software programs, methodologies and know-how, which it seeks to protect through copyright and trade secret law and through licenses and other contractual means.

In connection with the performance of services or the provision of products, the U.S. Government has certain rights to inventions, data, software codes and related material that are developed under U.S. Government-funded contracts and subcontracts. Generally, the U.S. Government may disclose or license such information to third parties, including, in some instances, competitors of the Splitco Business. In the case of some subcontracts of the Splitco Business, the prime contractor also may have certain rights to the programs and products that the Splitco Business develops.

Research and Development

The Splitco Business conducts research and development (R&D) activities under customer-sponsored contracts and with its own independent R&D funds. Independent R&D costs include basic research, applied research, development, systems and other concept formulation studies. Generally, these costs are allocated among all contracts and programs in progress under U.S. Government contractual arrangements. Costs incurred under customer-sponsored R&D programs pursuant to contracts are included in net sales and cost of sales. Under certain arrangements in which a customer shares in product development costs, Splitco’s portion of the unreimbursed costs is expensed as incurred in cost of sales. Independent R&D costs charged to cost of sales were $22 million in 2015, $18 million in 2014 and $23 million in 2013. See “Research and Development” in “Note 2 – Significant Accounting Policies” of the audited financial statements of the Splitco Business included in this document.

Government Contracts and Regulation

The Splitco Business is heavily regulated. It contracts with numerous U.S. Government agencies and entities, including all branches of the U.S. military, the Departments of Defense, Veterans Affairs, Homeland Security, Justice, Health and Human Services, Transportation and Energy, the Social Security Administration, the Federal Aviation Administration, the National Aeronautics and Space Administration, and the U.S. Environmental Protection Agency. Similar government authorities in other countries regulate the Splitco Business’ international business with foreign governments.

The Splitco Business must comply with, and is affected by, laws and regulations relating to the formation, administration and performance of U.S. Government and other contracts, including the Federal Acquisition Regulation (“FAR”) and agency-specific regulations that implement or supplement the FAR, such as the Department of Defense Federal Acquisition Regulation Supplement. These laws and regulations, among other things:

•	require certification and disclosure of all cost or pricing data in connection with certain types of contract negotiations;

•	impose specific and unique cost accounting practices that may differ from GAAP;

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impose acquisition regulations, which may change or be replaced over time, that define allowable and unallowable costs and otherwise govern the right to reimbursement under certain cost-based U.S. Government contracts;

•	impose limitations on certain work that might raise an actual or potential organizational conflict of interest where the conflict of interest cannot be mitigated or avoided in an acceptable manner;

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require specific security controls to protect Department of Defense controlled unclassified technical information and restrict the use and dissemination of information classified for national security purposes and the export of certain products, services and technical data;

•	require the review and approval of contractor business systems, including accounting systems, estimating systems, purchasing systems and property management systems; and

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require reviews and audits by the Defense Contract Audit Agency, the Defense Contract Management Agency and other agencies of the U.S. Government for compliance with applicable contractor requirements.

Similar laws and regulations govern the Splitco Business’ work for government customers outside the U.S.

In addition to the foregoing, some of the Splitco Business’ work involves access to or use by Splitco Business Employees of personally identifiable information or protected health information in a manner that is subject to extensive foreign, federal and state privacy and data security laws and regulations. These laws and regulations differ by jurisdiction and compliance with these laws and regulations require the Splitco Business to impose additional restrictions and implement procedures to safeguard the protected information.

The U.S. Government may terminate any of the Splitco Business’ government contracts and subcontracts either at its convenience or for default based on performance. Upon termination for convenience of a cost-reimbursable contract, Splitco normally is entitled to reimbursement of allowable costs plus a portion of the fee. The amount of the fee recovered, if any, is related to the portion of the work accomplished prior to termination and is determined by negotiation. A termination arising out of default may expose the Splitco Business to liability and have a material adverse effect on the ability to compete for future contracts and orders. In addition, on those contracts for which the Splitco Business is teamed with others and is not the prime contractor, the U.S. Government could terminate a prime contract under which the Splitco Business is a subcontractor, notwithstanding the quality of the services as a subcontractor. In the case of termination for default, the U.S. Government could make claims to reduce the contract value or recover its procurement costs and could assess other special penalties. However, under such circumstances the Splitco Business has rights and remedies under applicable law and the FAR.

U.S. Government agencies, including the Defense Contract Audit Agency, the Defense Contract Management Agency and various agency Inspectors General, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, its cost structure, its business systems and compliance with applicable laws, regulations and standards. Any costs found to be misclassified may be subject to repayment. The Splitco Business has unaudited and/or unsettled incurred cost claims related to past years. Until the underlying audits are completed, the Splitco Business is not able to issue final billings on the subject contracts.

If an audit or investigation uncovers improper or illegal activities, the Splitco Business may be subject to civil or criminal penalties and administrative sanctions, including reductions of the value of contracts, contract modifications or terminations, forfeiture of profits, suspension of payments, penalties, fines and suspension, or prohibition from doing business with the U.S. Government. In addition, the Splitco Business could suffer serious reputational harm if allegations of impropriety were made against it. Similar government oversight exists in most other countries where the Splitco Business conducts business.

A portion of the Splitco Business is classified by the U.S. Government and cannot be specifically described. The operating results of these classified contracts are included in the financial statements of the Splitco Business. The business risks associated with classified contracts historically have not differed materially from those of the other

U.S. Government contracts. The Splitco Business’ internal controls addressing the financial reporting of classified contracts are consistent with its internal controls for non-classified contracts.

Legal Proceedings

The Splitco Business is a party to litigation and other proceedings that arise in the ordinary course of its business. These matters could result in fines, penalties, compensatory or treble damages or non-monetary sanctions or relief. The Splitco Business does not believe that the outcome of these matters, including the proceedings mentioned below, will have a material adverse effect on Splitco, notwithstanding that the unfavorable resolution of any matter may have a material adverse effect on its net earnings in any particular interim reporting period. Among the factors that the Splitco Business considers in this assessment are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if estimable), the progress of the case, existing law and precedent, the opinions or views of legal counsel and other advisors, its experience in similar cases and the experience of other companies, the facts available at the time of assessment and how the Splitco Business is responding or intends to respond to the proceeding or claim. The Splitco Business’ assessment of these factors may change over time as individual proceedings or claims progress.

On April 24, 2009, Lockheed Martin filed a declaratory judgment action against the New York Metropolitan Transportation Authority and its Capital Construction Company (collectively, the “MTA”) asking the U.S. District Court for the Southern District of New York to find that the MTA was in material breach of contract with Lockheed Martin (relating to the Splitco Business) based on the MTA’s failure to provide access to sites where work was to be performed and the failure to provide the customer-furnished equipment necessary to complete the contract. The MTA filed an answer and counterclaim alleging that Lockheed Martin breached the contract and subsequently terminated the contract for alleged default. The primary damages sought by the MTA are the cost to complete the contract and potential re-procurement costs. Although the Splitco Business is unable to estimate the cost of another contractor to complete the contract and the costs of re-procurement, the original contract with the MTA had a total value of $323 million, of which $241 million was paid to the Splitco Business, and the MTA is seeking damages of approximately $190 million. The Splitco Business disputes the MTA’s allegations and is defending against them. Additionally, following an investigation, Lockheed Martin’s sureties on a performance bond related to this matter, who were represented by independent counsel, concluded that the MTA’s termination of the contract was improper. Subsequent to the initial filing, Lockheed Martin’s declaratory judgment action was amended to include claims for monetary damages against the MTA of approximately $95 million. This matter was taken under consideration by the court in December 2014 following a five-week bench trial and the filing of post-trial pleadings by the parties. The Splitco Business expects a decision in 2016. Under the terms of the Separation Agreement, Lockheed Martin has retained the assets and liabilities associated with the MTA matter.

On November 10, 2015, Mission Support Alliance, LLC (“MSA”) received a final decision of the Department of Energy contracting officer for MSA concluding that certain payments by MSA to the Splitco Business for the performance of IT services and management services under a subcontract to MSA constituted affiliate fees in violation of the FAR. At the same time, the contracting officer advised MSA that he would not approve certain provisional fee payments to MSA pending resolution of the matters set forth in his decision. Subsequent to the contracting officer’s final decision, MSA and Lockheed Martin received notice from the U.S. Attorney’s Office for the Eastern District of Washington that the U.S. Government had initiated a False Claims Act investigation into the facts surrounding this dispute, and each of MSA and Lockheed Martin have produced information in response to Civil Investigative Demands from the U.S. Attorney’s Office. Since this issue first was raised by the Department of Energy, MSA has asserted that the IT and management services being performed by the Splitco Business under a fixed price/fixed unit rate subcontract approved by the Department of Energy meet the definition of a “commercial item” under the FAR and any profits earned on that subcontract are permissible. MSA filed an appeal of the contracting officer’s decision with the Civilian Board of Contract Appeals and that appeal is pending. Subsequent to the filing of MSA’s appeal, the contracting officer demanded that MSA reimburse the Department of Energy in the amount of $64 million, which was his estimate of the profits earned during the period from 2010 to 2014 by the Splitco Business. MSA has requested that the Department of Energy defer that demand pending resolution of the appeal, but to date the demand has not been rescinded. MSA and the other members of MSA have advised Lockheed Martin that they believe that if MSA incurs liability in this matter, then Lockheed Martin is responsible to MSA for the loss. Under the terms of the Separation Agreement, Lockheed Martin has indemnified Splitco for 100% of any damages in excess of the amount recorded by the Splitco Business in its financial statements as of December 31, 2015 up to an agreed upon amount, and 50% of any damages in excess of that agreed upon amount, with respect to claims asserted by the Department of Energy against MSA for fees allegedly paid to the Splitco Business under the MSA subcontract referenced above and in respect of the related Civil Investigative Demand.

Although the Splitco Business cannot predict the outcome of legal or other proceedings with certainty, GAAP requires the Splitco Business to record a liability if a loss is probable and the amount of the loss is reasonably estimable, and requires the Splitco Business to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made for contingencies where there is at least a reasonable possibility that a loss may have been incurred where the amount of that loss would be material to the Splitco Business. As of March 27, 2016, the aggregate amount of all liabilities in respect of legal and other proceedings (including the matters described above) recorded by the Splitco Business in its combined financial statements was $63 million, and the range of reasonably possible additional losses was estimated by the Splitco Business to be from $0 to $200 million. The Splitco Business believes, after consultation with counsel and after taking into account its current litigation reserves and the provisions of the Merger Agreement and the Separation Agreement, that the currently pending legal and other proceedings should not have a material adverse effect on the Splitco Business’ consolidated financial condition or results of operations. In view of the inherent difficulty of predicting the outcome of legal proceedings, the Splitco Business cannot state with confidence what will be the eventual outcomes of the currently pending matters, the timing of their ultimate resolution or the eventual losses, fines, penalties or impact related to those matters. In light of the uncertainties involved in such proceedings, it is possible that accruals may need to be adjusted in the future and the outcome of a particular matter in a particular period could be material to the Splitco Business in that period.

Seasonality

Although the nature of the work performed by the Splitco Business is not seasonal, various factors can affect the distribution of sales recognized by the Splitco Business between accounting periods, including the U.S. Government budget process, the timing of contract awards, the availability of government funding and the extent to which government awards are subject to protest. In the U.S., these factors are influenced by the federal government’s budget cycle based on its October-to-September fiscal year as agencies of the U.S. Government seek to avoid the loss of funds allocated for a given fiscal year by awarding task orders under certain types of omnibus contract vehicles or otherwise take contract actions to commit funds prior to the end of the fiscal year.

Facilities

The Splitco Business operates out of a single owned property consisting of an office building totaling approximately 500,000 square feet located in Gaithersburg, Maryland, and from leased properties totaling approximately 3.2 million square feet at various locations most of which are located in the U.S. These leased locations are principally office buildings, but also include service centers, laboratories and data centers, and include a number of locations where the Splitco Business operates out of or uses a portion of a facility that is either owned by Lockheed Martin or leased by another Lockheed Martin business area and the Splitco Business uses a portion of the facility. A significant number of Splitco Business Employees also work on site at customer locations and facilities globally. The Splitco Business believes its facilities are in good condition and are adequate for their intended use.

Employees

As of March 27, 2016, the Splitco Business had approximately 16,000 full and part time employees worldwide. Management of the Splitco Business considers employee relations to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS FOR THE SPLITCO BUSINESS

References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to IS&GS or the IS&GS Business are references to the Splitco Business as used elsewhere in this document.

Business Overview

IS&GS is a leading provider of information technology (“IT”), management and engineering services to civil, defense and intelligence agencies of the U.S. Government. IS&GS also provides services to agencies of allied foreign governments, state and local governments and commercial customers. IS&GS supports its customers by providing data analytics, systems engineering, large-scale agile software development, network-enabled situational awareness solutions, communications and command and control capability and global systems integration to help customers gather, analyze and securely distribute intelligence data to address complex and pressing challenges such as combating global terrorism, cybersecurity, air traffic management, energy demand management and transforming the healthcare system. IS&GS is also responsible for various classified systems and services in support of vital national security systems. Major U.S. Government customers include civil agencies such as the Department of Homeland Security, the Department of Health and Human Services and the Department of the Treasury; the Department of Defense (“DoD”) and all branches of the U.S. military; and the U.S. intelligence community. IS&GS’ international customers are located primarily in the United Kingdom, the Middle East and Australia. In the commercial sector, IS&GS serves clients primarily in the financial services, healthcare and energy industries. For the years ended December 31, 2015, 2014 and 2013, IS&GS derived 88%, 91% and 95%, respectively, of its revenues from the U.S. Government (including 26%, 30% and 35% from the DoD, respectively).

IS&GS operates and reports its financial results as a single operating segment. IS&GS manages its business as a single profit center in order to promote collaboration and provide comprehensive functional service offerings across its entire customer base. Although the business is managed and resources are allocated as a single operating segment, certain information regarding sectors and functional capabilities is presented below for purposes of providing an understanding of the IS&GS business.

Separation from Lockheed Martin and Combination with Leidos

On January 26, 2016, Lockheed Martin entered into definitive agreements to separate and combine the IS&GS business with Leidos in a Reverse Morris Trust transaction. At Lockheed Martin’s election, the Transaction will be structured as a distribution of the IS&GS business to Lockheed Martin’s stockholders in a split-off transaction, a spin-off transaction or a combination split-off and spin-off transaction. No matter which form of transaction is selected, the IS&GS business will be transferred to Splitco, the stock of which will be distributed to Lockheed Martin stockholders and that distribution will be followed by a merger of Splitco with a subsidiary of Leidos. If Lockheed Martin elects a split-off, it will conduct an exchange offer pursuant to which Lockheed Martin stockholders will have the option to elect to exchange Lockheed Martin shares for shares of Splitco. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock. If the exchange offer is not fully subscribed, the remaining shares of Splitco will be distributed by Lockheed Martin in a pro-rata spin-off to Lockheed Martin stockholders in respect of those Lockheed Martin shares not exchanged in the exchange offer. If Lockheed Martin elects a spin-off, all of the shares of Splitco will be distributed by Lockheed Martin to its stockholders as a pro-rata dividend. In connection with the transfer of the IS&GS Business to Splitco, Lockheed Martin will receive a $1.8 billion cash payment. Both the Distribution and the Merger are expected to qualify as tax-free transactions to Lockheed Martin and its stockholders, except to the extent that cash is paid to Lockheed Martin stockholders in lieu of fractional shares. The Transaction is subject to the approval by Leidos’ stockholders of the issuance of the Leidos shares in the Merger and the satisfaction of customary closing conditions, including regulatory approvals, the absence of a material adverse change with respect to each of IS&GS and Leidos, the receipt of solvency opinions and opinions of tax counsel. The Transaction is expected to be completed in the third or fourth quarter of 2016.

Recent Business Acquisitions

In 2014, IS&GS separately acquired Systems Made Simple, Inc. (“SMS”), Industrial Defender, Inc. (“Industrial Defender”) and Beontra AG (“Beontra”) for a combined $526 million, net of cash acquired. SMS specializes in health IT solutions that deliver technology and service solutions to improve, increase, enable and ensure the secure exchange and interoperability of information between patients, healthcare providers and payers for federal and state government organizations. Industrial Defender specializes in cybersecurity solutions for industrial control systems in the oil, gas, utility and chemical industries. Beontra is based in Germany and specializes in integrated planning and demand forecasting IT solutions for airports around the world.

In 2013, IS&GS acquired Amor Group Ltd. (“Amor”) for $206 million, net of cash acquired. Amor is based in Scotland, United Kingdom, and specializes in IT solutions for the energy, transportation and public service sectors.

Business Environment

IS&GS operates in an environment characterized by increasing complexity in global security and continuing economic pressures in the U.S. and globally. A significant component of IS&GS’ business strategy in this environment is to focus on program execution, improving the quality and predictability of the delivery of its services and delivering solutions to its U.S. and international customers at affordable prices. Recognizing that its customers are resource constrained, IS&GS has endeavored to develop and extend its portfolio domestically in a disciplined manner with a focus on adjacent markets close to its core capabilities, as well as growing its international sales. IS&GS continues to focus on affordability initiatives, investment in technologies to fulfill new mission requirements for its customers and the recruitment, retention and development of its employees to ensure that its workforce has the technical skills necessary for IS&GS to succeed.

The U.S. Government, IS&GS’ principal customer, continues to face significant fiscal and economic challenges such as financial deficits, budget uncertainty, increasing debt levels and an economy with restrained growth. To address these challenges, the U.S. Government continues to focus on discretionary spending, entitlement programs, taxes, and other initiatives to stimulate the economy, create jobs and reduce the deficit. In so doing, the Administration and Congress must balance decisions regarding defense, homeland security and other federal spending priorities in a constrained fiscal environment largely imposed by the Budget Control Act of 2011 (“Budget Control Act”). The Budget Control Act established limits on discretionary spending, which provided for reductions to planned defense spending of $487 billion over a 10-year period that began with the 2012 U.S. Government fiscal year (“GFY”; a GFY starts on October 1 and ends on September 30). The Budget Control Act also provided for additional automatic spending reductions, known as sequestration, which temporarily went into effect on March 1, 2013, that would have reduced planned defense spending by an additional $500 billion over a nine-year period that began in GFY 2013. The Bipartisan Budget Act of 2013 (“BBA of 2013”) passed by Congress in December 2013 alleviated some budget cuts that would have otherwise been instituted through sequestration in GFY 2014 and GFY 2015.

On November 2, 2015, the President signed into law the Bipartisan Budget Act of 2015 (“BBA of 2015”). The BBA of 2015 raises the limit on the government’s debt until March 2017 and raises the sequester caps imposed by the Budget Control Act by $80 billion, split equally between defense and non-defense spending over the next two years ($50 billion in GFY 2016 and $30 billion in GFY 2017).

On December 18, 2015, the President signed into law the Consolidated Appropriations Act of 2016, funding the government through September 30, 2016. Additionally, on February 9, 2016, the President submitted a budget proposal for GFY 2017, consistent with the BBA of 2015 funding levels. The BBA of 2015 includes discretionary funding for the DoD of approximately $580 billion in GFY 2016 and $583 billion in GFY 2017. This funding includes a base budget for the DoD of approximately $521 billion in GFY 2016 and $524 billion in GFY 2017. The BBA of 2015 also provides approximately $59 billion for DoD Overseas Contingency Operations spending in each of GFY 2016 and GFY 2017.

Together, the BBA of 2013 and the BBA of 2015 (collectively, the “Bipartisan Budget Acts”) increased discretionary spending limits through GFY 2017. However, the Bipartisan Budget Acts retained sequestration cuts for GFYs 2018 through 2021, including the across-the-board spending reduction methodology provided for in the Budget Control Act. As a result, there remains uncertainty regarding how, or if, sequestration cuts will be applied in GFY 2018 and beyond. The DoD and other agencies may have significantly less flexibility in how to apply budget cuts in future years. While the defense budget sustained the largest single reductions under the Budget Control Act, other civil agencies and programs have also been impacted by significant spending reductions. In light of the Budget Control Act and deficit reduction pressures, it is likely that discretionary spending by the U.S. Government will remain constrained for a number of years. Additionally, if an annual appropriations bill is not enacted for GFY 2017 or beyond, the U.S. Government may operate under a continuing resolution, restricting new contract or program starts and government shutdowns could arise. IS&GS anticipates there will continue to be significant debate within the U.S. Government over defense spending throughout the budget appropriations process for GFY 2017 and beyond. The outcome of this debate could have long-term consequences for IS&GS and the industry in which it operates.

Results of Operations

Throughout the periods included in these combined financial statements, IS&GS operated as part of Lockheed Martin and consisted of several legal entities, acquired businesses and businesses conducted directly by Lockheed Martin. Separate financial statements have not historically been prepared for IS&GS. The combined financial results of IS&GS have been derived from Lockheed Martin’s historical accounting records as if IS&GS’ operations had been conducted independently from Lockheed Martin and were prepared on a stand-alone basis in accordance with GAAP and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. The historical results of operations, financial position and cash flows of IS&GS discussed in this document may not be indicative of what they would have been had IS&GS actually been an independent stand-alone entity, nor are they indicative of IS&GS’ future results of operations, financial position and cash flows.

The results of operations include all revenues and costs directly attributable to IS&GS and an allocation of expenses related to certain Lockheed Martin corporate functions. These expenses have been allocated to IS&GS based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. IS&GS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had IS&GS operated as an independent, stand-alone entity, nor are they indicative of IS&GS’ future expenses.

IS&GS closes its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as IS&GS’ fiscal year ends on December 31.

The following table sets forth IS&GS’ combined statements of operations for the periods indicated (in millions):

	Three Months Ended		Years Ended December 31,
	March 27, 2016	March 29, 2015	2015	2014	2013
Revenues	$1,341	$1,393	$5,626	$5,702	$6,158
Cost of revenues
Cost of revenues	(1,246)	(1,271)	(5,157)	(5,279)	(5,755)
Severance charges	(19)	—	(20)	—	(45)

Total cost of revenues	(1,265)	(1,271)	(5,177)	(5,279)	(5,800)

Gross profit	76	122	449	423	358
Other income, net	7	6	22	15	7

Earnings before income taxes	83	128	471	438	365
Income tax expense	(30)	(44)	(162)	(146)	(119)

Net earnings	53	84	309	292	246

Less: net earnings attributable to non-controlling interest	2	1	5	5	6

Net earnings attributable to parent	$51	$83	$304	$287	$240

IS&GS’ revenues and earnings are primarily derived from contracts for services and solutions provided to the U.S. Government. IS&GS accounts for these contracts using the percentage-of-completion method of accounting, which requires judgment relative to assessing risks, estimating contract revenues and costs (including estimating award and incentive fees and penalties related to performance) and making assumptions for schedule and technical issues. Many of IS&GS’ contracts span multiple years and include complex technical requirements. At the outset of a contract, IS&GS identifies and monitors risks to the achievement of the technical, schedule and cost aspects of the contract and assesses the effects of those risks on its estimates of total costs to complete the contract. The estimates consider the technical requirements (e.g., a newly-developed solution versus a mature solution), the schedule and associated tasks (e.g., the number and type of milestone events) and costs (e.g., material, labor, subcontractor and overhead).

Due to the scope and nature of the work required to be performed on certain contracts, the estimation of total revenues and costs at completion is complicated and is subject to change. The initial profit booking rate of each contract considers risks surrounding the ability to achieve the technical requirements, schedule and costs in the initial estimated total costs to complete the contract. Profit booking rates may increase during the performance of the contract if IS&GS successfully retires risks surrounding the technical, schedule and cost aspects of the contract which decreases the estimated total costs to complete the contract. Conversely, IS&GS’ profit booking rates may decrease if the estimated total costs to complete the contract increase. Profit booking rates also may be impacted favorably, or unfavorably, by other items. Favorable items may include the positive resolution of contractual matters and cost recoveries on disputed charges. Unfavorable items may include the adverse resolution of contractual matters and reserves for disputes. When estimates of total costs to be incurred exceed estimates of total revenues to be earned for a contract accounted for using the percentage-of-completion method of accounting, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

Changes in revenues and gross profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or gross profit resulting from varying levels of services or solutions. Volume changes in gross profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of revenues, gross profit and margins may be impacted favorably or unfavorably by changes in profit booking rates described in the preceding paragraph. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. IS&GS’ combined net adjustments not related to volume, including net profit booking rate adjustments and other matters, increased gross profit by $35 million and $64 million for the first three months of 2016 and 2015, respectively, and $168 million, $116 million and $136 million for the years ended December 31, 2015, 2014 and 2013, respectively. These adjustments increased net earnings by $23 million and $42 million for the first three months of 2016 and 2015, respectively, and $109 million, $75 million and $88 million for the years ended December 31, 2015, 2014 and 2013, respectively. The decrease in combined net adjustments in the first quarter of 2016 compared to the same period in 2015 is attributable to development issues on a program to consolidate, modernize and operate data centers for the Australian Department of Defence Chief Information Officer Group (the “CIOG program”), caused by unanticipated challenges in application remediation and data center migration activities. A first quarter 2016 technical baseline review was conducted with the customer, which resulted in cost and schedule changes to the program. Accordingly, IS&GS recognized a change in estimate on this program resulting in the recognition of a $25 million negative profit rate adjustment in the first quarter of 2016. The increase in combined net adjustments in 2015, as compared to 2014 and 2013, is attributable to improved program performance and risk retirements related to technical services programs; a program to provide hardware, software and cybersecurity to the U.S. Air Force (the Air Force’s National Capital Region (“AFNCR”) program); and a human resources outsourcing program with the Department of Homeland Security (the “HR Access program”).

Cost of revenues consists of materials, labor, subcontracting costs, an allocation of indirect costs (overhead and general and administrative costs) and an allocation of certain expenses from Lockheed Martin including, but not limited to, costs related to corporate functions such as senior management, legal, human resources, finance, accounting, treasury, tax, IT, benefits, communications and ethics and compliance, and other corporate expenses such as corporate employee benefits, incentives and stock-based compensation, shared services processing and administration and depreciation for corporate fixed assets. Management of IS&GS considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. Allocations for management costs and corporate support services provided to IS&GS totaled $56 million and $69 million for the first three months of 2016 and 2015, respectively, and $253 million, $268 million and $273 million for the years ended December 31, 2015, 2014 and 2013, respectively. The nature and amount of costs are monitored at the contract level in forming the basis for estimating total costs to complete each contract.

The provision for income taxes represents income taxes paid or payable for the current year, plus the change in deferred taxes during the year. In general, the taxable income of the IS&GS business was included in Lockheed Martin’s combined U.S. federal tax returns, and, where applicable, in jurisdictions around the world. As a result, separate U.S. federal income tax returns were not prepared for most IS&GS entities. IS&GS’ current portion of U.S. and certain non-U.S. income taxes payable is deemed to have been remitted to Lockheed Martin in the period the related tax expense was recorded. Consequently, current income taxes payable are deemed to have been settled with Lockheed Martin in each year.

First Three Months of 2016 Compared to the First Three Months of 2015

Revenues

Revenues in the first three months of 2016 decreased $52 million, or 4 percent, compared to the same period in 2015. The decrease was primarily attributable to lower volume as a result of the wind-down or completion of certain IT programs to provide hardware, integrated software systems and cybersecurity to U.S. defense and intelligence agencies (primarily the U.S. Army Corps of Engineers (“ACE”) IT program); reduced U.S. government funding levels that impacted programs to provide data center modernization and operations, and IT network support to civil agencies (including the Centers for Medicare and Medicaid Services Consolidated Information Technology Infrastructure Contract (“CMS CITIC”) program); and increased competition coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed.

Cost of Revenues

Cost of revenues in the first three months of 2016 decreased $25 million, or 2 percent, compared to the same period in 2015. The decrease was primarily attributable to lower cost of revenues driven by the reasons stated above for lower volume on IT programs with U.S. defense and intelligence agencies (ACE IT) and lower U.S. government funding levels that impacted programs to provide data center and IT support to U.S. government civil agencies (CMS CITIC), partially offset by the negative profit adjustment for the development issues on the CIOG program mentioned above.

Severance Charges

During the first three months of 2016, IS&GS recorded severance charges of $19 million as a result of a review intended to reduce the costs of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through involuntary actions. Upon separation, terminated employees will receive lump-sum severance payments primarily based on years of service, the majority of which are expected to be paid by the end of 2016.

Other Income, Net

Other income, net was $7 million in the first three months of 2016 and $6 million in the first three months of 2015 and is primarily comprised of IS&GS’ share of net earnings related to its equity method investees, which include Kwajalein Range Services, LLC (“KRS”) and Consolidated Nuclear Services, LLC (“CNS”).

Earnings Before Income Tax

Pretax earnings in the first three months of 2016 decreased $45 million, or 35%, compared to the same period in 2015. Pretax earnings as a percentage of revenues was 6.2% in the first quarter of 2016, compared to 9.2% in the first quarter of 2015. The decreases were primarily attributable to lower earnings of approximately $25 million due to the aforementioned development issues on the CIOG program caused by unanticipated challenges in application remediation and data center migration activities; and $19 million of severance charges recognized in the first three months of 2016 that did not occur in the same period in 2015. Adjustments not related to volume, including net profit booking rate adjustments, were $29 million lower in the first three months of 2016 compared to the same period in 2015.

Income Tax Expense

IS&GS’ effective income tax rate was 36.1% in the first three months of 2016, compared to 34.4% in the same period in 2015. The rates for both periods benefited from the favorable impact of tax deductions for U.S. manufacturing activities and net earnings attributable to non-controlling interest. These favorable impacts on the rate in the first three months of 2016 were more than offset by the unfavorable impact of adjustments for foreign activities.

2015 Compared to 2014

Revenues

Revenues in 2015 decreased $76 million, or 1%, compared to 2014. The decrease was primarily attributable to lower revenues of approximately $415 million driven by lower volume as a result of the wind-down or completion of certain IT programs to provide hardware, integrated software systems and cybersecurity to U.S. defense and intelligence agencies (primarily the ACE IT and Department of Justice Next Generation Information (“DOJ NGI”) programs); reduced U.S. Government funding levels that impacted programs to provide data center modernization and operations, and IT network support to civil agencies (primarily the CMS CITIC program); and increased competition coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed. These decreases were partially offset by additional revenues of approximately $230 million from SMS, which was acquired in December 2014, and about $110 million due to increased activities on the CIOG program, which was awarded in September 2014.

Cost of Revenues

Cost of revenues in 2015 decreased $122 million, or 2%, compared to 2014. The decrease was primarily attributable to lower cost of revenues of approximately $425 million driven by the reasons stated above for lower volume on IT programs with U.S. defense and intelligence agencies (ACE IT and DOJ NGI) and reduced U.S. Government funding levels that impacted programs to provide data center and IT support to U.S. government civil agencies (CMS CITIC); and due to a decrease of approximately $25 million in pension expense allocated from Lockheed Martin as a result of the plan amendments to freeze future retirement benefits announced by Lockheed Martin in June 2014. These decreases were partially offset by additional cost of revenues of approximately $225 million from SMS, which was acquired in December 2014, and about $105 million due to increased activities on the CIOG program, which was awarded in September 2014.

Severance Charges

In the third quarter of 2015, IS&GS recorded severance charges of $20 million as a result of a review intended to reduce costs in order to improve the affordability of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through either voluntary or involuntary actions. As of March 27, 2016, IS&GS had paid approximately $15 million in severance payments associated with this action, with the remainder expected to be paid by mid-2016. Upon separation, terminated employees will receive lump-sum severance payments primarily based on years of service. Approximately $14 million of the severance benefits were paid in 2015 with the remainder expected to be paid by mid-2016.

Other Income, Net

Other income, net is primarily comprised of IS&GS’ share of net earnings related to its equity method investees, which include KRS and CNS. The increase in Other income, net in 2015 is primarily due to IS&GS’ share of net earnings in CNS, which was formed in 2014.

Earnings Before Income Tax

Pretax earnings in 2015 increased $33 million, or 8%, compared to 2014. Pretax earnings as a percentage of revenues was 8.4% in 2015, compared to 7.7% in 2014. The increases were attributable to cost of revenues declining at a higher rate than revenues due to improved program performance and risk retirements of about $50 million related to technical services programs, the AFNCR program and HR Access program; and a decrease in pension expense of approximately $25 million. These increases were partially offset by decreases in pretax earnings of approximately $30 million as a result of volume and $20 million of severance charges recognized in 2015 that did not occur in 2014.

Income Tax Expense

IS&GS’ effective income tax rate was 34.4% in 2015 and 33.3% in 2014. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and the U.S. research and development tax credit.

2014 Compared to 2013

Revenues

Revenues in 2014 decreased $456 million, or 7%, compared to 2013. The decrease was primarily attributable to lower revenues of approximately $785 million driven by lower volume as a result of the wind-down or completion of certain IT programs to provide hardware, integrated software systems and cybersecurity to U.S. defense and intelligence agencies; reduced U.S. Government funding levels for technical services programs; troop drawdowns that impacted programs to provide in-theatre operations, data analysis, combat support and IT support for the U.S. military (primarily the DoD Joint Improvised Explosive Device Defeat Organization (the “DoD JIEDDO” program); and increased competition coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed. These decreases were partially offset by higher revenues of approximately $205 million due to the start-up of new programs and increased activities on recently awarded programs such as the Defense Information Systems Agency’s Global Information Grid Services Management Operations (“DISA GSM-O”) program to provide integrated software solutions, communications services and engineering services to all branches of the U.S. military; and approximately $125 million of additional revenues from Industrial Defender and SMS, which were acquired in 2014, and Amor, which was acquired in September 2013 and as a result did not have a full year of revenues in the 2013 reported results.

Cost of Revenues

Cost of revenues in 2014 decreased $476 million, or 8%, compared to 2013. The decrease was primarily attributable to lower cost of revenues of approximately $745 million driven by the reasons stated above for lower volume on IT programs with U.S. defense and intelligence agencies; reduced U.S. Government funding levels for technical services programs; and troop drawdowns that impacted programs supporting the U.S. military (DoD JIEDDO). Additionally, pension expense allocated from Lockheed Martin decreased approximately $60 million as a result of the plan amendments to freeze future retirement benefits announced by Lockheed Martin in June 2014. These decreases were partially offset by increases in cost of revenues of approximately $195 million due to the start-up of new programs and increased activities on recently awarded programs (primarily the DISA GSM-O program); and about $135 million due to additional cost of revenues from Industrial Defender and SMS, which were acquired in 2014, and Amor, which was acquired in September 2013.

Severance Charges

During 2013, IS&GS recorded severance charges of $45 million after a strategic review of the business to reduce its workforce and after considering future workload projections. Upon separation, terminated employees received lump-sum severance payments primarily based on years of service, all of which was paid by December 31, 2015.

Other Income, Net

Other income, net is primarily comprised of IS&GS’ share of net earnings related to its equity method investees, which include KRS and CNS. The increase in Other income, net in 2014 is primarily due to IS&GS’ share of net earnings in CNS, which was formed in 2014.

Earnings Before Income Tax

Pretax earnings in 2014 increased $73 million, or 20%, compared to 2013. Pretax earnings as a percentage of revenues was 7.7% in 2014, compared to 5.9% in 2013. The increases were attributable to a decrease in pension expense of approximately $60 million; and $45 million of severance charges recognized in 2013 that were not repeated in 2014. These increases were partially offset by decreases in pretax earnings of approximately $20 million as a result of volume and about $20 million of lower profit booking rate adjustments.

Income Tax Expense

IS&GS’ effective income tax rate was 33.3% in 2014 and 32.6% in 2013. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and the U.S. research and development tax credit.

Liquidity and Cash Flows

As part of Lockheed Martin, IS&GS is dependent upon Lockheed Martin for all of its working capital and financing requirements as Lockheed Martin uses centralized cash management and financing programs. Financial transactions relating to the IS&GS business are accounted for through the net parent investment account of the IS&GS business. The cash reflected on the combined financial statements represents cash on hand at certain foreign and domestic entities that do not participate in Lockheed Martin’s centralized cash management program. During the first three months of 2016 and 2015 and the years ended December 31, 2015 and 2013, IS&GS generated sufficient cash from operating activities to funds its ongoing operations. However, during 2014 Lockheed Martin provided funding to IS&GS to support its business acquisitions.

Lockheed Martin has been advised by Leidos that, following the consummation of the Transactions, Leidos expects to deploy its sources of liquidity and its capital resources to continue to provide the support to the IS&GS business that previously was provided by Lockheed Martin. Leidos also has advised Lockheed Martin that the funding of ongoing operations and potential business acquisitions subsequent to the Transactions was taken into account by Leidos when the cost savings and synergies expected to result from the Transactions were estimated. There can be no assurances that Leidos will provide this funding. See further discussion of Leidos’ liquidity and capital resources in “Information on Leidos.”

Cash received from customers, either from the payment of invoices for work performed or for advances in excess of costs incurred, is IS&GS’ primary source of cash. IS&GS generally does not begin work on contracts until funding is appropriated by the customer. However, IS&GS management may determine to fund customer programs pending government appropriations and has been doing so with increased frequency. If IS&GS incurs costs in excess of funds obligated on the contract, IS&GS is at risk for reimbursement of the excess costs.

At March 27, 2016, IS&GS held cash of $39 million, of which approximately $24 million was held outside of the U.S. by international subsidiaries. Although those balances are generally available to fund ordinary business operations without legal or other restrictions, a significant portion is not immediately available to fund U.S. operations unless repatriated. IS&GS’ intention is to permanently reinvest earnings from international subsidiaries. While IS&GS does not intend to do so, if this cash had been repatriated at March 27, 2016, the amount of additional U.S. federal income tax that would have been due after considering foreign tax credits would not be significant.

In connection with the Transaction, Splitco expects to incur indebtedness of $1.84 billion as described above under “—Separation from Lockheed Martin and Combination with Leidos.”

The following table provides a summary of IS&GS’ cash flow information followed by a discussion of the key elements (in millions):

	Three Months Ended		Years Ended December 31,
	March 27, 2016	March 29, 2015	2015	2014	2013
Cash at beginning of period	$39	$61	$61	$30	$22
Operating activities
Net earnings	53	84	309	292	246
Non-cash adjustments	24	21	93	35	121
Changes in working capital	55	95	46	75	35
Other, net	(15)	(61)	(56)	(16)	21

Net cash provided by operating activities	117	139	392	386	423
Net cash used for investing activities	(2)	(3)	(25)	(466)	(230)
Net cash (used for) provided by financing activities	(116)	(140)	(385)	117	(185)
Effect of foreign exchange rate changes on cash	1	(1)	(4)	(6)	—

Net change in cash	—	(5)	(22)	31	8

Cash at end of period	$39	$56	$39	$61	$30

First Three Months of 2016 Compared to the First Three Months of 2015

Operating Activities

Net cash provided by operating activities decreased $22 million in the first three months of 2016 as compared to the same period in 2015. The decrease was primarily attributable to a $40 million decline in cash flows generated from changes in working capital (defined as receivables and inventories less accounts payable and customer advances and amounts in excess of costs incurred). The net decrease in cash flows generated from working capital changes was due to the timing of customer payments on certain programs (primarily the DISA GSM-O and CMS CITIC contracts). These decreases were offset by an $18 million increase in net cash payments for various prepaid and other assets and liabilities.

Investing Activities

IS&GS made capital expenditures of $2 million in the first three months of 2016 and $3 million in the same period in 2015. The majority of IS&GS’ capital expenditures were for equipment and facilities infrastructure that generally are incurred to support new and existing programs. IS&GS also incurs capital expenditures for information technology to support programs and general enterprise information technology infrastructure, inclusive of costs for the development or purchase of internal-use-software.

Financing Activities

Net cash used for financing activities was $116 million in the first three months of 2016, a decrease of $24 million from cash used for financing activities of $140 million in the same period in 2015. The decrease was primarily due to a decrease in net transfers from IS&GS to Lockheed Martin of $21 million under Lockheed Martin’s centralized cash management and financing programs.

2015 Compared to 2014

Operating Activities

Net cash provided by operating activities in 2015 increased $6 million as compared to 2014. The increase was attributable to a net $30 million reduction in salary and benefit payments to employees as a result of headcount reductions and a $5 million decrease in net cash payments for various prepaid and other assets and liabilities, offset by a $29 million decline in cash flows generated from changes in working capital (defined as receivables and inventories less accounts payable and customer advances and amounts in excess of costs incurred). The net decrease in cash flows generated from working capital changes was due to an increase in inventory costs related to the CIOG program, which was awarded in September 2014, and the timing of customer payments on certain programs (primarily the HR Access program).

Investing Activities

Net cash used for investing activities was $25 million in 2015 and $466 million in 2014. The changes in net cash used in investing activities were primarily attributable to cash paid for business acquisitions. In 2015, there were no business acquisitions. In 2014, IS&GS separately acquired SMS, Industrial Defender and Beontra for a combined $526 million, of which $448 million was paid in 2014.

Additionally, IS&GS made capital expenditures of $25 million in 2015 and $18 million in 2014. The majority of IS&GS’ capital expenditures were for equipment and facilities infrastructure that generally are incurred to support new and existing programs. IS&GS also incurs capital expenditures for information technology to support programs and general enterprise information technology infrastructure, inclusive of costs for the development or purchase of internal-use-software.

Financing Activities

Net cash used for financing activities was $385 million in 2015, a decrease of $502 million from cash provided by financing activities of $117 million in 2014. The decline was primarily due to an increase in net transfers from IS&GS to Lockheed Martin of $497 million under Lockheed Martin’s centralized cash management and financing programs driven by increased cash flows from prior year acquisitions.

2014 Compared to 2013

Operating Activities

Net cash provided by operating activities in 2014 decreased $37 million as compared to 2013. The decrease was primarily due to a $40 million net decrease related to severance, other benefit payments and a $37 million decrease in net cash payments for various prepaid and other assets and liabilities. These decreases were offset by a net $40 million increase in cash flows related to working capital changes. The net increase in cash flows generated by working capital changes was due to the timing of customer payments on recently awarded programs and a decline in inventory on various programs due to volume.

Investing Activities

Net cash used for investing activities was $466 million in 2014 and $230 million in 2013. The changes in net cash used in investing activities were primarily attributable to cash paid for business acquisitions. In 2014, IS&GS separately acquired SMS, Industrial Defender and Beontra for a combined $526 million, of which $448 million was paid in 2014. In 2013, IS&GS acquired Amor for $206 million, all of which was paid in 2013.

Additionally, IS&GS made capital expenditures of $18 million in 2014 and $24 million in 2013. The majority of IS&GS’ capital expenditures were for equipment and facilities infrastructure that generally are incurred to support new and existing programs. IS&GS also incurs capital expenditures for information technology to support programs and general enterprise information technology infrastructure, inclusive of costs for the development or purchase of internal-use-software.

Financing Activities

Net cash provided by financing activities was $117 million in 2014, an increase of $302 million from cash used for financing activities of $185 million in 2013. The increase was primarily due to a decrease in net transfers from IS&GS to Lockheed Martin of $301 million as part of Lockheed Martin’s centralized cash management and financing programs resulting from cash flow needs to fund business acquisitions.

Contractual Commitments

The following table summarizes IS&GS’ contractual purchase obligations that require it to make future cash payments as of December 31, 2015 (in millions):

	Payments Due By Period
	Total	Less Than 1 Year	Years 2 and 3	Years 4 and 5	After 5 Years
Operating purchase commitments	$1,195	$1,191	$3	$1	$—
Operating lease obligations	162	50	67	34	11
Capital expenditures	3	3	—	—	—
Contingent consideration and holdbacks	61	53	8	—	—
Employee deferred compensation	32	15	17	—	—

Total contractual cash obligations	$1,453	$1,312	$95	$35	$11

Operating purchase obligations include amounts related to agreements and contracts that provide the supplier recourse against IS&GS for cancellation or nonperformance under the contract or contain terms that would subject IS&GS to liquidated damages. Such agreements and contracts, for example, may be related to obligations to subcontractors and outsourcing arrangements. Operating purchase commitments include costs that are reimbursable under U.S. government contracts. Purchase obligations related to capital expenditures include obligations related to facilities infrastructure and equipment. Contingent consideration represents additional amounts owed for the acquisition of SMS in the event certain contracts are awarded, which is expected to occur in 2016. Holdbacks represent future payments related to the acquisitions of SMS and Industrial Defender. Such holdbacks will either be retained by Lockheed Martin in respect of indemnification claims that may be made under the terms of the respective acquisition agreements or will be paid to the former owners of these businesses if such claims do not occur prior to the expiration of certain agreed-upon indemnification periods. Under employee deferred compensation arrangements, certain IS&GS employees may defer all or a portion of their salaries and incentive compensation at their discretion.

At March 27, 2016 and December 31, 2015, no long-term debt obligations were outstanding. In connection with the Transactions, Splitco will incur new indebtedness in an aggregate principal amount of approximately $1.84 billion and will use substantially all of the proceeds of this loan to pay Lockheed Martin a special cash payment of $1.80 billion in connection with the transfer of the IS&GS business to Splitco. Splitco is expected to use the balance of the loan to pay certain fees and expenses incurred in connection with the loan.

Off-Balance Sheet Arrangements

In connection with the business of IS&GS, Lockheed Martin has standby letters of credit, surety bonds and third-party guarantees with financial institutions and other third parties primarily relating to advances received from customers and the guarantee of future performance on certain contracts. These off-balance sheet arrangements are as follows at December 31, 2015 (in millions):

	Commitment Expiration By Period
	Total Commitment	Less Than 1 Year	Years 2 and 3	Years 4 and 5	After 5 Years
Standby letters of credit	$13	$12	$1	$—	$—
Surety bonds	296	294	2	—	—
Guarantees	127	—	—	127	—

Total commitments	$436	$306	$3	$127	$—

Letters of credit and surety bonds generally are available to draw upon in the event IS&GS does not perform. Following the Transactions, Lockheed Martin will retain obligations with respect to $293 million of the surety bonds shown above. In some cases, Lockheed Martin may guarantee the contractual performance of third parties such as ventures in which we participate or venture partners. We do not consider guarantees of subsidiaries and other consolidated entities to be third-party guarantees and they are not included in this figure. IS&GS believes its current and former venture partners will be able to perform their obligations, as they have done through March 27, 2016, and that it will not be necessary to make payments under the third-party guarantees.

Critical Accounting Estimates and Policies

IS&GS’ significant accounting policies, including the critical policies and practices listed below, are more fully described and discussed in the notes to the combined financial statements. IS&GS considers the following accounting policies to be critical to an understanding of its financial condition and results of operations because these policies require subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Revenue Recognition

Substantially all of IS&GS’ revenues are derived from services and solutions provided to the U.S. Government. IS&GS records revenues and estimated profits for its contracts with the U.S. Government using the percentage-of-completion method of accounting. IS&GS primarily performs under the following types of contractual arrangements with the U.S. Government: cost-reimbursable contracts, fixed-price contracts and time-and-materials contracts.

Cost-reimbursable contracts, which accounted for approximately 45%, 50% and 45% of IS&GS’ revenues in 2015, 2014 and 2013, respectively, provide for the payment of allowable costs incurred during performance of the contract plus a fee, up to a ceiling based on the amount that has been funded. IS&GS generates revenues under two general types of cost-reimbursable contracts: cost-plus-award-fee/incentive-fee contracts, which represent a substantial majority of its cost-reimbursable contracts, and cost-plus-fixed-fee contracts.

Cost-plus-award-fee contracts provide for an award fee that varies within specified limits based on the customer’s assessment of IS&GS’ performance against a predetermined set of criteria, such as targets based on cost, quality, technical and schedule criteria. Cost-plus-incentive-fee contracts provide for reimbursement of costs plus a fee which is adjusted by a formula based on the relationship of total allowable costs to total target costs (incentive based on cost) or reimbursement of costs plus an incentive to exceed stated performance targets (incentive based on performance). The fixed fee in a cost-plus-fixed-fee contract is negotiated at the inception of the contract and that fixed fee does not vary with actual costs.

Under fixed-price contracts, which accounted for approximately 40%, 35% and 40% of IS&GS’ revenues in 2015, 2014 and 2013, respectively, IS&GS agrees to perform the specified work for a pre-determined price. To the extent its actual costs vary from the estimates upon which the price was negotiated, IS&GS will generate more or less profit or could incur a loss. Some fixed-price contracts have a performance-based component under which IS&GS may earn incentive payments or incur financial penalties based on its performance.

Under time-and-materials contracts, which accounted for approximately 15% of IS&GS’ revenues in 2015, 2014 and 2013, IS&GS is paid a fixed hourly rate for each direct labor hour expended and IS&GS is reimbursed for allowable material costs and allowable out-of-pocket expenses. To the extent IS&GS’ actual direct labor and associated costs vary in relation to the fixed hourly billing rates provided in the contract, it will generate more or less profit or could incur a loss.

Percentage-of-Completion Method of Revenue Recognition

Revenues on cost-reimbursable-plus-fee contracts are recognized as services are performed, generally based on the allowable costs incurred during the period plus any recognizable earned fee. IS&GS considers fixed fees under cost-reimbursable-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For cost-reimbursable-plus-fee contracts that include performance-based fee incentives, which are principally award fee arrangements, IS&GS recognizes income when such fees are probable and estimable. Estimates of the total fee to be earned are made based on contract provisions, prior experience with similar contracts or clients, and management’s evaluation of the performance on such contracts. Contract costs, including indirect expenses, are subject to audit by the Defense Contract Audit Agency (“DCAA”), and, accordingly, are subject to possible cost disallowances.

Revenues on fixed-price contracts are primarily recognized using the cost-to-cost method, which is primarily based on actual costs incurred relative to total estimated costs for the contract. Profits on fixed-price contracts result from the difference between incurred costs used to calculate the percentage of completion and revenue earned.

Revenues earned under time-and-materials contracts are recognized based on the hours worked multiplied by the contractually billable rates to the customer, plus the billable rate for allowable materials and out-of-pocket expenses.

IS&GS’ contracts may include several elements or phases. In these situations, IS&GS determines whether the elements should be accounted for separately based on how the elements are bid or negotiated, whether the customer can accept separate elements of the arrangement, and the relationship between the pricing on the elements individually and combined. When IS&GS determines that accounting for the elements separately is appropriate, it allocates the contract value to the deliverables based on the estimated relative value of each element to the contract value.

Accounting for contracts using the percentage-of-completion method requires judgment relative to assessing risks, estimating contract revenues and costs (including estimating award and incentive fees and penalties related to performance) and making assumptions for schedule and technical issues. Due to the scope and nature of the work required to be performed on certain contracts, the estimation of total revenues and costs at completion is complicated and subject to many variables and, accordingly, is subject to change. When adjustments in estimated total contract revenues or estimated total costs are required, any changes from prior estimates are recognized in the current period for the inception-to-date effect of such changes. When estimates of total costs to be incurred on a contract exceed estimates of total revenues to be earned, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

The initial profit booking rate of each contract considers risks surrounding the ability to achieve the technical requirements, schedule and costs in the initial estimated total costs to complete the contract. Profit booking rates may increase during the performance of the contract if IS&GS successfully retires risks surrounding the technical, schedule and cost aspects of the contract that decreases the estimated total costs to complete the contract. Conversely, profit booking rates may decrease if the estimated total costs to complete the contract increase. Profit booking rates also may be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters and cost recoveries on disputed charges. Unfavorable items may include the adverse resolution of contractual matters and reserves for disputes. All of the estimates are subject to change during the performance of the contract and may affect the profit booking rate. Therefore, comparability of IS&GS revenues, profit and margins may be impacted by changes in profit booking rates on IS&GS’ contracts accounted for using the percentage-of-completion method. IS&GS’ combined net adjustments not related to volume, including net profit booking rate adjustments and other matters, increased gross profit by $35 million and $64 million for the first three months of 2016 and 2015, respectively, and by $168 million, $116 million and $136 million for the years ended December 31, 2015, 2014 and 2013, respectively. These adjustments increased net earnings by $23 million and $42 million for the first three months of 2016 and 2015, respectively, and by $109 million, $75 million and $88 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Services Method of Revenue Recognition

For services and solutions provided to non-U.S. Government customers, IS&GS records revenues as services are performed or on a straight-line basis over the period of performance if there is persuasive evidence of an arrangement, the price is fixed or determinable and collectability is reasonably assured, except for award and incentive fees. Award and incentive fees are recorded when they are fixed or determinable, generally at the date the amount is communicated to IS&GS by the customer. This approach results in the recognition of such fees at contractual intervals (typically every six months) throughout the contract and is dependent on the customer’s processes for notification of awards. Costs for contracts accounted for using the services method are expensed as incurred.

Other Contract Accounting Considerations

The majority of IS&GS’ revenues are driven by pricing based on costs incurred to perform services or provide solutions under contracts with the U.S. Government. Cost-based pricing is determined under the Federal Acquisition Regulation (“FAR”). The FAR provides guidance on the types of costs that are allowable in establishing prices for goods and services under U.S. Government contracts. For example, costs such as those related to charitable contributions, interest expense and certain advertising and public relations activities are unallowable and, therefore, not recoverable through sales. In addition, IS&GS may enter into advance agreements with the U.S. Government that address the subjects of allowability and allocability of costs to contracts for specific matters.

IS&GS closely monitors compliance with and the consistent application of its critical accounting policies related to contract accounting. Costs incurred and allocated to contracts are reviewed for compliance with U.S. Government regulations by IS&GS’ personnel and are subject to audit by the DCAA.

Allocations

The combined financial statements reflect allocations of certain expenses from Lockheed Martin including, but not limited to, costs related to corporate functions such as senior management, legal, human resources, finance, accounting, treasury, tax, IT, benefits, communications and ethics and compliance, and other corporate expenses such as employee benefits, incentives and stock-based compensation, shared services processing and administration and depreciation for corporate fixed assets. Management of IS&GS considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. The allocation methods used include a pro rata basis of revenues, cost of revenues, headcount, fixed assets, number of transactions or other measures. Allocations for management costs and corporate support services provided to IS&GS totaled $56 million and $69 million for the first three months of 2016 and 2015, respectively, and $253 million, $268 million and $273 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Business Acquisitions

IS&GS allocates the purchase price of businesses acquired to the tangible and intangible assets acquired, liabilities assumed and non-controlling interest acquired based on their estimated fair value at the acquisition date. The excess of the acquisition price over the estimated fair value assigned to the underlying net assets of the acquired businesses is recorded as goodwill. The goodwill recognized is attributable to expected revenue and cost synergies and intangible assets that do not qualify for separate recognition, such as the assembled workforce. Goodwill is not amortized and is subject to annual impairment testing. Any change to the acquisition date fair value prior to the expiration of the measurement period, a period not to exceed 12 months from the date of the acquisition, is recorded as an adjustment to the assets acquired, including goodwill, or the liabilities assumed. Any change to the acquisition date fair values after expiration of the measurement period is recorded in earnings in the Combined Statements of Earnings. Acquisition-related expense and restructuring charges are recognized separately from the business combination and are expensed as incurred. Revenues and earnings attributable to acquisitions are included in the combined financial statements for the periods subsequent to the acquisition date.

Goodwill

IS&GS’ goodwill balances were $2.8 billion at March 27, 2016 and December 31, 2015 and 2014. Goodwill is recorded when the purchase price of an acquired business exceeds the fair value of the net assets acquired. Goodwill is tested for impairment at least annually in the fourth quarter and more frequently whenever certain events or changes in circumstances indicate the carrying value of goodwill may be impaired. Such events or changes in circumstances may include a significant deterioration in overall economic conditions, changes in the business climate of its industry, operating performance indicators, competition, reorganizations of its business or the disposal of all or a portion of a reporting unit. Goodwill has been allocated to and is tested for impairment at a level referred to as the reporting unit, which is a level below its business segment. The level at which IS&GS tests goodwill for impairment requires IS&GS to determine whether the operations below the business segment constitute a business for which discrete financial information is available and IS&GS management regularly reviews the operating results.

IS&GS may use both qualitative and quantitative approaches when testing goodwill for impairment. Under the qualitative approach, for selected reporting units, IS&GS may perform a qualitative evaluation of events and circumstances impacting the reporting unit to determine the likelihood of goodwill impairment. Based on that qualitative evaluation, if IS&GS determines it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, no further evaluation is necessary. Otherwise, IS&GS performs a quantitative two-step impairment test.

Under step one of the quantitative impairment test, IS&GS compares the fair value of each reporting unit to its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of a reporting unit exceeds its fair value, IS&GS then performs step two of the quantitative impairment test and compares the implied value of the reporting unit’s goodwill with the carrying value of its goodwill. The implied value of the reporting unit’s goodwill is calculated by creating a hypothetical balance sheet as if the reporting unit had just been acquired. This balance sheet contains all assets and liabilities recorded at fair value (including any intangible assets that may not have any corresponding carrying value in its balance sheet). The implied value of the reporting unit’s goodwill is calculated by subtracting the fair value of the net assets from the fair value of the reporting unit. If the carrying value of the reporting unit’s goodwill exceeds the implied value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

IS&GS estimates the fair value of a reporting unit under the quantitative approach using a combination of a discounted cash flow (“DCF”) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business acquisitions, where appropriate. Determining fair value requires the exercise of significant judgments, including judgments about the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and relevant transaction multiples. The cash flows employed in the DCF analyses are based on IS&GS’ best estimate of future revenues, earnings and cash flows after considering factors such as general market conditions, U.S. Government budgets, existing firm orders, expected future orders, contracts with suppliers, labor agreements, changes in working capital, long-term business plans and recent operating performance. The discount rates utilized in the DCF analysis are based on the respective reporting unit’s weighted average cost of capital, which takes into account the relative weights of each component of capital structure (equity and debt) and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of the respective reporting unit.

For 2015 and 2014, the results of IS&GS’ annual impairment tests of goodwill indicated that no impairment existed. Impairment assessments inherently involve management judgments regarding a number of assumptions such as those described above. Due to the many variables inherent in the estimation of a reporting unit’s fair value and the relative size of IS&GS’ recorded goodwill, differences in assumptions could have a material effect on the estimated fair value of one or more of IS&GS’ reporting units.

Intangible Assets

Identifiable intangible assets generally represent the value of contractual relationships and developed technology acquired in business combinations. In valuing these assets, IS&GS makes assumptions regarding useful lives and projected growth rates, and significant judgment is required. IS&GS periodically reviews identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, impairment tests are performed to measure the amount of the impairment loss, if any.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued a new standard that will change the way IS&GS recognizes revenue and significantly expand the disclosure requirements for revenue arrangements. On July 9, 2015, the FASB approved a one-year deferral of the effective date of the standard to 2018 for public companies, with an option that would permit companies to adopt the standard in 2017. Early adoption prior to 2017 is not permitted. The new standard may be adopted either retrospectively or on a modified retrospective basis whereby the new standard would be applied to new contracts and existing contracts with remaining performance obligations as of the effective date, with a cumulative catch-up adjustment recorded to beginning retained earnings at the effective date for existing contracts with remaining performance obligations. IS&GS is currently evaluating the methods of adoption allowed by the new standard and the effect the standard is expected to have on its combined financial statements and related disclosures. As the new standard will supersede substantially all existing revenue guidance affecting IS&GS under GAAP, it could impact revenue and cost recognition on thousands of contracts across IS&GS’ business, in addition to IS&GS’ business processes and IT systems. As a result, IS&GS’ evaluation of the effect of the new standard will extend over future periods.

In September 2015, the FASB issued a new standard that simplifies the accounting for adjustments made to preliminary amounts recognized in a business combination by eliminating the requirement to retrospectively account for those adjustments. Instead, adjustments will be recognized in the period in which the adjustments are determined, including the effect on earnings of any amounts that would have been recorded in previous periods if the accounting had been completed at the acquisition date. IS&GS adopted the standard on January 1, 2016 and prospectively applies the standard to business combination adjustments identified after the date of adoption.

In November 2015, the FASB issued a new standard that simplifies the presentation of deferred income taxes and requires that deferred tax assets and liabilities, as well as any related valuation allowance, be classified as noncurrent in IS&GS’ Combined Balance Sheets. The standard is effective January 1, 2017, with early adoption permitted. The standard may be applied either prospectively from the date of adoption or retrospectively to all prior periods presented. IS&GS adopted the standard on December 31, 2015 and retrospectively applied the standard to all periods presented in its combined financial statements.

In February 2016, the FASB issued a new standard that increases transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The standard is effective January 1, 2019 for public companies, with early adoption permitted. The standard will be applied using a modified retrospective approach to the beginning of the earliest period presented in the financial statements. IS&GS is currently evaluating when it will adopt the standard and the expected impact to the combined financial statements and related disclosures.

Quantitative and Qualitative Disclosures About Market Risk

IS&GS transacts business globally and is subject to risks associated with changing foreign currency exchange rates. Lockheed Martin monitors and manages these risks, including such risks associated with the IS&GS business, as an integral part of its overall risk management programs. To manage such risks, hedging transactions may be entered into pursuant to established guidelines and policies to mitigate the adverse effects of market risks from changes in foreign currency exchange rates. Lockheed Martin does not enter into or hold derivative instruments for speculative trading purposes. Lockheed Martin enters into foreign currency hedges such as forward and option contracts that change in value as foreign currency exchange rates change. These contracts hedge forecasted foreign currency transactions in order to mitigate fluctuations in its earnings and cash flows associated with changes in foreign currency exchange rates. Lockheed Martin designates foreign currency hedges as cash flow hedges. Lockheed Martin may also enter into derivative instruments that are not designated as hedges and do not qualify for hedge accounting, which are intended to mitigate certain economic exposures.

The aggregate notional amounts and fair value of outstanding foreign currency hedges related to the IS&GS business as of December 31, 2015 and 2014 were not significant. Derivative instruments did not have a significant impact on IS&GS’ net earnings or comprehensive income during the first three months of 2016 and 2015 or the years ended December 31, 2015, 2014 and 2013.

Lockheed Martin evaluates the credit quality of potential counterparties to derivative transactions and only enters into agreements with those deemed to have acceptable credit risk at the time the agreements are executed. Lockheed Martin’s foreign currency exchange hedge portfolio is diversified across various banks and it periodically monitors changes to counterparty credit quality as well as its concentration of credit exposure to individual counterparties.

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Combined Financial Data of the Splitco Business

Splitco is a newly formed holding company organized on January 19, 2016 for the purpose of holding the Splitco Business and consummating the Transactions. The data below as of March 27, 2016, and for the three months ended March 27, 2016 and March 29, 2015, have been derived from the unaudited combined interim financial statements of the Splitco Business included elsewhere in this document. The data below as of December 31, 2015 and 2014, and for the three years in the period ended December 31, 2015, have been derived from the audited combined financial statements of the Splitco Business included elsewhere in this document. The data below as of December 31, 2013, 2012 and 2011 and for each of the years ended December 31, 2012 and 2011 have been derived from the unaudited financial statements not included or incorporated by reference in this document. The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Splitco Business” and the combined financial statements of the Splitco Business and the notes thereto included elsewhere in this document. The historical financial statements of the Splitco Business reflect the business as it was operated within Lockheed Martin. Since the Splitco Business is being transferred in the Transactions, the historical financial statements should be read in conjunction with the Unaudited Pro Forma Combined Consolidated Financial Statements of Leidos and the Splitco Business, which include adjustments for the impact of the Transactions.

The Splitco Business closes its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as the Splitco Business’ fiscal year ends on December 31.

	As of and for the Three Months Ended		As of and for the Years Ended December 31,
(in millions)	March 27, 2016	March 29, 2015	2015	2014	2013	2012	2011
Combined Statement of Earnings Data:
Revenues	$1,341	$1,393	$5,626	$5,702	$6,158	$6,666	$7,136
Earnings before income taxes (a)	83	128	471	438	365	456	529
Net earnings (a)	53	84	309	292	246	311	358
Less: Net earnings attributable to non-controlling interest	2	1	5	5	6	5	8
Net earnings attributable to parent (a)	51	83	304	287	240	306	350
Combined Balance Sheet Data:
Total assets (b)	$4,111	*	$4,180	$4,251	$3,829	$3,748	$3,981

(a)	Earnings before income taxes, net earnings and net earnings attributable to parent were affected by severance charges of $19 million ($12 million after tax) in the three months ended March 27, 2016; $20 million ($13 million after tax) in 2015; $45 million ($29 million after tax) in 2013; and $12 million ($8 million after tax) in 2011.
(b)	The increase in total assets from 2013 to 2014 was primarily attributable to the acquisitions of Systems Made Simple, Inc., Industrial Defender, Inc. and Beontra AG in 2014; and the increase in total assets from 2012 to 2013 was primarily attributable to the acquisition of Amor Group Ltd. in 2013.
(*)	Balance sheet data as of March 29, 2015 is not included or incorporated by reference in this document.

Selected Historical Consolidated Financial Data of Lockheed Martin

The following selected historical consolidated financial data of Lockheed Martin as of March 27, 2016, and for the three months ended March 27, 2016 and March 29, 2015, have been derived from the unaudited interim consolidated financial statements of Lockheed Martin incorporated by reference in this document. The following selected historical consolidated financial data of Lockheed Martin as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, have been derived from the audited consolidated financial statements of Lockheed Martin incorporated by reference in this document. The selected historical consolidated financial data of Lockheed Martin as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011 have been derived from Lockheed Martin’s audited consolidated financial statements not included in or incorporated by reference in this document. The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with the financial statements of Lockheed Martin and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Lockheed Martin’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2016 and Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2015, each of which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

Lockheed Martin closes its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as Lockheed Martin’s fiscal year ends on December 31.

	As of and for the Three Months Ended		As of and for the Years Ended December 31,
(in millions, except per-share data and ratios)	March 27, 2016	March 29, 2015	2015	2014	2013	2012	2011
Operating results
Net sales	$11,702	$10,111	$46,132	$45,600	$45,358	$47,182	$46,499
Operating profit (a)(b)	1,297	1,356	5,436	5,592	4,505	4,434	4,020
Net earnings from continuing operations (a)(b)	794	878	3,605	3,614	2,950	2,745	2,667
Net earnings (a)(b)	794	878	3,605	3,614	2,981	2,745	2,655
Net earnings from continuing operations per common share
Basic (a)(b)	2.61	2.78	11.62	11.41	9.19	8.48	7.94
Diluted (a)(b)	2.58	2.74	11.46	11.21	9.04	8.36	7.85
Net earnings per common share
Basic (a)(b)	2.61	2.78	11.62	11.41	9.29	8.48	7.90
Diluted (a)(b)	2.58	2.74	11.46	11.21	9.13	8.36	7.81
Cash dividends declared per common share	$1.65	$1.50	$6.15	$5.49	$4.78	$4.15	$3.25
Balance sheet
Total assets (c)	$50,158	*	$49,128	$37,046	$36,163	$38,629	$37,878
Total debt, net (d)	15,276	*	15,261	6,142	6,127	6,280	6,430
Total liabilities (b)(d)	46,981	*	46,031	33,646	31,245	38,590	36,877
Stockholders’ equity (b)	3,177	*	3,097	3,400	4,918	39	1,001
Ratio of Earnings to Fixed Charges (e)	7.5	13.4	11.3	14.6	11.2	10.5	9.5

(a)

Operating profit, earnings and earnings per share were affected by severance charges of $99 million ($64 million or $.21 per share, after tax) in the three months ended March 27, 2016; $102 million ($66 million or

$.21 per share, after tax) in 2015 and $201 million ($130 million or $.40 per share, after tax) in 2013; a non-cash goodwill impairment charge of $119 million ($107 million or $.33 per share, after tax) in 2014; and a non-cash goodwill impairment charge of $195 million ($176 million or $.54 per share, after tax) in 2013.
(b)	The impact of Lockheed Martin’s postretirement benefit plans can cause its operating profit, net earnings, cash flows and amounts recorded on its Balance Sheets to fluctuate. Accordingly, Lockheed Martin’s earnings were affected by FAS/CAS pension income of $246 million and $119 million in the three months ended March 27, 2016 and March 29, 2015, respectively, and $471 million and $376 million in 2015 and 2014 and expense of $482 million in 2013. Lockheed Martin had $5 million in pension contributions in 2015 (for Sikorsky Aircraft Corporation (“Sikorsky”) plans), as compared to $2.0 billion in 2014 and $2.25 billion in 2013.
(c)	The increase in total assets from 2014 to 2015 was primarily attributable to Lockheed Martin’s acquisition of Sikorsky, a global company primarily engaged in the design, manufacture and support of military and commercial helicopters, from United Technologies Corporation, which resulted in an increase in total assets of $11.7 billion.
(d)	The increase in total debt and total liabilities from 2014 to 2015 was primarily a result of the debt incurred to fund the Sikorsky acquisition, as well as the issuance of debt in February of 2015 for general corporate purposes.
(e)	The ratio of earnings to fixed charges is a measure of Lockheed Martin’s ability to meet the interest requirements of its outstanding debt securities and leases with current period earnings. A high ratio indicates that earnings are sufficient to cover its current interest requirements. Lockheed Martin’s computation of the ratio of earnings to fixed charges includes its consolidated subsidiaries and equity investees. “Earnings” are determined by adding “total fixed charges,” excluding interest capitalized, to earnings from continuing operations before income taxes, eliminating undistributed earnings of its equity investees and adding back losses of its equity investees. “Total fixed charges” consists of interest on all indebtedness, amortization of debt discount or premium, interest capitalized and an interest factor attributable to rents.
(*)	Balance sheet data as of March 29, 2015 is not included or incorporated by reference in this document.

Selected Historical Consolidated Financial Data of Leidos

The following selected historical consolidated financial data of Leidos as of April 1, 2016, and for the three-month periods ended April 1, 2016 and April 3, 2015, have been derived from Leidos’ unaudited condensed consolidated financial statements, which are incorporated by reference herein from the Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016. The selected historical consolidated financial data of Leidos as of and for the 11-month period ended January 1, 2016, and as of January 30, 2015 and for the years ended January 30, 2015 and January 31, 2014, have been derived from Leidos’ audited consolidated financial statements, which are incorporated by reference herein from the Transition Report on Form 10-K for the 11-month period ended January 1, 2016. The selected historical consolidated financial data of Leidos as of January 31, 2014 and as of and for the years ended January 31, 2013 and 2012 have been derived from Leidos’ audited consolidated financial statements which are not included in or incorporated by reference into this document. The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. The table below should be read in conjunction with the financial statements of Leidos and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Leidos’ Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016 and Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation By Reference.”

As indicated in Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, Leidos’ Board of Directors approved the amendment and restatement of Leidos’ bylaws to change Leidos’ year end from the Friday nearest the end of January to the Friday nearest the end of December. As a result of this change, Leidos filed a Transition Report on Form 10-K with the SEC on February 26, 2016, which covers the 11-month period that began on January 31, 2015 and ended on January 1, 2016. This change did not impact Leidos’ prior reported fiscal years (covering a 12-month period), which ended on the Friday nearest the end of January. For example, fiscal 2015 began on February 1, 2014 and ended on January 30, 2015.

	Three Months Ended		11 Months Ended (a)*	12 Months Ended (a)*
(in millions, except per share data)	April 1, 2016	April 3, 2015 (a)	January 1, 2016 (b)*	January 30, 2015 (c)*	January 31, 2014 (d)*	January 31, 2013	January 31, 2012 (e)*
Consolidated Statement of Income Data:
Revenues	$1,312	$1,246	$4,712	$5,063	$5,755	$6,449	$5,804
Operating income (loss)	89	38	320	(214)	163	421	(64)
Income (loss) from continuing operations	49	23	243	(330)	84	323	(239)
Income (loss) from discontinued operations, net of tax	—	18	(1)	7	80	202	298

Net income (loss)	$49	$41	$242	$(323)	$164	$525	$59

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$0.68	$0.32	$3.33	$(4.46)	$0.98	$3.81	$(2.85)
Income (loss) from discontinued operations	—	0.24	(0.01)	0.10	0.96	2.38	3.53

	$0.68	$0.56	$3.32	$(4.36)	$1.94	$6.19	$0.68

Diluted:
Income (loss) from continuing operations	0.66	0.31	3.28	(4.46)	0.98	3.81	(2.85)
Income (loss) from discontinued operations	—	0.24	(0.01)	0.10	0.96	2.38	3.53

	$0.66	$0.55	$3.27	$(4.36)	$1.94	$6.19	$0.68

Cash dividend per common share	$0.32	$0.32	$1.28	$1.28	$5.60	$1.92	$—

(in millions)	April 1, 2016	January 1, 2016 (f)	January 30, 2015 (f)	January 31, 2014 (f)	January 31, 2013 (f)	January 31, 2012 (f)
Consolidated Balance Sheet Data:
Total assets	$3,391	$3,370	$3,273	$4,152	$5,864	$6,656
Notes payable and long-term debt, including current portion	$1,091	$1,081	$1,158	$1,323	$1,284	$1,834
Other long-term liabilities and deferred income taxes	$195	$183	$168	$227	$170	$158

*	References in the following notes refer to Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016.

(a)	References to financial data are to Leidos’ continuing operations, unless otherwise noted. During the year ended January 31, 2014, Leidos completed the spin-off of Science Applications International Corporation. The operating results of Science Applications International Corporation are included in discontinued operations.
(b)	Reflects the 11-month period of January 31, 2015 through January 1, 2016 as a result of the change in Leidos’ fiscal year end. All other periods presented include twelve months as originally reported. For further information see, Note 1 “Summary of Significant Accounting Policies—Reporting Periods” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K. The 11-month period ended January 1, 2016 results include a gain on a real estate sale of $82 million, tangible asset impairment charges of $29 million, intangible asset impairment charges of $4 million and bad debt expense of $8 million. For further information see, Note 16 “Leases—Sale and Leaseback Agreement,” Note 3 “Acquisitions,” Note 4 “Goodwill and Intangible Assets” and Note 5 “Receivables” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(c)	Fiscal 2015 results include goodwill impairment charges of $486 million, intangible asset impairment charges of $41 million and a tangible asset impairment charge of $40 million. For further information see, Note 4 “Goodwill and Intangible Assets” and Note 3 “Acquisitions” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(d)	Fiscal 2014 results include intangible asset impairment charges of $51 million, bad debt expense of $44 million, and separation transaction and restructuring expenses of $65 million. For further information see, Note 4 “Goodwill and Intangible Assets,” Note 5 “Receivables” and Note 1 “Summary of Significant Accounting Policies—Separation Transaction and Restructuring Expenses” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(e)	Fiscal 2012 results include a $540 million loss provision recorded in connection with resolution of the CityTime matter described in Note 19 “Legal Proceedings” of the combined notes to consolidated financial statements contained within the Transition Report on Form 10-K.
(f)	During the three months ended April 1, 2016, Leidos adopted ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. As a result, consolidated balance sheet data reflects the reclassification of deferred financing costs related to Leidos’ notes from “Other Assets” to “Notes Payable and Long-Term Debt, Net of Current Portion,” which totaled $7 million, $8 million, $10 million, $11 million and $11 million at January 1, 2016, January 30, 2015, January 31, 2014, January 31, 2013, and January 31, 2012, respectively.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

AND SUPPLEMENTAL COMBINED CONSOLIDATED STATEMENT OF INCOME

Unaudited Pro Forma Combined Consolidated Financial Statements as of and for the Three Months Ended April 1, 2016 and for the 11 Months Ended January 1, 2016

The following unaudited pro forma combined consolidated financial statements of Leidos (the “pro forma financial statements”) include the unaudited pro forma combined condensed consolidated balance sheet (the “pro forma balance sheet”) as of April 1, 2016 and the unaudited pro forma combined condensed consolidated statements of income for the three months ended April 1, 2016 (the “interim pro forma statement of income”) and the 11 months ended January 1, 2016 (the “11-month pro forma statement of income” and, together with the interim pro forma statement of income, the “pro forma statements of income”), after giving effect to the Merger and other Transactions.

The pro forma balance sheet combines the historical condensed consolidated balance sheet of Leidos as of April 1, 2016, and the historical combined balance sheet of the Splitco Business as of March 27, 2016, giving effect to the Merger and other Transactions as if they had been consummated on April 1, 2016. The interim pro forma statement of income combines the historical condensed consolidated statement of income of Leidos for the three months ended April 1, 2016, and the historical combined statement of earnings of the Splitco Business for the three months ended March 27, 2016, giving effect to the Merger and other Transactions as if they had been consummated on January 31, 2015. The 11-month pro forma statement of income combines the historical consolidated statement of income of Leidos for the 11 months ended January 1, 2016, and the historical combined statement of earnings of the Splitco Business for the year ended December 31, 2015, as adjusted by one month to align the length of the period presented for the Splitco Business to that of Leidos, giving effect to the Merger and other Transactions as if they had been consummated on January 31, 2015.

The historical combined financial statements of the Splitco Business have been “carved-out” from Lockheed Martin’s consolidated financial statements and reflect assumptions and allocations made by Lockheed Martin. The Splitco Business’ historical combined financial statements include assets and liabilities specifically attributable to the Splitco Business, and certain assets and liabilities that are held by Lockheed Martin that are specifically identifiable or otherwise attributable to the Splitco Business. The Splitco Business’ historical combined financial statements include all revenues and costs directly attributable to the Splitco Business and an allocation of expenses related to certain Lockheed Martin corporate functions. The financial information in the Splitco Business historical combined financial statements does not necessarily include all expenses that would have been incurred by the Splitco Business had it been a separate, stand-alone entity. Actual costs that may have been incurred if the Splitco Business had been a stand-alone company would depend on a number of factors, including the chosen organizational structure and functions outsourced or performed by employees. Consequently, the Splitco Business’ historical combined financial statements do not necessarily reflect what the Splitco Business’ financial condition and results of operations would have been had the Splitco Business operated as a stand-alone company during the periods or as of the dates presented.

The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Merger and other Transactions, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the results of operations of the combined business.

The pro forma financial statements were prepared using the acquisition method of accounting with Leidos considered the accounting acquirer of the Splitco Business. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.

The Merger and the other Transactions have not been consummated. Accordingly, the pro forma purchase price allocation of the Splitco Business’ assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the pro forma financial statements are based upon available information and certain assumptions that management of Leidos believes are factually supportable as of the date of this document. A final determination of the fair value of the Splitco Business’ assets acquired and liabilities assumed, including intangible assets, will be based on the actual net tangible and intangible assets and liabilities of the Splitco Business that exist as of the closing date of the Merger and, therefore, cannot be made prior to the completion of the Merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. These potential changes to the purchase price allocation and related pro forma adjustments could be material.

The pro forma financial statements do not reflect the costs of integration activities or benefits that may result from realization of at least $120 million of anticipated annualized net cost synergies by the end of fiscal year 2018 or potential improved growth prospects. Leidos expects to incur significant, one-time costs, some of which will be capitalized, in connection with the Transactions, including approximately (1) $29 million of financing-related fees (which, when added to the approximately $34 million that Splitco expects to incur, totals approximately $63 million), (2) $30 million of transaction-related costs including advisory, legal, accounting, and other professional fees (of which $6 million has been incurred through April 1, 2016), and (3) $150 million to $175 million of transition and integration-related costs (of which $3 million has been incurred through April 1, 2016), a portion of which will be incremental capital spending, which Leidos management believes are necessary to realize the anticipated synergies from the Transactions. The financing fees and transaction-related costs are expected to be incurred in 2016 and will primarily be funded through new term loans issued in connection with the Transactions. The transition and integration-related costs will be incurred primarily during the first three years following the consummation of the Transactions, and will primarily be funded through cash generated from operations. Leidos management expects to recover approximately $50 million to $70 million of the transition and integration-related costs as allowable costs through cost-type contracts over a 5 year period. No assurances of the timing or the amount of synergies able to be captured, or the costs necessary to achieve those cost synergies, can be provided.

The pro forma financial statements do not reflect any adjustments related to the agreements which Splitco and Lockheed Martin will enter into following the Distribution (as described in detail in the section titled “Other Agreements—Additional Agreements” in this document), as these agreements are not expected to result in any material incremental recurring income or expenses to the combined company following the consummation of the Merger.

The adjustments included in the pro forma financial statements are based upon current available information and assumptions that Leidos believes to be reasonable. These adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The pro forma financial statements are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined Leidos and Splitco Business would have reported had the Merger and other Transactions been completed as of the dates set forth in the pro forma financial statements, and should not be taken as being indicative of Leidos’ future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the pro forma financial statements for a number of reasons, including differences between the assumptions used to prepare the pro forma financial statements and actual amounts.

The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	Leidos’ audited historical consolidated financial statements and related notes as of and for the 11 months ended January 1, 2016, which are incorporated by reference in this document;

•

Leidos’ unaudited historical condensed consolidated financial statements and related notes as of and for the three-month period ended April 1, 2016, which are incorporated by reference in this document;

•	the Splitco Business’ audited historical combined financial statements and related notes as of and for the year ended December 31, 2015, which are included elsewhere in this document; and

•	the Splitco Business’ unaudited historical combined financial statements and related notes as of and for the three months ended March 27, 2016, which are included elsewhere in this document.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF APRIL 1, 2016

	Historical
	Leidos as of April 1, 2016	Splitco Business as of March 27, 2016	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$609	$39	$(389)	7.A	$259
Receivables, net	874	835	(32)	7.B	1,677
Inventory, prepaid expenses and other current assets	225	139	(31)	7.C	333
Assets held for sale	95	—	—		95

Total current assets	1,803	1,013	(452)		2,364
Property, plant and equipment, net	136	92	—		228
Goodwill	1,207	2,816	587	7.D	4,610
Intangible assets, net	24	118	1,532	7.E	1,674
Deferred income taxes	7	17	—		24
Other assets	214	55	59	7.F	328

	$3,391	$4,111	$1,726		$9,228

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$707	$247	$368	7.G	$1,322
Accrued payroll and employee benefits	216	—	215	7.H	431
Notes payable and long-term debt, current portion	2	—	81	7.I	83
Liabilities held for sale	80	—	—		80
Customer advances and amounts in excess of costs incurred	—	289	(289)	6	—
Salaries, benefits and payroll taxes	—	223	(223)	6	—
Other current liabilities	—	251	(251)	6	—

Total current liabilities	1,005	1,010	(99)		1,916
Notes payable and long-term debt, net of current portion	1,089	—	2,402	7.J	3,491
Deferred income taxes	37	145	645	7.K	827
Other long-term liabilities	158	79	(16)	7.L	221
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	—	—	—		—
Additional paid-in capital	1,359	—	1,687	7.M	3,046
Accumulated deficit	(251)	—	(25)	7.M	(276)
Net parent investment	—	2,910	(2,910)	7.M	—
Accumulated other comprehensive loss	(6)	(42)	42	7.M	(6)

Total stockholders’ equity	1,102	2,868	(1,206)		2,764
Noncontrolling interest	—	9	—		9

Total equity	1,102	2,877	(1,206)		2,773

	$3,391	$4,111	$1,726		$9,228

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED APRIL 1, 2016

	Historical
	Leidos for the Three Months Ended April 1, 2016	Splitco Business for the Three Months Ended March 27, 2016	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
	(in millions, except per share amounts)
Revenues	$1,312	$1,341	$(16)	8.N	$2,637

Costs and expenses:
Cost of revenues	1,154	1,265	(76)	8.O	2,343
Selling, general and administrative expenses	60	—	95	8.P	155
Acquisition and integration costs	9	—	(9)	8.Q	—

Operating income	89	76	(26)		139
Non-operating income (expense):
Interest expense, net	(11)	—	(23)	8.R	(34)
Other income, net	—	7	—		7

Income from continuing operations before income taxes	78	83	(49)		112
Income tax expense	(29)	(30)	15	8.S	(44)

Income from continuing operations	49	53	(34)		68

Less: Net income attributable to noncontrolling interest	—	2	—		2

Income from continuing operations attributable to the company	$49	$51	$(34)		$66

Earnings per share:
Basic	$0.68				$0.44

Diluted	$0.66				$0.44

Weighted-average common shares:
Basic	72		77	8.T	149

Diluted	74		77	8.T	151

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE 11 MONTHS ENDED JANUARY 1, 2016

	Historical
	Leidos for the 11 Months Ended January 1, 2016	Splitco Business for the Year Ended December 31, 2015	Less: Splitco Business for the One Month Ended January 31, 2015	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
	(in millions, except per share amounts)
Revenues	$4,712	$5,626	$(431)	$(38)	8.N	$9,869

Costs and expenses:
Cost of revenues	4,146	5,177	(393)	(355)	8.O	8,575
Selling, general and administrative expenses	201	—	—	378	8.P	579
Bad debt expense	8	—	—	—		8
Asset impairment charges	33	—	—	—		33
Separation transaction and restructuring expenses	4	—	—	—		4

Operating income	320	449	(38)	(61)		670
Non-operating income (expense):
Interest income	4	—	—	—		4
Interest expense	(53)	—	—	(86)	8.R	(139)
Other income, net	84	22	(1)	—		105

Income from continuing operations before income taxes	355	471	(39)	(147)		640
Income tax expense	(112)	(162)	10	43	8.S	(221)

Income from continuing operations	243	309	(29)	(104)		419

Less: Net income attributable to noncontrolling interest	—	5	—	—		5

Income from continuing operations attributable to the company	$243	$304	$(29)	$(104)		$414

Earnings per share:
Basic	$3.33					$2.76

Diluted	$3.28					$2.74

Weighted-average common shares:
Basic	73			77	8.T	150

Diluted	74			77	8.T	151

Unaudited Supplemental Combined Consolidated Statement of Income for the 12 Months Ended January 1, 2016

The following unaudited supplemental combined consolidated statement of income (the “supplemental 12-month statement of income”) combines the historical consolidated statement of income of Leidos for the 11 months ended January 1, 2016, the unaudited historical statement of income of Leidos for the one month ended January 30, 2015 and the historical combined statement of earnings of the Splitco Business for the year ended December 31, 2015, giving effect to the Merger and other Transactions as if they had been consummated on January 3, 2015.

The supplemental 12-month statement of income has been included to provide financial information about Leidos for a full-year period in light of the fact that the most recent Leidos audited consolidated financial statements reflect an 11-month transition period following Leidos’ change in its fiscal year-end in 2015, and provides information about the combined Leidos and Splitco Business for the full-year period. Leidos management believes that the supplemental 12-month statement of income is meaningful for a complete understanding of the Merger and other Transactions, but is not intended to, and does not, replace the pro forma financial statements prepared in accordance with Article 11 of Regulation S-X.

As is the case with the Article 11 pro forma financial statements, the supplemental 12-month statement of income was prepared using the historical combined financial statements of the Splitco Business and the acquisition method of accounting with Leidos considered the accounting acquirer of the Splitco Business. The adjustments included in the supplemental 12-month statement of income are based upon currently available information and assumptions that Leidos believes to be reasonable. The adjustments and related assumptions are described in the accompanying notes and, except as described in those notes, are the same as those used in the preparation of the pro forma financial statements.

The supplemental 12-month statement of income does not reflect the costs of integration activities or benefits that may result from realization of at least $120 million of anticipated annualized net cost synergies by the end of fiscal year 2018 or potential improved growth prospects. Leidos expects to incur significant, one-time costs, some of which will be capitalized, in connection with the Transactions, including approximately: (1) $29 million of financing-related fees (which, when added to the approximately $34 million that Splitco expects to incur, totals approximately $63 million), (2) $30 million of transaction-related costs including advisory, legal, accounting, and other professional fees (of which $6 million has been incurred through April 1, 2016), and (3) $150 million to $175 million of transition and integration-related costs (of which $3 million has been incurred through April 1, 2016), a portion of which will be incremental capital spending, which Leidos management believes are necessary to realize the anticipated synergies from the Transactions. The financing fees and transaction-related costs are expected to be incurred in 2016 and will primarily be funded through new term loans issued in connection with the Transactions. The transition and integration-related costs will be incurred primarily during the first three years following the consummation of the Transactions, and will primarily be funded through cash generated from operations. Leidos management expects to recover approximately $50 million to $70 million of the transition and integration-related costs as allowable costs through its cost-type contracts over a 5 year period. No assurances of the timing or the amount of synergies able to be captured, or the costs necessary to achieve those cost synergies, can be provided.

The supplemental 12-month statement of income does not reflect any adjustments related to the agreements which Splitco and Lockheed Martin will enter into following the Distribution (as described in detail in the section titled “Other Agreements—Additional Agreements” in this document), as these agreements are not expected to result in any material incremental recurring income or expenses to the combined company following the consummation of the Merger.

The supplemental 12-month statement of income is for informational purposes only and is not intended to represent or to be indicative of the actual results of operations or financial position that the combined Leidos and the Splitco Business would have reported had the Merger and other Transactions been completed as of January 3, 2015, and should not be taken as being indicative of Leidos’ future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the supplemental 12-month statement of income for a number of reasons, including differences between the assumptions used to prepare the supplemental 12-month statement of income and actual amounts.

The supplemental 12-month statement of income should be read in conjunction with:

•	the accompanying notes to the supplemental 12-month statement of income;

•	Leidos’ audited historical consolidated financial statements and related notes as of and for the 11 months ended January 1, 2016, which are incorporated by reference in this document; and

•	the Splitco Business’ audited historical combined financial statements and related notes as of and for the year ended December 31, 2015, which are included elsewhere in this document.

UNAUDITED SUPPLEMENTAL COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE 12 MONTHS ENDED JANUARY 1, 2016

	Historical
	Leidos for the 11 Months Ended January 1, 2016	Leidos for the One Month Ended January 30, 2015	Splitco Business for the Year Ended December 31, 2015	Adjustments	Footnote Reference	Supplemental Combined for the 12 Months Ended January 1, 2016
	(in millions, except per share amounts)
Revenues	$4,712	$374	$5,626	$(41)	8.N	$10,671

Costs and expenses:
Cost of revenues	4,146	322	5,177	(383)	8.O	9,262
Selling, general and administrative expenses	201	31	—	409	8.P	641
Bad debt expense	8	1	—	—		9
Asset impairment charges	33	40	—	—		73
Separation transaction and restructuring expenses	4	2	—	—		6

Operating income (loss)	320	(22)	449	(67)		680
Non-operating income (expense):
Interest income	4	—	—	—		4
Interest expense	(53)	(5)	—	(94)	8.R	(152)
Other income, net	84	—	22	—		106

Income (loss) from continuing operations before income taxes	355	(27)	471	(161)		638
Income tax (expense) benefit	(112)	20	(162)	47	8.S	(207)

Income (loss) from continuing operations	243	(7)	309	(114)		431
Less: Net income attributable to noncontrolling interest	—	—	5	—		5

Income (loss) from continuing operations attributable to the company	$243	$(7)	$304	$(114)		$426

Earnings per share:
Basic	$3.33					$2.84

Diluted	$3.28					$2.82

Weighted-average common shares
Basic	73			77	8.T	150

Diluted	74			77	8.T	151

Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements and the Unaudited Supplemental Combined Consolidated Statement of Income

Note 1: Basis of Presentation

The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma balance sheet and pro forma statements of income of Leidos based upon the historical financial statements of each of Leidos and the Splitco Business, after giving effect to the Merger and other Transactions and are intended to reflect the impact of the Merger and other Transactions on Leidos’ consolidated financial statements. The historical financial statements of Leidos and the Splitco Business have been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Merger and other Transactions, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the consolidated results of operations of the combined business.

The supplemental 12-month statement of income is also based upon the historical financial statements of each of Leidos and the Splitco Business, after giving effect to the Merger and other Transactions and is intended to reflect the full-year impact of the Merger and other Transactions on Leidos’ consolidated results of operations. The supplemental 12-month statement of income has been included to provide financial information about Leidos for a full-year period in light of the fact that the most recent Leidos audited consolidated financial statements reflect an 11-month transition period following Leidos’ change in its fiscal year-end in 2015, and provides information about the combined Leidos and Splitco Business for the full-year period. Leidos management believes that the supplemental 12-month statement of income is meaningful for a complete understanding of the Merger and other Transactions, but is not intended to, and does not, replace the pro forma financial statements prepared in accordance with Article 11 of Regulation S-X.

During 2015, the Board of Directors of Leidos approved a change to Leidos’ fiscal year-end from the Friday nearest the end of January to the Friday nearest the end of December. As a result of this change, the audited historical consolidated financial statements of Leidos incorporated by reference within this document, and reflected within the 11-month pro forma statement of income and the supplemental 12-month statement of income, cover an 11-month period which began on January 31, 2015 and ended on January 1, 2016. The audited historical combined financial statements of the Splitco Business included elsewhere in this document and reflected within the 11-month pro forma statement of income and the supplemental 12-month statement of income cover a 12-month period which began on January 1, 2015 and ended on December 31, 2015. Accordingly, in the 11-month pro forma statement of income, an adjustment has been made to remove the results of operations of the Splitco Business for the one month ended January 31, 2015 to derive the results for the corresponding 11-month period ended December 31, 2015. In the supplemental 12-month statement of income, an adjustment has been made to add the unaudited results of operations of Leidos for the one month ended January 30, 2015 to derive the 12-month period ended January 1, 2016.

The accompanying pro forma financial statements and the supplemental 12-month statement of income are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by Leidos if the Merger and other Transactions had been consummated for the periods presented or that will be achieved in the future. The pro forma financial statements and supplemental 12-month statement of income do not reflect the costs of any integration activities or benefits that may result from realization of revenue or net cost synergies expected to result from the Merger. In addition, throughout the period presented in the pro forma financial statements and the supplemental 12-month statement of income, the operations of the Splitco Business were conducted and accounted for as part of Lockheed Martin. The audited historical combined financial statements and unaudited historical combined financial statements of the Splitco Business have been derived from Lockheed Martin’s historical accounting records and reflect certain allocations of direct costs and expenses. All of the allocations and estimates in such financial statements are based on assumptions that Lockheed Martin’s management believes are reasonable. The historical combined financial statements of the Splitco Business do not necessarily represent the financial position or results of operations of the Splitco Business had it been operated as a stand-alone company during the periods or at the dates presented.

Note 2: Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions and estimates, as well as determination of financial statement classifications that are completed during the measurement period, as defined in current accounting standards. For the purposes of preparing the pro forma financial statements and supplemental 12-month statement of income, Leidos management has conducted a preliminary analysis of the adjustments required to conform the Splitco Business’ financial statements to reflect the current accounting policies of Leidos. Leidos management’s assessment is ongoing and, at the time of preparing the pro forma financial statements and supplemental 12-month statement of income, other than the adjustments made herein, management is not aware of any other material differences. Upon consummation of the Merger, Leidos management will conduct an in-depth review of the Splitco Business’ accounting policies in an effort to determine if additional differences in accounting policies and/or financial statement classification exist that may require additional adjustments to or reclassification of the Splitco Business’ results of operations, assets or liabilities to conform to Leidos’ accounting policies and classifications. As a result of that review, Leidos management may identify differences that, when conformed, could have a material impact on the pro forma financial statements and supplemental 12-month statement of income.

As a result of the preliminary analysis, Leidos identified certain adjustments needed to conform the revenue recognition polices of the Splitco Business and Leidos related to the timing of recognition of revenues and cost of revenues for certain contracts with the U.S. Government.

Leidos generally records revenues and cost of revenues from contracts with the U.S. Government in accordance with Accounting Standards Codification (“ASC”) 605-35, Construction-type and production-type contracts, utilizing the percentage-of-completion methodology. However, for services (e.g., help desk) and maintenance contracts with the U.S. Government under firm-fixed-price arrangements, Leidos recognizes revenues over the term of the respective contracts (i.e., straight-line revenue recognition) as the services are performed and revenue is earned. Further, for certain types of flexibly-priced contracts performed on a best efforts basis (e.g., time-and-materials and fixed-price-level-of-effort contracts) with the U.S. Government, Leidos recognizes revenues based on a rate times hours incurred and cost of revenues as incurred.

The Splitco Business records revenues and cost of revenues from contracts with the U.S. Government, including services and maintenance contracts, in accordance with ASC 605-35 utilizing the percentage-of-completion methodology. This includes services and maintenance contracts with the U.S. Government under firm-fixed-price arrangements. For certain types of flexibly-priced contracts with the U.S. Government (e.g. time-and-materials and fixed-price-level-of-effort contracts), the Splitco Business recognizes revenue based on a rate times hours incurred; however, cost of revenues are recognized utilizing the percentage-of-completion methodology.

In order to conform revenues and cost of revenues recognized for these contracts in the Splitco Business’ financial statements to Leidos’ revenue recognition accounting policy, two adjustments were identified. First, a revenue adjustment was recorded for services and maintenance contracts to adjust from the percentage of completion methodology to a straight-line revenue recognition methodology. This adjustment resulted in an increase of $87 million in Receivables, net, an increase of $34 million in Deferred income taxes, and an increase of $53 million in Net parent investment as of April 1, 2016, as well as a decrease of $4 million in Revenues for the three months ended April 1, 2016.

Second, a cost of revenues adjustment was recorded for flexibly-priced arrangements to adjust from the percentage of completion methodology to recognizing cost of revenues as incurred. This adjustment resulted in a decrease of $52 million in Accounts payable and accrued liabilities, an increase of $20 million in Deferred income taxes, and an increase of $32 million in Net parent investment as of April 1, 2016, as well as an increase of $7 million in Cost of revenues for the three months ended April 1, 2016.

The impact of these adjustments on Revenues and Cost of revenues for the 11 and 12 months ended January 1, 2016 is not material and has not been reflected in the 11-month pro forma statement of income and supplemental 12-month statement of income.

Refer to Footnotes 7 and 8 for additional information on how the adjustments described above have been reflected in the pro forma balance sheet and interim pro forma statement of income.

Note 3: Purchase Price Allocation

The pro forma balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. The purchase price allocation in these pro forma financial statements is based upon an estimated purchase price of approximately $4,489 million. This amount was derived in accordance with the Merger Agreement, as described further below, based on the closing price of Leidos’ common stock on July 5, 2016, the Leidos Special Dividend of $13.64 per share and 76,958,918 shares of Leidos common stock being issued in the Merger, and is subject to adjustment based on the Splitco Business’ working capital in accordance with the terms of the Separation Agreement, as described in the section entitled “The Separation Agreement—Separation of the IS&GS Business—Cash and Working Capital Adjustment.”

The following table represents the preliminary estimate of the purchase price to be paid in the Merger, excluding an estimate for the working capital adjustment (in millions, except share and per share data):

New shares (par value $0.0001) issued to former Lockheed Martin stockholders		76,958,918
Closing price of Leidos common stock on July 5, 2016	$48.46
Less: Leidos Special Dividend per share	(13.64)

Leidos share price after Leidos Special Dividend on July 5, 2016		$34.82

Consideration to be transferred (i)		$2,680
Preliminary fair value of Splitco new indebtedness assumed by Leidos		1,809

Total purchase price		$4,489

(i)	The total consideration paid by Leidos for the Splitco Business for purposes of preparing the pro forma financial statements was determined using the market price of Leidos’ common stock as of July 5, 2016 of $48.46 per share and adjusted for the Leidos Special Dividend of $13.64 per share. The Leidos Special Dividend will be paid to holders of Leidos common stock as of a record date prior to the Merger closing date. Because the payment of the Leidos Special Dividend is conditioned on the closing of the Merger, it is anticipated that the market value of Leidos common stock will decline as a result of the Leidos Special Dividend when Leidos common stock trades “ex-dividend” on the New York Stock Exchange (currently expected on the trading day immediately following the closing date).

The actual value of the Leidos common stock to be issued in the Merger will depend on the market price of shares of Leidos common stock at the closing date of the Merger, and therefore the actual purchase price will fluctuate with the market price of Leidos common stock until the Merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements. A 20% difference in Leidos’ stock price would change the purchase price by approximately $746 million, with a corresponding change in goodwill.

The preliminary estimated purchase price is allocated as follows (in millions):

Total current assets	$920
Property, plant and equipment (i)	92
Intangible assets (ii)	1,650
Other assets	116

Total assets acquired	2,778

Total current liabilities	830
Long-term debt (iii)	1,809
Deferred income taxes (iv)	790
Other liabilities	63

Total liabilities assumed	3,492

Net identifiable assets acquired	(714)
Add: Fair value of noncontrolling interest (v)	(9)
Goodwill	3,403

Total consideration to be transferred	$2,680

(i)	For the purposes of the preliminary purchase price allocation, the carrying value of property, plant and equipment is assumed to approximate the preliminary fair value due to the limited availability of detailed data regarding the composition of property, plant and equipment prior to the consummation of the Merger and due to the fact that any step-up in the fair value of property, plant and equipment is not expected to be material. The final valuation may be different as more detailed information will become available after the consummation of the Merger.
(ii)	The identifiable intangible asset fair value estimates are based on a preliminary valuation and may change. The identifiable intangible assets associated with the Merger consist of the programs / contracts intangible asset with a fair value of $1,650 million. The final valuation may be materially different and may result in the identification of additional intangible assets as more detailed information will become available after the consummation of the Merger. See Footnote 7(E) for further details on the intangible assets fair value adjustment.
(iii)	On a consolidated basis, Leidos debt will include the debt incurred by Splitco to pay the Special Cash Payment of $1,800 million to Lockheed Martin and related expenses. See Footnote 4 for further details on this debt. As the debt is expected to be issued shortly before the consummation of the Merger, the preliminary fair value is calculated assuming that the terms of the debt approximate current market participant assumptions and that market participants would incur approximately the same amount of costs as Splitco to obtain the financing.
(iv)	This balance includes the deferred tax liability resulting from the fair value adjustments for the identifiable intangible assets. This estimate of deferred tax liabilities was determined based on the book and tax basis differences attributable to the identifiable intangible assets acquired at a combined federal and state statutory tax rate of 39%. The combined federal and state statutory tax rate was based upon the jurisdictions in which the Splitco Business and Leidos operate. The goodwill recognized in the Merger is not expected to be deductible for income tax purposes. The final deferred tax liability may be materially different as more detailed information will become available after the consummation of the Merger.
(v)	The preliminary fair value of noncontrolling interest is assumed to approximate carrying value due to the limited availability of detailed data prior to the consummation of the Merger and due to the fact that any step-up in the fair value of noncontrolling interest is not expected to be material. The final valuation may be different as more detailed information will become available after the consummation of the Merger.

For all other line items noted above, book value is assumed to approximate the preliminary fair value. The final valuation may be materially different as more detailed information will become available after the consummation of the Merger.

Refer to Footnote 7 for additional information on how the adjustments described above have been reflected in the pro forma balance sheet.

Note 4: Financing Adjustments

On or about the closing date of the Merger, Leidos, Inc. (a direct, wholly-owned subsidiary of Leidos) and Splitco expect to incur indebtedness of approximately $2,531 million in new term loans, of which $1,400 million will be in term loan A (“New Term Loan A”) and $1,131 million will be in term loan B (“New Term Loan B” collectively, the “New Term Loans”). Leidos, Inc. and Splitco will be the borrowers of $690 million and $710 million, respectively, of New Term Loan A, and Splitco will be the borrower of all of New Term Loan B. The New Term Loans are expected to bear interest at a blended rate of 3.10%. New Term Loan A will be separated into three tranches consisting of: (1) $400 million (“Tranche 1”) incurred by Splitco, (2) $310 million (“Tranche 2”) incurred by Splitco, and (3) $690 million (“Tranche 3”) incurred by Leidos, Inc. with maturities of three years, five years, and five years, respectively, provided that if any of Leidos’ 4.450% Notes due 2020 are outstanding on the date that is 91 days before their maturity, the New Term Loan A will mature on such date. New Term Loan B incurred by Splitco will have a maturity of seven years. Interest and principal amounts will be payable on a quarterly basis with amortization of the principal predominantly occurring in the year of maturity. The actual capital raised, including both the aggregate size and the individual tranche size, as well as interest rates, may change based on the market conditions and lender appetite for the specific issue at the time of syndication.

In addition to the New Term Loans, Leidos, Inc. will also enter into a revolving credit facility (the “Leidos Revolving Credit Facility”) providing for an aggregate principal amount of up to $750 million and term of five years to replace its existing revolving credit facility. Leidos does not expect to draw on the Leidos Revolving Credit Facility in connection with the Merger but will incur an annual fee of 0.375% on the unused portion of the total aggregate commitment.

Upon consummation of the Merger, on a consolidated basis, Leidos’ debt will include all of Splitco’s indebtedness, which, combined with the new debt of Leidos, Inc., will be used to (i) finance the Leidos Special Dividend, (ii) pay the Special Cash Payment by Splitco to Lockheed Martin, and (iii) pay for transaction expenses incurred by Leidos in connection with the Merger.

Notes payable and long-term debt, current portion was adjusted as follows (in millions):

Increase (Decrease)
New Term Loan A (i)	$70
New Term Loan B (ii)	11

Total pro forma adjustments to notes payable and long-term debt, current portion	$81

(i)	Represents the current portion of borrowings incurred by Splitco of $35 million and by Leidos, Inc. of $35 million under New Term Loan A.
(ii)	Represents the current portion of borrowings incurred by Splitco under New Term Loan B.

Notes payable and long-term debt, net of current portion was adjusted as follows (in millions):

Increase (Decrease)
New Term Loan A (i) (iii)	$1,302
New Term Loan B (ii) (iii)	1,100

Total pro forma adjustments to notes payable and long-term debt, net of current portion	$2,402

(i)

Represents the long-term portion of borrowings incurred by Leidos, Inc., which is comprised of aggregate principal of $690 million, net of $14 million of debt issuance costs and $35 million of current portion of long-term debt, and the long-term portion of borrowings incurred by Splitco, which is comprised of aggregate principal of $710 million, net of $14 million of debt issuance costs and $35 million of current portion of long-term debt.
(ii)	Represents the long-term portion of borrowings of Splitco, which is comprised of aggregate principal of $1,131 million, net of $20 million of debt issuance costs and $11 million of current portion of long-term debt.
(iii)	Total debt issuance costs of $48 million for the New Term Loans consist of $32 million of underwriting fees, $15 million of other fees paid to the lenders, and $1 million of legal fees.

Other assets were adjusted to include debt issuance costs for the Leidos Revolving Credit Facility of $15 million, which consists of $9 million of underwriting fees and $6 million of other fees paid to the lenders.

The interim pro forma statement of income, 11-month pro forma statement of income and supplemental 12-month statement of income reflect adjustments to Interest expense of $23 million, $86 million and $94 million, respectively, which represent an estimate of interest expense calculated using the effective interest method on the additional indebtedness to be incurred in connection with the Merger. These adjustments were calculated as if the New Term Loans and Leidos Revolving Credit Facility were entered into on January 31, 2015, the beginning of the earliest period presented, for the pro forma statements of income and January 3, 2015 for the supplemental 12-month statement of income.

The adjustment to record interest expense for the three months ended April 1, 2016 and both the 11 and 12 months ended January 1, 2016 is based on the 3-month LIBOR of 0.66% as of July 5, 2016. For each 0.125% change in estimated interest rate for the New Term Loans, interest expense would increase or decrease by approximately $1 million for the three months ended April 1, 2016 and approximately $3 million for both the 11 and 12 months ended January 1, 2016.

Refer to Footnotes 7 and 8 for additional information on how the adjustments described above have been reflected in the pro forma financial statements and supplemental 12-month statement of income.

Note 5: Excluded Assets and Excluded Liabilities

In accordance with the Separation Agreement, at or near the consummation of the Merger and other Transactions, Lockheed Martin will transfer to Splitco all rights, title and interest in certain assets of the Splitco Business, with the exception of the Excluded Assets, as defined in the Separation Agreement. At the same time, Splitco will assume from Lockheed Martin all obligations to perform, timely pay and fulfill and comply with the liabilities and obligations of the Splitco Business, with the exception of the Excluded Liabilities, as defined in the Separation Agreement. See “The Separation Agreement—Separation of the IS&GS Business—Conveyance of Assets; Assumption and Discharge of Liabilities” for additional information. To the extent the Excluded Assets and Excluded Liabilities are reflected in the historical combined balance sheet of the Splitco Business and are material, a pro forma adjustment has been made to eliminate these assets and liabilities as if the Merger and other Transactions were consummated on April 1, 2016. The balance sheet adjustment related to the material Excluded Assets and Excluded Liabilities consists of the following (in millions):

Increase (Decrease)
Cash and cash equivalents	$(39)
Receivables, net	(44)
Inventory, prepaid expenses and other current assets	(16)

Total assets	$(99)

Accounts payable and accrued liabilities	(74)
Accrued payroll and employee benefits	(8)
Deferred income taxes	(6)
Other long-term liabilities	(16)
Net parent investment	5

Total liabilities and net parent investment	$(99)

Refer to Footnote 7 for additional information on how the adjustments described above have been reflected in the pro forma balance sheet.

Note 6: Reclassifications

Certain reclassifications have been made relative to the historical financial statements of the Splitco Business to conform to the financial statement presentation of Leidos.

The reclassification adjustments related to the balance sheet of the Splitco Business as of March 27, 2016 include the following:

(i)	combination of Inventories, net of $120 million and Other current assets of $19 million within Inventory, prepaid expenses and other current assets;

(ii)	reclassification of $29 million of other receivables from Receivables, net to Inventory, prepaid expenses and other current assets;

(iii)	reclassification of $44 million of contract assets from Inventory, prepaid expenses and other current assets to Other assets;

(iv)	reclassification of Customer advances and amounts in excess of costs incurred of $289 million and Other current liabilities of $251 million to Accounts payable and accrued liabilities;

(v)	netting of $46 million of customer advances on contracts (included in Accounts payable and accrued liabilities) against the related accounts receivable (included in Receivables, net); and

(vi)	reclassification of Salaries, benefits and payroll taxes of $223 million to Accrued payroll and employee benefits.

The reclassification adjustments on the statements of earnings of the Splitco Business for the three months ended March 27, 2016 and the year ended December 31, 2015 pertain to the following:

(i)	reclassification of $19 million and $20 million of severance charges for the three months ended March 27, 2016 and the year ended December 31, 2015 (of which $0 was incurred during the one month ended January 31, 2015), respectively, from Cost of revenues to Selling, general and administrative expenses;

(ii)	reclassification of $45 million and $273 million of general and administrative expenses for the three months ended March 27, 2016 and the year ended December 31, 2015 (of which $21 million was incurred during the one month ended January 31, 2015), respectively, from Cost of revenues to Selling, general and administrative expenses; and

(iii)	reclassification of $7 million and $26 million of state income taxes for the three months ended March 27, 2016 and the year ended December 31, 2015 (of which $2 million was incurred during the one month ended January 31, 2015), respectively, from Cost of revenues to Income tax (expense) benefit.

Refer to Footnotes 7 and 8 for additional information on how the adjustments described above have been reflected in the pro forma financial statements and supplemental 12-month statement of income.

Note 7: Balance Sheet Adjustments

The pro forma balance sheet reflects the following adjustments (in millions):

(A)	Cash and cash equivalents were adjusted as follows:

Increase (Decrease)
Excluded Assets (i)	$(39)
Transaction costs (ii)	(25)
Special Cash Payment to Lockheed Martin (iii)	(1,800)
Payment of Leidos Special Dividend (iv)	(993)
Proceeds from New Term Loan Facilities (v)	2,531
Debt issuance costs (vi)	(63)

Total pro forma adjustment to Cash and cash equivalents	$(389)

(i)	Represents balances included in the historical combined balance sheet of the Splitco Business which will not be transferred under the Separation Agreement. See Footnote 5 for further discussion.
(ii)	Represents transaction costs related to the Merger and other Transactions. The total balance consists of approximately $2 million related to legal fees, $22 million related to advisory services, and $1 million related to accounting and other professional fees.
(iii)	Represents the Special Cash Payment of $1,800 million to Lockheed Martin by Splitco as part of the Merger. See “This Exchange Offer—Terms of this Exchange Offer” for additional information.
(iv)	Represents the Leidos Special Dividend of approximately $993 million paid to Leidos’ stockholders as part of the Merger. See “The Merger Agreement—Conditions to the Merger” for additional information. The estimated total amount of the Leidos Special Dividend was calculated by multiplying the per share dividend of $13.64 by the outstanding number of Leidos shares of approximately 72.8 million as of July 1, 2016. The Leidos Special Dividend will be paid to holders of Leidos common stock as of a record date prior to the Merger closing date, and the total amount of the Leidos Special Dividend will be based on the number of shares outstanding on such record date.
(v)	Represents the proceeds from the New Term Loans obtained to finance the Merger and other Transactions. See Footnote 4 for further discussion.

(vi)	Represents the debt issuance costs associated with the New Term Loans and Leidos Revolving Credit Facility obtained in connection with the Merger of $48 million and $15 million, respectively. See Footnote 4 for further discussion.

(B)	Receivables, net were adjusted as follows:

Increase (Decrease)
Policy alignments (i)	$87
Excluded Assets (ii)	(44)
Reclassifications (iii)	(75)

Total pro forma adjustment to Receivables, net	$(32)

(i)	Represents adjustment to conform the accounting policies of the Splitco Business to those of Leidos, as described in additional detail in Footnote 2.
(ii)	Represents balances included in the historical combined balance sheet of the Splitco Business which will not be transferred under the Separation Agreement. See Footnote 5 for further discussion.
(iii)	Represents adjustment to conform the Splitco Business’ financial statement presentation of ($46) million of customer advances on contracts netted against the related accounts receivable and ($29) million of non-trade accounts receivable to Leidos’ presentation, as described in additional detail in Footnote 6.

(C)	Inventory, prepaid expenses and other current assets were adjusted as follows:

Increase (Decrease)
Excluded Assets (i)	$(16)
Reclassifications (ii)	(15)

Total pro forma adjustment to Inventory, prepaid expenses and other current assets	$(31)

(i)	Represents certain assets included in the historical combined balance sheet of the Splitco Business which will not be transferred under the Separation Agreement. See Footnote 5 for further discussion.
(ii)	Represents adjustment to conform the Splitco Business’ financial statement presentation of ($44) million of contract assets and $29 million of non-trade accounts receivable to Leidos’ presentation, as described in additional detail in Footnote 6.

(D)	Goodwill was adjusted as follows:

Increase (Decrease)
Elimination of the Splitco Business historical goodwill	$(2,816)
Estimated transaction goodwill (i)	3,403

Total pro forma adjustment to Goodwill	$587

(i)	Reflects the preliminary value of goodwill associated with the Merger, as described in additional detail in Footnote 3. The adjustment is primarily due to the synergies expected to be achieved by combining the businesses of Leidos and the Splitco Business, expected future contract awards, as well as the acquired workforce. The cost-saving opportunities are expected to include improved operating efficiencies and asset optimization.

(E)	Intangible assets, net were adjusted as follows:

Increase (Decrease)
Elimination of the Splitco Business historical intangible assets	$(118)
Preliminary fair value of acquisition-related intangible asset (i)	1,650

Total pro forma adjustment to Intangible assets, net	$1,532

(i)	Of the total consideration, approximately $1,650 million is estimated to be the preliminary fair value of identified intangible assets, which consist entirely of the programs / contracts intangible asset with a preliminary estimated useful life of 10 years. Refer to Footnote 3 for additional information.

The fair value of identifiable intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuation, from the perspective of a market participant, include the estimated after-tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends impacting the asset and each cash flow stream. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results. In addition, the discount rate selected is a significant assumption utilized to value the intangible asset, which is based on market participant assumptions for rates of return for similar assets and reflects the risks inherent in the cash flow stream based on the nature of the asset.

The estimated fair value for this pro forma presentation for the programs / contracts intangible asset was measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value of the incremental after-tax cash flows attributable to the subject intangible asset, after taking charges for the use of other assets employed by the business. Significant assumptions required for this method are revenue growth rates, probabilities of renewal for existing contracts and related relationships, contributory asset charges and the asset discount rate.

(F)	Other assets were increased as follows:

Leidos Revolving Credit Facility debt issuance costs (i)	$15
Reclassifications (ii)	44

Total pro forma adjustment to Other assets	$59

(i)	Represents debt issuance costs related to the Leidos Revolving Credit Facility, as described in additional detail in Footnote 4.
(ii)	Represents adjustment to conform the Splitco Business’ financial statement presentation of contract assets of $44 million to Leidos’ presentation, as described in additional detail in Footnote 6.

(G)	Accounts payable and accrued liabilities were adjusted as follows:

Increase (Decrease)
Policy alignments (i)	$(52)
Excluded Liabilities (ii)	(74)
Reclassifications (iii)	494

Total pro forma adjustment to Accounts payable and accrued liabilities	$368

(i)	Represents adjustment to conform the accounting policies of the Splitco Business to those of Leidos, as described in additional detail in Footnote 2.
(ii)	Represents certain liabilities included in the historical combined balance sheet of the Splitco Business which will not be assumed under the Separation Agreement. See Footnote 5 for further discussion.
(iii)	Represents adjustment to conform the Splitco Business’ financial statement presentation of Customer advances and amounts in excess of costs incurred of $289 million, Other current liabilities of $251 million, and unbilled customer accounts receivable of ($46) million to Leidos’ presentation, as described in additional detail in Footnote 6.

(H)	Accrued payroll and employee benefits were adjusted as follows:

Increase (Decrease)
Excluded Liabilities (i)	$(8)
Reclassifications (ii)	223

Total pro forma adjustment to Accrued payroll and employee benefits	$215

(i)	Represents certain liabilities included in the historical combined balance sheet of the Splitco Business which will not be assumed under the Separation Agreement. See Footnote 5 for further discussion.
(ii)	Represents adjustment to conform the Splitco Business’ financial statement presentation of Salaries, benefits and payroll taxes of $223 million to Leidos’ presentation, as described in additional detail in Footnote 6.

(I)	Notes payable and long-term debt, current portion were adjusted as described in Footnote 4.

(J)	Notes payable and long-term debt, net of current portion were adjusted as described in Footnote 4.

(K)	Deferred income taxes were adjusted as follows:

Increase (Decrease)
Identifiable intangible assets fair value adjustment	$597
Excluded Assets and Excluded Liabilities	(6)
Policy alignments	54

Total pro forma adjustment to Deferred income taxes (i)	$645

(i)	Reflects an adjustment to deferred tax liabilities representing a combined federal and state statutory rate of approximately 39% multiplied by (i) the preliminary fair value adjustments to the identifiable intangible assets (as described in Footnote 3), (ii) the pro forma adjustments related to assets and liabilities that will not be acquired/assumed by the combined company (as described in Footnote 5) and for which a difference exists between the book and tax basis, or (iii) the pro forma adjustments related to accounting policy alignments (as described in Footnote 2), as applicable. This rate does not reflect Leidos’ expected effective tax rate which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company following the consummation of the Merger.

(L)	Other long-term liabilities were decreased as follows:

Excluded Liabilities (i)	$(16)

(i)	Represents certain liabilities included in the historical combined balance sheet of the Splitco Business which will not be assumed under the Separation Agreement. See Footnote 5 for further discussion.

(M)	Stockholders’ equity was adjusted as follows:

	Increase (Decrease)
	Additional Paid- In Capital	Accumulated Deficit	Net Parent Investment	Accumulated Other Comprehensive Loss
Policy alignments (i)	$—	$—	$85	$—

Net impact of Excluded Assets and Excluded Liabilities (ii)	—	—	5	—
Special Cash Payment to Lockheed Martin (iii)	—	—	(1,800)	—
Elimination of total Splitco Business net parent investment and accumulated other comprehensive loss (iv)	—	—	(1,200)	42
Payment of Leidos Special Dividend (v)	(993)	—	—	—
Issuance of shares of Leidos common stock (vi)	2,680	—	—	—
Transaction costs (vii)	—	(25)	—	—

Total pro forma adjustment	$1,687	$(25)	$(2,910)	$42

(i)	Represents adjustment to conform the accounting policies of the Splitco Business to those of Leidos, as described in additional detail in Footnote 2.
(ii)	Represents adjustment to eliminate Excluded Assets and Excluded Liabilities, as described in additional detail in Footnote 5.
(iii)	Represents the Special Cash Payment of $1,800 million from Splitco to Lockheed Martin as part of the Merger and other Transactions. See “This Exchange Offer—Terms of this Exchange Offer” for additional information.
(iv)	Relates to the elimination of Splitco Business’ net parent investment of ($1,200) million and accumulated other comprehensive loss of $42 million.
(v)	Represents the Leidos Special Dividend of approximately $993 million paid to Leidos’ stockholders as part of the Merger and other Transactions. See “The Merger Agreement—Conditions to the Merger” for additional information. The estimated total amount of the Leidos Special Dividend was calculated by multiplying the per share dividend of $13.64 by the outstanding number of Leidos shares of approximately 72.8 million as of July 1, 2016. The Leidos Special Dividend will be paid to holders of Leidos common stock as of a record date prior to the Merger closing date, and the total amount of the Leidos Special Dividend will be based on the number of shares outstanding on such record date.
(vi)	Relates to the shares of Leidos common stock to be issued as purchase consideration, as described further in Footnote 3.
(vii)	Reflects transaction costs related to the Merger and other Transactions. For information on the composition of these costs, refer to Footnote 7(A). This amount has not been tax effected as the tax deductibility of these items has not been determined.

Note 8: Statement of Income Adjustments

The pro forma statements of income and supplemental 12-month statement of income reflect the following adjustments (in millions):

(N)	Revenues were decreased as follows:

	For the Three Months Ended April 1, 2016 (Pro Forma)	For the 11 Months Ended January 1, 2016 (Pro Forma)	For the 12 Months Ended January 1, 2016 (Supplemental)
Policy alignments (i)	$(4)	$—	$—
Adjustment of revenues related to Lockheed Martin’s defined benefit pension plans (ii)	(12)	(38)	(41)

Total adjustment to Revenues	$(16)	$(38)	$(41)

(i)	Represents adjustment to conform the accounting policies of the Splitco Business to those of Leidos, as described in additional detail in Footnote 2. The impact of this adjustment on Revenues for the 11 and 12 months ended January 1, 2016 is not material and has not been reflected in the 11-month pro forma statement of income and supplemental 12-month statement of income.
(ii)	The historical combined statements of earnings of the Splitco Business includes an allocation of expenses related to Lockheed Martin’s defined benefit pension plan in which the Splitco Business’ employees historically participated. Following the consummation of the Merger and other Transactions, the Splitco Business’ employees will no longer receive the defined benefit pension benefit from Lockheed Martin or Leidos on a recurring basis. Accordingly, there is an adjustment to Cost of revenues (as summarized in Footnote 8(O)), which represents the elimination of these employees’ defined benefit pension costs included within the historical combined statements of earnings of the Splitco Business. As a result of the defined benefit pension costs being reimbursable under certain customer contracts, there is a corresponding impact on Revenues.

(O)	Cost of revenues were adjusted as follows:

	Increase (Decrease)
	For the Three Months Ended April 1, 2016 (Pro Forma)	For the 11 Months Ended January 1, 2016 (Pro Forma)	For the 12 Months Ended January 1, 2016 (Supplemental)
Policy alignments (i)	$7	$—	$—
Adjustment of costs related to Lockheed Martin’s defined benefit pension plans (ii)	(12)	(59)	(64)
Reclassifications (iii)	(71)	(296)	(319)

Total adjustment to Cost of revenues	$(76)	$(355)	(383)

(i)	Represents adjustment to conform the accounting policies of the Splitco Business to those of Leidos, as described in additional detail in Footnote 2. The impact of this adjustment on Cost of revenues for the 11 and 12 months ended January 1, 2016 is not material and has not been reflected in the 11-month pro forma statement of income and supplemental 12-month statement of income.
(ii)	Represents the adjustment to Cost of revenues to reflect the impact of the elimination of the Splitco Business’ employees’ defined benefit pension costs included within the historical combined statements of earnings of the Splitco Business, as described in Footnote 8(N) above.
(iii)

Represents adjustments to conform the Splitco Business’ financial statement presentation of severance charges of $19 million for the three months ended April 1, 2016 and $20 million for both the 11 and

12 months ended January 1, 2016, general and administrative expenses of $45 million for the three months ended April 1, 2016 and $252 million and $273 million for the 11 and 12 months ended January 1, 2016, respectively, and state income taxes of $7 million for the three months ended April 1, 2016 and $24 million and $26 million for the 11 and 12 months ended January 1, 2016, respectively, to Leidos’ presentation, as described in additional detail in Footnote 6.

(P)	Selling, general and administrative expenses were increased as follows:

	For the Three Months Ended April 1, 2016 (Pro Forma)	For the 11 Months Ended January 1, 2016 (Pro Forma)	For the 12 Months Ended January 1, 2016 (Supplemental)
Change in amortization expense associated with acquired intangible asset (i)	$31	$106	$116

Reclassifications (ii)	64	272	293

Total adjustment to Selling, general and administrative expenses	$95	$378	409

(i)	All amortization adjustments related to identified definite-lived intangible asset are recorded to Selling, general and administrative expenses. Historical amortization expense recorded in the combined statements of earnings of the Splitco Business of $10 million, $45 million, and $49 million for the three months ended March 27, 2016 and the 11 and 12 months ended December 31, 2015, respectively, was eliminated and replaced with the estimated amortization expense for the identified definite-lived intangible asset of $41 million, $151 million and $165 million for the three, 11 and 12 months, respectively. The estimated amortization expense was computed using the straight-line method and an estimated useful life of 10 years.

An increase (decrease) of 10% in the estimated fair value allocated to the programs / contracts intangible asset would result in an increase (decrease) in the three-month pro forma amortization expense of $4 million, an increase (decrease) in the 11-month pro forma amortization expense of $15 million, and an increase (decrease) in the 12-month amortization expense of $17 million. An increase in estimated useful life of the programs / contracts intangible asset of one year would result in a decrease in the three-month pro forma amortization expense of $4 million, a decrease in the 11-month pro forma amortization expense of $14 million, and a decrease in the 12- month amortization expense of $15 million, while a decrease in estimated useful life of one year would result in an increase in the three-month pro forma amortization expense, an increase in the 11-month pro forma amortization expense, and an increase in the 12-month amortization expense of $5 million, $17 million and $18 million, respectively.

(ii)	Represents adjustments to reclassify severance charges of $19 million for the three months ended April 1, 2016 and $20 million for both the 11 and 12 months ended January 1, 2016 and general and administrative expenses of $45 million, $252 million and $273 million for the three months ended April 1, 2016 and the 11 and 12 months ended January 1, 2016, respectively, from Cost of revenues to Selling, general and administrative expenses to conform the financial statement presentation of the Splitco Business to Leidos’ presentation, as described in additional detail in Footnote 6.

(Q)	Acquisition and integration costs were decreased by $9 million for three months ended April 1, 2016 to reflect the elimination of costs which are directly attributable to the Merger and other Transactions, but which are not expected to have a continuing impact on results of operations following the consummation of the Merger and other Transactions. The amount of such costs incurred during the 11 and 12 months ended January 1, 2016 was not material and, therefore, no adjustment is included in the 11-month pro forma statement of income and supplemental 12-month statement of income.

(R)	Interest expense, net was adjusted as described in Footnote 4.

(S)	Income tax (expense) benefit was adjusted as follows:

	Increase (Decrease)
	For the Three Months Ended April 1, 2016 (Pro Forma)	For the 11 Months Ended January 1, 2016 (Pro Forma)	For the 12 Months Ended January 1, 2016 (Supplemental)
Reclassifications (i)	$(7)	$(24)	$(26)
Income tax impact of all other pro forma adjustments (ii)	22	67	73

Total adjustment to Income tax (expense) benefit	$15	$43	47

(i)	Represents adjustments to conform the Splitco Business’ financial statement presentation of state income taxes of $7 million for the three months ended April 1, 2016 and $24 million and $26 million for the 11 and 12 months ended January 1, 2016, respectively, to Leidos’ presentation, as described in additional detail in Footnote 6.
(ii)	Represents the income tax impact of the pro forma adjustments, using the combined federal and state statutory tax rate of approximately 39%. This does not represent Leidos’ effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Leidos following the consummation of the Merger and other Transactions.

(T)	The adjustment to weighted-average common shares outstanding for both basic and diluted EPS is to reflect 76,958,918 shares of Leidos common stock that will be issued as purchase consideration in the Merger.

ADDITIONAL FINANCIAL INFORMATION

Non-GAAP Measures

The following tables present certain non-GAAP financial measures that Leidos management uses to evaluate Leidos’ operating performance and will use to evaluate the combined business going forward. These non-GAAP measures are not computed in accordance with GAAP, and are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. Accordingly, these non-GAAP measures should be read in conjunction with Leidos’ consolidated financial statements and the combined financial statements of the Splitco Business, both of which were prepared in accordance with GAAP.

Leidos management believes that these non-GAAP measures provide another measure of Leidos’ results of operations and financial condition, including Leidos’ ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. Leidos’ computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.

	Historical
	Leidos for the Three Months Ended April 1, 2016	Splitco Business for the Three Months Ended March 27, 2016		Adjustments(i)		Pro Forma Combined Consolidated Leidos and Splitco Business for the Three Months Ended April 1, 2016
	(in millions, except per share amounts)
Non-GAAP operating income (1)	$99	$105		$(4)		$200
Adjusted EBITDA (2)	$104	$120		$(4)		$220
Non-GAAP income from continuing operations (3)	$53	$72		$(21)		$104

Non-GAAP earnings per share (“EPS”) from continuing operations:
Basic	$0.74	NA	(ii)	NA	(ii)	$0.68
Diluted	$0.72	NA	(ii)	NA	(ii)	$0.68

	Historical
	Leidos for the 12 Months Ended January 1, 2016	Splitco Business for the Year Ended December 31, 2015		Adjustments(i)		Supplemental(i) Combined Consolidated Leidos and Splitco Business for the 12 Months Ended January 1, 2016
	(in millions, except per share amounts)
Non-GAAP operating income (1)	$386	$518		$49		$953
Adjusted EBITDA (2)	$423	$584		$49		$1,056
Non-GAAP income from continuing operations (3)	$219	$354		$(43)		$530

Non-GAAP EPS from continuing operations:
Basic	$3.00	NA	(ii)	NA	(ii)	$3.50
Diluted	$2.96	NA	(ii)	NA	(ii)	$3.48

(i)	See “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income” for the unaudited pro forma combined condensed consolidated statement of income for the three months ended April 1, 2016 (the “interim pro forma statement of income”), the unaudited supplemental combined consolidated statement of income for the 12 months ended January 1, 2016 (the “supplemental 12-month statement of income”), and the adjustments made to prepare the interim pro forma statement of income and the supplemental 12-month statement of income.
(ii)	NA = not applicable.
(1)	Non-GAAP operating income is computed by excluding the following items from income from continuing operations: (i) other income (expense), net; (ii) interest expense; (iii) interest income; (iv) income tax (expense) benefit adjusted to reflect non-GAAP adjustments; and (v) the following discrete items:

•	Acquisition and integration costs-Represents costs related to the Merger and integration of the Splitco Business.

•	Asset impairment charges–Represents impairments of long-lived intangible and tangible assets.

•

Separation transaction and restructuring expenses–Represents costs associated with lease termination and facility consolidation, including costs related to Leidos’ September 2013 spin-off of its former technical services and enterprise IT business.

•

Severance charges–Represents the charges recognized for workforce reduction severance benefits that are provided to employees of the Splitco Business primarily under Lockheed Martin’s ongoing benefit arrangements.

•	Gains and losses on disposal of assets and businesses–Represents the gains or losses on certain sales of real estate and businesses.

•

Amortization of acquired intangible assets–Represents the amortization expense associated with intangible assets recognized by Leidos upon the acquisition of various businesses, including the Splitco Business.

(2)	Adjusted EBITDA is computed by excluding the following items from income from continuing operations: (i) discrete items identified in footnote (1)(v) above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) income tax (expense) benefit, adjusted to reflect non-GAAP adjustments.
(3)	Non-GAAP income from continuing operations is computed by excluding the discrete items described in footnote (1)(v) above from income from continuing operations and adjusting the income tax provision for the effect of such exclusions.

Reconciliation of Non-GAAP Measures

The following tables present the reconciliation of the non-GAAP measures identified above to income from continuing operations attributable to the company, basic EPS from continuing operations and diluted EPS from continuing operations, the most directly comparable GAAP measures.

	Historical
	Leidos for the Three Months Ended April 1, 2016	Splitco Business for the Three Months Ended March 27, 2016	Adjustments*	Pro Forma* Combined Consolidated Leidos and Splitco Business for the Three Months Ended April 1, 2016
	(in millions)
Non-GAAP operating income	$99	$105	$(4)	$200
Adjustments:
Depreciation expense (1)	7	8	—	15
Other income, excluding gains and losses on disposal of assets and businesses (2)	(2)	7	—	5

Adjusted EBITDA	$104	$120	$(4)	$220

Adjustments:
Depreciation expense (1)	(7)	(8)	—	(15)
Interest expense, net (3)	(11)	—	(23)	(34)
Income tax (expense) benefit, adjusted to reflect non-GAAP adjustments (below)	(33)	(40)	6	(67)

Non-GAAP income from continuing operations	$53	$72	$(21)	$104
Less: Net income attributable to noncontrolling interest	—	(2)	—	(2)

Non-GAAP income from continuing operations attributable to the company	$53	$70	$(21)	$102
Adjustments:
Acquisition and integration costs	(9)	—	9	—
Splitco Business severance charges	—	(19)	—	(19)
Amortization of acquired intangible assets (4)	(1)	(10)	(31)	(42)
Gains and losses on disposal of assets and businesses (5)	2	—	—	2

Total non-GAAP adjustments	(8)	(29)	(22)	(59)
Adjustments to income tax provision to reflect non-GAAP adjustments (6)	4	10	9	23

Income from continuing operations attributable to the company	$49	$51	$(34)	$66

	Historical
	Leidos for the 12 Months Ended January 1, 2016	Splitco Business for the Year Ended December 31, 2015	Adjustments*	Supplemental* Combined Consolidated Leidos and Splitco Business for the 12 Months Ended January 1, 2016
	(in millions)
Non-GAAP operating income	$386	$518	$49	$953
Adjustments:
Depreciation expense (1)	35	44	—	79
Other income, excluding gains and losses on disposal of assets and businesses (2)	2	22	—	24

Adjusted EBITDA	$423	$584	$49	$1,056

Adjustments:
Depreciation expense (1)	(35)	(44)	—	(79)
Interest expense, net (3)	(54)	—	(94)	(148)
Income tax (expense) benefit, adjusted to reflect non-GAAP adjustments (below)	(115)	(186)	2	(299)

Non-GAAP income from continuing operations	$219	$354	$(43)	$530
Less: Net income attributable to the noncontrolling interest	—	(5)	—	(5)

Non-GAAP income from continuing operations attributable to the company	$219	$349	$(43)	$525
Adjustments:
Asset impairment charges	(73)	—	—	(73)
Separation transaction and restructuring expenses	(6)	—	—	(6)
Splitco Business severance charges	—	(20)	—	(20)
Amortization of acquired intangible assets (4)	(9)	(49)	(116)	(174)
Gains and losses on disposal of assets and businesses (5)	82	—	—	82

Total non-GAAP adjustments	(6)	(69)	(116)	(191)
Adjustments to income tax provision to reflect non-GAAP adjustments (6)	23	24	45	92

Income from continuing operations attributable to the company	$236	$304	$(114)	$426

*	See “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income” for the interim pro forma statement of income, the supplemental 12-month statement of income, and the adjustments made to prepare the interim pro forma statement of income and the supplemental 12-month statement of income.

(1)	Depreciation expense is included within Cost of revenues and Selling, general and administrative expenses. Depreciation expense for the Splitco Business for the three months ended March 27, 2016 and the year ended December 31, 2015 includes depreciation expense related to corporate assets that has been allocated from Lockheed Martin and recorded within Cost of revenues in the historical combined statement of earnings of the Splitco Business.
(2)	Other income is derived as total Other income (expense), net in the historical consolidated statement of income of Leidos, the interim pro forma statement of income and the supplemental 12-month statement of income less gains and losses on disposal of assets and businesses (described in footnote (5) below).
(3)	Interest expense, net is calculated as the sum of Interest income and Interest expense, as shown in the historical consolidated statement of income of Leidos, the interim pro forma statement of income and the supplemental 12-month statement of income.
(4)	Amortization of acquired intangible assets is included within Selling, general and administrative expenses.
(5)	Gains and losses on disposal of assets and businesses are included within Other income (expense), net in the historical consolidated statement of income of Leidos, the interim pro forma statement of income and the supplemental 12-month statement of income.
(6)	The calculation of the adjustment to the income tax provision uses the applicable statutory income tax rates, adjusted for utilization of an existing capital loss carryforward for the taxable gain on disposal of assets and businesses.

(in millions, except per share amounts)	Pro Forma Combined Consolidated Leidos and Splitco Business for the Three Months Ended April 1, 2016	Supplemental Combined Consolidated Leidos and Splitco Business for the 12 Months Ended January 1, 2016
Non-GAAP basic EPS from continuing operations	$0.68	$3.50
Less: Total adjustments to non-GAAP income from continuing operations, including adjustment to income tax expense (above) (1)	(0.24)	(0.66)

Basic EPS from continuing operations	$0.44	$2.84

Non-GAAP diluted EPS from continuing operations	$0.68	$3.48
Less: Total adjustments to non-GAAP income from continuing operations, including adjustment to income tax expense (above) (1)	(0.24)	(0.66)

Diluted EPS from continuing operations	$0.44	$2.82

Weighted-average shares outstanding:
Basic	149	150
Diluted	151	151

(1)	Calculated as the sum of total pre-tax non-GAAP adjustments and the related income tax effect of such non-GAAP adjustments, divided by the weighted-average basic and diluted shares outstanding, as appropriate.

Backlog (Unaudited)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. In this section, backlog is calculated based on the methodology historically used by Leidos in its reports filed with the SEC.

Backlog is segregated into two categories as follows:

•	Funded backlog: Funded backlog for contracts with the U.S. Government represents the value on contracts for which funding is appropriated, less revenues previously recognized on these contracts.

Funded backlog for contracts with non-U.S. Government agencies and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos or the Splitco Business is obligated to perform, less revenue previously recognized on the contracts.

•

Negotiated unfunded backlog: Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from (1) contracts for which funding has not been appropriated, and (2) unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity, General Services Administration Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of April 1, 2016 was as follows (in billions):

	Leidos	Splitco Business	Combined Leidos and Splitco Business
Funded backlog	$2.7	$3.1	$5.8
Negotiated unfunded backlog	6.9	5.7	12.6

Total backlog	$9.6	$8.8	$18.4

Leidos and the Splitco Business expect to recognize a substantial portion of their funded backlog from U.S. Government customers as revenues within the next 12 months. However, the U.S. Government may cancel any contract at any time through a termination for the convenience of the U.S. Government. In addition, certain contracts with commercial or non-U.S. Government customers included in funded backlog may include provisions that allow the customer to cancel at any time. Most of these contracts have cancellation terms that would permit the companies to recover all or a portion of the incurred costs and fees for work performed.

HISTORICAL PER SHARE DATA, MARKET PRICE AND DIVIDEND DATA

Comparative Historical, Pro Forma and Supplemental Per Share Data

The following table sets forth certain historical, pro forma and supplemental per-share data for Leidos. The Leidos historical data has been derived from and should be read together with Leidos’ unaudited condensed consolidated financial statements and related notes thereto contained in Leidos’ Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016 and Leidos’ audited consolidated financial statements and related notes thereto contained in Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.” The pro forma data as of and for the three months ended April 1, 2016 and for the 11 months ended January 1, 2016 has been derived from the unaudited pro forma combined consolidated financial statements included elsewhere in this document. The supplemental data for the 12 months ended January 1, 2016 has been derived from the unaudited supplemental combined consolidated statement of income included elsewhere in this document. See “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income.”

This comparative historical, pro forma and supplemental per-share data is being provided for illustrative purposes only. Leidos and the Splitco Business may have performed differently had the Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma and supplemental per-share data presented as being indicative of the results that would have been achieved had Leidos and the Splitco Business been combined during the periods or at the date presented or of the future results or financial condition of Leidos or the Splitco Business to be achieved following the consummation of the Transactions.

	As of and for the Three Months Ended April 1, 2016		As of and for the 11 Months Ended January 1, 2016			For the 12 Months Ended January 1, 2016
(shares in millions)	Leidos Historical	Pro Forma Combined	Leidos Historical	Pro Forma Combined		Supplemental Combined
Earnings per share:
Income from continuing operations – Basic	$0.68	$0.44	$3.33	$2.76		$2.84
Income from continuing operations – Diluted	$0.66	$0.44	$3.28	$2.74		$2.82

Weighted average common shares outstanding – Basic	72	149	73	150		150
Weighted average common shares outstanding – Diluted	74	151	74	151		151

Book value per share of common stock	$15.31	$18.56	$14.83	NA	(i)	NA	(i)
Dividends declared per share of common stock	$0.32	$0.32	$1.28	$1.28		$1.28

(i)	“NA” = Not applicable, as no pro forma or supplemental balance sheet data as of January 1, 2016 is presented.

Historical Common Stock Market Price and Dividend Data

Historical market price data for Splitco has not been presented as the Splitco Business is currently operated by Lockheed Martin and there is no established trading market in Splitco common stock.

Shares of Lockheed Martin common stock currently trade on the NYSE under the symbol “LMT.” On January 25, 2016, the last trading day before the announcement of the Transactions, the last sale price of Lockheed Martin common stock reported by the NYSE was $ 211.01. On July 8, 2016, the last trading day prior to the date of this document, the last sale price of Lockheed Martin common stock reported by the NYSE was $251.90.

Shares of Leidos common stock currently trade on the NYSE under the symbol “LDOS.” On January 25, 2016, the last trading day before the announcement of the Transactions, the last sale price of Leidos common stock reported by the NYSE was $53.66. On July 8, 2016, the last trading day prior to the date of this document, the last sale price of Leidos common stock reported by the NYSE was $50.59.

The following table sets forth the high and low reported sale prices of Lockheed Martin common stock and Leidos common stock for the periods indicated as well as the dividends per share paid by Lockheed Martin to holders of Lockheed Martin common stock and Leidos to holders of Leidos common stock for these periods. The quotations are as reported in published financial sources.

	Lockheed Martin Per Share	Lockheed Martin Common Stock
	Dividends	High	Low
Year Ending December 31, 2016
First Quarter	$1.65	$223.19	$200.47
Second Quarter	$1.65	$245.37	$218.34
Third Quarter (through July 8, 2016)	(1)	$252.30	$236.07
Year Ended December 31, 2015
First Quarter	$1.50	$207.06	$186.01
Second Quarter	$1.50	$206.19	$185.65
Third Quarter	$1.50	$213.34	$181.91
Fourth Quarter	$1.65	$227.91	$199.01
Year Ended December 31, 2014
First Quarter	$1.33	$168.41	$144.69
Second Quarter	$1.33	$168.87	$153.54
Third Quarter	$1.33	$182.27	$156.23
Fourth Quarter	$1.50	$198.72	$166.28
Year Ended December 31, 2013
First Quarter	$1.15	$96.59	$85.88
Second Quarter	$1.15	$109.26	$94.00
Third Quarter	$1.15	$131.60	$105.54
Fourth Quarter	$1.33	$149.99	$121.52

(1)	Lockheed Martin has declared a dividend of $1.65 that is payable on September 23, 2016.

	Leidos Per Share		Leidos Common Stock
	Dividends		High		Low
Year Ending December 30, 2016
First Quarter	$0.32		$59.45		$40.15
Second Quarter	$0.32		$52.47		$45.14
Third Quarter (through July 8, 2016)	(4)		$50.62		$47.53
11 months ended January 1, 2016
First Quarter	$0.00		$46.76		$41.30
Second Quarter	$0.32		$43.20		$39.63
Third Quarter	$0.32		$45.03		$38.05
Fourth Quarter	$0.64	(3)	$59.05		$43.42
Year Ended January 30, 2015
First Quarter	$0.32		$46.07		$34.64
Second Quarter	$0.32		$40.72		$36.66
Third Quarter	$0.32		$38.20		$33.21
Fourth Quarter	$0.32		$44.41		$36.64
Year Ended January 31, 2014(1)
First Quarter	$0.48		$59.76		$45.28
Second Quarter	$4.48		$62.60		$51.68
Third Quarter (August 3, 2013 to September 27, 2013)	$—		$64.12	(2)	$57.32
Third Quarter (September 28, 2013 to November 1, 2013)	$0.32		$47.51	(2)	$45.30
Fourth Quarter	$0.32		$49.02		$40.60

(1)	Leidos paid a special cash dividend of $4.00 per share on June 28, 2013, to Leidos stockholders of record as of June 14, 2013.
(2)	On September 27, 2013, Leidos effectuated a one-for-four reverse stock split of its shares of common stock, so that every four shares of Leidos common stock issued and outstanding were combined and converted into one share of Leidos common stock. The high and low prices for the third and fourth quarters reflect the price of Leidos common stock after the spin-off of Science Applications International Corporation by Leidos effective on September 27, 2013.
(3)	Leidos declared a dividend of $0.32 on September 21, 2015, payable to stockholders of record as of October 15, 2015, payable on October 30, 2015. In March 2015, Leidos announced a change in its fiscal year-end from the Friday nearest the end of January to the Friday nearest the end of December. As a result of this change, Leidos anticipated future quarterly dividends to be paid on or about the 30th day of the last month of each calendar quarter, one month earlier than previously paid, beginning with a quarterly dividend announced on December 4, 2015, payable to stockholders of record as of December 15, 2015, payable on December 30, 2015. As a result, Leidos stockholders received dividends of $0.64 during the fourth quarter of 2015.
(4)	It is anticipated that Leidos will pay a regular quarterly cash dividend to its stockholders before the end of the third quarter.

Leidos Dividend Policy

Leidos currently intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Leidos Board and will depend on many factors, including available cash, estimated cash needs, earnings, financial condition, operating results, and capital requirements, as well as limitations in Leidos’ contractual agreements, applicable law, regulatory constraints, industry practice and other business considerations that the Leidos Board considers relevant. Leidos’ ability to declare and pay future dividends on Leidos common stock may be restricted by the provisions of the DGCL and covenants in Leidos’ then-existing indebtedness arrangements.

In connection with the Transactions, prior to the consummation of the Merger and subject to applicable law, Leidos shall declare the Leidos Special Dividend, the payment of which will be conditioned on completion of the Transactions. The Leidos Special Dividend will be funded by a combination of new borrowing and cash on hand.

Lockheed Martin Dividend Policy

Since its inception in 1995, Lockheed Martin has paid quarterly cash dividends. The payment of cash dividends is subject to limitations under applicable law and the discretion of the Lockheed Martin Board and will be determined in light of then-current conditions, including earnings and other operating results and capital requirements.

THE TRANSACTIONS

On January 26, 2016, Lockheed Martin and Leidos announced that they, along with Splitco and Merger Sub, had entered into the Merger Agreement, and that Lockheed Martin and Splitco had entered into the Separation Agreement, which together provide for the combination of Leidos’ business and the Splitco Business. In the Transactions, Lockheed Martin will transfer the Splitco Business to Splitco. Prior to the Distribution, Splitco will incur new indebtedness and will pay to Lockheed Martin the Splitco Special Cash Payment.

On the closing date of the Merger, Lockheed Martin will distribute shares of Splitco common stock to its stockholders participating in the exchange offer. If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Leidos common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to Lockheed Martin stockholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

Immediately after the Distribution and on the closing date of the Merger, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Leidos. In the Merger, subject to adjustment in accordance with the Merger Agreement, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

Subject to adjustment under certain circumstances as set forth in the Merger Agreement, Leidos will issue 76,958,918 shares of Leidos common stock in the Merger. Based upon the reported closing sale price of $50.59 per share for Leidos common stock on the NYSE on July 8, 2016, and based on the Leidos Special Dividend of $13.64 per share, the total value of the shares to be issued by Leidos and the cash expected to be received by Lockheed Martin in the Transactions would have been approximately $4,644 million. The actual value of the Leidos common stock to be issued in the Merger will depend on the market price of shares of Leidos common stock at the time of the Merger.

After the Merger, Leidos will own and operate the Splitco Business through Splitco, which will be Leidos’ wholly-owned subsidiary, and will also continue its current businesses. All shares of Leidos common stock, including those issued in the Merger, will be listed on the NYSE under Leidos’ current trading symbol “LDOS.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1 Separation

Lockheed Martin will transfer the Splitco Business to Splitco following the Internal Reorganization.

Step 2 Issuance of Splitco Common Stock to Lockheed Martin, Incurrence of Splitco Debt and Splitco Cash Payment

In connection with the transfer of the Splitco Business to Splitco, Splitco will issue to Lockheed Martin additional shares of Splitco common stock. Following this issuance, subject to adjustment in accordance with the

Merger Agreement, Lockheed Martin will own 76,958,918 shares of Splitco common stock, which will constitute all of the outstanding stock of Splitco. In addition, Splitco will incur new indebtedness in an aggregate principal amount of approximately $1,841,450,000. Splitco will use a portion of the proceeds of this loan to pay to Lockheed Martin the Splitco Special Cash Payment in connection with the transfer of the Splitco Business to Splitco. Splitco will use the balance to pay certain fees and expenses related to such indebtedness.

Step 3 Distribution—Exchange Offer

Lockheed Martin will offer to Lockheed Martin stockholders the right to exchange all or a portion of their shares of Lockheed Martin common stock for shares of Splitco common stock at a 10 percent discount, calculated as set forth in this document, to the equivalent per-share value of Leidos common stock, after giving effect to the amount of the Leidos Special Dividend, based on the conversion in the Merger of each share of Splitco common stock into one share of Leidos common stock. If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed.

Step 4 Incurrence of Leidos Debt

Prior to the closing of the Merger, the Leidos Borrower will incur new indebtedness in the form of a $690,000,000 Term Loan A Facility and a $750,000,000 Revolving Credit Facility. The proceeds of the Term Loan A Facility and up to $50,000,000 of borrowings under the Revolving Credit Facility, together with cash on hand at Leidos (which shall not exceed $500,000,000), will be used to pay the Leidos Special Dividend, and additional proceeds of borrowings under the Revolving Credit Facility will be used to (i) repay in full all outstanding indebtedness for borrowed money of Splitco (if any) (other than the debt incurred by Splitco described above in Step 2), (ii) repay in full all indebtedness, and terminate all commitments, under the Amended and Restated Four Year Credit Agreement, dated as of March 11, 2011, among Leidos, as borrower, Leidos, Inc., as guarantor, and Citibank, N.A., as administrative agent, the lenders, other agents and other parties party thereto from time to time and (iii) pay the fees, costs and expenses associated therewith.

Step 5 Merger

Immediately after the Distribution, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Leidos. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” Immediately after the consummation of the Merger, approximately 50.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Splitco (former Lockheed Martin) stockholders and approximately 49.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Leidos stockholders, on a fully diluted basis.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structures, the corporate structures immediately following the Separation and the Distribution but before the Merger and the corporate structures immediately following the consummation of the Merger.

After completion of all of the steps described above, Leidos’ wholly-owned subsidiary, Splitco, will hold the Splitco Business directly and through its subsidiaries and will continue as the obligor under the new indebtedness to be incurred by Splitco on or about the date of the Distribution, which, after the consummation of the Merger, is expected to be guaranteed by Leidos.

In connection with the Transactions, on the date of the Distribution, Lockheed Martin or its subsidiaries and Splitco or the Splitco Subsidiaries will enter into the Additional Agreements relating to, among other things, intellectual property, real property, shared contracts, supply arrangements, contract novation and transition services. See “Other Agreements—Additional Agreements.”

Determination of Number of Shares of Splitco Common Stock to Be Distributed to Lockheed Martin Stockholders

Lockheed Martin is offering to exchange all shares of Splitco common stock for shares of Lockheed Martin common stock validly tendered and not properly withdrawn. Immediately prior to the Distribution, the total number of shares of Splitco common stock outstanding will equal 76,958,918 shares, subject to adjustment pursuant to the Merger Agreement. Accordingly, subject to such adjustment, the total number of shares of Splitco common stock to be exchanged for shares of Lockheed Martin common stock in the exchange offer will be equal to 76,958,918 shares.

No Fractional Shares; Exchange of Certificates

Each issued and outstanding share of Splitco common stock will be converted in the Merger into the right to receive one share of Leidos common stock. In the conversion, no fractional shares of Leidos common stock will be delivered to Splitco stockholders. All fractional shares of Leidos common stock that any Splitco stockholder otherwise would be entitled to receive as a result of the Merger will be aggregated by the exchange agent on behalf of Leidos. The exchange agent will cause the whole shares obtained thereby to be sold on behalf of the Splitco stockholders that otherwise would be entitled to receive such fractional shares of Leidos common stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices as soon as practicable after the Merger and, in any case, no later than five business days after the Merger.

The exchange agent then will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the Splitco stockholders that otherwise would be entitled to receive such fractional shares of Leidos common stock in the Merger.

Upon consummation of the Merger, shares of Splitco common stock will no longer be outstanding and will automatically be canceled and retired. Prior to the Merger, Leidos will deposit in a reserve account with its transfer agent the certificates or book-entry authorizations representing the shares of Leidos common stock issuable in the Merger.

Background of the Transactions

The boards of directors of each of Leidos and Lockheed Martin periodically, and in the ordinary course, evaluate and consider a variety of financial and strategic opportunities to enhance stockholder value as part of their respective long-term business plans. During calendar year 2015 and January 2016, each of the companies’ respective management teams discussed with their boards of directors a variety of financial and strategic alternatives and opportunities regarding their respective company’s future growth and strategic development. In the case of Lockheed Martin, those discussions included alternatives relating to its government information technology and technical services businesses.

On July 20, 2015, Lockheed Martin announced an agreement to acquire Sikorsky Aircraft Corporation, a global leader in military and commercial rotary-wing aircraft. At the same time, Lockheed Martin announced its intention to conduct a strategic review of alternatives for its government information technology and technical services businesses, which includes the Splitco Business. In connection with the strategic review, Lockheed Martin engaged J.P. Morgan Securities LLC (“J.P. Morgan”) and Goldman, Sachs & Co. (“Goldman Sachs”) as its financial advisors and Hogan Lovells US LLP (“Hogan Lovells”) as its lead legal advisor. The purpose of the strategic review was to explore whether the businesses could achieve greater growth and create more value for customers and stockholders outside of Lockheed Martin. As part of that strategic review, Lockheed Martin also considered whether certain elements of its government information technology business should be retained and realigned with its other business segments based on the nature of the work and the customers served. The result of the strategic review was that certain government work that was closely associated with other programs being performed by Lockheed Martin’s Missiles and Fire Control, Mission Systems and Training and Space Systems business areas was retained by Lockheed Martin and transferred to those business areas. The determination of whether to divest or retain the businesses under strategic review was based on an assessment of the nature of the work performed and customers served by each operation, competitive pressures and other factors.

Following the announcement by Lockheed Martin of its intention to conduct this strategic review, management of Lockheed Martin received inquiries from third parties expressing interest in the acquisition of all or a portion of the businesses that were under review. Lockheed Martin and its advisors considered the unsolicited indications of interest as well as feedback received from a number of parties contacted by J.P. Morgan and Goldman Sachs to evaluate their potential interest in a transaction involving the businesses under review. J.P. Morgan and Goldman Sachs discussed with Lockheed Martin several possible structures involving the Splitco Business, including a tax-free spin-off of the business, a sale for cash, a joint venture structure in which Lockheed Martin would retain an equity interest in the combined company and the possibility of effecting a transaction using a Reverse Morris Trust structure. In a Reverse Morris Trust transaction, Lockheed Martin would transfer the relevant businesses to a new subsidiary and then distribute the stock of the subsidiary to Lockheed Martin’s stockholders, and immediately thereafter the subsidiary would merge with a subsidiary of the counterparty. In the merger, former Lockheed Martin shareholders would receive more than 50 percent of the shares of the combined entity. A Reverse Morris Trust transaction structure allows Lockheed Martin to divest assets in a tax-efficient manner since neither Lockheed Martin nor its stockholders generally will recognize gain or loss in connection with the transaction.

Throughout the late summer and fall of 2015, management updated the Lockheed Martin Board on the status of the strategic review, the level of interest expressed by third parties and the progress made in discussions with interested parties through periodic reports of management between meetings of the Board and through presentations and updates at each of the Lockheed Martin Board meetings in September, October and December 2015.

On August 25, 2015, Mr. Roger Krone, Leidos’ Chairman and Chief Executive Officer, telephoned Mr. Bruce Tanner, Lockheed Martin’s Executive Vice President and Chief Financial Officer, to discuss the possibility of a transaction involving Leidos and the Lockheed Martin businesses that were under strategic review. Mr. Tanner indicated that Lockheed Martin would be willing to engage in preliminary discussions about Leidos’ interest. Prior to this discussion, Leidos had existing business relationships with Lockheed Martin through various subcontracting and teaming arrangements in support of U.S. government customers. Mr. Krone and Mr. Tanner discussed possible transaction structures, including the possibility of a Reverse Morris Trust structure.

In early September 2015, Lockheed Martin entered into confidentiality agreements with a number of parties that had expressed an interest in evaluating the Lockheed Martin businesses under strategic review. On September 3, 2015, Lockheed Martin and Leidos executed an initial confidentiality agreement in order to facilitate exploratory discussions and enable Leidos to receive confidential information about the businesses under strategic review to determine whether there was mutual interest in pursuing a possible transaction. The initial exploratory discussions involved the sharing by Lockheed Martin with Leidos of certain limited non-public, confidential and proprietary information regarding Lockheed Martin and its government information technology and technical services businesses.

On September 18, 2015, representatives of Lockheed Martin, including Mr. Greg Psihas, Lockheed Martin’s Vice President, Corporate Development, along with representatives of J.P. Morgan and Goldman Sachs, met with Mr. Krone and Michael Leiter, Executive Vice President for Business Development and Strategy for Leidos, at the McLean, Virginia offices of Hogan Lovells. At the meeting, Lockheed Martin’s representatives provided an overview of the businesses under strategic review from an operational and a financial perspective. The parties engaged in preliminary discussions regarding a potential transaction involving Leidos and the businesses under strategic review, and outlined potential next steps and a possible decision-making timeline. During the month of September 2015, Lockheed Martin and its advisors from J.P. Morgan and Goldman Sachs also met with other interested parties and discussed the same information and proposed timeline with those parties.

Over the subsequent weeks, representatives of Lockheed Martin and Leidos discussed the progress of Lockheed Martin’s strategic review and its consideration of the process by which Lockheed Martin intended to conclude its evaluation of its government information technology and technical services businesses and the possible structure of a transaction or transactions involving those businesses. During these discussions, Leidos expressed its continuing interest in pursuing a potential transaction.

On October 14, 2015, Messrs. Krone and Leiter and James Reagan, Executive Vice President and Chief Financial Officer of Leidos, met with Mr. Psihas and other Lockheed Martin employees, as well as representatives of J.P. Morgan, Goldman Sachs and Hogan Lovells at the McLean, Virginia offices of Hogan Lovells. At that meeting, the Leidos management team provided certain information to Lockheed Martin about Leidos’ business and a potential combination of Leidos and Lockheed Martin’s government information technology and technical services businesses. In the course of those discussions, Leidos and Lockheed Martin discussed the possible structure of a transaction in which the businesses would be combined, including a general outline and structure of a potential Reverse Morris Trust transaction involving Leidos and the Lockheed Martin businesses. During that same week, Lockheed Martin held similar discussions with other interested parties.

On October 28, 2015, Leidos management updated and briefed the Audit Committee of the Leidos Board with respect to discussions that had taken place with Lockheed Martin regarding a potential combination of Leidos with the Lockheed Martin information technology and technical services businesses in a Reverse Morris Trust transaction. Leidos determined that a Reverse Morris Trust structure transaction would facilitate the acquisition of the Splitco Business by Leidos because a taxable disposition of the Splitco Business would have made the transaction less financially attractive to Lockheed Martin or would have required Leidos to pay additional consideration. In addition, given that the Splitco Business and Leidos businesses are of comparable sizes, Leidos quickly determined that the payment of all cash consideration was not feasible because of the amount of additional leverage that it would have been required to incur. Leidos determined that, as a practical matter, a Reverse Morris Trust transaction was the only transaction structure that permitted Leidos to issue Leidos common stock to Lockheed Martin stockholders without adverse tax consequences to Lockheed Martin and its stockholders. Later that same day, Messrs. Krone and Leiter briefed members of the Leidos Board during a teleconference regarding the preliminary discussions that had been held between Lockheed Martin and Leidos, and provided an overview of the Lockheed Martin government information technology and technical services businesses. The Leidos Board authorized Leidos management to continue to explore a potential Reverse Morris Trust transaction with Lockheed Martin.

In order to facilitate mutual due diligence processes and the exchange of non-public information regarding what is now the Splitco Business and Leidos, on November 5, 2015, Lockheed Martin and Leidos executed a more comprehensive confidentiality agreement that superseded the prior confidentiality agreement.

On November 19, 2015, representatives of Lockheed Martin, including senior management of businesses under strategic review, held a management presentation for representatives of Leidos at the McLean, Virginia offices of Hogan Lovells. Also in attendance at this meeting were representatives of Lockheed Martin’s financial and legal advisors, J.P. Morgan, Goldman Sachs and Hogan Lovells, as well representatives of Leidos’ financial advisor, Citigroup Global Markets Inc. (“Citi”). During the course of this meeting, the Lockheed Martin team explained the results of the strategic review that it had been conducting and the programs and business areas that were to be included in the Splitco Business. Later that day, Lockheed Martin provided certain members of the Leidos team with access to an on-line data room for purposes of sharing information about the Splitco Business and the proposed transaction. During that same week, Lockheed Martin and its representatives held similar discussions with other interested parties.

On November 24, 2015, at the direction of Lockheed Martin, J.P. Morgan and Goldman Sachs delivered a process letter to prospective bidders participating in the auction process for a transaction involving the Splitco Business, including Leidos, outlining the anticipated steps of the transaction process being run by Lockheed Martin and the timing and procedures for submitting a non-binding proposal. In the process letter, Goldman Sachs and J.P. Morgan requested that parties submit a non-binding proposal for a strategic combination with the Splitco Business by way of a Reverse Morris Trust transaction no later than December 9, 2015.

On December 3, 2015, at a meeting of the Finance Committee of the Leidos Board (the “Leidos Finance Committee”), Leidos management updated the committee on the status of the potential transaction with Lockheed Martin, and provided additional information about the Splitco Business, a timeline of key transaction dates and an overview of its due diligence findings to date. Leidos management also reviewed and discussed with the Leidos Finance Committee a summary of the key terms of a draft of Leidos’ non-binding proposal for a combination with the Splitco Business. The Leidos Finance Committee authorized management to continue pursuing the potential transaction and to submit a non-binding proposal to Lockheed Martin. Representatives of Citi attended the meeting.

On December 9, 2015, Leidos submitted a preliminary, non-binding proposal to Lockheed Martin for the strategic combination between Leidos and the Splitco Business. Leidos’ non-binding proposal contemplated that the business combination between Leidos and the Splitco Business would be effected through a Reverse Morris Trust transaction which would result in Lockheed Martin stockholders and existing Leidos stockholders holding approximately 50.5 percent and 49.5 percent of the combined entity on a fully diluted basis, respectively. Leidos’ non-binding proposal valued the Splitco Business on a debt-free, cash-free basis at approximately $5.3 billion, $2.3 billion of which would be delivered in the form of a special cash payment by Splitco to Lockheed Martin. In order to achieve the 50.5 percent/49.5 percent post-transaction ownership split, Leidos’ proposal also contemplated that Leidos would pay a special dividend of approximately $1.2 billion to its stockholders in connection with the proposed transaction. Leidos noted in its proposal that it was based on the limited due diligence that then had been conducted to date, and in particular, that the valuation was based, in part, on preliminary assumptions as to the financial performance and tax basis of the business under review and was subject to further adjustment following Leidos’ due diligence review of the Splitco Business.

Also on December 9, 2015, Lockheed Martin received a preliminary, non-binding proposal from Party A, another prospective bidder with which Lockheed Martin had held discussions, regarding a potential strategic combination with the Splitco Business.

Over the next two weeks, representatives of Lockheed Martin and representatives of Leidos, including their respective legal and financial advisors, spoke by phone and held in-person meetings on a number of occasions to allow Leidos the opportunity to conduct additional financial and legal due diligence in support of its proposal. Over the same period, Lockheed Martin and its financial advisors held similar discussions and had similar in-person meetings with Party A to allow Party A to conduct additional financial and legal due diligence on the Splitco Business. On December 14, 2015, J.P. Morgan and Goldman Sachs advised both Citi and Party A’s financial advisor that Leidos and Party A should submit a revised proposal on December 23, 2016 based on the additional financial and legal due diligence conducted by Leidos and Party A following the submission of their respective initial proposals on December 9, 2015.

On December 22, 2015, the Leidos Finance Committee held a meeting at which Leidos management updated the Leidos Finance Committee with respect to the additional due diligence that had been conducted following the submission of Leidos’ December 9, 2015 non-binding proposal. Mr. Krone provided an update on the auction bidding process undertaken by Lockheed Martin for the possible disposition of the Splitco Business in a Reverse Morris Trust transaction, and summarized Lockheed Martin’s reaction to Leidos’ initial non-binding proposal. In addition, Leidos management described for the Leidos Finance Committee the terms of the revised proposal that Leidos management had developed based on the additional due diligence conducted following the submission of Leidos’ initial non-binding proposal. The Leidos Finance Committee authorized management to proceed with the submission of the revised proposal. Representatives of Citi attended the meeting.

On December 23, 2015, Leidos submitted its revised non-binding proposal for a Reverse Morris Trust transaction between Leidos and the Splitco Business to J.P. Morgan and Goldman Sachs. Based on the Leidos stock price at the time, Leidos’ revised proposal valued the Splitco Business on a debt-free, cash-free basis at approximately $4.7 billion, $1.8 billion of which would be delivered in the form of a special cash payment by Splitco to Lockheed Martin. In order to achieve the 50.5 percent/49.5 percent post-transaction ownership split, Leidos’ proposal also contemplated that Leidos would pay a special dividend of approximately $1.3 billion to its stockholders in connection with the proposed transaction.

Also on December 23, 2015, Lockheed Martin received a revised proposal from Party A.

On December 29, 2015, J.P. Morgan and Goldman Sachs advised Citi that Leidos was one of two potential acquirors with which Lockheed would negotiate the terms of the Transaction Documents, and that drafts of the Transaction Documents would be distributed in early January 2016.

On January 5, 2016, on behalf of Lockheed Martin, Hogan Lovells sent initial drafts of the Transaction Documents, including the Merger Agreement, to Leidos, Citi and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Leidos’ legal advisor.

On January 7, 2016, representatives of Leidos met with representatives of Lockheed Martin, including Mr. Tanner and Mr. Psihas, and senior management of Splitco at the offices of Hogan Lovells in McLean, Virginia. Each party’s respective legal and financial advisors also attended the meeting. At the meeting, Leidos management provided further information to Lockheed Martin and its representatives with respect to Leidos’ business and operations, and the benefits to the Splitco Business of a combination with Leidos. Following that meeting, Leidos provided Lockheed Martin and its financial and legal advisors with access to an on-line data room for purposes of conducting an operational, financial and legal review of Leidos, and Lockheed Martin provided additional information about the Splitco Business through the on-line data room it previously had established for purposes of the auction process involving the Splitco Business. During that same week, Lockheed Martin representatives, including Lockheed Martin’s financial and legal representatives, attended a similar presentation and received access to similar due diligence materials from Party A.

Commencing in early January 2016, Leidos began formalizing its financing commitments for the proposed transaction with various lenders, including Citi and the other Leidos Commitment Parties and Splitco Commitment Parties, J.P. Morgan and Goldman Sachs.

On January 12, 2016, on behalf of Leidos, Skadden sent revised versions of the Merger Agreement and the other Transaction Documents earlier provided to Leidos, Citi and Skadden by Hogan Lovells on behalf of Lockheed Martin to Lockheed Martin and its advisors. The law firm representing Party A did likewise.

On January 13, 2016, J.P. Morgan and Goldman Sachs, on behalf of Lockheed Martin, engaged in discussions with Citi and Party A’s financial advisor and provided feedback about certain terms and conditions included in the proposals that had been submitted by each of Leidos and Party A.

Over the course of the day on January 14, 2016, representatives of Lockheed Martin, J.P. Morgan, Goldman Sachs and Hogan Lovells met in person at Hogan Lovells’ offices in McLean, Virginia and engaged in telephone conversations with representatives of Leidos, Citi and Skadden, and with representatives of Party A and its financial and legal advisors. Leidos and Party A were advised that, based on the results of those discussions, Lockheed Martin intended to proceed in earnest with the negotiation of final Transaction Documents that could be presented to Lockheed Martin’s Board for its review and consideration and that Lockheed Martin desired to announce the transaction in conjunction with its fourth quarter / year-end earnings call scheduled for January 26, 2016. In the course of those discussions, J.P. Morgan and Goldman Sachs advised Citi that Lockheed Martin had concerns regarding certain provisions in Leidos’ revised draft of the Merger Agreement, including the inclusion by Leidos of post-signing value adjustments and post-closing indemnities.

Late in the day on January 14, 2016, Messrs. Krone and Reagan met at Hogan Lovells’ offices with Mr. Psihas of Lockheed Martin to discuss the terms of the proposed transaction and certain of the changes made by Leidos to the draft Merger Agreement. Representatives of the parties’ respective legal and financial advisors joined a portion of the meeting in person or by telephone. In a series of discussions during the evening of January 14, 2016, and on January 15, 2016, Lockheed Martin and Leidos reached agreement in principle on a number of important points relating to the proposed transaction, including the elimination of Leidos’ proposed post-signing value adjustments, the inclusion of a limited post-closing indemnity, a termination fee in an amount equal to $150 million and an aggregate value to Lockheed Martin and its stockholders based on the value of Leidos’ stock prior to a signing of the Merger Agreement in an amount equal to approximately $5 billion.

Following these discussions, on January 15, 2016, Mr. Psihas advised Mr. Krone that Lockheed Martin was prepared to meet in person with representatives of Leidos and its financial and legal advisors to negotiate the final terms of the Transaction Documents based on the agreements in principle that had been reached on a number of the principal economic and other terms. On January 16, 2016, Mr. Psihas advised Party A that Lockheed Martin was proceeding with final negotiations with another party. Early in the morning of January 16, 2016, on behalf of Lockheed Martin, Hogan Lovells sent a revised version of the Merger Agreement to Leidos, Citi and Skadden.

On January 17, 2016, representatives of Leidos and Lockheed Martin and their respective financial and legal advisors, including representatives of Lockheed Martin’s outside tax advisors from Davis Polk & Wardwell LLP (“Davis Polk”), met at the McLean, Virginia offices of Hogan Lovells to continue negotiating the terms of the Merger Agreement and the other Transaction Documents.

During the course of the following week, representatives of Leidos and Lockheed Martin continued to negotiate the terms of the Merger Agreement and the other Transaction Documents, both in person at Hogan Lovells’ offices and by telephone.

On January 18, 2016, representatives of Leidos shared with Lockheed Martin drafts of the financing commitment letter obtained by Leidos for the borrowing contemplated by Leidos and Splitco in connection with the proposed transaction. On January 20, 2016, Lockheed Martin and Leidos agreed that Leidos and Splitco would each obtain its own financing commitment letter in connection with the proposed transaction.

On January 21, 2016, the Leidos Board held a special meeting at which Leidos management and representatives of Skadden and Citi also were present. Leidos management provided an update on the negotiations with respect to the proposed transaction and the status of financing arrangements. In addition, Leidos management provided an update on the status of the due diligence investigation conducted by Leidos and its subject matter experts, noted key due diligence findings, and discussed key post-signing milestones and a post-closing integration timeline. Leidos management also reviewed with the Leidos Board the key terms and conditions of the Merger Agreement and the other Transaction Documents. The Leidos Board and management further discussed the overall merits of the proposed transaction in view of the detailed information presented. Following the discussion, the Leidos Board authorized Leidos management to continue negotiation of definitive agreements to effectuate the transaction, subject to the Leidos Board’s final consideration and approval.

During the period from January 21, 2016 through January 25, 2016, Leidos and Lockheed Martin, together with their respective financial and legal advisors, continued to negotiate definitive agreements with respect to the transaction. In addition, during this period, Leidos and Lockheed Martin completed their respective due diligence investigations in connection with the transaction.

On January 25, 2016, the Leidos Board held a special telephonic meeting, which members of Leidos management and representatives of Citi and Skadden also attended, to review the final structure and terms of the proposed transaction, including the related financing arrangements with Citi and the other Leidos Commitment Parties, and to discuss developments since the previous Leidos Board meeting. Members of Leidos management reviewed with the Leidos Board, among other things, the components of the consideration to be delivered to Lockheed Martin and its stockholders, and the methodology used by the parties to determine the amount of Leidos common stock to be issued in the transaction. Also at this meeting, Citi reviewed with the Leidos Board its financial analysis of the exchange ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated January 25, 2016, to the Leidos Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in such opinion, the exchange ratio provided for pursuant to the Merger Agreement of 1.020202 (which represents the number of shares of Leidos common stock to be issued in the Merger, divided by the number of fully diluted shares of Leidos common stock as of the date of Citi’s opinion) was fair, from a financial point of view, to Leidos. Leidos management also provided an update on the status of the proposed debt financing, as well as the various agreements to be entered into in connection with the transaction, including providing an update that the terms and conditions were substantially complete and the agreements in substantially final form, and that subject to the Leidos Board’s approval and the Lockheed Martin Board’s approval, both parties were prepared to execute and deliver the agreements. Following discussion with Leidos management and advisors, the Leidos Board unanimously determined, among other things, that the Merger Agreement and the Transactions, including the Merger and the Share Issuance, were advisable, fair to and in the best interests of Leidos and its stockholders, authorized and approved the Merger Agreement and authorized and approved the proposed debt financing.

On January 25, 2016, the Lockheed Martin Board held a meeting to review the final results of the strategic review of Lockheed Martin’s government information technology and technical services businesses, review the auction process that led to the proposed Reverse Morris Trust transaction involving Leidos, including the interest expressed by other parties in the Splitco Business and the course of negotiations with such parties subsequent to Lockheed Martin’s announcement of the strategic review on July 20, 2015, review the terms and conditions of the Transaction Documents that had been negotiated between representatives of Leidos and Lockheed Martin and which were substantially complete, including the terms that were subject to final resolution of the parties, review the tax requirements with respect to Reverse Morris Trust transactions and review the nature and scope of the tax opinions of Davis Polk and Skadden that would be conditions to the closing the Transactions, review with Lockheed Martin’s financial and legal advisors their views on the proposed Transactions and the benefits afforded by the Transactions to Lockheed Martin and its stockholders as well as the Splitco Business and to consider the communications to be made and the actions to be taken by Lockheed Martin and Leidos following execution of the Transaction Documents. Following discussion with Lockheed Martin’s management and advisors, the Lockheed Martin Board unanimously determined, among other things, that the Separation Agreement, the Merger Agreement and the Transactions, including the Merger and the receipt by Lockheed Martin of the Splitco Special Cash Payment, were advisable and in the best interests of Lockheed Martin and its stockholders, and authorized and approved the Separation Agreement, the Merger Agreement and the other Transactions.

On the morning of January 26, 2016, Leidos and Splitco received the final Leidos Commitment Letter and the final Splitco Commitment Letter, respectively, to provide financing for the proposed Transactions, executed by the Leidos Commitment Parties and the Splitco Commitment Parties, Lockheed Martin and Splitco entered into the Separation Agreement and Leidos and Lockheed Martin and certain of their affiliates, including Splitco, entered into the Merger Agreement, the Tax Matters Agreement and the Employee Matters Agreement.

Following the execution of the Merger Agreement and the other Transaction Documents referenced in the preceding paragraph, on the morning of January 26, 2016, before the opening of trading on the NYSE, Leidos and Lockheed Martin each issued press releases announcing the Transactions.

Leidos’ Reasons for the Transactions

In reaching its decision to approve the Merger Agreement and the Transactions and recommend that Leidos stockholders approve the Share Issuance, the Leidos Board considered, among other things, the potential strategic and financial benefits expected to be achieved by combining Leidos and the Splitco Business relative to the future prospects of Leidos on a standalone basis, the relative actual results of operations and prospects of Leidos and of the Splitco Business, as well as other potential strategic alternatives that might be available to Leidos, and the risks and uncertainties associated with the Transactions and with these alternatives.

In that process, the Leidos Board considered, among other things, the following factors as generally supporting its decision to approve the Merger Agreement and recommend that Leidos stockholders approve the Share Issuance:

Strategic Considerations

•

the Merger will result in a combined company with increased scale and a more balanced portfolio, with 45% of combined annual revenues coming from civil and commercial and 55% from defense and intelligence sectors, versus 28% and 72%, respectively, with Leidos as a standalone company;

•	the Merger will add Splitco expertise in such areas as IT operations, financial and HR enterprise resource planning (ERP) outsourcing, data center consolidation, and facilities management;

•

the acquisition of the Splitco Business is expected to result in a substantial expansion of Leidos’ addressable opportunities in the government services industry, with more than 2,000 individual contracts and task orders and over 100 contract vehicles brought to the combined company by the Splitco Business that have minimal overlap with Leidos’ current contract vehicles and customers;

•

the acquisition of the Splitco Business will diversify Leidos’ offerings across the government services industry and create a meaningful presence and longstanding relationships for the combined company with an attractive and expanded customer set, including new key customer relationships with the Department of Health and Human Services, the Department of Veterans Affairs, the Federal Aviation Administration, the Defense Information Systems Agency, the Department of Homeland Security and the Social Security Administration;

•

the complementary market access and capabilities of Leidos and the Splitco Business, including the experience that the management and employees of the Splitco Business will bring to the combined company in federal and international IT solutions and services, with capabilities across the full lifecycle of large, complex IT systems design, implementation and operation;

•

with a collective workforce of approximately 33,000 employees, the size and scale of the combined company will enhance its ability to provide value to its customers through a broader range of services to meet their needs, and will allow its customers to realize future savings on work under cost plus contracts given the savings that the combined company expects to realize as it distributes overhead costs over a larger revenue base; and

•

the Merger is expected to enable Leidos to become an industry leader in the government services industry by revenue, growing from a revenue base of approximately $5,000,000,000 for calendar year 2015 to a combined annual revenue base of approximately $10,000,000,000.

Financial Considerations

•	the Merger is expected to result in enhanced EBITDA margins and revenue growth opportunities for the combined company with strong free cash flow;

•

the Merger is expected to result in significant cost synergies during 2017 and annualized net cost synergies of approximately $120,000,000 by the end of 2018 with the potential for additional longer term revenue synergies, although the magnitude and timing of any such longer term synergies is yet to be determined; and

•

the Transactions are expected to be accretive to earnings per share on a non-GAAP basis after adjusting for, among other things, acquisition and integration costs and amortization of acquired intangibles in the second full year of operations after the Merger and neutral in the first full year of operations after the Merger.

Transaction Terms and Other Considerations

•

the structure of the Transactions delivers significant value to existing stockholders of Leidos by providing that the Leidos Board will, subject to applicable law, declare the Leidos Special Dividend in an amount equal to $13.64 per share;

•

subject to certain limited adjustments that are not expected to be triggered, the number of shares of common stock to be issued by Leidos is fixed and will not fluctuate based upon changes in the stock price of Leidos or Lockheed Martin prior to the completion of the Merger;

•	the terms of the Merger Agreement, including the Merger exchange ratio, were the result of extensive arms’-length negotiations between representatives of Leidos and Lockheed Martin;

•

the prospective financial results of the Splitco Business (as well as the risks involved in achieving those results), the fit of the business combination with Leidos’ previously established strategic goals (which include adding capabilities, expanding market access and increasing scale) and the results of Leidos’ due diligence review of the Splitco Business;

•

the opinion of Citi, dated January 25, 2016, to the Leidos Board as to the fairness, from a financial point of view and as of the date of the opinion, to Leidos of the exchange ratio provided for pursuant to the Merger Agreement of 1.020202 (which represents the number of shares of Leidos common stock to be issued in the Merger, divided by the number of fully diluted shares of Leidos common stock as of the date of Citi’s opinion), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in the section of this document entitled “—Opinion of Leidos’ Financial Advisor;”

•	immediately following the Merger, the Leidos Board would be expanded to include three additional directors to be designated by Lockheed Martin;

•

immediately following the Merger, the current executive officers of Leidos would continue in their current positions, with additional executive management talent to be gained from former management of the Splitco Business;

•	the Transactions are expected to be approved by regulatory authorities without any significant disruption in the business of Leidos or Splitco; and

•

the Merger Agreement permits the Leidos Board to withdraw or modify its recommendation to the Leidos stockholders to approve the Share Issuance in certain circumstances and subject, under certain circumstances, to the payment of a termination fee.

The Leidos Board also considered, among other things, the following risk factors but determined that the benefits of the Transactions substantially outweighed such risks:

•	the inability of Leidos to influence the operations of the Splitco Business during the potentially significant time period prior to consummating the Transactions;

•	the possibility that the increased revenues, earnings and efficiencies expected to result from the Transactions would fail to materialize;

•	the challenges inherent in fully and successfully separating the operations of the Splitco Business from Lockheed Martin and integrating such business with Leidos;

•

the potential impact of the restrictions under the Merger Agreement on Leidos’ ability to take certain actions during the period between execution of the Merger Agreement and the consummation of the Transactions, generally requiring the company to conduct business only in the ordinary course or, if not in the ordinary course, to first seek and obtain Lockheed Martin’s consent (which could delay or prevent Leidos from undertaking business opportunities that may arise pending completion of the Transactions);

•

the dilution of the ownership interests of Leidos’ current stockholders that would result from the Share Issuance and that Leidos’ current stockholders, as a group, would control less than a majority of Leidos after consummation of the Transactions;

•

the possibility that the public announcement of the Merger Agreement could have an adverse effect on Leidos, including effects on Leidos’ customers, operating results and share price, and Leidos’ ability to attract and retain key management and personnel;

•	the risk that the Transactions and integration may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the Splitco Business will be dependent on the provision of transition services by Lockheed Martin for a period of time after completion of the Merger;

•	the need for Leidos and Splitco to incur substantial indebtedness in connection with the Transactions;

•	the potential payment of termination fees of $150,000,000 that Leidos could be required to make in certain circumstances under the Merger Agreement;

•

the restrictions imposed on Leidos’ ability to take certain corporate actions under the terms of the Tax Matters Agreement among Leidos, Lockheed Martin and Splitco, which could reduce its ability to engage in certain future business transactions that might be advantageous;

•

the requirement in the Merger Agreement that Leidos call and hold a vote of its stockholders to approve the Share Issuance even in circumstances where the Leidos Board has withdrawn or adversely changed its recommendation to the Leidos stockholders;

•	the indemnities being provided by Lockheed Martin for breaches of representations and warranties under the Merger Agreement are limited in scope and duration;

•

the indemnities being provided by Splitco under the Separation Agreement, and by Splitco or Leidos under the Employee Matters Agreement, the Tax Matters Agreement and other ancillary agreements for breaches of representations, warranties and obligations;

•

the possibility that the Transactions may not be consummated and the potential adverse consequences, including substantial costs that would be incurred and potential damage to Leidos’ reputation, if the Transactions are not completed; and

•	the other risks described above under the section entitled “Risk Factors” beginning on page 48.

The foregoing discussion of the information and factors considered by the Leidos Board is not exhaustive, but includes the material factors considered by the Leidos Board, including factors that support the Transactions as well as those that weigh against them. In view of the wide variety of factors considered by the Leidos Board in connection with its evaluation of the Transactions and the complexity of these matters, the Leidos Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Leidos Board based its recommendation on the totality of the information presented to and considered by it. The Leidos Board evaluated the factors described above with the assistance of Leidos’ senior management and legal and financial advisors. In considering the factors described above, individual members of the Leidos Board may have given different weights to other or different factors.

This explanation of the factors considered by the Leidos Board is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

After careful consideration, the Leidos Board unanimously approved the Merger Agreement and the Transactions, and determined that the Merger Agreement and the Transactions, including the Merger and the Share Issuance, are advisable, fair to and in the best interests of, Leidos and its stockholders.

Opinion of Leidos’ Financial Advisor

Leidos has engaged Citi as its financial advisor in connection with the proposed Merger. In connection with this engagement, Leidos requested that Citi evaluate the fairness, from a financial point of view, to Leidos of the exchange ratio provided for pursuant to the Merger Agreement. On January 25, 2016, at a meeting of the Leidos Board held to evaluate the Merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated January 25, 2016, to the Leidos Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in its opinion, the exchange ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to Leidos. For purposes of Citi’s financial analyses and opinion, the term “exchange ratio” means, after giving effect to the Distribution and certain related transactions contemplated by the Separation Agreement, 1.020202 (which represents the number of shares of Leidos common stock to be issued in the Merger, divided by the number of fully diluted shares of Leidos common stock as of the date of Citi’s opinion).

The description of Citi’s opinion, dated January 25, 2016, to the Leidos Board set forth below is qualified in its entirety by reference to the full text of such opinion. Citi’s opinion was provided for the information of the Leidos Board (in its capacity as such) in connection with its evaluation of the exchange ratio provided for pursuant to the Merger Agreement from a financial point of view to Leidos and did not address any other terms, aspects or implications of the Merger or any related transactions, including, without limitation, the Distribution relating to the Splitco Business contemplated to be effected prior to consummation of the Merger or any conversion or exchange ratio determined in connection with such Distribution. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Leidos to effect the Merger or related transactions, the relative merits of the Merger or related transactions as compared to any alternative business strategies that might exist for Leidos or the effect of any other transaction in which Leidos might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger, any related transaction or otherwise.

In arriving at its opinion, Citi:

•	reviewed drafts, each dated January 25, 2016, of the Merger Agreement and the Separation Agreement;

•

held discussions with certain senior officers, directors and other representatives of Leidos and certain senior officers and other representatives of Lockheed Martin concerning the businesses, operations and prospects of Leidos and the Splitco Business on a standalone basis;

•

reviewed certain publicly available and other business and financial information relating to Leidos and the Splitco Business, including third-party prepared quality of earnings reports relating to the Splitco Business, as well as certain financial forecasts and other information and data relating to Leidos and the Splitco Business which were provided to or discussed with Citi by the respective managements of Leidos and Lockheed Martin, including alternative financial forecasts and other information and data relating to the Splitco Business prepared or discussed with Citi by Leidos management that Citi was directed to utilize in its analyses and certain information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by Leidos management to result from the Merger and related transactions;

•

reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of Leidos common stock, the financial condition and historical and projected earnings and other operating data of Leidos and the Splitco Business, and the capitalization of Leidos and Splitco;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Leidos and the Splitco Business;

•

evaluated certain potential pro forma financial effects of the Merger and related transactions relative to Leidos on a standalone basis utilizing the financial forecasts and other information and data relating to Leidos and the Splitco Business described above; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon assurances that no relevant information was omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data that Citi was directed to utilize in its analyses, including estimates as to the potential strategic implications and financial and operational benefits anticipated by Leidos management to result from the Merger and the related transactions, Citi was advised by Leidos management, and Citi assumed, with Leidos’ consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of Leidos and the Splitco Business, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by Leidos management to result from, and other potential pro forma financial effects of, the Merger and related transactions and the other matters covered thereby.

With respect to third-party prepared quality of earnings reports relating to the Splitco Business provided to or discussed with Citi, Citi assumed, with Leidos’ consent, that such reports were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the preparer thereof and were a reasonable basis on which to evaluate the matters covered thereby. Citi assumed, with Leidos’ consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger and related transactions, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected. Citi was advised that an audit of the financial statements relating to the Splitco Business and Splitco had not been completed as of the date of Citi’s opinion and Citi assumed, with Leidos’ consent, that, upon completion, such final audited financial statements would not reflect any information that would be meaningful in any material respect to Citi’s analyses or opinion.

Citi relied, at Leidos’ direction, upon the assessments of the managements of Leidos and Lockheed Martin as to, among other things, (i) the related transactions, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on Leidos and the Splitco Business of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the industries in which Leidos and the Splitco Business operate, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, contractors, customers and other commercial relationships of Leidos and the Splitco Business, and (iv) the ability to integrate the operations of Leidos and the Splitco Business. Citi assumed, with Leidos’ consent, that there would be no developments with respect to any such matters or adjustments to the exchange ratio that would have an adverse effect on Leidos, Splitco (including the Splitco Business), the Merger or related transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any material respect to Citi’s analyses or opinion.

Citi evaluated Splitco (including the Splitco Business) and the Merger for purposes of Citi’s analyses and opinion after giving effect to the related transactions. Citi did not make and, except for certain third-party prepared quality of earnings reports relating to the Splitco Business, was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, off-balance sheet or otherwise) of Leidos, the Splitco Business or any entity or other business and Citi did not make any physical inspection of the properties or assets of Leidos, the Splitco Business or any entity or other business. Citi assumed, with Leidos’ consent, that the Merger and related transactions would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on Leidos, Splitco (including the Splitco Business), the Merger or related transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed, with Leidos’ consent, that the Merger and related transactions would qualify, as applicable, for the intended tax treatment contemplated by the Merger Agreement and the Separation Agreement. Citi’s opinion, as set forth in its written opinion, related to the relative values of Leidos and the Splitco Business. Citi did not express any view or opinion as to the actual value of Leidos common stock or any other securities when issued or distributed or the prices at which Leidos common stock or any other securities would trade or otherwise be transferable at any time, including following announcement or consummation of the Merger and related transactions. Citi assumed, with Leidos’ consent, that Splitco would retain or acquire all assets, properties and rights necessary for the operations of the Splitco Business, that appropriate reserves, indemnification arrangements or other provisions were made with respect to liabilities of or relating to Splitco (including the Splitco Business) that would be assumed in connection with the Merger and related transactions, and that Splitco would not directly or indirectly assume or incur any liabilities that are contemplated to be excluded as a result of the Merger, the related transactions or otherwise. Representatives of Leidos advised Citi, and Citi further assumed, that the final terms of the Merger Agreement and the Separation Agreement would not vary materially from those set forth in the drafts Citi reviewed. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and it relied, with Leidos’ consent, upon the assessments of representatives of Leidos and Lockheed Martin as to such matters.

Citi’s opinion did not address any terms (other than the exchange ratio to the extent expressly specified in such opinion), aspects or implications of the Merger or related transactions, including, without limitation, the form or structure of the Merger, the form or structure, or financial or other terms, of any related transactions, or any terms, aspects or implications of any related agreements, any indemnification or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, the related transactions or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger or related transactions, or any class of such persons, relative to the exchange ratio or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Leidos Board was aware, the credit, financial and stock markets, and the industries in which Leidos and the Splitco Business operate, have experienced and continue to experience volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Leidos, Splitco (or their respective businesses), the Merger or related transactions (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Leidos, Lockheed Martin and Splitco. No company or business reviewed is identical or directly comparable to Leidos, Splitco or their respective businesses and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments reviewed or views regarding the comparability of such companies or business segments. Accordingly, such analyses may not necessarily include all companies or business segments that could be deemed relevant.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between Leidos and Lockheed Martin and the decision to enter into the Merger Agreement, the Separation Agreement and related documents was solely that of the Leidos Board. Citi’s opinion was only one of many factors considered by the Leidos Board in its evaluation of the Merger and related transactions and should not be viewed as determinative of the views of such board of directors or Leidos management with respect to the Merger or related transactions or the consideration payable in the Merger or related transactions.

The following is a summary of the material financial analyses presented to the Leidos Board in connection with Citi’s opinion, dated January 25, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. None of Leidos, Lockheed Martin, Splitco, Citi or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material. For purposes of the financial analyses described below, the term (a) “EBITDA” means earnings before interest, taxes, depreciation and amortization, excluding one-time, non-recurring and non-cash items and including stock-based compensation expense and, in the case of the Splitco Business, excluding pension expense, quality of earnings savings and incremental overhead costs (none of which were expected by Leidos management to be applicable in the ongoing operations of the Splitco Business) and (b) “non-GAAP EPS” means earnings per share after adding back, in the case of Leidos, non-cash amortization expense, net of tax, and, in the case of the combined company, non-cash transaction amortization expense, Leidos’ standalone non-cash amortization expense and integration cost, net of tax. Approximate implied equity value reference ranges for the Splitco Business and Leidos were calculated, as applicable, after taking into account the net debt of the Splitco Business and Leidos as of June 30, 2016 as estimated by Leidos management and after giving effect to the Splitco Special Cash Payment and the Leidos Special Dividend. In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Citi (i) divided the low-end of the approximate implied equity value reference ranges derived for the Splitco Business from such analyses by the high-end of the approximate implied equity value reference ranges derived for Leidos from such analyses in order to calculate the low-end of the implied exchange ratio reference ranges and (ii) divided the high-end of the approximate implied equity value reference ranges derived for the Splitco Business from such analyses by the low-end of the approximate implied equity value reference ranges derived for Leidos from such analyses in order to calculate the high-end of the implied exchange ratio reference ranges. Financial data utilized for the Splitco Business and Leidos in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management, were based on financial forecasts and other estimates and data prepared or discussed with Citi by Leidos management, referred to as the Splitco Business forecasts and the Leidos forecasts, respectively. Citi did not rely, for purposes of its opinion, on a comparison of the financial terms of the Merger to the financial terms of other transactions, including other Reverse Morris Trust transactions, given, in Citi’s view, the lack of sufficient comparability of other transactions with the Merger since other Reverse Morris Trust transactions involved companies in different industries than those in which the Splitco Business and Leidos operate and/or other transactions in the federal information technology services industry (which is the industry in which the Splitco Business and Leidos operate) generally involved different transaction structures relative to the Merger and related transactions.

Selected Public Companies Analyses. Citi performed separate selected public companies analyses of the Splitco Business and Leidos in which Citi reviewed certain financial and stock market information, as applicable, relating to the Splitco Business, Leidos and the following six selected companies that Citi considered generally relevant as publicly traded companies with operations in the federal information technology services industry that have a business and customer mix and revenue growth profile similar to those of the Splitco Business and Leidos, collectively referred to as the selected companies:

•	Booz Allen Hamilton Holding Corporation

•	CACI International Inc.

•	CSRA Inc.

•	Engility Holdings, Inc.

•	ManTech International Corporation

•	Science Applications International Corporation

Citi reviewed enterprise values (calculated as fully diluted equity values based on closing stock prices on January 25, 2016, plus total debt and non-controlling interests (as applicable) and less cash and cash equivalents and investments in unconsolidated affiliates (as applicable)) as a multiple of calendar year 2016 and calendar year 2017 estimated EBITDA. Financial data of the selected companies were based on public filings, Wall Street research analysts’ consensus estimates and other publicly available information. Financial data of the Splitco Business was based on the Splitco Business forecasts. Financial data of Leidos was based on publicly available Wall Street research analysts’ consensus estimates and the Leidos forecasts.

The overall low to high calendar year 2016 and calendar year 2017 estimated EBITDA multiples observed for the selected companies were 8.2x to 10.6x (with a median of 9.1x, excluding Leidos) and 8.0x to 10.0x (with a median of 8.7x, excluding Leidos), respectively. Citi noted that the calendar year 2016 and calendar year 2017 estimated EBITDA multiples observed for Leidos were 10.4x and 9.9x, respectively, based on publicly available Wall Street research analysts’ consensus estimates.

Citi then applied selected ranges of calendar year 2016 and calendar year 2017 estimated EBITDA multiples of 8.2x to 10.6x and 8.0x to 10.0x, respectively, derived from the selected companies to the respective calendar year 2016 and calendar year 2017 estimated EBITDA of the Splitco Business and Leidos, based on, in the case of the Splitco Business, the Splitco Business forecasts and, in the case of Leidos, the Leidos forecasts. These analyses indicated approximate implied equity value reference ranges based on calendar year 2016 and calendar year 2017 estimated EBITDA of $2.161 billion to $3.314 billion and $1.805 billion to $2.718 billion, respectively, for the Splitco Business and $1.985 billion to $2.993 billion and $1.961 billion to $2.831 billion, respectively, for Leidos.

Utilizing the approximate implied equity value reference ranges derived for the Splitco Business and Leidos described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range Based on:		Exchange Ratio
CY 2016E	CY 2017E
EBITDA	EBITDA
0.722x – 1.669x	0.638x – 1.386x	1.020202x

Citi noted that the above exchange ratio reference ranges indicated overall ranges of implied contributed equity values by the Splitco Business and Leidos to the combined company (i) based on the approximate implied equity value reference ranges derived from the calendar year 2016 estimated EBITDA of the Splitco Business and Leidos, of approximately 41.9% to 62.5% and approximately 37.5% to 58.1%, respectively, and (ii) based on the approximate implied equity value reference ranges derived from the calendar year 2017 estimated EBITDA of the Splitco Business and Leidos, of approximately 38.9% to 58.1% and approximately 41.9% to 61.1%, respectively, as compared to the pro forma ownership of holders of Splitco common stock and Leidos common stock in the combined company upon consummation of the Merger of approximately 50.5% and 49.5%, respectively.

Discounted Cash Flow Analyses. Citi performed separate discounted cash flow analyses of the Splitco Business and Leidos in which Citi calculated the estimated present value (as of June 30, 2016) of the standalone unlevered, after-tax free cash flows that the Splitco Business and Leidos were forecasted to generate during the second half of the calendar year ending December 31, 2016 through the full calendar year ending December 31, 2020 based on, in the case of the Splitco Business, the Splitco Business forecasts and, in the case of Leidos, the Leidos forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense. Citi calculated terminal values for the Splitco Business and Leidos by applying to the standalone unlevered, after-tax free cash flows of the Splitco Business and Leidos for the calendar year ending December 31, 2020 (assuming normalized depreciation equal to capital expenditures in the terminal year) a selected range of perpetuity growth rates of 1.0% to 2.0% which were derived based on Citi’s professional judgment and taking into account, among other factors, long-term growth expectations of Leidos management for the federal information technology services industry sector and trends in the overall economy generally. The present values (as of June 30, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 6.7% to 8.0% derived from a weighted average cost of capital calculation. These analyses indicated approximate implied equity value reference ranges of $1.991 billion to $3.602 billion for the Splitco Business and $2.455 billion to $4.197 billion for Leidos.

Utilizing the approximate implied equity value reference ranges derived for the Splitco Business and Leidos described above, Citi calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.474x – 1.467x	1.020202x

Citi noted that the above exchange ratio reference range implied an overall range of contributed equity values by the Splitco Business and Leidos to the combined company of approximately 32.2% to 59.5%, in the case of the Splitco Business, and approximately 40.5% to 67.8%, in the case of Leidos, as compared to the pro forma ownership of holders of Splitco common stock and Leidos common stock in the combined company upon consummation of the Merger of approximately 50.5% and 49.5%, respectively.

Relative Contributions Analysis. Citi performed a relative contributions analysis in which Citi reviewed the relative contributions of the Splitco Business and Leidos to the combined company’s calendar years 2016 and 2017 estimated EBITDA. Financial data of the Splitco Business was based on the Splitco Business forecasts and financial data of Leidos was based on the Leidos forecasts. This analysis indicated overall relative contributions of the Splitco Business and Leidos to the combined company’s calendar years 2016 and 2017 estimated EBITDA of approximately 49.2% (based on calendar 2017 estimated EBITDA) to 52.6% (based on calendar year 2016 estimated EBITDA) and 47.4% (based on calendar year 2016 estimated EBITDA) to 50.8% (based on calendar 2017 estimated EBITDA), respectively.

Utilizing the approximate implied percentage equity value contribution ranges derived for the Splitco Business and Leidos described above, Citi calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.967x – 1.108x	1.020202x

Citi noted that the pro forma ownership of holders of Splitco common stock and Leidos common stock in the combined company upon consummation of the Merger will be approximately 50.5% and 49.5%, respectively.

Other Information. Citi observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including the following:

•

the illustrative potential pro forma impact of the Merger and related transactions on the implied per share equity value of Leidos after taking into account the potential net cost synergies anticipated by Leidos management to result from the Merger and related transactions and, additionally, assumed annual run-rate revenues of $0 to $1 billion, which indicated, based on the Leidos forecasts and the Splitco Business forecasts and utilizing the methodology described in the section above under “—Discounted Cash Flow Analyses,” that the Merger and related transactions could have a positive impact, both with or without incremental annual run-rate revenues, on the implied per share equity value of Leidos on a standalone basis;

•

the illustrative pro forma financial impact of the Merger and related transactions on, among other things, Leidos’ estimated non-GAAP EPS for the calendar years ending December 31, 2017 through December 31, 2020 based on the Leidos forecasts and the Splitco Business forecasts, after giving effect to the Leidos Special Dividend and taking into account potential phased-in and run-rate net cost synergies anticipated by Leidos management to result from the Merger and related transactions, which indicated that the Merger could be accretive to Leidos’ estimated non-GAAP EPS for each of the calendar years ending December 31, 2017 through December 31, 2020; and

•

the implied latest 12 months EBITDA multiples paid in selected transactions with transaction values in excess of $100 million involving target companies with operations in the federal information technology services industry, based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information, which, after applying a selected range of latest 12 months estimated EBITDA multiples derived from such selected transactions of 7.9x to 10.6x to the calendar year 2016 estimated EBITDA of the Splitco Business (based on the Splitco Business forecasts), indicated an approximate implied enterprise value reference range for the Splitco Business of $3.823 billion to $5.136 billion as compared to the implied purchase price (on an enterprise value basis) for the Splitco Business based on the exchange ratio of approximately $5.000 billion.

Actual results achieved by the combined company may vary from forecasted results and variations may be material.

Miscellaneous

Leidos has agreed to pay Citi for its services in connection with the proposed Merger and the related transactions an aggregate fee of $21.5 million, of which a portion was payable upon delivery of Citi’s opinion and $20.5 million is payable contingent upon consummation of the Merger. In addition, Leidos has agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the Leidos Board was aware, at Leidos’ request, Citi and certain of its affiliates were engaged by Leidos and Splitco to participate in certain financings to be undertaken in connection with the Merger and related transactions, for which services Citi and such affiliates will receive an aggregate fee currently estimated to be approximately $11 million, including acting as lead bookrunner for, and as a lender under, such financings. As the Leidos Board also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Leidos and its affiliates unrelated to the proposed Merger and related transactions, for which services Citi and its affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or acting as (i) lead arranger for a stock repurchase of Leidos and (ii) administrative agent for, and as a lender under, a credit facility of Leidos, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $1 million. As the Leidos Board further was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Lockheed Martin and its affiliates, for which services Citi and its affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or acting as (i) joint bookrunning manager for certain notes offerings of Lockheed Martin and (ii) joint lead arranger, joint bookrunner or bookrunner and syndication or documentation agent for, and as a lender under, certain credit facilities of Lockheed Martin, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $8 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Leidos, Lockheed Martin, Splitco and their respective affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Leidos, Lockheed Martin, Splitco and their respective affiliates.

Leidos selected Citi as its financial advisor in connection with the proposed Merger and related transactions based on Citi’s reputation, experience and familiarity with Leidos and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Financial Projections

In connection with its consideration of the potential combination of Leidos and the Splitco Business, the Leidos Board was provided with certain non-public financial projections initially prepared by management of Lockheed Martin and the Splitco Business and subsequently adjusted by management of Leidos, as discussed below, with respect to the Splitco Business for the years ending December 31, 2016 through December 31, 2018 (the “Splitco Financial Projections” and, as adjusted and extended by Leidos to include the years ended December 31, 2019 and December 31, 2020, the “Leidos Adjusted Splitco Financial Projections”) and certain non-public financial projections prepared by management of Leidos with respect to Leidos’ business, as a stand-alone company, for the years ending December 31, 2016 through December 31, 2020 (the “Leidos Financial Projections,” and, collectively with the Splitco Financial Projections and the Leidos Adjusted Splitco Financial Projections, the “Financial Projections”). The Financial Projections also were provided to Leidos’ financial advisor. Leidos believes that no material change in its operations or performance, or the projections or assumptions provided to the Leidos Board and Citi in connection with the Merger, has occurred since the Leidos Board meeting held to approve the Merger, and Leidos does not anticipate any material changes in such operations, performance, projections or assumptions before the Leidos stockholder meeting.

The Leidos Adjusted Splitco Financial Projections and the Leidos Financial Projections are included in this document solely to give stockholders access to information that was made available in connection with, and material to, the Leidos Board’s consideration of the Transactions, and are not included in this document to influence any stockholder to make any investment decision with respect to the Transactions or for any other purpose.

The Financial Projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the independent auditor of Leidos nor the independent auditor of Lockheed Martin, the Splitco Business or Splitco, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Financial Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and no such auditor assumes responsibility for, and each disclaims any association with, the Financial Projections. Furthermore, the Financial Projections:

•

were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the Splitco Business and Leidos’ business, respectively, including their respective results of operations and financial conditions, customer requirements and competition, and with respect to general business,

economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Leidos’ or Lockheed Martin’s control and may not be realized;

•

do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions, or the effect of any failure of the Merger or the other Transactions to occur;

•	are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Financial Projections; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the Financial Projections will be achieved.

Leidos management believes that the assumptions used as a basis for the Financial Projections were reasonable based on the information available to Leidos management at the time prepared. However, the Financial Projections are not a guarantee of future actual performance. The future financial results of the Splitco Business and Leidos’ business, respectively, may differ materially from those expressed in the Financial Projections due to factors that are beyond Leidos’ or Lockheed Martin’s ability to control or predict.

Although the Financial Projections were prepared with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the Financial Projections cover multiple years and such information by its nature becomes less predictive with each successive quarter and year. Stockholders are urged to read the section of this document entitled “Cautionary Statement on Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Financial Projections. Stockholders also should review the factors described in the section of this document entitled “Risk Factors” and those risk factors incorporated in this document by reference from Item 1A of Leidos’ Transition Report on Form 10-K for the fiscal year ended January 1, 2016, and Item 1A of Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2015.

None of Leidos, Lockheed Martin or Splitco or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Financial Projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or any of the Financial Projections otherwise would not be realized. Neither Lockheed Martin nor Splitco made any representations to Leidos in the Merger Agreement or otherwise concerning the Splitco Financial Projections or the Leidos Adjusted Splitco Financial Projections.

Certain of the financial information contained in the Financial Projections, including EBITDA, may be considered non-GAAP financial measures. Leidos management provided this information to the Leidos Board and Leidos’ financial advisor because Leidos management believed it could be useful in evaluating the Splitco Business, in the case of the Splitco Financial Projections and the Leidos Adjusted Splitco Financial Projections, and Leidos’ business, in the case of the Leidos Financial Projections. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Leidos or Lockheed Martin may not be comparable to similarly titled amounts used by other companies.

For the foregoing reasons, the inclusion of the Leidos Adjusted Splitco Financial Projections and Leidos Financial Projections in this document should not be regarded as an indication that Leidos, Lockheed Martin, Splitco or their respective affiliates or representatives considered or consider the Leidos Adjusted Splitco Financial Projections or the Leidos Financial Projections to be necessarily predictive of actual future events, and the Leidos Adjusted Splitco Financial Projections and Leidos Financial Projections should not be relied upon as such. The Leidos Adjusted Splitco Financial Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding the Splitco Business contained elsewhere in this document, and the Leidos Financial Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding Leidos’ business contained elsewhere in this document.

The Splitco Financial Projections

Leidos was provided with non-public financial projections prepared by management of Lockheed Martin and Splitco with respect to the Splitco Business. Subsequently, Leidos management made certain adjustments to these financial projections based on its judgment and experience in the industry to reflect Leidos management’s alternative perspectives regarding the Splitco Business and changes in the terms of the separation of the Splitco Business that were negotiated after the financial projections were delivered by management of Lockheed Martin but prior to the execution of the Merger Agreement. These changes, together with the addition by Leidos management of two additional years of projected financial results, resulted in the Leidos Adjusted Splitco Financial Statements.

The following is a summary of the Leidos Adjusted Splitco Financial Projections:

	2016E	2017E	2018E	2019E	2020E
	(in millions)
Leidos Adjusted Case
Revenue	$4,715	$4,760	$4,801	$4,898	$4,995
Base EBITDA(1)	$392	$377	$373	$384	$394
Adjusted EBITDA(2)	$484	$453	$437	$441	$450

(1)	Defined as earnings before interest and tax, plus depreciation and amortization.
(2)	Includes certain adjustments related to pension, incremental overhead cost, stock-based compensation and other adjustments.

The Leidos Financial Projections

Leidos management prepared non-public financial projections with respect to Leidos’ business as a stand-alone company. These projections do not give pro forma effect to the combination of Leidos and the Splitco Business.

The following is a summary of the Leidos Financial Projections:

	2016E	2017E	2018E	2019E	2020E
	(in millions)
Revenue	$5,054	$5,151	$5,340	$5,686	$5,913
EBITDA(1)	$423	$433	$454	$497	$523

(1)	2016E includes a $14 million adjustment for anticipated nonrecurring facility consolidation expenses.

Lockheed Martin’s Reasons for the Transactions

As discussed in the section of this document entitled “—Background of the Transactions,” Lockheed Martin’s Board and senior management periodically review Lockheed Martin’s business portfolio to determine whether changes are advisable or whether the then-existing mix of products and services is appropriate. These reviews include consideration of various acquisition and divestiture opportunities that would enable Lockheed Martin to adjust its business portfolio to accommodate changes in business strategy and the competitive environment in which Lockheed Martin operates. As a result of this ongoing process, in July 2015, Lockheed Martin announced that it was conducting a strategic review of alternatives for its government information technology and technical services businesses to explore whether these businesses could achieve greater growth and create more value for customers and stockholders outside of Lockheed Martin.

In reaching a decision to approve the Merger Agreement and the Separation Agreement and to proceed with the Transactions, the Lockheed Martin Board and senior management, in consultation with its financial advisors, considered a variety of factors, including the significant factors listed below in support of the decision:

•

combining the Splitco Business with Leidos would result in a combined business with greater scale and a business structure that was better suited to compete for new business, maintain existing business and grow profitably;

•

the changing competitive landscape for the Splitco Business in which consolidation among smaller competitors focused entirely on work of the type conducted by the Splitco Business was resulting in more capable competitors with broader services offerings and a more competitive cost structure than the Splitco Business;

•	changes in the manner in which customers of the Splitco Business acquire goods and services and the U.S. government’s increased focus on cost as the discriminating factor in the procurement process;

•

the separation of the Splitco Business from Lockheed Martin could result in a significantly reduced cost structure for the Splitco Business due to the fact that certain overhead and related costs that are important to support Lockheed Martin’s other businesses are not necessary for the Splitco Business, and because the benefit structure, including Lockheed Martin’s historical defined benefit pension plans, and other business infrastructure that affect the cost base of the Splitco Business, will not be replicated by Leidos;

•

differences in the scope and nature of the resources that are required to support the Splitco Business and the other businesses of Lockheed Martin and the different business models and contract types that are required by the businesses;

•

the separation of the Splitco Business from Lockheed Martin would allow the management of each to pursue its own strategic objectives in a manner that was most appropriate given the different business models and contract types;

•	the fact that key leadership, personnel and expertise familiar with the Splitco Business are expected to transfer with the Splitco Business to Leidos;

•

the desire of some customers of the Splitco Business to diversify their supplier base and the difficulty of achieving those objectives when other Lockheed Martin businesses are major suppliers to those customers on long-term strategic programs;

•	the timing of the acquisition of Sikorsky Aircraft Corporation provided an opportunity to reshape Lockheed Martin’s portfolio of businesses;

•

the separation of the Splitco Business from Lockheed Martin would enable Lockheed Martin to focus on strategically important programs in other business segments without the distractions of managing the Splitco Business;

•	competitive pressures could be expected to erode the value of the Splitco Business over time;

•

the services provided by the Splitco Business reflect a more people-intensive business model than the products offered by other Lockheed Martin businesses and the economic pressures on the Splitco Business over time could make it more challenging to maintain and expand the workforce required to perform the work done by the Splitco Business;

•	the shorter project cycles characteristic of the Splitco Business, which can result in more uncertainty and volatility in revenues and profitability than other Lockheed Martin businesses;

•	the ability of the combined Leidos and Splitco business to use equity as an acquisition currency would enable it to evaluate a broader array of acquisition opportunities;

•

the ability of the Splitco Business to have greater flexibility in deploying its capital and allocating resources in a manner more directly aligned with its business objectives and more consistent with its peers;

•

the expectation that the Transactions generally would result in a tax-efficient disposition of the Splitco Business for Lockheed Martin and its stockholders, while a sale of the Splitco Business would result in a taxable disposition of the Splitco Business;

•

the Transactions resulted from a competitive auction process that was conducted by Lockheed Martin and its advisors over a period of months and involved the participation of a number of interested parties;

•	Lockheed Martin would receive $1,800,000,000 in cash in connection with the Transactions, which would be available for the repayment of debt, dividends and/or share repurchases;

•

if the Distribution was effected by Lockheed Martin in the form of a split-off transaction in which Lockheed Martin stockholders are given the option to exchange their shares of Lockheed Martin common stock for Splitco common stock, Lockheed Martin would be able to reduce the number of outstanding shares of Lockheed Martin common stock;

•	the expectation that as a result of the Transactions Lockheed Martin’s earnings per share would increase and its net debt would decrease;

•

the results of the due diligence review conducted by Lockheed Martin’s management of Leidos’ business, including an analysis of the potential synergies of the combined Splitco and Leidos businesses, which are expected to be significant and achievable; and

•

the review by the Lockheed Martin Board, with the assistance of Lockheed Martin’s management and business, legal and financial advisors, of the structure and terms and conditions of the Merger Agreement, the Separation Agreement and the other Transaction Documents, including the parties’ representations, warranties, covenants and agreements, the conditions to the obligations of the parties to consummate the Transactions and the Lockheed Martin Board’s evaluation of the likely time period necessary to close the Transactions.

In the course of its deliberations and consideration of the Transactions, the Lockheed Martin Board also considered a variety of risks and potentially negative factors, including the following:

•	the risk that all the conditions to the parties’ obligations to complete the Transactions will not be satisfied or waived, which while not expected could cause the Transactions not to be completed;

•

because the consideration to be received by Lockheed Martin’s stockholders in the Transaction consists of a fixed number of shares of Leidos common stock, the value of the Leidos common stock received in the Merger could fluctuate significantly based on a number of factors, many of which are outside of the control of Lockheed Martin or are unrelated to the performance of the Splitco Business and some of which are outside of the control of both Lockheed Martin and Leidos, including general market conditions;

•	risks relating to the separation of the Splitco Business from Lockheed Martin and the operation of the Splitco Business separate from the other Lockheed Martin businesses;

•

risks relating to the integration of the Splitco Business with the business and operations of Leidos and the fact that the synergies and cost savings anticipated by the parties might not be realized or might take longer to be realized than anticipated, including risks relating to maintaining and renewing relationships with customers, suppliers and other third parties important to the Splitco Business and the business and operations of Leidos;

•

the fact that the time between the signing of the Merger Agreement and the closing could be an extended period and the uncertainty created for the Splitco Business and its employees during that period;

•

the risk that the Distribution might not qualify as a tax-free transaction under Section 368(a)(1)(D) or Section 355 of the Code or the Merger might not qualify as a tax-free “reorganization” under Section

368(a) of the Code, in which case Lockheed Martin and/or Lockheed Martin stockholders could be required to pay substantial U.S. federal income taxes; and

•	risks of the type and nature described under the section of this document titled “Risk Factors.”

The Lockheed Martin Board considered all of the factors in support of and weighing against the Transactions as a whole and, on balance, concluded that they supported a favorable determination to approve the Merger Agreement, the Separation Agreement and the Transactions. This discussion of the information and factors considered by the Lockheed Martin Board is not exhaustive. In view of the wide variety of factors considered by the Lockheed Martin Board in connection with the evaluation of the strategic alternatives available to Lockheed Martin for the Splitco Business, the evaluation of the Transactions and the complexity of the factors considered, the Lockheed Martin Board did not consider it practical to, nor did it attempt to, quantify, rank or assign relative weights to the factors that it considered in making its decision to approve the Merger Agreement, the Separation Agreement and the Transactions.

Instead, the Lockheed Martin board considered the factors described above, among others, and decided to approve the Merger Agreement, the Separation Agreement and the Transactions. In considering the factors described above and any other factors, individual members of the Lockheed Martin Board may have viewed factors differently or given different weight or merit to different factors.

This discussion of Lockheed Martin’s reasons for the Transactions is forward looking in nature and should be read in light of the factors discussed in the sections of this document titled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

Leidos’ Stockholders Meeting

Under the terms of the Merger Agreement, Leidos has agreed to call, give notice of, convene and hold a meeting of its stockholders for the purpose of, among other things, voting upon the proposal to approve the Share Issuance. The Leidos Board has called an annual meeting of Leidos stockholders to be held on August 8, 2016, for Leidos stockholders of record on June 30, 2016. The definitive proxy statement was mailed to Leidos stockholders on or about July 7, 2016. Leidos has agreed to solicit proxies from its stockholders in favor of the approval of the Share Issuance and to take all other necessary actions to secure such approval. Leidos is required to call such a stockholders’ meeting for the purpose of voting upon the matters described above, regardless of whether any transaction involving Leidos that would impede or interfere with the Merger is commenced, announced or submitted to Leidos or Leidos stockholders or the Leidos Board has made a Change in Recommendation (as defined below under “—Board Recommendation”).

Inte rests of Lockheed Martin’s and Splitco’s Directors and Executive Officers in the Transactions

As of June 30, 2016, Lockheed Martin’s and Splitco’s directors and executive officers owned less than one percent of the outstanding shares of Lockheed Martin’s common stock and less than one percent of the outstanding shares of Leidos’ common stock. All of Splitco’s outstanding common stock is owned directly by Lockheed Martin. None of Lockheed Martin’s or Splitco’s executive officers, other than Sondra L. Barbour (Executive Vice President, Information Systems & Global Solutions of Lockheed Martin and President and Chief Executive officer of Splitco), Martin T. Stanislav (Vice President and Chief Financial Officer of Splitco), Timothy J. Reardon (Vice President and Chief Operating Officer of Splitco) and Michael A. Mitrione (Vice President and Chief Accounting Officer of Splitco), will receive any severance or other compensation as a result of the Transactions. The directors and officers of Lockheed Martin and Splitco, other than Ms. Barbour and Messrs. Stanislav, Reardon and Mitrione, will receive no extra or special benefit that is not shared on a pro rata basis by all other Lockheed Martin stockholders in connection with the Transactions.

Ms. Barbour and Messrs. Stanislav, Reardon and Mitrione hold restricted stock units awarded before and after January 1, 2016, and performance share units and long-term incentive performance awards awarded prior to

January 1, 2016, all of which will receive the treatment described in the section of this document entitled “This Exchange Offer—Treatment of Specified Lockheed Martin Compensatory Equity-Based and Cash-Based Awards Held by Splitco Employees.” Ms. Barbour and Messrs. Stanislav, Reardon and Mitrione and other officers of Splitco will receive severance payments from Leidos that are consistent with the benefits payable under the Lockheed Martin Corporation Executive Severance Plan if the officer is terminated by Leidos without “cause” or if the officer terminates for “good reason” within one year following the closing of the Transactions.

“Cause” for this purpose means either a conviction for an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic-related offenses or as a result of vicarious liability) or willful misconduct that is materially injurious to Leidos’ financial position, operating results or reputation; provided, however that no act or failure to act shall be considered “willful” unless done, or omitted to be done, by the officer (i) in bad faith; (ii) for the purpose of receiving an actual improper personal benefit in the form of money, property or services; or (iii) in circumstances where the officer had reasonable cause to believe that the act, omission, or failure to act was unlawful. “Good reason” for this purpose means, without the officer’s express written consent, the occurrence of any one or more of the following after a change in control: (i) a material and substantial reduction in the nature or status of the officer’s authority or responsibilities; (ii) a material reduction in the annualized rate of the officer’s base salary; (iii) a material reduction in the aggregate value of the officer’s level of participation in any short or long term incentive cash compensation plan, employee benefit or retirement plan or compensation practices, arrangements, or policies; (iv) a material reduction in the officer’s aggregate level of participation in equity-based incentive compensation plans; or (v) the officer’s principal place of employment is relocated to a location that is greater than 50 miles from his or her principal place of employment on the date the change in control is consummated.

Lockheed Martin has entered into retention agreements with Mr. Stanislav, Mr. Reardon and Mr. Mitrione and certain additional Splitco Business Employees (the “Transaction Retention Agreements”) as an inducement to these Splitco Business Employees to continue to work for Lockheed Martin through the closing date of the Merger. Each Splitco Business Employee who has a Transaction Retention Agreement will be entitled to receive a retention payment ($515,900 for Mr. Stanislav, $448,300 for Mr. Reardon, and $136,000 for Mr. Mitrione) within 90 days following the closing date of the Merger if the Splitco Business Employee is employed by Splitco or a Splitco Subsidiary immediately after the Merger, signs a release of claims and Lockheed Martin’s Senior Vice President of Human Resources determines that the Splitco Business Employee has satisfied certain additional criteria required by the Transaction Retention Agreement.

As with all Lockheed Martin stockholders, if a director or officer of Lockheed Martin or Splitco owns shares of Lockheed Martin common stock, directly or indirectly, such person may participate in the exchange offer on the same terms as other Lockheed Martin stockholders.

Interests of Leidos’ Directors and Executive Officers in the Transactions

In considering the recommendations of the Leidos Board that Leidos stockholders vote to approve the Share Issuance, it should be noted that certain Leidos executive officers, including Leidos’ chief executive officer, chief financial officer and three other most highly compensated executive officers (collectively, the “named executive officers”), have financial interests in the Transactions that may be different from, or in addition to, the interests of Leidos stockholders generally, as more fully described below. The members of the Leidos Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Merger Agreement and the Transactions.

Executive Employment Agreement with Roger Krone

Mr. Krone, Leidos’ Chairman and Chief Executive Officer, is party to an executive employment agreement, which provides for the payment of severance in the event he is involuntarily terminated without cause or resigns for good reason. These benefits are increased if the termination occurs within 24 months following a change in control. The Transactions will constitute a change in control for purposes of Mr. Krone’s agreement. Therefore, in the event of Mr. Krone’s qualifying termination within the 24-months following the consummation of the Transactions (or in certain circumstances prior to the Transactions), he will be entitled to receive all accrued salary and a pro-rated bonus for the year of termination, plus the following amounts, subject to his execution of a release of claims and the expiration of the revocation period: (a) a lump sum payment equal to two-and-one-half times Mr. Krone’s then current annual base salary and bonus amount; (b) a lump sum payment in an amount equal to 30 times the monthly COBRA premiums for health, dental and vision coverage in effect for Mr. Krone and his dependents and the monthly company cost of providing life insurance and disability benefits to Mr. Krone; (c) up to 12 months of outplacement counseling; (d) full vesting of the unvested portion of the initial equity incentive award granted to Mr. Krone when he joined Leidos to the extent the award vests solely on the passage of time and an immediate payout and vesting at the target performance level for any unvested portion of such initial equity incentive award to the extent the award is based all or in part on the achievement of performance goals; and (e) forgiveness of any obligation to repay the sign-on bonus and sign-on equity grant he received upon commencement of his employment with Leidos. Mr. Krone is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Code, and the amount of the payments may be reduced by Leidos to the extent necessary to avoid an excise tax.

Under Mr. Krone’s executive employment agreement, “good reason” generally means (a) a material adverse change in Mr. Krone’s authority, duties or responsibilities (including reporting responsibilities), including the failure of Mr. Krone to continue to serve as Chief Executive Officer of a public company; (b) a material reduction in Mr. Krone’s base salary; (c) the imposition of a requirement that Mr. Krone be based (i) at any place outside a 50-mile radius from Mr. Krone’s principal place of employment immediately prior to the change in control or (ii) at any location other than Leidos’ corporate headquarters, except, in each case, for reasonably required business travel which is not materially greater in frequency or duration than prior to the change in control; or (d) any material breach by Leidos of any provision of his agreement, including the failure of Leidos to obtain an agreement from any successor to assume and agree to perform the agreement.

Severance Protection Agreements

Leidos has entered into severance protection agreements with each of its executive officers, including each of its named executive officers (other than Mr. Krone), which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive similar benefits as described above with respect to Mr. Krone. Generally, he or she will be entitled to all accrued salary and a pro-rated bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and bonus amount. The executive officer will also receive such health and welfare benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following termination and up to 12 months of outplacement counseling. In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

The definition of “good reason” in the severance protection agreements is generally consistent with the definition of good reason contained in Mr. Krone’s employment agreement, but also includes any purported termination of the executive officer’s employment for cause by Leidos which does not comply with the terms of the agreement.

No Change in Control under Equity Incentive Plans or Deferred Compensation Plans

Under the terms of the Leidos Stock Plans and its deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including its named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. However, the Transactions will not constitute a change in control for purposes of these plans.

An estimate of amounts potentially payable to Leidos’ executive officers are set out in the following table, determined as if the consummation of the Merger occurred on June 20, 2016 and each of the listed executive officers incurred a qualifying termination on such date. The amounts indicated below are estimates of the amounts that would be payable to the executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Name of Executive Officer	Cash Severance Amount ($)	Value of Continued Welfare Benefits ($)	Value of Outplacement Counseling ($)
Roger A. Krone	6,359,041	112,419	15,000
James C. Reagan	2,921,979	94,224	15,000
Vincent A. Maffeo	2,773,571	141,904	15,000
Jonathan W. Scholl	2,528,608	105,079	15,000
Michael E. Leiter	2,559,267	89,841	15,000
Sarah K. Allen	1,691,033	58,475	15,000
S. Gulu Gambhir	1,785,399	89,820	15,000
Ranjit S. Chadha	1,032,471	67,858	15,000

In addition, Mr. Krone would be entitled to accelerated vesting of certain of his equity awards and the forgiveness of any obligation to repay his sign-on bonus and sign-on equity grant, which would have an estimated value of approximately $2,595,171 for the equity acceleration (valued using a share price of $45.58) and $1,179,030 for the forgiveness of the repayment obligations (using the same share value for the sign-on equity grant).

Accounting Treatment and Considerations

Accounting Standard Codification 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Leidos in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	Issuance of equity by Leidos. Leidos expects to issue approximately 77 million shares of Leidos common stock in the Merger.

•

Incurrence of debt by Leidos and Splitco. Approximately $2.531 billion of indebtedness is expected to be incurred under the Facilities. After the Merger, Splitco will be a wholly-owned subsidiary of Leidos, Splitco’s indebtedness is expected to be guaranteed by Leidos and Leidos’ indebtedness incurred to finance the Transactions is expected to be guaranteed by Splitco.

•

The relative voting interests of Leidos stockholders after the consummation of the Transactions. In this case, Lockheed Martin stockholders participating in the exchange offer (and pro rata distribution, if any) are expected to receive approximately 50.5 percent of the equity ownership and associated voting rights in Leidos after the consummation of the Transactions on a fully diluted basis.

•

The composition of the governing body of Leidos after the consummation of the Transactions. The Leidos Board currently consists of 10 directors and will increase following consummation of the Merger in accordance with the terms of the Merger Agreement, which provides that the Leidos Board will cause the number of directors comprising the Leidos Board to be increased to no more than 13 directors and cause three directors designated by Lockheed Martin to be appointed to the Leidos Board to serve until the next annual meeting of the Leidos stockholders.

•

The composition of the senior management of Leidos after the consummation of the Transactions. In this case, Leidos’ executive officers immediately following the Merger are expected to consist of Leidos’ executive officers immediately prior to the Merger.

Leidos management has determined that Leidos will be the accounting acquiror in the Merger based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, Leidos will apply acquisition accounting to the assets and liabilities of Splitco acquired or assumed upon the consummation of the Merger. The historical financial statements of Leidos for periods ended prior to the consummation of the Merger will reflect only the operations and financial condition of Leidos. Subsequent to the consummation of the Merger, the financial statements of Leidos will include the combined operations and financial condition of Leidos and Splitco.

Regulatory Approvals

Under HSR Act, and the rules promulgated under the HSR Act, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and observe specified waiting period requirements before consummating the Merger. Leidos and Lockheed Martin each filed the requisite notification and report forms with the Federal Trade Commission and the Antitrust Division on February 25, 2016, and the waiting period has expired.

Federal Securities Law Consequences; Resale Restriction

Leidos common stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Lockheed Martin stockholder who may be deemed to be an “affiliate” of Splitco for purposes of Rule 145 under the Securities Act.

No Appraisal or Dissenters’ Rights

None of Leidos, Merger Sub, Lockheed Martin or Splitco stockholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by the Merger Agreement, which is incorporated by reference in this document. Lockheed Martin stockholders and Leidos stockholders are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide Lockheed Martin stockholders and Leidos stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this document. It is not intended to provide any other factual information about Leidos, Merger Sub, Lockheed Martin or Splitco. Information about Leidos, Merger Sub, Lockheed Martin and Splitco can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will merge with and into Splitco. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving corporation and as a wholly-owned subsidiary of Leidos and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. The certificate of incorporation and bylaws of Splitco in effect immediately prior to the Merger will be the certificate of incorporation and bylaws of the surviving corporation following the consummation of the Merger.

Under the terms of the Merger Agreement, the officers of Splitco immediately before the Merger will be the initial officers of the surviving corporation after the Merger and the directors of Merger Sub immediately before the Merger will be the initial directors of the surviving corporation after the Merger, in each case until their respective successors are duly elected and qualified or until such director’s or officer’s earlier death, resignation or removal.

Closing; Effective Time

As promptly as practicable, but in no event later than the later of (1) the third business day after the satisfaction or waiver (where permissible under applicable law) of the conditions precedent to the Merger (other than those to be satisfied at closing), and (2) the earlier of the (A) date during a marketing period for the indebtedness to be incurred in connection with the Transactions specified by Leidos on no less than two business days’ notice to Lockheed Martin and (B) the first business day following the final day of the Marketing Period (unless another date, time or place is agreed to in writing by Lockheed Martin and Leidos), Lockheed Martin and Leidos will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware to effect the Merger. The Merger will become effective at the time of filing of the certificate of merger or at such later time as Lockheed Martin, Leidos, Splitco and Merger Sub may agree and provide in the certificate of merger. In addition, immediately prior to the Merger, Lockheed Martin must make the Distribution in accordance with the provisions of the Merger Agreement and Separation Agreement.

Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of Splitco common stock will be automatically converted, subject to adjustment, into the right to receive one fully paid and non-assessable share of Leidos common stock. Leidos expects to issue 76,958,918 shares of its common stock in the Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result in Splitco’s stockholders immediately prior to the Merger collectively holding approximately 50.5 percent of the outstanding shares of Leidos common stock immediately following the Merger on a fully diluted basis.

Pursuant to a true-up provision in the Merger Agreement, in the event that counsel to Lockheed Martin cannot deliver the Lockheed Martin Tax Opinions because, immediately after the Merger, the percentage of outstanding shares of Leidos common stock to be received by Splitco stockholders with respect to Splitco common stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code) would be less than 50.1 percent of all the outstanding stock of Leidos (determined without regard to any adjustment pursuant to the true-up provision), then the aggregate number of shares of Leidos common stock into which the shares of Splitco common stock will be converted in the Merger will be increased (and the number of outstanding shares of Splitco common stock will be increased by a corresponding amount) such that the number of shares of Leidos common stock to be received by Splitco stockholders with respect to such Splitco common stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code) will equal 50.1 percent of all the stock of Leidos. If any increase is required as a result of actions taken by Lockheed Martin or its affiliates pursuant to the plan (or series of related transactions) that includes the Distribution (within the meaning of Section 355(e) of the Code) or the failure of Lockheed Martin or its affiliates to take commercially reasonable action to prevent such an increase that otherwise would have been preventable, then the aggregate principal amount of the Splitco Special Cash Payment that Splitco distributes to Lockheed Martin pursuant to the Separation Agreement will be reduced as described in the Merger Agreement (it being understood that neither the decision to effect the Distribution by means of an exchange offer or one-step spin-off, nor a breach by Leidos of certain capitalization representations in the Tax Matters Agreement shall be deemed an action or failure to take action by Lockheed Martin or its affiliates for this purpose). As a result of the true-up provision in such circumstances, it is possible that Leidos could be required to issue more than 76,958,918 shares of its common stock in the Merger.

No fractional shares of Leidos common stock will be issued pursuant to the Merger. All fractional shares of Leidos common stock that a holder of shares of Splitco common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by Leidos’ transfer agent, and Leidos’ transfer agent will cause the whole shares obtained by such aggregation to be sold in the open market or otherwise at then-prevailing market prices no later than five business days after the effective time of the Merger. Leidos’ transfer agent will pay the net proceeds of the sale, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Splitco common stock that would otherwise be entitled to receive such fractional shares of Leidos common stock in the Merger.

The merger consideration and cash in lieu of fractional shares (if any) paid in connection with the Merger will be reduced by any applicable withholding taxes as described below under “—Withholding Rights.”

Leidos Special Dividend

Prior to the Merger, Leidos, subject to applicable law, will declare the Leidos Special Dividend, which will be an amount equal to $13.64 per share, as of a record date prior to the date of the closing of the Merger; provided that, in the event the Distribution is in the form of an exchange offer, (i) Leidos will advise Lockheed Martin at least seven days prior to the anticipated commencement of the exchange offer of the anticipated record date and ex-dividend date on the NYSE for the Leidos common stock in respect of the Leidos Special Dividend and (ii) the ex-dividend date in the regular way market on the NYSE for the Leidos common stock in respect of the Leidos Special Dividend shall not be during the averaging period used to determine the final exchange ratio in the exchange offer).

Distribution of Per Share Merger Consideration

Prior to the effective time of the Merger, Leidos will deposit in a reserve account with its transfer agent book-entry shares of Leidos common stock for the benefit of the Lockheed Martin stockholders who received shares of Splitco common stock in the Distribution and for distribution in the Merger upon conversion of the Splitco common stock.

At the effective time of the Merger, all issued and outstanding shares of Splitco common stock will be converted into the right to receive shares of Leidos common stock as described above under “—Merger Consideration.” As promptly as practicable thereafter, Leidos will cause its transfer agent to distribute the shares of Leidos common stock to each person who received Splitco common stock in the Distribution. Each person entitled to receive Splitco common stock in the Distribution will be entitled to receive in respect of such shares of Splitco common stock a book-entry authorization representing the number of whole shares of Leidos common stock that such holder has the right to receive pursuant to the Merger (and cash in lieu of fractional shares of Leidos common stock as described above under “—Merger Consideration,” together with any dividends or distributions and other amounts as described below under “—Distributions With Respect to Shares of Leidos common stock after the Effective Time of the Merger”).

Treatment of Lockheed Martin Equity Awards

The parties are required to take all actions reasonably necessary, to be effective as of the consummation of the Merger, to give effect to the equity treatment set forth in the Merger Agreement. Stock options held by Splitco Business Employees immediately prior to the consummation of the Merger will remain outstanding as an option to acquire Lockheed Martin common stock and will continue to be governed by the terms and conditions as set forth in the applicable Lockheed Martin equity incentive plan and the relevant award agreement. All such stock options currently outstanding are fully vested and exercisable.

Performance share units held by Splitco Business Employees immediately prior to the consummation of the Merger will remain outstanding as a Lockheed Martin performance share unit, will be eligible to vest on a pro rata basis in accordance with the terms and conditions of the Lockheed Martin stock plan and the relevant award agreement and will be entitled, subject to the satisfaction of the performance criteria in the relevant award agreement, to convert to shares of Lockheed Martin common stock following the end of the applicable performance period based on such terms and conditions. Payout of these awards is not dependent on future services by Splitco Business Employees for Splitco or Leidos following the Merger or on the performance of Leidos and the awards will not be converted into Leidos performance share units following the Merger.

Restricted stock units granted prior to January 1, 2016 that are held by a Splitco Business Employee who becomes a Leidos employee as a direct result of the Merger will fully vest and will be converted into shares of Lockheed Martin common stock in accordance with their terms and conditions as set forth in the applicable Lockheed Martin equity incentive plan and the relevant award agreement. Restricted stock units granted on or after January 1, 2016 to a Splitco Business Employee will be converted into Leidos restricted stock units subject to the same terms and conditions that governed such restricted stock units immediately prior to the consummation of the Merger if the individual is employed by Splitco or a Splitco Subsidiary immediately after the Merger, except that the number of Leidos restricted stock units into which such Lockheed Martin restricted stock units will be converted will be equal to the number of Lockheed Martin restricted stock units times (i) the closing per-share price of Lockheed Martin common stock, trading regular way with due bills, on the last full trading session prior to the effective time of the Merger, as listed on the NYSE, divided by (ii) the opening per-share price of Leidos common stock on the first full trading session following the effective time of the Merger, as listed on the NYSE.

Distributions With Respect to Shares of Leidos Common Stock after the Effective Time of the Merger

No dividend or other distributions declared after the effective time of the Merger with respect to Leidos common stock will be paid with respect to any shares of Leidos common stock that are not able to be distributed promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of abandoned property, escheat or other applicable laws, following the distribution of any such previously undistributed shares of Leidos common stock, the following amounts will be paid to the record holder of such shares of Leidos common stock, without interest:

•	at the time of the distribution of such previously undistributed shares, the amount of cash payable in lieu of fractional shares of Leidos common stock to which such holder is entitled pursuant to the Merger Agreement and the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole shares of Leidos common stock; and

•

at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to the distribution of such whole shares of Leidos common stock and a payment date subsequent to the distribution of such whole shares of Leidos common stock.

Leidos will deposit all such amounts in a reserve account with its transfer agent.

Termination of the Exchange Fund; No Liability

Any portion of the amounts deposited in the reserve account with Leidos’ transfer agent under the Merger Agreement that remains undistributed to the former stockholders of Splitco on the one-year anniversary of the effective time of the Merger, subject to any abandoned property, escheat or similar law, will be delivered to Leidos upon demand, and any former stockholders of Splitco who have not received shares of Leidos common stock as described above may thereafter look only to Leidos for the merger consideration to which they are entitled, any cash in lieu of fractional shares of Leidos common stock to which they may be entitled or any dividends or other distributions with respect to the Leidos common stock to which they may be entitled (subject to any applicable abandoned property, escheat or similar law).

Pursuant to the Merger Agreement, none of Leidos, Lockheed Martin, Splitco, Merger Sub, the surviving corporation or Leidos’ exchange agent will be liable to any person for any portion of the book-entry shares of Leidos common stock deposited by Leidos with its exchange agent for the benefit of the Lockheed Martin stockholders who received shares of Splitco common stock in the Distribution (or dividends or distributions with respect to Leidos common stock) or any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

Withholding Rights

Each of Splitco, Leidos’ exchange agent, and Leidos are entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of the Merger Agreement as having been paid to the persons otherwise entitled thereto in respect of which such deduction and withholding was made.

Stock Transfer Books; No Appraisal Rights

From and after the effective time of the Merger, the stock transfer books of Splitco will be closed and there will be no further registration of transfers of Splitco common stock thereafter on the books or records of Splitco. In addition, pursuant to Section 262 of the DGCL, no appraisal rights will be available to Splitco stockholders in connection with the Merger.

Post-Closing Leidos Board of Directors and Officers

The Merger Agreement provides that the Leidos Board will take all actions necessary to cause the number of directors comprising the Leidos Board to be increased to no more than 13 directors, and to cause three individuals designated by Lockheed Martin to be appointed to the Leidos Board as of the effective time of the Merger to serve until the next annual meeting of the Leidos stockholders. The Merger Agreement provides that at the next annual meeting of the Leidos stockholders, the Leidos Board will take all actions necessary to include each of the Lockheed Martin designees as nominees for the Leidos Board recommended by the Leidos Board for election by Leidos stockholders, subject to the fiduciary duties of the Leidos Board, the requirements of the

NYSE and all other applicable laws. The Leidos Board also must take all action necessary to ensure that at least one of Lockheed Martin’s designees is appointed to serve on each committee of the Leidos Board, subject to the requirements of the SEC, NYSE and other applicable laws.

In addition, until the effective time of the Merger, Leidos must consult from time to time with and consider the views of Lockheed Martin regarding the roles and responsibilities of the members of the management of the Splitco Business in Leidos management and Splitco after the closing of the Merger, provided that the ultimate decision as to the roles and responsibilities of the members of the management of the Splitco Business after closing of the Merger will be the responsibility of Leidos.

Stockholders Meeting

Under the terms of the Merger Agreement, Leidos is required to establish a record date and take all other lawful action to call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the Share Issuance as promptly as practicable following the date on which the SEC clears Leidos’ proxy statement relating to such stockholders meeting and, if required by the SEC as a condition to the mailing of the proxy statement, the registration statement of Leidos registering the shares of Leidos common stock required for the Share Issuance has been declared effective. Leidos has agreed to solicit proxies from its stockholders in favor of the approval of the Share Issuance and to take all other actions necessary or advisable to secure such approval. Leidos is required to call this stockholders meeting for the purpose of voting upon the matters described above regardless of the commencement, disclosure, announcement or submission to Leidos or its stockholders of any Competing Leidos Transaction (as defined below under “—No Solicitation”) or any Change in Recommendation (as defined below under “—Board Recommendation”).

Representations and Warranties

In the Merger Agreement, each of Leidos and Merger Sub has made representations and warranties to Lockheed Martin and Splitco, and each of Lockheed Martin and Splitco has made representations and warranties to Leidos and Merger Sub. These representations and warranties relate to, among other things:

•	each party’s and its affiliates’ due incorporation, valid existence, good standing and authority to carry on its business;

•	authority to enter into and perform obligations under the Merger Agreement (and other Transaction Documents);

•	capital structure;

•	absence of conflicts with or violations of governance documents, other obligations or laws;

•	board and stockholder approvals obtained or required in connection with the Transactions;

•	governmental consents and approvals;

•	financial statements and the financings contemplated by the Splitco Commitment Letter or the Leidos Commitment Letter, as applicable;

•	absence of certain changes or events;

•	absence of investigations or litigation;

•	accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Transactions;

•	compliance with applicable laws;

•	intellectual property matters;

•	interests in real property;

•	employee benefit and labor matters;

•	tax matters;

•	material contracts;

•	environmental matters;

•	payment of fees to brokers or finders in connection with the Transactions;

•	government contracts; and

•	international trade laws and regulations.

Leidos and Merger Sub have also made representations and warranties to Lockheed Martin and Splitco relating to the opinion of Leidos’ financial advisor, the required vote of Leidos stockholders on the transactions contemplated by the Merger Agreement (including the Share Issuance), the operations and purpose of formation of Merger Sub and the absence of any stockholder rights plan, “poison pill,” anti-takeover plan or other similar device.

Lockheed Martin has also made representations and warranties to Leidos and Merger Sub relating to the absence of undisclosed liabilities and sufficiency of assets to be contributed to Splitco.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard, knowledge qualifications, or both, and, except in certain circumstances specified in the Merger Agreement, none of the representations and warranties will survive the effective time of the Merger other than representations and warranties with respect to the sufficiency of assets to be contributed to Splitco (such representations and warranties to survive until the one year anniversary of the effective time of the Merger). The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters, but certain remedies for breach of the representations and warranties that survive until the one year anniversary of the effective time of the Merger are set forth in the Intellectual Property Matters Agreement and the Transition Services Agreement (Parent to Splitco). See “Other Agreements—Intellectual Property Matters Agreement” and “Other Agreements—Transition Services Agreements” for additional information.

Under the Merger Agreement, a material adverse effect means, with respect to Splitco or Leidos, as applicable, any event, circumstance, change or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Splitco Business, taken as a whole, or Leidos and its subsidiaries, taken as a whole, as the case may be. However, none of the following, either alone or in combination, will be deemed either to constitute, or be taken into account in determining whether there is, a material adverse effect (except, in the case of the first, second, third, fifth, sixth, seventh and eighth bullet points below, to the extent that such event, circumstance, change or effect has a disproportionate effect on the Splitco Business or Leidos, as applicable, as compared with other participants in the industries in which the Splitco Business or Leidos operates):

•	events, circumstances, changes or effects that generally affect the industries or segments in which the Splitco Business or Leidos, as applicable, operates, including legal and regulatory changes;

•	general business, economic or political conditions (or changes therein);

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events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates;

•

other than for purposes of certain specified representations and warranties, events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, any Transaction Document, the identity of Leidos (in the case of a material adverse effect on the Splitco Business) or Lockheed Martin (in the case of a material adverse effect on Leidos and its subsidiaries), including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees or sub-licensees;

•	events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened);

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events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof;

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events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world;

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events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable law or the interpretation or enforcement thereof;

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events, circumstances, developments, changes or effects arising out of, or attributable to, the failure by the Splitco Business or Leidos, as applicable, to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (except that the underlying cause of, or factors contributing to, such failure may be taken into account); or

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events, circumstances, developments, changes or effects arising out of, or attributable to, any change in the stock price or trading volume of the stock of Lockheed Martin or Leidos, as applicable (except that the underlying cause of, or factors contributing to, such change may be taken into account).

Conduct of Business Pending the Merger

Each of the parties has undertaken to perform customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the earlier of the closing date of the Merger and the date on which the Merger Agreement is terminated in accordance with its terms as described below under “—Termination.” In general, each of Lockheed Martin and Leidos has agreed that, prior to the effective time of the Merger, except as contemplated by the Internal Reorganization and the Distribution (solely with respect to Lockheed Martin), for the Transactions, for actions required by applicable law or as consented to by the other party (which consent may not be unreasonably withheld, delayed or conditioned), subject to certain agreed exceptions, it will use reasonable best efforts to (i) conduct the Splitco Business or the business of Leidos and its subsidiaries, as the case may be, in the ordinary course in all material respects; and (ii) preserve intact in all material respects the business organization of such business.

In addition, Lockheed Martin has agreed that, prior to the effective time of the Merger, except as contemplated by the Internal Reorganization, the Distribution and the other Transactions as further described in the section of this document entitled “The Transactions,” for actions required by applicable law, or as consented to by Leidos (which consent may not be unreasonably withheld, delayed or conditioned), Lockheed Martin will not, and will cause its subsidiaries not to, take any of the following actions to the extent relating to the Splitco Business, and Lockheed Martin will cause the Splitco Subsidiaries not to take any of the following actions:

•

issue, sell, pledge or dispose of, grant or permit an encumbrance to exist on, any shares of capital stock or other ownership interests of Splitco, the Splitco Subsidiaries or the joint ventures associated with the Splitco Business or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or ownership interest (including any phantom interest);

•

sell, pledge or dispose of, grant or permit an encumbrance to exist on, any material assets of the Splitco Business, except in the ordinary course of business and consistent with past practice, for dispositions of obsolete or worn-out assets, or for certain permitted encumbrances;

•	amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Splitco Subsidiary, other than to change its name;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of any Splitco Subsidiary;

•

acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, except for bidding joint ventures formed for a specific procurement in the ordinary course of business;

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make any loans or advances or capital contribution to, or investment in, any person other than a Splitco Subsidiary, except for bidding joint ventures formed for a specific procurement in the ordinary course of business;

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subject to certain exceptions, (1) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by Lockheed Martin or its affiliates to any Splitco Business Employees, (2) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any Lockheed Martin employee benefit plan as it relates to any Splitco Business Employees, (3) adopt, amend or terminate any Lockheed Martin union contract, or (4) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Splitco Business Employee, in each case, other than (A) as required by law, (B) as required by any Lockheed Martin employee benefit plan or any collective bargaining agreement or agreement with works councils or similar employee representative bodies, (C) grants of equity or equity-based awards pursuant to Lockheed Martin’s equity compensation plans in the ordinary course of business up to an aggregate grant date fair market value of $25,000,000, (D) in the ordinary course of business consistent with the past practices of Lockheed Martin or its affiliates (including in the context of new hires or promotions based on job performance or workplace requirements), or (E) to the extent undertaken to implement a program that affects all similarly situated employees of Lockheed Martin and/or its affiliates and does not disproportionately increase the compensation and benefits of the Splitco Business Employees compared to such other similarly situated employees;

•	waive or remove any material restriction under any Lockheed Martin employee benefit plan;

•	change any accounting method, practice or policy used by Lockheed Martin as it relates to the Splitco Business, other than changes required by GAAP, applicable law or a governmental authority;

•

terminate, discontinue, close or dispose of any business operation that is part of the Splitco Business, or lay-off any Splitco Business Employees (other than layoffs of less than 50 employees at any individual location in any six month period in the ordinary course of business consistent with past practice), except as contemplated or required by the Employee Matters Agreement;

•

transfer internally or change the responsibilities of any individual, including any employee of Lockheed Martin or its affiliates, in a manner that would affect whether such individual is or is not classified as a Splitco Business Employee (except as contemplated or required by the Employee Matters Agreement);

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other than in the ordinary course of business and consistent with past practice or as required by applicable law, (1) make a change (or file any such change) in any method of tax accounting or any annual tax accounting period, (2) make, change or rescind any tax election, (3) settle or compromise any tax liability or consent to any tax claim or tax assessment, (4) file any amended tax return or claim for refund, (5) enter into any closing agreement relating to taxes (other than as contemplated by the Tax Matters Agreement), or (6) waive or extend the statute of limitations in respect of taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Splitco, Leidos or any of the Splitco Subsidiaries;

•

pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of the Splitco Business or subsequently incurred in the ordinary course of business and consistent with past practice, unless such payment, discharge or satisfaction does not impose any payment obligations on Splitco or any Splitco Subsidiary following the Cut-Off Time and otherwise would not restrict the operation of the Splitco Business following the effective time of the Merger;

•

incur, guarantee, assume or become responsible for any indebtedness for borrowed money other than (1) indebtedness solely between or among Lockheed Martin-affiliated entities that will be repaid prior to the Distribution, (2) the new debt to be incurred by Splitco in connection with the Transactions and the issuance of the shares of Splitco Common Stock, (3) indebtedness solely between or among any of the Splitco Subsidiaries and (4) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

•	commence or settle any claim, action or proceeding before a governmental authority, other than in the ordinary course of business and consistent with past practice;

•

other than in the ordinary course of business and consistent with past practice, materially amend (other than an extension), cancel or terminate any material contract, material intellectual property license or material government contract of, or government bid submitted by, the Splitco Business;

•

abandon, disclaim, sell, assign or grant any security interest in, to or under any material intellectual property of the Splitco Business, including failing to make filings or recordings and failing to pay required fees and taxes, except in the ordinary course of business and consistent with past practice;

•

grant to any third party any exclusive license, or enter into any covenant not to sue, or disclose to any person any material trade secret or confidential data with respect to any (1) material Splitco Business licensed intellectual property or (2) material transferred intellectual property, in each case, except in the ordinary course of business and consistent with past practice;

•

fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the Splitco Business, except to the extent such actions affect similarly situated business of Lockheed Martin and its subsidiaries and do not disproportionately affect the Splitco Business;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization; or

•	enter into any agreement to do any of the foregoing.

In addition, from the date of the Merger Agreement until the Distribution, Lockheed Martin will, and will cause each of Splitco and the Splitco Subsidiaries to, (i) prepare and timely file all tax returns that it is required to file, (ii) timely pay all taxes due and payable on such tax returns, and (iii) promptly notify Leidos of any notice of any claim, action or proceeding before a governmental authority, or any audit, in respect of any tax matters (or any significant developments with respect to ongoing claims, actions, proceedings or audits).

Furthermore, Leidos has agreed that, prior to the effective time of the Merger, except as contemplated or required by the Merger Agreement or the other Transaction Documents or applicable law, or as consented to by Lockheed Martin (which consent may not be unreasonably withheld, delayed or conditioned), subject to certain agreed exceptions, Leidos will not, and will cause its subsidiaries not to, take any of the following actions:

•

issue, sell, pledge or dispose of, grant or permit an encumbrance to exist on, any shares of capital stock or other ownership interests of Leidos or any of its subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or ownership interests, other than, as applicable, (1) a transaction by a wholly-owned subsidiary of Leidos which remains a wholly-owned subsidiary of Leidos after consummation of such transaction, (2) upon the exercise or settlement of, or as otherwise required by, any stock awards granted pursuant to the Leidos Stock Plans outstanding on the date of the Merger Agreement and in accordance with their terms in effect on the date of the Merger Agreement or thereafter granted in the ordinary course of business, or (3) pursuant to the Share Issuance;

•

sell, pledge or dispose of, grant or permit an encumbrance to exist on or authorize the sale, pledge or disposition of any material assets of the businesses of Leidos and its subsidiaries, except in the ordinary course of business and consistent with past practice, for dispositions of obsolete or worn-out assets or for certain permitted encumbrances, including encumbrances to secure certain indebtedness permitted to be incurred under the Merger Agreement;

•

amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of Leidos or any of its material subsidiaries (other than immaterial amendments to any such subsidiary’s organizational documents);

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock, except for (1) the declaration and payment by Leidos of regular quarterly cash dividends of no more than $0.32 per share of Leidos common stock, (2) dividends or distributions by any wholly-owned subsidiary of Leidos, and (3) the Leidos Special Dividend;

•

acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof other than acquisitions or dispositions not exceeding $25,000,000 in the aggregate, except for bidding joint ventures formed for a specific procurement in the ordinary course of business;

•

make any loans or advances or capital contribution to, or investment in, any person other than Leidos or any of its subsidiaries, except for bidding joint ventures formed for a specific procurement in the ordinary course of business;

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(1) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by Leidos or its subsidiaries to any of its employees, (2) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any Leidos employee benefit plan or (3) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Leidos employee, in each case, other than (A) as required by applicable law, (B) as required by any Leidos employee benefit plan or Leidos collective bargaining agreement or agreement with works councils or similar employee representative bodies, (C) grants of equity or equity-based awards pursuant to Leidos’ equity compensation plans in the ordinary course of business up to an aggregate grant date fair market value of $45,000,000, (D) in the ordinary course of business consistent with the past practices of Leidos or its subsidiaries (including in the context of new hires or promotions based on job performance or workplace requirements), or (E) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of Leidos and/or its subsidiaries;

•

change any accounting method, practice or policy used by Leidos as it relates to the businesses of Leidos and its subsidiaries, other than changes required by GAAP, applicable law or a governmental authority;

•

other than in the ordinary course of business and consistent with past practice or as required by applicable law, (1) make a change (or file any such change) in any method of tax accounting or any annual tax accounting period, (2) make, change or rescind any tax election, (3) settle or compromise any tax liability or consent to any claim or assessment relating to taxes, (4) file any amended tax return or claim for refund, (5) enter into any closing agreement relating to taxes, or (6) waive or extend the statute of limitations in respect of taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Splitco or Leidos or any of its subsidiaries;

•

incur, guarantee, assume or otherwise become responsible for any indebtedness for borrowed money other than (1) indebtedness incurred under Leidos’ current credit facilities (other than to finance an acquisition of a material business), (2) indebtedness solely between or among Leidos and its subsidiaries, (3) refinancings, replacements, extensions and renewals of existing indebtedness entered into in the ordinary course of business consistent with past practice, (4) indebtedness incurred in connection with the Transactions, (5) indebtedness incurred to finance the Leidos Special Dividend and (6) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

•	commence or settle any claim, action or proceeding before a governmental authority, other than in the ordinary course of business and consistent with past practice;

•

other than in the ordinary course of business and consistent with past practice, materially amend (other than an extension), cancel or terminate any material contract, material intellectual property license or material government contract of Leidos and its subsidiaries, or any material government submitted by Leidos and its subsidiaries for which an award has not been issued;

•

abandon, disclaim, sell, assign or grant any security interest in any material intellectual property of Leidos and its subsidiaries, including failing to make filings or recordings and failing to pay required fees and taxes, except in the ordinary course of business and consistent with past practice;

•

grant to any third-party any exclusive license, or enter into any covenant not to sue, with respect to any material intellectual property of Leidos and its subsidiaries, except in the ordinary course of business and consistent with past practice;

•

fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the business of Leidos and its subsidiaries; or

•	enter into any agreement to do any of the foregoing.

In addition, from the date of the Merger Agreement until the effective time of the Merger, Leidos will, and will cause each of its subsidiaries to, (i) prepare and timely file all tax returns that it is required to file, (ii) timely pay all taxes due and payable on such tax returns, and (iii) promptly notify Lockheed Martin of any notice of any claim, action or proceeding before a governmental authority, or any audit, in respect of any tax matters (or any significant developments with respect to ongoing claims, actions, proceedings or audits).

Tax Matters

The Merger Agreement contains certain additional representations, warranties and covenants relating to the preservation of the tax-free status of the Splitco Transfer, the Distribution and the Merger. Additional representations, warranties and covenants relating to the tax-free status of the Transactions are contained in the Tax Matters Agreement. Indemnification for taxes generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Other Agreements—Tax Matters Agreement.”

SEC Filings

Lockheed Martin, Splitco, Leidos and Merger Sub have agreed to prepare and file with the SEC appropriate documents, including (1) a proxy statement of Leidos on Schedule 14A relating to the Leidos stockholder approval required for the Share Issuance, (2) a registration statement on Form S-4 to register under the Securities Act the shares of Leidos common stock to be issued by Leidos to stockholders of Splitco in connection with the Merger, and (3) a registration statement on Form 10 or Form S-1 (if the Distribution is effected in whole as a pro rata dividend), on Form S-4 (if the Distribution is effected in whole as an exchange offer) or on a combined Form S-4/S-1 (if the Distribution is effected otherwise), to register under the Exchange Act or the Securities Act the shares of Splitco common stock to be distributed in the Distribution, and each of Lockheed Martin, Splitco, Leidos and Merger Sub have agreed to use reasonable best efforts to have the registration statements described above declared effective under the Securities Act as promptly as practicable after such filings.

Leidos is required under the Merger Agreement to use reasonable best efforts to mail its proxy statement to its stockholders as promptly as practicable after the SEC clears that proxy statement and, if required by the SEC as a condition to mailing the proxy statement, the registration statement of Leidos has been declared effective.

If the Distribution is effected in whole or in part as an exchange offer, Lockheed Martin is required under the Merger Agreement to prepare and file with the SEC, when and as required, a Schedule TO and any other filings pursuant to Rule 13e-4 under the Exchange Act.

Regulatory Matters

The Merger Agreement provides that each party to the Merger Agreement will use reasonable commercial efforts to:

•

promptly obtain all authorizations, consents, orders and approvals of all governmental authorities that are or become necessary for its execution and delivery of, and the performance of its obligations under, the Merger Agreement and other Transaction Documents;

•	cooperate fully with the other parties in obtaining all such authorizations, consents, orders and approvals; and

•	provide any information requested by governmental authorities in connection with the Transactions.

Each party to the Merger Agreement has also agreed to promptly make its respective filings and notifications under the HSR Act and under any other antitrust or competition laws under which filing is required or under which the parties mutually determine that filing is advisable with respect to the Transactions and to supply as promptly as practicable to the appropriate governmental authorities any additional information that may be requested pursuant to the HSR Act or such other laws. Each also agreed to, and to cause its respective affiliates to, make as promptly as practicable its respective filings and notifications, if any, under other applicable law regarding government contracts, government bids, trade regulation, security clearances or other relevant matters and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to such laws. Leidos is required to pay all filing or notice fees in connection with the filings and notifications described in this paragraph.

In addition, Leidos has agreed to take all steps reasonably necessary to avoid or eliminate impediments under the HSR Act or any other antitrust, competition or trade regulation law that may be asserted by any governmental authority or any other person so as to enable the parties to the Merger Agreement to consummate the Transactions as promptly as practicable, and in any event prior to the Termination Date (as defined below under “—Termination”), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or the assets, properties or businesses of the Splitco Business, and the entrance into other arrangements as necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise reasonably be expected to have the effect of materially delaying or preventing the consummation of the Transactions; provided that the effectiveness of any such sale, divestiture or disposition or entry into such other arrangement may be made contingent on the consummation of the Merger; provided, further, however, that nothing contained in the Merger Agreement shall be construed to require Leidos or Merger Sub to (x) institute any legal proceedings against any governmental authority or (y) undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of (A) Splitco and the Splitco Subsidiaries, taken as a whole, or of (B) Leidos and its subsidiaries, taken as a whole (each such action constituting a “Burdensome Condition,” as defined in the Merger Agreement); and neither Lockheed Martin, nor Splitco, nor any of their subsidiaries shall take any action that has the effect of, or agree with any governmental authority to, any Burdensome Condition without the prior written consent of Leidos.

In addition, the Merger Agreement provides that Leidos shall, and shall cause its affiliates to, use its reasonable best efforts to defend through litigation on the merits any proceeding by any person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the consummation of the Merger prior to the termination date of the Merger Agreement. To assist Leidos in complying with its obligations with respect to regulatory approvals, the Merger Agreement provides that Lockheed Martin shall, and shall cause its affiliates to, enter into agreements or arrangements on terms and conditions reasonably acceptable to Leidos to be entered into by any of them prior to the closing date of the Merger Agreement with respect to matters in connection with the receipt of regulatory approvals pursuant to the terms of the Merger Agreement; provided, however, that (i) neither Lockheed Martin nor any of its affiliates are required to agree to any sale, divestiture, disposition or other arrangement with respect to any businesses or assets other than the Splitco Business, (ii) the effectiveness of any sale, divestiture or disposition or entry into such other arrangements shall be contingent on the consummation of the Merger and (iii) Leidos shall indemnify Lockheed Martin and its affiliates for their reasonable and documented out of pocket costs and expenses in providing such assistance.

Each party to the Merger Agreement has agreed that it will not, and will cause its affiliates not to, enter into any transaction or agreement to effect any transaction that could be reasonably expected to make it more difficult, or increase the time required, to (1) obtain the expiration or termination of the waiting period under the HSR Act or any other antitrust, competition or trade regulation law applicable to the Transactions, (2) avoid the entry of, the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that could reasonably be expected to materially delay or prevent the consummation of the Transactions, or (3) obtain all authorizations, consents, orders and approvals of governmental authorities necessary or mutually determined as advisable for the consummation of the Transactions.

No Solicitation

The Merger Agreement contains detailed provisions restricting Leidos’ ability to seek certain alternative transactions and restricting Lockheed Martin’s ability to seek alternative transactions with respect to the Splitco Business. Under these provisions, Leidos and Lockheed Martin have each agreed that it will not, and it will cause its affiliates and its affiliates’ respective directors, officers, employees, attorneys, accountants, advisors or agents (each, a “representative”) not to:

•

solicit, initiate, or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to Leidos stockholders or Lockheed Martin stockholders, as the case may be) with respect to any Competing Leidos Transaction or any Competing Splitco Transaction;

•

enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Leidos Transaction or a Competing Splitco Transaction, as the case may be;

•	agree to, approve, endorse, recommend or consummate any Competing Leidos Transaction or Competing Splitco Transaction, as applicable;

•	enter into any agreement relating to a Competing Leidos Transaction or Competing Splitco Transaction, as applicable; or

•	in the case of Leidos, resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

The Merger Agreement provides that the term “Competing Leidos Transaction” means any transaction or series of related transactions (other than the Merger) that constitutes, or is reasonably likely to lead to:

•

any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Leidos or any of its subsidiaries, the assets of which represent over 20 percent of the total revenue, operating income, EBITDA or fair market value of the assets of Leidos and its subsidiaries, taken as a whole;

•

any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that represent over 20 percent of the total revenue, operating income, EBITDA or fair market value of the assets of Leidos and its subsidiaries, taken as a whole;

•	any sale, exchange, transfer or other disposition of more than 20 percent of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Leidos;

•	any tender offer or exchange offer that, if consummated, would result in any person or entity becoming the beneficial owner of more than 20 percent of any class of equity securities of Leidos;

•	any other transaction the consummation of which would reasonably be likely to impede, interfere with, prevent or materially delay the Merger; or

•	any combination of the foregoing.

The Merger Agreement provides that the term “Competing Splitco Transaction” means any transaction or series of related transactions (other than the Merger, the Internal Reorganization and the Distribution, or as contemplated by the Merger Agreement and the other Transaction Documents executed concurrently with the Merger Agreement, and other than asset sales and transfers in the ordinary course of business) that constitutes, or is reasonably likely to lead to:

•

a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, acquisition, sale, transfer or other disposition or similar transaction involving the Splitco Business; or

•	any other transaction the consummation of which would be likely to impede, interfere with, prevent or materially delay the Merger.

Each of Leidos and Lockheed Martin also agreed to immediately cease or cause to be terminated all existing discussions or negotiations with any person (other than the other party and its affiliates) conducted prior to the execution of the Merger Agreement by such party or any of its representatives with respect to a Competing Leidos Transaction or a Competing Splitco Transaction, as applicable. Leidos and Lockheed Martin have each agreed not to release any third party from, or waive any provision of, any confidentiality or, subject to fiduciary duties under applicable law, standstill agreement to which it or one of its affiliates is a party in connection with a Competing Leidos Transaction or a Competing Splitco Transaction, as applicable. Leidos and Lockheed Martin have each also agreed to, to cause their respective subsidiaries and to instruct their respective representatives to, request that each person (other than the other party and its affiliates) that has executed a confidentiality agreement with Leidos in connection with that person’s consideration of a Competing Leidos Transaction or a Competing Splitco Transaction return or destroy all information required to be returned or destroyed under the terms of the applicable confidentiality agreement and, if requested by the other party, to enforce that person’s obligation to do so.

Under the Merger Agreement, Leidos must promptly (and in any event within 24 hours) notify Lockheed Martin, orally and in writing, after the receipt of any proposal, inquiry, offer or request with respect to a Competing Leidos Transaction, including any request for discussions or negotiations and any request for information relating to Leidos or any of its affiliates or for access to the business, properties, assets, books or records of Leidos or any of its affiliates. The notice must include the identity of the person making the proposal, inquiry, offer or request and a description of the proposal, inquiry, offer or request, including any terms and conditions of the proposed Competing Leidos Transaction, and Leidos must also promptly (and in any event within 24 hours) provide to Lockheed Martin copies of any written materials received by Leidos in connection with any of the foregoing. Leidos has agreed that it will keep Lockheed Martin reasonably informed of the status and material details of any proposal, inquiry, offer or request and any information requested of or provided by Leidos, and that it will provide Lockheed Martin with at least 48 hours prior notice of any meeting of the Leidos Board at which the Leidos Board is reasonably expected to consider such a proposal, inquiry, offer or request. Leidos has also agreed that it will substantially simultaneously provide to Lockheed Martin any nonpublic information concerning

Leidos that may be made available to any other person in response to such a proposal, inquiry, offer or request unless such information has previously been provided or made available by Leidos to Lockheed Martin.

Under the Merger Agreement, Lockheed Martin has also agreed to promptly (and in any event within 24 hours) notify Leidos, orally and in writing, after the receipt of any proposal, inquiry, offer or request with respect to a Competing Splitco Transaction, including any request for discussions or negotiations and any request for information relating to Lockheed Martin or any of its affiliates with respect to the Splitco Business, or for access to the business, properties, assets, books or records of Lockheed Martin or any of its affiliates with respect to the Splitco Business.

Despite the covenants described in foregoing paragraphs in this section, at any time prior to the receipt of the approval of Leidos stockholders for the Share Issuance, Leidos may furnish information to, and enter into discussions and negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Leidos Transaction that did not result from a breach of the Merger Agreement by Leidos if, prior to furnishing such information and entering into such discussions, the Leidos Board has:

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determined, in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel) that the proposal or offer constitutes, or is reasonably likely to lead to, a Superior Proposal (which is described in the following paragraph), and has determined, in its good faith judgment (after consulting with outside legal counsel) that the failure to furnish such information to, or enter into such discussions with, the person who made such proposal or offer would be inconsistent with the fiduciary duties of the Leidos Board to Leidos and its stockholders under applicable law;

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provided written notice to Lockheed Martin of its intent to furnish information or enter into discussions with the person at least three business days prior to first taking any such action with respect to any given person; and

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obtained from the person a confidentiality agreement on terms no less favorable to Leidos than those contained in Leidos’ confidentiality agreement with Lockheed Martin and, immediately upon its execution, delivered to Lockheed Martin a copy of the confidentiality agreement.

The Merger Agreement provides that the term “Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Leidos Transaction (provided that such Competing Leidos Transaction must involve more than 50 percent of the total revenue, operating income, EBITDA or fair market value of the assets of Leidos and its subsidiaries, taken as a whole), on terms and conditions that the Leidos Board determines, in its good faith judgment, after consulting with a financial advisor of internationally recognized reputation and external legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal (including availability of financing, and any changes to the terms of the Merger Agreement proposed by Lockheed Martin in response to such offer or proposal, or otherwise) to be (1) more favorable from a financial point of view to the stockholders of Leidos than the Merger, and (2) reasonably expected to be consummated.

Board Recommendation

Leidos has agreed in the Merger Agreement that neither the Leidos Board nor any committee thereof will:

•

withdraw, qualify, modify, amend or fail to make, or publicly propose to withdraw, qualify, modify or amend, the Leidos Board’s recommendation that Leidos stockholders vote in favor of the Share Issuance (the “Leidos Recommendation”);

•	make any public statement or take any action inconsistent with the Leidos Recommendation; or

•	approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt, a Competing Leidos Transaction.

Any of the actions described in the foregoing bullet points constitutes a “Change in Recommendation.”

In addition, notwithstanding the restrictions, if at any time prior to obtaining Leidos stockholder approval of the Share Issuance and in response to an offer or proposal for a Competing Leidos Transaction that did not result from a breach of the Merger Agreement, the Leidos Board determines in its good faith judgment (after consulting with outside legal counsel) that (1) the offer or proposal is a Superior Proposal, and (2) failure to make a Change in Recommendation with respect to the Superior Proposal would be inconsistent with its fiduciary duties to Leidos and the Leidos stockholders under applicable law, then the Leidos Board may make a Change in Recommendation, but only if:

•

Leidos provides written notice to Lockheed Martin advising Lockheed Martin that the Leidos Board has received a Superior Proposal promptly after the Leidos Board determines it has received a Superior Proposal, stating that the Leidos Board intends to make a Change in Recommendation and describing the terms and conditions of the Superior Proposal;

•

Lockheed Martin does not, within five business days of receipt of the notice of a Superior Proposal described above, make an offer to revise the terms of the Merger Agreement in a manner that the Leidos Board determines, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, to be at least as favorable to Leidos stockholders as the Superior Proposal;

•

during the five business day period following delivery of the notice described above, Leidos negotiates in good faith with Lockheed Martin (to the extent Lockheed Martin desires to negotiate) regarding any offer or proposal made by Lockheed Martin to revise the terms of the Merger Agreement; and

•

if there is any amendment to the terms of the Superior Proposal during the five business day period following delivery of the notice described above, Leidos provides a new written notice of the terms of such amended Superior Proposal giving Lockheed Martin an additional three business day period to make an offer or proposal to revise the terms of the Merger Agreement in a manner that the Leidos Board determines to be at least as favorable to Leidos stockholders as the Superior Proposal.

The Merger Agreement provides that Leidos is not prohibited from disclosing the receipt of a proposal or offer for a Competing Leidos Transaction if compelled to do so under applicable law or Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act and is not prohibited from making a Change in Recommendation under certain circumstances if there is a material development or change in circumstances that was not known or reasonably foreseeable to the Leidos Board on the date the Merger Agreement was executed or arose after the execution of the Merger Agreement but becomes known to the Leidos Board prior to the meeting of the Leidos stockholders to vote on the proposal to approve the Share Issuance (such development or change, an “Intervening Event”); provided that none of the following will comprise an Intervening Event: (1) any action taken by a party in compliance with the covenants in the Merger Agreement, (2) any action taken or omitted with the consent of Leidos, (3) any action taken or omitted by Leidos (or as a consequence thereof), or (4) the receipt, existence or terms of a Competing Leidos Transaction.

Financing

Pursuant to the Separation Agreement and the Splitco Commitment Letter entered into prior to the execution of the Separation Agreement, on or prior to the date of the Distribution, Splitco will incur new indebtedness in an aggregate principal amount of not less than the $1,841,450,000 in the form of borrowings under a credit facility, and will use a portion of the proceeds of this indebtedness to pay the Splitco Special Cash Payment to Lockheed Martin. The Separation Agreement also provides that, prior to the Distribution, Splitco shall issue to Lockheed Martin a number of shares of Splitco Common Stock such that, subject to adjustment, the number of shares of Splitco common stock immediately prior to the Distribution equals 76,958,918.

Simultaneously with the execution of the Merger Agreement, Leidos entered into the Leidos Commitment Letter, under which the Leidos Commitment Parties committed to provide to Leidos up to $1,440,000,000 in aggregate principal amount of senior secured term loans and revolving loans, in each case subject the terms and conditions of the Leidos Commitment Letter. See “Debt Financing.”

The Merger Agreement provides that Leidos will use reasonable best efforts to take all actions necessary to consummate the debt financing contemplated by the Leidos Commitment Letter as promptly as practicable after the date of the Merger Agreement on terms and conditions no less favorable in the aggregate than the terms and conditions of the Leidos Commitment Letter. Furthermore, Leidos is required to, and to cause its affiliates to:

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use reasonable best efforts to comply with and maintain the Leidos Commitment Letter and negotiate and execute definitive agreements on the terms and conditions contained in the Leidos Commitment Letter;

•	satisfy the conditions in the Leidos Commitment Letter and the definitive agreements for the debt financing that are within Leidos’ control;

•	fully enforce its rights under the Leidos Commitment Letter and the definitive agreements for the debt financing; and

•	use reasonable best efforts to draw upon and consummate the debt financing contemplated by the Leidos Commitment Letter at or prior to the Distribution.

The Merger Agreement provides that if any portion of the financing contemplated by the Leidos Commitment Letter or the related definitive agreements becomes unavailable on the terms and conditions contemplated in the Leidos Commitment Letter or such definitive agreements, Leidos will use reasonable best efforts to obtain alternative financing that is sufficient to finance the payments to be made to Lockheed Martin under the Separation Agreement on terms that do not expand the conditions to the funding from those in the Leidos Commitment Letter. Leidos will be subject to the same obligations described in the preceding paragraph with respect to any such alternative financing arrangements.

Leidos has agreed to keep Lockheed Martin informed of the status of its efforts to arrange the debt financing. Except in limited circumstances, Leidos may not, without Lockheed Martin’s consent, amend, modify, replace, waive or change any provision in the Leidos Commitment Letter or any definitive agreement relating to the debt financing in a manner that expands on the conditions precedent or contingencies to the funding on the closing date of the debt financing or that could otherwise prevent, impair or materially delay the consummation of the Transactions or adversely impact the ability of Leidos to enforce its rights against the other parties to the Leidos Commitment Letter. Prior to the closing of the Merger, Lockheed Martin has agreed to cooperate, at the expense of Leidos, with Leidos for the arrangement of the debt financing.

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

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each party’s obligation to use reasonable best efforts to afford the other party and its authorized representatives access to each of the Splitco Business or Leidos’ offices, properties and books and records and to furnish copies of related information, as well as restrictions on a party contacting any of the employees, customers, distributors or suppliers of the other party without the authorization of the other party;

•	preservation of the indemnification provisions in the bylaws of Splitco with respect to directors, officers, employees or agents of Splitco;

•

each party’s obligation to cooperate and use reasonable best efforts to obtain the release of Lockheed Martin and its subsidiaries from certain contracts, instruments or other financial support arrangements to the extent relating to the Splitco Business and for which Lockheed Martin or its subsidiary is a guarantor or person required to provide financial support, including by substituting Leidos or one of its subsidiaries for the Lockheed Martin entity that is a party to the contract, instrument or financial support arrangement;

•

an acknowledgement that, as an inducement to enter into the Merger Agreement and to consummate the Transactions, Lockheed Martin and Leidos will take, and cause Splitco and the Splitco Subsidiaries to take, all actions necessary or appropriate to comply with the obligations under the Separation Agreement prior to the effective time of the Merger or from and after the closing of the Merger, as applicable;

•	an acknowledgement that Leidos, Lockheed Martin, Splitco and Merger Sub exercise complete control and supervision over their respective operations prior to the consummation of the Merger;

•	the listing of the shares of Leidos common stock issued in the Merger on the NYSE;

•

steps required to cause any disposition of Splitco common stock or acquisitions of Leidos common stock resulting from the Transactions by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Leidos or Splitco to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	confidentiality obligations of Lockheed Martin and Leidos;

•

each party’s obligation to take appropriate actions, and to assist and cooperate with the other parties, to do all things necessary, proper or advisable under applicable law to execute and deliver the Transaction Documents and any other documents as may be required to carry out the provisions of the Merger Agreement and to consummate the Transactions, as well as Lockheed Martin’s obligations to keep Leidos informed as to the status of the Internal Reorganization; and

•

preparation and delivery of the audited combined and consolidated financial statements of the Splitco Business and cooperation of the parties with respect to the preparation of pro forma financial statements required for the filing of the registration statements.

Conditions to the Merger

The obligations of Leidos, Lockheed Martin, Merger Sub and Splitco to consummate the Merger are subject to the satisfaction or, if permitted under applicable law, written waiver of the following conditions:

•	the consummation of the Internal Reorganization in all material respects in accordance with the Separation Agreement and the Distribution;

•

the effectiveness of the registration statement of Leidos and the registration statement of Splitco and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

•	the approval for listing on the NYSE of the shares of Leidos common stock to be issued in the Merger;

•	the approval by Leidos stockholders of the Share Issuance;

•

the expiration or termination of any applicable waiting period under the HSR Act (which period has expired), and the receipt of any governmental approvals required under the antitrust laws in certain other jurisdictions; and

•

the absence of any law or orders of governmental authorities in the United States or certain other jurisdictions that enjoins or makes illegal the consummation of the Internal Reorganization, the Distribution or the Merger.

The conditions listed above are referred to as the “Joint Conditions to the Merger.” As announced by Leidos on March 29, 2016, the applicable waiting period under the HSR Act has expired.

Leidos’ and Merger Sub’s obligations to effect the Merger are subject to the satisfaction or, if permitted by applicable law, written waiver of the following additional conditions:

•

the truth and correctness in all material respects of Lockheed Martin’s representations and warranties with respect to corporate existence and power, corporate authorization, capital structure, ownership of equity interests in the Splitco Subsidiaries and joint ventures associated with the Splitco Business, absence of certain conflicts, required board and stockholder approvals and broker fees as of the closing date of the Merger;

•

the truth and correctness of Lockheed Martin’s other representations and warranties as of the closing date of the Merger, except where a failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Splitco;

•

the compliance in all material respects by Lockheed Martin and Splitco of all covenants and agreements required to be complied with by them on or prior to the effective time of the Merger under the Merger Agreement, the Separation Agreement and each other Transaction Document executed contemporaneously with the Merger Agreement;

•

the receipt by Leidos of a certificate, dated as of the closing date of the Merger, of an authorized representative of Lockheed Martin certifying the satisfaction by, as applicable, Lockheed Martin and Splitco of the conditions described in the preceding three bullet points;

•

the receipt by Leidos of an opinion from a nationally recognized valuation firm that Leidos and its subsidiaries on a consolidated basis shall not be “insolvent” or otherwise unable to pay their respective obligations after giving effect to the Leidos Special Dividend and the Merger; and

•

the receipt by Leidos of the Leidos Tax Opinion and a copy of the opinion of Davis Polk & Wardwell LLP, tax counsel to Lockheed Martin, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Leidos, Merger Sub and Splitco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

We refer to the first four conditions listed above as the “Additional Conditions to the Merger for Leidos’ Benefit.”

Lockheed Martin’s and Splitco’s obligations to effect the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following additional conditions:

•

the truth and correctness in all material respects of Leidos’ and Merger Sub’s representations and warranties with respect to corporate existence and power, corporate authorization, capitalization, absence of certain conflicts and broker fees as of the closing date of the Merger;

•

the truth and correctness of Leidos’ and Merger Sub’s other representations and warranties as of the closing date of the Merger, except where a failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Leidos;

•

the compliance in all material respects by Leidos and Merger Sub of all covenants and agreements required to be complied with by them on or prior to the effective time of the Merger under the Merger Agreement, the Separation Agreement and each other Transaction Document executed contemporaneously with the Merger Agreement;

•

the receipt by Lockheed Martin of a certificate, dated as of the closing date of the Merger, of an authorized representative of Leidos certifying the satisfaction by Leidos and Merger Sub of the conditions described in the preceding three bullet points;

•	the receipt by Lockheed Martin of the Lockheed Martin Tax Opinions and a copy of the Leidos Tax Opinion;

•

the receipt by Lockheed Martin and Splitco of opinions from a nationally recognized valuation firm that Lockheed Martin and Splitco shall not be “insolvent,” unable to pay their respective obligations or otherwise unable to make a distribution under the MGCL or DGCL, as the case may be, after giving effect to the Splitco Special Cash Payment, the Distribution and the Merger;

•	the receipt by Lockheed Martin of the Splitco Special Cash Payment; and

•	Splitco shall have incurred the Splitco Debt and shall have received the proceeds of the Splitco Debt.

We refer to the first four conditions listed above as the “Additional Conditions to the Merger for Lockheed Martin’s Benefit.”

To the extent permitted by applicable law, Lockheed Martin and Splitco, on the one hand, and Leidos and Merger Sub, on the other hand, may waive the satisfaction of the conditions to their respective obligations to consummate the Transactions. If Leidos waives the satisfaction of a material condition to the consummation of the Transactions, Leidos will evaluate the facts and circumstances at that time and re-solicit stockholder approvals of the Share Issuance if required to do so by law or the rules of the NYSE. If Leidos waives a material condition to the consummation of the Transactions, Leidos will notify stockholders of the waiver by issuing a press release or other public announcement a minimum of five business days prior to the special meeting of Leidos stockholders. See “Risk Factors—Risks Related to the Transactions—Leidos may waive one or more of the conditions to the consummation of the Transactions without re-soliciting stockholder approval.”

Termination

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the consummation of the Merger by the written consent of Lockheed Martin, Leidos, Splitco and Merger Sub. Also, subject to specified qualifications and exceptions, either Lockheed Martin or Leidos may terminate the Merger Agreement and abandon the Transactions at any time prior to the consummation of the Merger:

•	if the Merger has not been consummated by 11:59 p.m. New York City time on January 25, 2017 (such date and time, the “Termination Date”);

•	if any governmental authority in the United States or certain other jurisdictions has issued a final and non-appealable order that permanently enjoins the consummation of the Merger; or

•	if Leidos stockholders fail to approve the Share Issuance at the meeting of Leidos stockholders (including any adjournment, continuation or postponement thereof).

In addition, subject to specified qualifications and exceptions, Lockheed Martin may terminate the Merger Agreement and abandon the Transactions if:

•

Leidos has breached any covenant or agreement in the Merger Agreement (including an obligation to consummate the Merger) that would, if occurring or continuing on the closing date of the Merger, cause the Joint Conditions to the Merger or Additional Conditions to the Merger for Lockheed Martin’s Benefit not to be satisfied, and the breach is not cured, or cannot be cured, upon the earlier of (i) 30 days following Lockheed Martin’s written notice to Leidos of such breach and Lockheed Martin’s intent to terminate the Merger Agreement, (ii) with respect to a breach of an obligation to consummate the Merger, five business days following Lockheed Martin’s written notice to Leidos of such breach and Lockheed Martin’s intent to terminate the Merger Agreement, or (iii) the Termination Date (a termination pursuant to this provision, a “Termination for Leidos’ Material Breach”);

•	a Change in Recommendation has occurred;

•	Leidos has failed to include the Leidos Recommendation in the Leidos proxy statement; or

•

Leidos has failed to comply with its obligations under the Merger Agreement relating to the meeting of Leidos stockholders or the non-solicitation of alternative transactions, except for de minimis non-compliances with these obligations that are promptly cured by Leidos.

In addition, subject to specified qualifications and exceptions, Leidos may terminate the Merger Agreement if:

•

Lockheed Martin or Splitco has breached any covenant or agreement in the Merger Agreement or the Separation Agreement (including an obligation to consummate the Merger) that would, if occurring or continuing on the closing date of the Merger, cause the Joint Conditions to the Merger or Additional Conditions to the Merger for Leidos’ Benefit not to be satisfied, and the breach is not cured, or cannot be cured, upon the earlier of (i) 30 days following Leidos’ written notice to Lockheed Martin and Splitco of such breach and Leidos’ intent to terminate the Merger Agreement, (ii) with respect to a breach of an obligation to consummate the Merger, five business days following Leidos’ written notice to Lockheed Martin and Splitco of such breach and Leidos’ intent to terminate the Merger Agreement, or (iii) the Termination Date.

If the Merger Agreement is validly terminated, the Merger Agreement will terminate without any liability on the part of any party or their respective representatives except as described below in the section of this document entitled “—Termination Fee and Expenses Payable in Certain Circumstances”; provided that nothing in the Merger Agreement will relieve any party from liability for fraud committed prior to such termination or for any willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the Transaction Documents; provided, further, that provisions of the Merger Agreement relating to confidentiality, the effect of termination of the Merger Agreement, fees and expenses and all of the general provisions of the Merger Agreement will survive any termination and remain in full force and effect.

Termination Fee and Expenses Payable in Certain Circumstances

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, a termination fee of $150,000,000 is payable by Leidos to Lockheed Martin. The circumstances under which this termination fee is payable include:

•

if Lockheed Martin terminates the Merger Agreement due to (1) a Change in Recommendation, (2) Leidos’ failure to include the Leidos Recommendation in the Leidos proxy statement, or (3) Leidos’ failure to comply with its obligations under the Merger Agreement relating to the meeting of Leidos stockholders and the non-solicitation of alternative transactions; or

•

if (1) Leidos or Lockheed Martin terminates the Merger Agreement because the Merger has not been consummated by the Termination Date or there is a Termination for Leidos’ Material Breach, (2) prior to the termination of the Merger Agreement, a Competing Leidos Transaction is publicly announced or becomes publicly known, and (3) on or prior to the date that is 15 months after the date of termination, Leidos enters into a Competing Leidos Transaction or consummates a Competing Leidos Transaction (whether or not the applicable Competing Leidos Transaction is the same as the original Competing Leidos Transaction publicly announced or publicly known); provided that solely for purpose of this provision, references to “20 percent” in the definition of Competing Leidos Transaction will be deemed to refer to “50 percent.”

If the Merger Agreement is terminated because Leidos stockholders fail to approve the Share Issuance at the meeting of Leidos stockholders, Leidos will be required to reimburse Lockheed Martin in cash for all out-of-pocket fees and expenses actually incurred or accrued by Lockheed Martin and its affiliates in connection with the Transactions, up to a maximum of $37,500,000 in the aggregate.

Except as described in this section and subject to certain exceptions, the Merger Agreement provides that all out-of-pocket expenses incurred in connection with the Merger Agreement and the Transactions are to be paid by the party incurring the expenses, except that Lockheed Martin and Leidos shall each pay one-half of all out-of-pocket expenses relating to printing, filing and mailing the Leidos and Splitco registration statements and the Leidos proxy statement and all SEC and other regulatory filing fees incurred in connection with the registration statements and the proxy statement.

If Leidos fails to pay the $150,000,000 termination fee described above when due, the amount of such payment will be increased to include the costs of all expenses incurred or accrued by Lockheed Martin and Splitco (including fees and expenses of counsel) in connection with the collection under and enforcement of the terms of the Merger Agreement, together with interest on the unpaid termination fee. Payment of the fees and expenses described in this section will not be in lieu of any damages incurred in the event of breach of the Merger Agreement.

In the event of a termination of the Merger Agreement, in addition to the payment of any termination fee, reimbursement of any out-of-pocket expenses and any other payments contemplated by the Merger Agreement, Leidos will pay to Lockheed Martin an amount of cash equal to the aggregate fees and expenses payable in connection with the financing contemplated by the Splitco Commitment Letter, including interest expenses for period up to and including the closing date of the Merger and any amounts required to reimburse the Splitco Commitment Parties (including costs of counsel to the Splitco Commitment Parties).

Specific Performance

In the Merger Agreement, the parties acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of the Merger Agreement by a party, and that any such breach would cause the other parties irreparable harm. Accordingly, the parties have agreed that, in the event of any breach or threatened breach of the provisions of the Merger Agreement, the other parties are entitled to enforce any provision of the Merger Agreement to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to a party at law or in equity.

Amendments; Waivers

No provision of the Merger Agreement may be amended or waived except by an instrument in writing signed by, in the case of an amendment, all of the parties to the Merger Agreement, or, in the case of a waiver, by the party or parties against whom the waiver is to be effective. For any amendments or waivers to the sections of the Merger Agreement relating to liability following payment of a termination fee, amendments and waivers, successors and assigns, governing law, dispute resolution, waiver of jury trial, third-party beneficiaries, certain non-parties to the Merger Agreement and non-recourse that, in each case, adversely affect any of Leidos’ or Splitco’s financing sources, the prior written consent of the affected financing sources will be required before such amendment or waiver is effective.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference in this document. Lockheed Martin stockholders and Leidos stockholders are urged to read the Separation Agreement in its entirety. This description of the Separation Agreement has been included to provide Lockheed Martin stockholders and Leidos stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this document. It is not intended to provide any other factual information about Leidos, Merger Sub, Lockheed Martin or Splitco. Information about Leidos, Merger Sub, Lockheed Martin and Splitco can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

Descriptions regarding the assets and liabilities conveyed to Splitco and retained by Lockheed Martin contained in the Separation Agreement are qualified by certain information that has been exchanged between Lockheed Martin and Splitco that is not reflected in the Separation Agreement. Accordingly, Lockheed Martin stockholders and Leidos stockholders should not rely on the general descriptions of assets and liabilities in the Separation Agreement, as they may have been modified in important ways by the information exchanged between Lockheed Martin and Leidos.

Overview

The Separation Agreement provides for the Separation of the Splitco Business from Lockheed Martin. Among other things, the Separation Agreement specifies those assets of Lockheed Martin related to the Splitco Business that are to be transferred to, and those liabilities of Lockheed Martin related to the Splitco Business that are to be assumed by, Splitco and the Splitco Subsidiaries, and sets forth when and how these transfers and assumptions will occur. The Separation Agreement also includes procedures by which Lockheed Martin and Splitco will become separate and independent companies. The matters addressed by the Separation Agreement include, but are not limited to, the matters described below.

In consideration for the contribution of certain specified assets relating to the Splitco Business to Splitco and the Splitco Subsidiaries, Splitco will:

•

issue and deliver to Lockheed Martin additional shares of Splitco common stock that, together with the 100 shares of Splitco common stock currently owned by Lockheed Martin, will constitute all of the outstanding stock of Splitco;

•	pay to Lockheed Martin the Splitco Special Cash Payment; and

•	assume certain specified liabilities relating to the Splitco Business.

Separation of the IS&GS Business

Internal Reorganization

At or prior to the date of the Distribution, to the extent not completed prior to the date of the Separation Agreement, Lockheed Martin and Splitco will take steps (including transfers of stock or other equity interests, formation of new entities and/or declaration of dividends) to effect the Internal Reorganization, pursuant to which, among other things, all of the Splitco Subsidiaries will become direct or indirect subsidiaries of Splitco.

Conveyance of Assets; Assumption and Discharge of Liabilities

Generally, subject to the terms and conditions contained in the Separation Agreement and only to the extent not inconsistent with the tax-free status of the Distribution:

•	at or prior to the date of the Distribution, Lockheed Martin will transfer to Splitco or a Splitco Subsidiary all the Transferred Assets (as defined below), and Splitco or a Splitco Subsidiary will assume all liabilities arising out of or relating to the Transferred Assets or the operation, affairs or conduct of the Splitco Business, whether arising before, at or after the execution of the Separation Agreement;

•	Lockheed Martin will retain all assets and liabilities that are not transferred to, or assumed by, Splitco or a Splitco Subsidiary in the Separation; and

•

following the date of the Distribution, if the parties receive funds upon payment of accounts receivable or other amounts attributable to assets or liabilities transferred to the other party, then the parties will transfer such misallocated assets or liabilities, or related funds, to the appropriate party.

The assets to be transferred or assigned to Splitco or the Splitco Subsidiaries (the “Transferred Assets”) include, among other things, the following assets of Lockheed Martin:

•	certain owned and leased real property used in the Splitco Business;

•	all shares of capital stock and other equity interests in the Splitco Subsidiaries, including equity interests in the Joint Venture Entities;

•

all tangible property, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property, that is used exclusively in connection with the Splitco Business;

•

all contracts that relate exclusively to the Splitco Business and certain shared contracts and rights thereunder, including those contracts subject to the terms of the Shared Contracts Agreements (as more fully described in the section of this document entitled “Other Agreements—Additional Agreements”);

•	all bids, proposals and quotations, including bids made in respect of government contracts, submitted prior to the date of the Distribution on behalf of the Splitco Business;

•	all accounts receivable and notes receivable relating exclusively to the operation of the Splitco Business;

•	all prepaid expenses relating exclusively to the operation of the Splitco Business, including lease and rental payments;

•

all rights, claims, credits, causes of action or rights of set-off against other persons or entities (other than Lockheed Martin) relating exclusively to the Splitco Business or the Transferred Assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

•

certain intellectual property and industrial property rights and rights in confidential information, including patents, trademarks, copyrights and applications therefor and all other intellectual property that is related to the Splitco Business and identified in the Intellectual Property Matters Agreement, subject to the terms, conditions and limitations of the Intellectual Property Matters Agreement as more fully described in the section of this document entitled “Other Agreements—Additional Agreements”;

•	all transferable franchise, licenses, permits or other authorizations issued by a governmental authority and owned, or granted, held or used exclusively in connection with the Splitco Business;

•

all data of any third party (other than Lockheed Martin, Splitco or a Splitco Subsidiary) that has been provided, disclosed or otherwise made available exclusively to, or is maintained or used exclusively by, the Splitco Business, together with any books, records, files and papers containing such data;

•	all data of Lockheed Martin used exclusively in the Splitco Business, together with any books, records, files and papers containing such data;

•

all corporate or limited liability company minute books and related stock records of Splitco and the Splitco Subsidiaries, all information and records related exclusively to Splitco and the Splitco Subsidiaries used to demonstrate compliance with applicable law and any other compliance records exclusively related to the Splitco Business and all separate financial and property tax records of Splitco or the Splitco Subsidiaries that do not form part of the general ledger of Lockheed Martin;

•

all insurance proceeds (except those relating to Excluded Assets or Excluded Liabilities (as defined below)), net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any Transferred Assets (or that would have been Transferred Assets but for the occurrence of an event giving rise to the insurance proceeds) to the extent of any damage or destruction that remains unrepaired or to the extent any property or asset remains unreplaced on the date of the Distribution;

•

assets relating to certain employee plans and other benefit arrangements expressly provided in the Employee Matters Agreement (as more fully described in the section of this document entitled “Other Agreements—Employee Matters Agreement”) to be transferred to Splitco or to a trust associated with an employee plan or benefit arrangement sponsored by Splitco; and

•

all software programs, document and other related materials used or held for use exclusively in connection with the Splitco Business, including software licenses, software embedded in any hardware or equipment that is a Transferred Asset and operating system software and commercial off-the-shelf software installed on any computer, workstation, personal digital assistant, cell phone or other communications device that is a Transferred Asset, to the extent transferable under the terms of any license.

The Separation Agreement provides that the assets to be transferred or assigned to Splitco or the Splitco Subsidiaries will not in any event include, among other things, any of the following assets (the “Excluded Assets”):

•

all cash and cash equivalents of Lockheed Martin including those used as collateral for financial support arrangements of Lockheed Martin, other than the actual cash of the Splitco Business calculated in accordance with the cash adjustment as more fully described below under “—Cash and Working Capital Adjustment” and deposits with utilities, insurance companies and other persons;

•	all accounts receivable of the Splitco Business for which Lockheed Martin is the obligor;

•

all original books and records that Lockheed Martin is required to retain pursuant to applicable law or that contain information relating to any business or activity of Lockheed Martin not forming a part of the Splitco Business or any employee of Lockheed Martin that is not a Splitco Business Employee;

•

all original employment-related books and records relating to Splitco Business Employees and all books and records relating to employee plans and benefit arrangements under which benefits are provided to the Splitco Business Employees and Former Splitco Business Employee;

•

all tax records relating to the Splitco Business that form part of the general ledger of Lockheed Martin, any work papers of Lockheed Martin’s auditors and any other tax records (including accounting records) of Lockheed Martin;

•

all assets of Lockheed Martin not held or owned by or used exclusively in connection with the Splitco Business, certain contracts, rights and other properties and assets that the parties have agreed will be excluded assets and all assets otherwise relating to or arising out of any business or operations other than the Splitco Business;

•	all owned and leased real property other than the real property used in the Splitco Business;

•	all rights and claims of Lockheed Martin under any of the Transaction Documents or related agreements or instruments;

•

all notes receivable or similar claims or rights of the Splitco Business from Lockheed Martin relating to or arising out of the financing of the Splitco Business or the transfer of cash to or from the Splitco Business;

•	all capital stock or any other securities owned by Lockheed Martin (other than capital stock or equity interests in the Splitco Subsidiaries);

•

all intellectual property owned, licensed or used by Lockheed Martin other than the intellectual property to be transferred to Splitco and the Splitco Subsidiaries pursuant to the Intellectual Property Matters Agreement;

•

all assets relating to employee plans and benefits arrangements of Lockheed Martin, except to the extent the Employee Matters Agreement provides for the transfer of such assets to a Splitco Subsidiary or to a trust associated with an employee plan or benefit arrangement sponsored by a Splitco Subsidiary or such assets are held directly by any Splitco Subsidiary or by a trust associated with an employee plan or benefit arrangement sponsored by a Splitco Subsidiary and are exclusively applicable to Splitco Business Employees;

•

unless otherwise provided in the Supply Agreements, all intra-Lockheed Martin work transfer agreements and all quotations, bids or proposals submitted by Lockheed Martin, Splitco or the Splitco Subsidiaries in response to requests for intra-Lockheed Martin quotations and all rights and benefits in respect of other interdivision, intradivision intra-Lockheed Martin agreements or arrangements in respect of the Splitco Business;

•	all data of Lockheed Martin, other than any data used exclusively in the Splitco Business;

•	all assets that are expressly contemplated by the Transaction Documents to be retained by Lockheed Martin; and

•	all assets related to liabilities that will not be assumed by Splitco or the Splitco Subsidiaries in connection with the Transactions.

The Separation Agreement provides that the liabilities that are to be assumed by Splitco or the Splitco Subsidiaries (the “Assumed Liabilities”) include, among other things, the following liabilities of Lockheed Martin:

•

all trade and other accounts payable and notes payable of the Splitco Business and all liabilities that are reflected in the balance sheet of the Splitco Business as of December 31, 2015, the final statement of the cash and net working capital of the Splitco Business to be delivered under the Separation Agreement or the notes to the combined financials statements of the Splitco Business;

•	certain specified liabilities that the parties have agreed will be assumed by Splitco or the Splitco Subsidiaries;

•

all liabilities arising under or related to bids, quotations and proposals of the Splitco Business and the contracts that constitute Transferred Assets (whether or not such contracts are inactive contracts and whether arising prior to, on or after the date of the Distribution and whether or not novated to Splitco or the Splitco Subsidiaries), including all settlement liabilities and liabilities arising from or relating to performance or non-performance of such contracts;

•

all liabilities in respect of the Splitco Business Employees, Former Splitco Business Employees and all dependents and beneficiaries of such individuals, including liabilities in respect of worker’s compensation for incidents occurring prior to, on or after the date of the Distribution, liabilities in respect of any obligation of Lockheed Martin to indemnify, defend, or advance or reimburse expenses of any such employees or former employees in connection with the Splitco Business, and liabilities under or relating to the Worker Adjustment and Retraining Notification Act or any similar state or local law to the extent relating to or arising out of any actions taken prior to, on or after the date of the Distribution, except in each case to the extent otherwise provided in the Employee Matters Agreement;

•

all liabilities with respect to any Splitco Business Employees, Former Splitco Business Employees and all dependents and beneficiaries of such individuals under employee plans and benefit arrangements and liabilities in respect of independent contractor agreements or arrangements in connection with the Splitco Business, except in each case to the extent otherwise provided in the Employee Matters Agreement to be retained by Lockheed Martin;

•

all liabilities relating to errors or omissions or allegations thereof or claims of design or other defects with respect to any product sold or service provided by the Splitco Business prior to, on or after the date of the Distribution;

•	all liabilities relating to warranty or similar obligations or services with respect to any product sold or service provided by the Splitco Business prior to, on or after the date of the Distribution;

•

all liabilities relating to the owned and leased real property included in the Transferred Assets and the other real property and facilities to be leased, subleased or licensed to Splitco or the Splitco Subsidiaries arising prior to, on and after the Distribution as more fully described below in “Other Agreements—Additional Agreements—Building and Office Space Lease, —Subleases and—License Agreements”;

•	all liabilities under any stock purchase agreement or similar agreement relating to the acquisition of a Splitco Subsidiary prior to the date of the Distribution;

•

all liabilities relating to workers’ compensation or the Occupational Safety and Health Act of 1970, as amended, and any regulations, decisions or orders promulgated thereunder, and any state or local law pertaining to worker, employee or occupational safety or health, whether arising prior to, on or after the date of the Distribution;

•

all liabilities arising under the new indebtedness to be incurred by Splitco prior to or on the date of the Distribution, all other indebtedness for borrowed money incurred by Splitco or the Splitco Subsidiaries after the Cut-Off Time and the Splitco Special Cash Payment;

•

all liabilities relating to or arising out of the ownership by Splitco, the Splitco Subsidiaries or any of their successors of the Transferred Assets, or the ownership, lease, use or occupancy by Splitco, or the Splitco Subsidiaries of real property or facilities, including the ownership of the owned and leased real property included in the Transferred Assets, the other real property and facilities to be leased, subleased or licensed to Splitco or the Splitco Subsidiaries on and after the Distribution (as more fully described below in “—Other Agreements”) or relating to or arising out of conditions at or affecting such real property or facilities or the operations of the Splitco Business that arise under or relate to environmental laws, whether arising prior to, on or after the date of the Distribution;

•

all liabilities arising directly or indirectly from legal, administrative or other claims or proceedings relating to the Splitco Business or any Transferred Assets, including in respect of any alleged tort, breach of contract, violation or noncompliance with applicable law or any franchise, permit, license or similar authorization, whether arising prior to, on or after the date of the Distribution; and

•

except as otherwise expressly provided in any Transaction Document, all other liabilities relating to or arising out of the Transferred Assets or the operation, affairs, or conduct of the Splitco Business whether arising before, at, or after the date of the Separation Agreement.

The Separation Agreement provides that the liabilities that are to be assumed by Splitco or the Splitco Subsidiaries will not in any event include, among other things, any of the following assets (the “Excluded Liabilities”):

•	all liabilities in respect of trade and other accounts payable and notes payable of the Splitco Business for which Lockheed Martin is the obligee;

•

except for obligations in respect of the Splitco Special Cash Payment, all liabilities, whether now in existence or arising after the date of the Separation Agreement, in respect of notes payable (including intercompany promissory notes) or similar obligations (whether or not billed or accrued and however documented) to Lockheed Martin relating to or arising out of the financing of the Splitco Business or the transfer of cash to or from the Splitco Business;

•

except to the extent provided in the Supply Agreements, all liabilities in respect of any intra-Lockheed Martin work transfer agreements and any quotations, bids or proposals submitted by Lockheed Martin,

Splitco or the Splitco Subsidiaries in response to requests for intra-Lockheed Martin quotations, intra-Lockheed Martin work transfer agreements or other interdivision, intradivision intra-Lockheed Martin agreements or arrangements in respect of the Splitco Business;

•

all liabilities, whether in existence or arising after the date of the Separation Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Lockheed Martin, Splitco or the Splitco Subsidiaries in connection with the Transactions (other than any financing fees or expenses payable by Splitco or a Splitco Subsidiary in connection with the financial support arrangements relating to the Transactions;

•

all liabilities of Lockheed Martin in respect of indebtedness for borrowed money (excluding other liabilities arising under the new indebtedness to be incurred by Splitco prior to or on the date of the Distribution, all other indebtedness for borrowed money validly incurred by Splitco or the Splitco Subsidiaries after the Cut-Off Time and the Splitco Special Cash Payment, which will be assumed by Splitco or a Splitco Subsidiary unless otherwise included in the previous paragraph);

•	all liabilities under those contracts the parties have agreed will be Excluded Assets;

•

all liabilities expressly retained or assumed by Lockheed Martin pursuant to the Tax Matters Agreement or the Employee Matters Agreement, and certain liabilities that the parties have agreed will be retained by Lockheed Martin relating to (i) payment obligations in respect of specified indemnity holdback and other obligations continuing under certain transaction agreements relating to the acquisition of a Splitco Subsidiary prior to the date of the Distribution, (ii) liabilities of Lockheed Martin in respect of certain pending litigation and administrative proceedings and (iii) environmental remediation liabilities in respect of real property owned by Lockheed Martin in King of Prussia, Pennsylvania, a portion of which will be leased to Splitco or a Splitco Subsidiary as of the date of the Distribution; and

•	all liabilities arising from the satisfaction or settlement of intercompany accounts in accordance with the Separation Agreement.

Consents and Delayed Transfers

The Separation Agreement provides that Lockheed Martin and Splitco will use their respective reasonable best efforts to obtain any third-party consents required in connection with the transfer of any contract constituting a Transferred Asset to Splitco or a Splitco Subsidiary or the transfer of any contract constituting an Excluded Asset from Splitco or a Splitco Subsidiary to Lockheed Martin.

Where the transfer of an asset requires the consent of a third party and such consent has not been obtained prior to the Distribution, then, to the extent permitted under such contract and applicable law, Lockheed Martin and Splitco will be required to cooperate to enter into mutually agreeable arrangements under which Splitco, the Splitco Subsidiaries or Lockheed Martin, as the case may be, will obtain the claims, rights and benefits associated with, and will assume the economic burden and other obligations with respect to, the relevant contract until the applicable contract is transferred to, or the applicable liability is assumed by, Splitco, a Splitco Subsidiary or Lockheed Martin, as applicable, and Splitco, the Splitco Subsidiaries or Lockheed Martin, as applicable, would enforce, at the other party’s cost and reasonable request, any and all claims, rights and benefits against any third party arising under and contract, for the benefit of the other party. These obligations are subject to the limitation that no party will be required to pay any fee under any arrangements pursuant to the preceding sentence or in connection with obtaining any third-party consent, nor will any party have any obligation to seek such consents with respect to licenses for commercial off-the-shelf software.

In addition, subject to the terms of the Merger Agreement and the Separation Agreement, the Separation Agreement requires that Lockheed Martin and Splitco use reasonable best efforts to take all actions necessary to consummate the Transactions as promptly as practicable, including using reasonable best efforts to obtain all approvals of governmental authorities necessary to complete the Distribution and the other Transactions as further described in the section of this document entitled “The Transactions.” In connection with the foregoing, Splitco is required to provide any assurances as to financial capability, resources and creditworthiness requested by a governmental authority. Lockheed Martin and Splitco are also required to prepare and submit appropriate notifications and disclosures in connection with Transactions to the Defense Contract Management Agency, the Defense Security Service of the U.S. Government and any other governmental authorities pursuant to national or industrial security regulations and existing and prospective customers under government contracts or bids.

Certain Additional Agreements

The Separation Agreement requires that on the date of the Distribution, Lockheed Martin or its subsidiaries and Splitco or the Splitco Subsidiaries execute and deliver all necessary transfer documents relating to the Transferred Assets to be transferred or assigned to Splitco or the Splitco Subsidiaries (or the Excluded Assets to be transferred to, or retained by, Lockheed Martin) and the Assumed Liabilities to be assumed by Splitco or the Splitco Subsidiaries (or Excluded Liabilities to be transferred to, or retained by, Lockheed Martin), including the Assignment and Assumption Agreements.

In addition, on the date of the Distribution, Lockheed Martin or its subsidiaries and Splitco or the Splitco Subsidiaries are required to execute and deliver certain intellectual property matters agreements, real property agreements, transition services agreements, supply agreements, a subcontract pending the U.S. government’s agreement to novate one or more government contracts to Splitco and agreements relating to performance of certain shared contracts, as more fully described in the section of this document entitled “Other Agreements—Additional Agreements.”

Intercompany Agreements

All contracts between Splitco or any of the Splitco Subsidiaries, on the one hand, and Lockheed Martin or any of its subsidiaries (other than Splitco and the Splitco Subsidiaries), on the other hand, will be terminated as of the date of the Distribution, except for certain agreements like the Separation Agreement, the Merger Agreement, the Additional Agreements and contracts to which any non-wholly-owned subsidiary of Lockheed Martin or Splitco, as the case may be, is a party. In addition, all outstanding intercompany accounts between Lockheed Martin or any of its subsidiaries (other than Splitco and the Splitco Subsidiaries), on the one hand, and Splitco or any of the Splitco Subsidiaries, on the other hand, will be settled or satisfied no later than the date of the Distribution.

Cash and Working Capital Adjustment

The Separation Agreement provides for a cash adjustment to the extent that the actual cash of Splitco and the Splitco Subsidiaries as of the Cut-Off Time is greater than zero. The Separation Agreement also provides for a working capital adjustment to the extent that the actual net working capital of Splitco and the Splitco Subsidiaries as of the Cut-Off Time is greater or less than specified target amounts of net working capital for Splitco and the Splitco Subsidiaries as of such date.

•

If the actual net working capital amount as determined in accordance with the procedures set forth in the Separation Agreement exceeds $29,000,000, then Splitco will pay to Lockheed Martin the excess, plus an amount equal to the actual cash of the Splitco Business as of the Cut-Off Time.

•

If the actual net working capital amount exceeds $22,000,000 and is not more than $29,000,000, then Lockheed Martin will pay to Splitco an amount equal to $7,000,000 minus the sum of such excess and the actual cash of the Splitco Business as of the Cut-Off Time (provided that, if the sum of such excess and the actual cash exceeds $7,000,000, Splitco will pay to Lockheed Martin the amount by which such sum exceeds $7,000,000).

•

If the actual net working capital equals or exceeds $12,000,000 and is not more than $22,000,000, then Lockheed Martin will pay to Splitco an amount equal to $7,000,000 minus the actual cash of the Splitco Business as of the Cut-Off Time (provided that, if the actual cash exceeds $7,000,000, Splitco will pay to Lockheed Martin such excess amount).

•

Finally, if the actual net working capital amount is less than $12,000,000, then Lockheed Martin will pay to Splitco an amount equal to the difference between $19,000,000 and the actual net working capital, minus the actual cash of the Splitco Business as of the Cut-Off Time (provided that if the amount of actual cash exceeds the difference between $19,000,000 and the actual net working capital, Splitco will pay to Lockheed Martin such excess amount).

In each instance, payment is to be made within five business days of the final determination of the actual amounts of net working capital and cash.

Certain Resignations

Lockheed Martin is required to cause each director or employee of Lockheed Martin who will not be employed by Splitco or a Splitco Subsidiary after the Distribution to resign, effective no later than the date of the Distribution, from all boards of directors or similar governing bodies of Splitco or any Splitco Subsidiary and from all positions as officers of Splitco or any Splitco Subsidiary.

Issuance of Splitco Common Stock, Incurrence of Debt and Splitco Special Cash Payment

As consideration for the Splitco Transfer, Splitco will:

•

issue and deliver to Lockheed Martin additional shares of Splitco common stock which, along with the 100 shares of Splitco common stock then owned by Lockheed Martin, will constitute all of the outstanding stock of Splitco and will equal the number of shares of Leidos common stock to be issued to Splitco stockholders in the Merger; and

•	pay to Lockheed Martin the Splitco Special Cash Payment.

On or before the date of the Distribution, Splitco will enter into a definitive agreement or agreements providing for indebtedness in an aggregate principal amount equal to $1,841,450,000 in the form of borrowings under credit facilities, as more fully described in the section of this document entitled “Debt Financing”. Prior to the date of the Distribution, Splitco will incur and receive the proceeds of such indebtedness.

Distribution

In the Distribution, Lockheed Martin will distribute all of the outstanding shares of Splitco common stock to the Lockheed Martin stockholders. The Separation Agreement provides that the Distribution may be effected, at Lockheed Martin’s option, by way of a spin-off or a split-off pursuant to the Exchange Offer. Lockheed Martin intends to effect the Distribution as a split-off pursuant to the Exchange Offer.

Conditions to the Distribution

The obligation of Lockheed Martin to complete the Distribution is subject to the satisfaction or waiver by Lockheed Martin (subject to the limitation that any waiver shall also be subject to the prior written consent of Leidos) of the following conditions:

•	execution and delivery of each Transaction Document to the extent not already executed by each party thereto; and

•

each of the conditions to the obligations of the parties to the Merger Agreement to consummate the Merger and complete the other transactions contemplated by the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied contemporaneously with or immediately following the Distribution), in each case as described in the section of this document entitled “The Merger Agreement—Conditions to the Merger.”

Disclaimer

Except as expressly provided otherwise in any Transaction Document, Splitco will take the assets and liabilities of the Splitco Business that are allocated to it on an “as is,” “where is” basis, with no representation or warranty of any kind. The foregoing has no impact on the representations and warranties made by Lockheed Martin in the Merger Agreement, the Tax Matters Agreement, the Employee Matters Agreement or any of the Additional Agreements. See “The Merger Agreement—Representations and Warranties” for a description of the representations and warranties related to the Splitco Business that are contained in the Merger Agreement.

Indemnification; Limitation on Liability

The Separation Agreement provides that, after the Distribution, the sole and exclusive remedy with respect to any breach of the Separation Agreement will be a claim for damages (whether in contract, in tort or otherwise, and whether in law, in equity or both). Subject to certain limitations described below, each of Splitco and Lockheed Martin agreed to indemnify the other party, its affiliates and their respective representatives against, and hold harmless from, all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (subject to the limitations in the Separation Agreement, “Damages”) arising out of, resulting from or related to the following:

•	any breach or failure to perform by Splitco, any Splitco Subsidiary or Lockheed Martin, as the case may be, of any covenants, agreements or obligations of such party under the Separation Agreement;

•

any liability assumed by Splitco and the Splitco Subsidiaries, except to the extent subject to indemnification by Lockheed Martin under the Separation Agreement, or any liability retained by Lockheed Martin, as the case may be;

•	any matters for which indemnification is provided by Lockheed Martin, Splitco or the Splitco Subsidiaries, as the case may be, under any Transaction Document; and

•

any liabilities assumed by Splitco and the Splitco Subsidiaries, or Lockheed Martin, as applicable, in respect of contracts for which the transfer to Splitco or the Splitco Subsidiaries, on the one hand, or to Lockheed Martin, on the other hand, is delayed pending receipt of a required consent from a third party.

Under the Separation Agreement, Lockheed Martin will indemnify Splitco, its affiliates and their respective representatives for any Damages incurred by them in connection with any liability assumed by Splitco or a Splitco Subsidiary under the Separation Agreement, but only to the extent such Damages arise out of or result from any circumstance, condition or event existing or occurring prior to the date of the Distribution and was not otherwise agreed to by the parties. Notwithstanding the foregoing, Lockheed Martin also has agreed to indemnify Splitco for a portion of certain Damages relating to a pending dispute arising out of the Splitco Business.

Under the Separation Agreement, Splitco also will indemnify Lockheed Martin, its affiliates and their respective representatives for any financial support arrangements relating to, arising out of or supporting the Splitco Business.

The Separation Agreement provides for certain limitations in connection with indemnification sought by the parties for Damages, including the following:

•

each party must, and must cause its Subsidiaries to, take all reasonable steps to mitigate its Damages after becoming aware of any event that could reasonably be expected to give rise to any such Damages, and indemnification will not be available to the extent a party fails to take reasonable steps to mitigate such Damages.

•	no Lockheed Martin or Splitco indemnified party will be entitled to payment or indemnification more than once with respect to the same matter;

•	no party will be entitled to set off, or have any right to set off, with respect to any Damages against any payments to be made by any such party under the Transaction Documents; and

•

Lockheed Martin has no obligation to indemnify Splitco, its affiliates and their respective representatives with regard to any liabilities assumed by Splitco and the Splitco Subsidiaries: (i) unless Splitco provides written notice of any such claim on or before the first anniversary of the date of the Distribution, (ii) to the extent of any amounts reserved or accrued on the balance sheet of the Splitco Business as of December 31, 2015 or taken into account in determining the actual net working capital of the Splitco Business as of the Cut-Off Time, (iii) until the aggregate amount of all Damages exceeds $100,000,000 (at which point, the indemnified parties will be entitled to indemnification only for Damages in excess of that amount) and (iv) for Damages that exceed $400,000,000 in the aggregate.

The Separation Agreement provides that Lockheed Martin and Splitco (and any Splitco Subsidiary), as applicable, will use reasonable best efforts to obtain reimbursement of all Damages that are subject to indemnification as a reimbursable cost under government contracts to the extent such Damages are reimbursable in accordance with applicable law. To the extent that Lockheed Martin and Splitco (and any Splitco Subsidiary), as applicable, is reimbursed for any cost under a government contract in respect of a matter subject to indemnification pursuant to the Separation Agreement, such party shall remit such reimbursement to the other party promptly upon receipt of such reimbursement.

Further Assurances and Certain Additional Covenants

The Separation Agreement addresses additional obligations of Lockheed Martin and Splitco relating to, among other things, record retention, access to information, confidentiality, the privileged nature of information, separation planning and real estate matters, and includes covenants relating to non-solicitation of employees, insurance and financial support arrangements, and casualty and condemnation matters. Certain of these obligations and covenants are described below.

Further Assurances

Subject to the terms and conditions of the Separation Agreement, before and after the Distribution, each of Lockheed Martin and Splitco has agreed to use reasonable best efforts to take all actions and to do all things necessary, proper, advisable or desirable under applicable law to consummate or implement the Transactions.

Novation and Other Matters Related to Government Contracts

After the date of the Distribution, Splitco or a Splitco Subsidiary will submit a request that the U.S. Government recognize Splitco or a Splitco Subsidiary as the successor in interest to all of the government contracts constituting Transferred Assets that are being assigned to Splitco or the Splitco Subsidiaries. Thereafter, the parties are required to enter into novation agreements in accordance with the federal acquisition regulations. In addition to the foregoing, Splitco and Lockheed Martin are required to use reasonable best efforts to obtain all consents, approvals and waivers required to process, enter into and complete the novation agreements with respect to such government contracts. On the date of the Distribution, the parties will enter into Subcontract Pending Novation to assume and perform the obligations under the government contracts constituting Transferred Assets until such time as the novation agreements are executed for such contracts with the U.S. Government. See “Other Agreements—Additional Agreements—Subcontract Pending Novation” for a more detailed description of this agreement. Notwithstanding the foregoing, the parties acknowledged that it may be impracticable to seek novation of inactive government contracts and, as a result, will not seek novation of inactive government contracts unless required to do so by a governmental authority even though assets and liabilities in respect of inactive government contracts constituting Transferred Assets or Assumed Liabilities will be allocated to Splitco and the Splitco Subsidiaries, and inactive government contracts constituting Excluded Assets or Excluded Liabilities will be allocated to Lockheed Martin in connection with the Transactions.

Splitco and Lockheed Martin have further agreed to use reasonable best efforts to obtain any consent or novation to the extent that consent, or a novation comparable to the novations described in the immediately preceding paragraph, is required from, any government authority that is not part of the U.S. Government. Splitco and Lockheed Martin agreed to cooperate in the filing, prosecution and intervention in bid protests arising from or in connection with any bids, proposals or quotations made in respect of U.S. government contracts. Lockheed Martin is also required to file claims, participate in litigation or take such bid protest action on behalf of Splitco if Splitco, in Lockheed Martin’s reasonable discretion after consultation with outside counsel, has satisfied its obligation under applicable law prior to the filing, prosecution and intervention in such disputes.

After the Distribution, in the event any member of a party’s group remains a party to any contract with any governmental authority, which contract is to be novated to a member of the other party’s group after the Distribution, such contract party is required to take all reasonable measures necessary to maintain any security clearances required to be maintained pursuant to or in connection with such agreement until such contract is novated to the applicable member of the novation party’s group.

After the Distribution, each of Lockheed Martin and Splitco will allow any government authority to offset any settlement liability related to government contracts assigned to such party against payments otherwise owed by such governmental authority or will promptly reimburse Lockheed Martin or Splitco, for such party’s pro rata portion of such settlement liabilities. Each party will also indemnify and compensate the other party for any future liabilities associated with audit adjustments of allocations related to or associated with the Transferred Assets and Assumed Liabilities.

Furthermore, Lockheed Martin and Splitco agreed to take certain actions with respect to government contracts for which the period of performance has elapsed, but which remain pending close-out. The parties allocated responsibilities associated with the close-out process, including the party responsible for the on-program close-out function and central close-out function with respect to each government contract and the responsibilities of each party with respect to claims made by any governmental authority during the contract close-out process.

Non-Solicitation of Employees

Pursuant to the Separation Agreement, for a period of 18 months after the date of the Distribution, each of Splitco and Lockheed Martin has agreed that, without the prior written approval of Lockheed Martin or Splitco (as applicable), it will not, directly or indirectly, solicit any non-administrative employee of the other party to terminate his or her employment relationship with such party. The restrictions in the preceding sentence do not apply to any employee hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of, (i) in the case of solicitation by Splitco, Lockheed Martin or any of its Subsidiaries, or (ii) in the case of solicitation by Lockheed Martin, the Splitco Business) or general solicitations or advertisements (such as an advertisement in newspapers, on, as applicable, Splitco or Lockheed Martin websites or internet job sites, or on radio or television), in each case to the extent not specifically directed to employees of Splitco or Lockheed Martin, as the case may be.

Insurance; Financial Support Arrangements

From and after the effective time of the Merger, Lockheed Martin will have no obligation to maintain any form of insurance coverage in respect of the Transferred Assets, the Splitco Business or the Splitco Business Employees, except that Lockheed Martin will maintain, for at least six years after the Merger, tail coverage provided by the directors’ and officers’ liability and fiduciary liability insurance under which Splitco and the Splitco Subsidiaries are covered immediately prior to the effective time of the Merger.

On and after the date of the Distribution, Splitco is required to reimburse Lockheed Martin for any self-insurance, retention, deducible or retrospective premium or similar expenses allocated to the Splitco Business by

Lockheed Martin resulting from or arising out of any and all current or former insurance policies maintained by Lockheed Martin to the extent any such liabilities relate to the Splitco Business, any Assumed Liabilities or any other activities of Splitco or the Splitco Subsidiaries. In connection with any claims asserted against Splitco or the Splitco Subsidiaries after the date of the Distribution arising out of occurrence before the date of the Distribution, Splitco and the Splitco Subsidiaries may access coverage under occurrence-based insurance policies of Lockheed Martin in place prior to the date of the Distribution and under which Splitco or any Splitco Subsidiary was insured to the extent such coverage exists, and Lockheed Martin will cooperate in pursuing any such claims.

In addition, within 60 days after the date of the Distribution, Splitco must in good faith seek to have Lockheed Martin released, effective as of the date of Distribution, from all obligations under any financial support arrangements, including letters of credit, performance guarantees, surety bonds and similar arrangements, entered into by Lockheed Martin on behalf of the Splitco Business prior to the Distribution. If, after the Distribution, any amounts are drawn on any financial support arrangements pursuant to which Lockheed Martin is obligated to make any reimbursement or Lockheed Martin pays any amounts under such financial support arrangements, Splitco is required to promptly reimburse Lockheed Martin for such amounts.

Lockbox Accounts

On and after the date of the Distribution, Lockheed Martin will take such actions as may be reasonable under the circumstances to transfer to Splitco from time to time any payments in respect of accounts receivable constituting Transferred Assets in any lockbox or similar bank account of Lockheed Martin and its Subsidiaries (other than the Splitco Subsidiaries). On and after the date of the Distribution, Splitco shall take such actions as may be reasonable under the circumstances to transfer to Lockheed Martin from time to time any payments in respect of accounts receivable constituting Excluded Assets received by Splitco and the Splitco Subsidiaries in any lockbox or similar bank account of Splitco.

Casualty and Condemnation

If there is any physical damage to, destruction of, or theft or similar loss of any Transferred Assets between the date of execution of the Separation Agreement and the date of the Distribution or any taking by eminent domain or similar action by a governmental authority of an asset that would otherwise be considered a Transferred Asset, then Lockheed Martin must use commercially reasonable efforts consistent with past practice to (i) repair or replace any such assets and (ii) replace the asset that has been condemned or taken as necessary consistent with prudent operation of the Splitco Business. If the Distribution occurs prior to the repair or replacement of such assets, then Lockheed Martin shall promptly pay to Splitco or the Splitco Subsidiaries any casualty insurance proceeds or other funds Lockheed Martin receives with respect to the damage, destruction, loss or taking of such Transferred Assets.

Real Property and Related Matters

As of the date of the Distribution, Lockheed Martin will transfer to Splitco by quitclaim deed certain owned real property in Gaithersburg, Maryland. Lockheed and Splitco also must cooperate with each other and use reasonable best efforts to take all actions and to do all things necessary or desirable to assign the leases included in the Transferred Assets to be assigned to Splitco or a designated Splitco Subsidiary.

With respect to other real property and facilities associated with the Splitco Business, Lockheed and Splitco must cooperate with each other and use reasonable best efforts to take all actions and to do all things necessary or desirable for Lockheed Martin to, immediately prior to the date of the Distribution: (a) lease to Splitco or a designated Splitco Subsidiary certain buildings and other space at Lockheed Martin facilities in Manassas, Virginia; Rockville, Maryland and King of Prussia, Pennsylvania that will continue to be owned by Lockheed Martin or one of its subsidiaries after the date of the Distribution; (b) sublease to Splitco space within the existing leased facility of Lockheed Martin at Stennis Space Center in Mississippi that will continue to be leased by Lockheed Martin or one of its subsidiaries after the date of the Distribution; and (c) license to Splitco, space at facilities utilized by other businesses of Lockheed Martin located in Owego, New York; Mt. Laurel, New Jersey; Hanover, Maryland; Dahlgren, Virginia; Arlington, Virginia; Lakeland, Florida; and two properties in Herndon, Virginia that will continue to be owned or leased by Lockheed Martin or one of its subsidiaries after the Distribution. Lockheed Martin and Splitco will also cooperate with each other and use reasonable best efforts to take all actions and to do all things necessary or desirable for Splitco to: (a) lease to Lockheed Martin space at Splitco’s facility in Gaithersburg, Maryland; (b) sublease to Lockheed Martin space within the leased facility in Kingston, Australia for which the applicable lease will be transferred to Splitco in connection with Transactions; (c) sublease to Splitco or a designated Splitco Subsidiary space at Lockheed Martin facilities in Ottawa, Canada that will continue to be leased by Lockheed Martin or one of its subsidiaries after the date of the Distribution and (d) license to Lockheed Martin space at the facilities located in Farnborough, United Kingdom; Rockville, Maryland; Chula Vista, California; Dahlgren, Virginia; Chantilly, Virginia; and Eagan, Minnesota for which the applicable lease or sublease will be transferred to Splitco in connection with the Transactions. The agreements with respect to the real property and facilities to be leased, subleased or licensed to Splitco, the Splitco Subsidiaries and Lockheed Martin on and after the date of the Distribution are more fully described below in “Other Agreements—Additional Agreements—Building and Office Space Lease, —Subleases and —License Agreements.”

Termination

Without any further action, the Separation Agreement will terminate simultaneously upon a valid termination of the Merger Agreement prior to the closing of the Merger. If the Separation Agreement is so terminated, neither Lockheed Martin nor Splitco will be liable to the other party or any other person under the Separation Agreement, except as provided in the Merger Agreement. In addition, pursuant to the terms of the Merger Agreement, neither Lockheed Martin nor Splitco may otherwise terminate the Separation Agreement prior to the closing of the Merger without the prior written consent of Leidos.

Assignment; Amendment and Waiver

Prior to the closing of the Merger, the Separation Agreement may not be assigned, amended or modified, and rights under the Separation Agreement may not be waived, by Lockheed Martin or Splitco without the prior written consent of Leidos.

DEBT FINANCING

Overview

On January 26, 2016, in connection with their entry into the Merger Agreement, Leidos and Splitco entered into separate commitment letters with the Commitment Parties (each commitment letter, as amended, restated, modified or otherwise supplemented through the date hereof, the “Leidos Commitment Letter” and the “Splitco Commitment Letter” respectively and, collectively, the “Commitment Letters”) pursuant to which the Commitment Parties agreed to provide debt financing in connection with the Transactions. The following is a description of the principal terms of such indebtedness, as set out in the Commitment Letters as in effect on the date hereof.

In connection with the Transactions, Splitco and Leidos expect to engage in the following financing activities:

•

the entry by the Leidos Borrower into a new senior secured credit facility in an aggregate principal amount of up to $1,440,000,000, which is currently expected to consist of a term loan A facility in an aggregate principal amount of up to $690,000,000 (the “Leidos Term Loan A Facility”) and a revolving credit facility in an aggregate principal amount of up to $750,000,000 (the “Leidos Revolving Credit Facility” and, together with the Leidos Term Loan A Facility, the “Leidos Facilities”), the proceeds of which will be used, together with cash on hand of the Leidos Borrower, to, among other things, (i) pay a special dividend to Leidos stockholders in an amount equal to $13.64 per share, (ii) repay in full all outstanding indebtedness for borrowed money of the Splitco Business, if any (other than the debt incurred by Splitco under the Splitco Facilities), (iii) repay in full all indebtedness, and terminate all commitments, under Leidos’ Amended and Restated Four Year Credit Agreement, dated as of March 11, 2011, among Leidos, as borrower, the Leidos Borrower, as guarantor, Citibank, N.A., as administrative agent and the lenders, other agents and other parties party thereto from time to time (as amended by Amendment No. 1, dated as of April 19, 2013, Amendment No. 2, dated as of October 17, 2014, Amendment No. 3 dated as of January 26, 2016, Amendment No. 4, dated as of February 12, 2016, and as further amended, amended and restated, supplemented or otherwise modified through the date hereof) and (iv) pay certain fees, costs and expenses in connection with the consummation of the Transactions, as specified in the Leidos Commitment Letter and definitive documentation in connection therewith.

•

the entry by Splitco into a new senior secured credit facility of up to $1,841,450,000, which is currently expected to consist of a three-year term loan A facility in an aggregate principal amount of up to $400,000,000 (the “Splitco Three-Year Term Loan A Facility”), a five-year term loan A facility in an aggregate principal amount of up to $310,000,000 (the “Splitco Five-Year Term Loan A Facility”), and a term loan B facility in an aggregate principal amount of up to $1,131,450,000 (the “Splitco Term Loan B Facility” and, together with the Splitco Three-Year Term Loan A Facility and the Splitco Five-Year Term Loan A Facility, the “Splitco Facilities”; the Splitco Facilities together with the Leidos Facilities, the “Facilities”), in order to (i) make the Special Cash Payment and (ii) pay certain fees, costs and expenses in connection with the consummation of the Transactions, as specified in the Splitco Commitment Letter and definitive documentation in connection therewith.

As a result of these financing activities, Leidos’ leverage will increase after the consummation of the Transactions. For a discussion of Leidos’ liquidity and capital resources after the consummation of the Transactions, see “Information on Leidos—Leidos’ Liquidity and Capital Resources After the Consummation of the Transactions.”

Leidos Term Loan A Facility

Pursuant to the Leidos Commitment Letter, subject to certain conditions, the Commitment Parties agreed to provide to the Leidos Borrower the Leidos Term Loan A Facility consisting of senior secured term loans in an aggregate principal amount of up to $690,000,000 to be used by the Leidos Borrower to consummate the Transactions. See “Debt Financing—Overview.”

The full amount of the Leidos Term Loan A Facility must be drawn in a single drawing on the closing date of the Transactions, and amounts borrowed under the Leidos Term Loan A Facility may not be reborrowed. The Leidos Commitment Letter provides that the terms of the Leidos Term Loan A Facility will be finalized in a credit agreement (the “Leidos Credit Agreement”) and related documentation to be mutually agreed between Leidos, the Leidos Borrower and the agents and lenders thereunder.

The Leidos Term Loan A Facility will mature five years after the date of the consummation of the Transactions; provided that if any of Leidos’ 4.450 percent notes due 2020 have not been refinanced in a Qualifying Refinancing (to be defined in the Leidos Credit Agreement) prior to the date that is 91 days before the maturity date of such notes (the “Early Maturity Date”), then the Leidos Term Loan A Facility will mature on the Early Maturity Date.

Leidos will pay interest on the unpaid principal amount of each loan under the Leidos Term Loan A Facility at a rate per annum equal to (a) the sum of the Base Rate plus an applicable margin for Base Rate loans or (b) LIBOR plus an applicable margin for LIBOR loans. The applicable margin for the loans under the Leidos Term Loan A Facility will be 1.25% for Base Rate loans and 2.25% for LIBOR loans on the closing date of the Leidos Term Loan A Facility, and will be subject to two step-downs to, in the case of (x) Base Rate loans, 1.00% and 0.75% and (y) LIBOR loans, 2.00% and 1.75%, in each case based upon achievement and maintenance of Senior Secured Leverage Ratios of 2.75:1.00 and 2.25:1.00, respectively.

Prepayments

The Leidos Commitment Letter provides that voluntary prepayments of loans under the Leidos Term Loan A Facility may be made at any time, on three business days’ notice in the case of a prepayment of LIBOR term loans, or one business day’s notice in the case of a prepayment of Base Rate term loans, without premium or penalty, in minimum principal amounts to be agreed in the case of the Leidos Credit Agreement; provided that voluntary prepayments of LIBOR term loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Such prepayments will be applied to scheduled installments of principal payments under the Leidos Term Loan A Facility as directed by the Leidos Borrower.

In addition, loans under the Leidos Term Loan A Facility shall be prepaid with (i) 50 percent of Leidos’ consolidated excess cash flow, with reductions to 25 percent and 0 percent based upon achievement and maintenance of senior secured leverage ratios to be mutually agreed and (ii) 100 percent of the net cash proceeds of all asset sales and other dispositions of property, subject to customary reinvestment rights, and all issuances, offerings or placements of debt, in each case, by Leidos, the Leidos Borrower, Splitco and their respective restricted subsidiaries, subject to certain customary exceptions. Such prepayments shall be allocated pro rata among the outstanding term loans under the Splitco Facilities and the Leidos Term Loan A Facility.

Covenants

Leidos, Leidos Borrower and their respective subsidiaries will be subject to customary affirmative and negative covenants in connection with the Leidos Term Loan A Facility, including limitations on:

•	liens;

•	mergers, consolidations, liquidations and dissolutions;

•	changes in business;

•	investments, loans, advances, guarantees and acquisitions;

•	asset sales;

•	sale-and leaseback transactions;

•	speculative hedging arrangements;

•	dividends or other distributions on capital stock, redemptions and repurchases of capital stock and prepayments, redemptions and repurchases of junior debt;

•	transactions with affiliates;

•	restrictions on liens and other restrictive agreements;

•	debt and preferred stock;

•	amendments of the operative documents related to the Splitco Facilities, junior debt agreements and organizational documents; and

•	changes in fiscal year.

Financial Covenants

Leidos will be required to maintain, as at the end of each fiscal quarter after the closing date of the Debt Financings, (i) in the case of any fiscal quarter ending on or prior to the fiscal quarter ending 18 months after such closing date, a ratio of senior secured indebtedness to EBITDA (a “Senior Secured Leverage Ratio”) equal to or less than 4.75 to 1.00, (ii) in the case of any fiscal quarter ending after the fiscal quarter ending 18 months after such closing date and on or prior to the fiscal quarter ending 30 months after such closing date, a Senior Secured Leverage Ratio equal to or less than 4.25 to 1.00 and (iii) in the case of any fiscal quarter ending after the fiscal quarter ending 30 months after such closing date, a Senior Leverage Ratio equal to or less than 3.75 to 1.00.

Guarantee and Security

Obligations under the Leidos Term Loan A Facility will be unconditionally guaranteed, on a joint and several basis, by Leidos and by each direct or indirect, wholly-owned domestic subsidiary of Leidos, subject to customary exceptions, from time to time (other than the Leidos Borrower), including, following the Merger, Splitco and its direct and indirect, wholly-owned domestic subsidiaries, subject to customary exceptions (collectively, the “Leidos Guarantors” and, together with the Splitco Guarantors (as defined below), the “Guarantors”).

Obligations under the Leidos Term Loan A Facility will be secured on a first-priority basis (and pari passu with the Leidos Revolving Credit Facility and the Splitco Facilities) by substantially all of the assets of the Leidos Borrower and each Guarantor.

Events of Default

Events of default under the Leidos Term Loan A Facility will include the following (with customary qualifications and exceptions):

•	nonpayment of principal, interest, fees or other amounts;

•	inaccuracy of representations and warranties;

•	violation of covenants;

•	cross default and cross acceleration;

•	voluntary and involuntary bankruptcy or insolvency proceedings;

•	inability to pay debts as they become due;

•	material judgments;

•	ERISA events;

•	actual or asserted invalidity of security documents or guarantees; and

•	change in control.

An immediate event of default will occur upon (i) a failure to consummate the Merger immediately following the initial funding of the Leidos Facilities or (ii) a failure by the subsidiaries of Leidos required to become Guarantors as of the Closing Date under the Facilities (the “Initial Guarantors”) to guarantee the Facilities or to grant a security interest in substantially all their respective assets to secure the Facilities, in each case, immediately following the Merger.

Leidos Revolving Credit Facility

Pursuant to the Leidos Commitment Letter, subject to certain conditions, the Commitment Parties agreed to provide to the Leidos Borrower the Leidos Revolving Credit Facility, a senior secured revolving credit facility in an aggregate principal amount of up to $750,000,000 to be used by the Leidos Borrower primarily for working capital and general corporate purposes. See “Debt Financing—Overview.”

The Leidos Commitment Letter provides that up to $50,000,000 of loans under the Leidos Revolving Credit Facility may be incurred on the closing date of the Transactions to finance the Transactions and that additional loans under the Leidos Revolving Credit Facility may be incurred on the closing date of the Transactions for working capital and general corporate purposes; provided that the aggregate amount of loans under the Leidos Revolving Credit Facility incurred on the closing date of the Transactions may not exceed $200,000,000. Amounts repaid under the Leidos Revolving Credit Facility may be reborrowed at any time prior to the maturity of the Leidos Revolving Credit Facility, subject to conditions and limitations specified in the Leidos Credit Agreement and related documentation.

The Leidos Commitment Letter provides that obligations under Leidos Revolving Credit Facility will mature five years after the closing date of the Transactions; provided that, if any of Leidos’ 4.450 percent notes due 2020 have not been refinanced in a Qualifying Refinancing (to be defined in the Leidos Credit Agreement) prior to the Early Maturity Date, then the Leidos Revolving Credit Facility will mature on the Early Maturity Date.

Leidos will pay interest on the unpaid principal amount of each loan under the Leidos Revolving Credit Facility at a rate per annum equal to (a) the sum of the Base Rate plus an applicable margin for Base Rate loans of (b) LIBOR plus an applicable margin for LIBOR loans. The applicable margin for the loans under the Leidos Revolving Credit Facility will be 1.25% for Base Rate loans and 2.25% for LIBOR loans on the closing date of the Leidos Revolving Credit Facility, and will be subject to two step-downs to, in the case of (x) Base Rate loans, 1.00% and 0.75% and (y) LIBOR loans, 2.00% and 1.75%, in each case based upon achievement and maintenance of Senior Secured Leverage Ratios of 2.75:1.00 and 2.25:1.00, respectively.

Commitment Reductions

The Leidos Credit Agreement will provide, subject to certain conditions, that commitments under the Leidos Revolving Credit Facility may be permanently reduced at any time.

Covenants

Under the Leidos Revolving Credit Facility, Leidos, Leidos Borrower and their respective subsidiaries will be subject to the same customary affirmative and negative covenants applicable to the Leidos Term Loan A Facility. See “—Leidos Term Loan A Facility—Covenants.”

Financial Covenants

Under the Leidos Revolving Credit Facility, Leidos, Leidos Borrower and their respective subsidiaries will be subject to the same financial covenants applicable to the Leidos Term Loan A Facility. See “—Leidos Term Loan A Facility—Financial Covenants.”

Guarantee and Security

Obligations under the Leidos Revolving Credit Facility will be guaranteed, on a joint and several basis, and secured, on a first-priority basis (and pari passu with the Leidos Term Loan A Facility and the Splitco Facilities), on the same terms and by the same parties as those which guarantee and secure obligations under the Leidos Term Loan A Facility. See “—Leidos Term Loan A Facility—Guarantee and Security.”

Events of Default

The same events of default will apply to the Leidos Revolving Credit Facility as will apply to the Leidos Term Loan A Facility. See “—Leidos Term Loan A Facility—Events of Default.”

Splitco Facilities

Pursuant to the Splitco Commitment Letter, subject to certain conditions, the Commitment Parties agreed to provide the Splitco Three-Year Term Loan A Facility, consisting of senior secured term loans in an aggregate principal amount of up to $400,000,000, the Splitco Five-Year Term Loan A Facility, consisting of senior secured term loans in an aggregate principal amount of up to $310,000,000, and the Splitco Term Loan B Facility, consisting of senior secured term loans in an aggregate principal amount of up to $1,131,450,000, the aggregate amount of which is to be used by Splitco to make the Special Cash Payment and to pay certain fees, costs and expenses in connection with the Transactions. See “Debt Financing—Overview.”

The full amount of each Splitco Facility must be drawn in a single drawing on or prior to the closing date of the Transactions. Amounts borrowed under any Splitco Facility and repaid may not be reborrowed. The Splitco Commitment Letter provides that the terms of the Splitco Facilities will be finalized in a credit agreement (the “Splitco Credit Agreement”) and related documentation to be mutually agreed between Splitco and the agents and lenders thereunder.

The Splitco Three-Year Term Loan A Facility will mature three years after the date of the consummation of the Transactions and the Splitco Five-Year Term Loan A Facility will mature five years after the date of the consummation of the Transactions; provided that in each case if any of Leidos’ 4.450 percent notes due 2020 have not been refinanced in a Qualifying Refinancing (to be defined in the Splitco Credit Agreement) prior to the Early Maturity Date, then such Splitco Term Loan A Facility will mature on the Early Maturity Date. The Splitco Term Loan B Facility has a seven-year maturity period beginning on the closing date of the Transactions.

Splitco will pay interest on the unpaid principal amount of each loan at a rate per annum equal to (a) the sum of the Base Rate plus an applicable margin for Base Rate loans or (b) LIBOR plus an applicable margin for LIBOR loans. The applicable margin for term loan A loans will be 1.25% for Base Rate loans and 2.25% for LIBOR loans on the closing date of the Leidos Debt Financing, and will be subject to two step-downs to, in the case of (x) Base Rate loans, 1.00% and 0.75% and (y) LIBOR loans, 2.00% and 1.75%, in each case based upon achievement and maintenance of Senior Secured Leverage Ratios of 2.75:1.00 and 2.25:1.00, respectively. The applicable margins for the Splitco Term Loan B Facility in the case of (x) Eurocurrency Rate Loans will be 2.75% per annum and (y) Base Rate Loans will be 1.75% per annum.

Prepayments

The Splitco Commitment Letter provides that voluntary prepayments of loans under the Splitco Facilities may be made at any time, on three business days’ notice in the case of a prepayment of LIBOR term loans, or one business day’s notice in the case of a prepayment of Base Rate term loans, without premium or penalty in minimum principal amounts; provided that voluntary prepayments of LIBOR term loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Each voluntary prepayment of loans under the Splitco Facilities may be applied to any scheduled principal payments under the Splitco Facilities as directed by Splitco.

Loans under the Splitco Facilities shall be prepaid with (i) 50 percent of Leidos’ consolidated excess cash flow, with reductions to 25 percent and 0 percent based upon achievement and maintenance of a senior secured leverage ratio to be mutually agreed, subject to certain exceptions, and (ii) 100 percent of the net cash proceeds of all asset sales and other dispositions of property, subject to customary reinvestment rights, and all issuances, offerings or placements of debt, in each case, by Leidos, the Leidos Borrower, Splitco and their respective restricted subsidiaries, with certain exceptions. Such prepayments shall be allocated pro rata among the outstanding term loans under the Splitco Facilities and the Leidos Term Loan A Facility.

Covenants

Leidos, Splitco and their respective subsidiaries will be subject to customary affirmative and negative covenants under the Splitco Facilities, including limitations on:

•	liens;

•	mergers, consolidations, liquidations and dissolutions;

•	changes in business;

•	investments, loans, advances, guarantees and acquisitions;

•	asset sales;

•	sale-and leaseback transactions;

•	speculative hedging arrangements;

•	dividends or other distributions on capital stock, redemptions and repurchases of capital stock and prepayments, redemptions and repurchases of junior debt;

•	transactions with affiliates;

•	restrictions on liens and other restrictive agreements;

•	debt and preferred stock; and

•	amendments of the operative documents related to the Leidos Facilities, junior debt agreements and organizational documents.

Financial Covenants

Solely with respect to the term loan A facilities, Splitco will be required to maintain, as at the end of each fiscal quarter after the closing date of the Debt Financings, (i) in the case of any fiscal quarter ending on or prior to the fiscal quarter ending 18 months after such closing date, a Senior Secured Leverage Ratio equal to or less than 4.75 to 1.00, (ii) in the case of any fiscal quarter ending after the fiscal quarter ending 18 months after such closing date and on or prior to the fiscal quarter ending 30 months after such closing date, a Senior Secured Leverage Ratio equal to or less than 4.25 to 1.00 and (iii) in the case of any fiscal quarter ending after the fiscal quarter ending 30 months after such closing date, a Senior Secured Leverage Ratio equal to or less than 3.75 to 1.00.

Guarantee and Security

Obligations under the Splitco Facilities will be unconditionally guaranteed, on a joint and several basis, by each direct and indirect, wholly-owned domestic subsidiary of Splitco from time to time, subject to customary exceptions and (ii) after the consummation of the Merger, by each Leidos Guarantor (collectively, the “Splitco Guarantors”).

Obligations under the Splitco Facilities will be secured on a first-priority basis (and pari passu to the Leidos Facilities) by substantially all of the assets of Splitco and each Guarantor.

Events of Default

Events of default for the Splitco Facilities will include the following (with customary qualifications and exceptions):

•	nonpayment of principal, interest, fees or other amounts;

•	inaccuracy of representations and warranties;

•	violation of covenants;

•	cross default and cross acceleration;

•	voluntary and involuntary bankruptcy or insolvency proceedings;

•	inability to pay debts as they become due;

•	material judgments;

•	ERISA events;

•	actual or asserted invalidity of security documents or guarantees; and

•	change in control.

An immediate event of default under the Splitco Facilities will occur upon (i) a failure to consummate the Merger immediately following the initial funding of the Splitco Facilities or (ii) a failure by the Initial Guarantors to guarantee the obligations under the Facilities or to grant a security interest in substantially all their respective assets to secure the obligations under the Facilities, in each case, immediately following the Merger.

Intercreditor Agreement

The lien priority, relative rights and other creditors’ rights issues in respect of the Leidos Facilities and the Splitco Facilities in a customary pari passu intercreditor agreement reasonably satisfactory to the administrative agent under each of the Leidos Facilities and the Splitco Facilities, the Leidos Borrower and Splitco.

OTHER AGREEMENTS

Leidos, Lockheed Martin, Splitco and Merger Sub or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, certain other agreements relating to the Transactions and various interim and ongoing relationships between Lockheed Martin, Splitco and Leidos. The material terms of these agreements are summarized below.

Employee Matters Agreement

In connection with the Transactions, Lockheed Martin, Splitco and Leidos have entered into an Employee Matters Agreement with respect to the transfer of employees engaged in the Splitco Business and related matters, including terms of employment, benefit plan transition and coverage and other compensation and labor matters. This summary is qualified by reference to the complete text of the Employee Matters Agreement, which is incorporated by reference herein and is filed as an exhibit to the registration statement of which this document is a part.

Transfer of Employees and Retention of Certain Independent Contractors

Effective immediately prior to the date of the Distribution, Lockheed Martin will transfer the employment of any Splitco Business Employee who is not then employed by Splitco or any Splitco Subsidiary to Splitco or a Splitco Subsidiary. Splitco and the Splitco Subsidiaries will assume the liabilities and obligations of Lockheed Martin under any applicable plan, policy, contract or arrangement to employ, reemploy, reinstate or reactivate each Splitco Business Employee who is an inactive employee immediately prior to the date of the Distribution.

At the date of the Distribution, Splitco and the Splitco Subsidiaries will assume the liabilities and obligations of Lockheed Martin with respect to continuing to retain certain individuals who are retained as an independent contractor by Lockheed Martin on the date of the Distribution in connection with the Splitco Business, in accordance with the terms and conditions in effect for such individual’s retention by Lockheed Martin immediately before the date of the Distribution.

Terms and Conditions of Employment

From and after the date of the Distribution, Splitco and the Splitco Subsidiaries will assume the liabilities and obligations of Lockheed Martin under any employment agreements or similar agreements, including temporary staffing arrangements, consulting agreements and personal services agreements, or applicable law relating to the terms and conditions of employment of each Splitco Business Employee and Former Splitco Business Employee. Splitco and the Splitco Subsidiaries will also assume the liabilities and obligations of Lockheed Martin arising out of or pertaining to the termination of employment of, employing of or the failure or refusal to employ, reinstate, reactivate or reemploy any Splitco Business Employee or Former Splitco Business Employee (including severance benefits), whether such liabilities or obligations are based on events occurring prior to, on or after the date of the Distribution.

For the period beginning on the date of the Distribution and ending on December 31st of the year in which the date of the Distribution occurs (the “Transition Period”), Splitco and the Splitco Subsidiaries will continue to provide each Splitco Business Employee with (i) the same base salary or wage rate and short- and long-term incentive opportunities that were provided to the Splitco Business Employee immediately prior to the date of the Distribution and (ii) participation in employee benefit plans and programs that are substantially comparable in the aggregate to those benefits provided under the employee benefit plans and programs of Lockheed Martin, Splitco and the Splitco Subsidiaries (excluding defined benefit pension plans and post-retirement medical plans) as in effect for the Splitco Business Employee immediately prior to the date of the Distribution. For the six month period beginning on the date of the Distribution, Splitco and the Splitco Subsidiaries will maintain in effect the severance and layoff plans applicable to the Splitco Business Employees immediately before the date of the Distribution. For the period beginning on the date of the Distribution and ending on the first anniversary of the date of the Distribution, in the case of any Splitco Business Employee who was granted a restricted stock unit award from Lockheed Martin on January 28, 2016, Splitco and the Splitco Subsidiaries will treat any involuntary termination other than for “cause” (as defined under the Lockheed Martin Corporation Executive Severance Plan) or termination by the employee for “good reason” (as defined under the employee’s restricted stock unit award agreement dated January 28, 2016) as an executive layoff event under the Lockheed Martin Corporation Executive Severance Plan. After the end of the Transition Period, Splitco Business Employees will be eligible to participate in employee benefits plans, programs and policies and all other compensation and employment related plans, policies and arrangements that are substantially similar to the corresponding plans, programs and other arrangements maintained by Leidos for the benefit of similarly situated employees.

Benefit Plan Liabilities

Except as provided below, Lockheed Martin will retain all liabilities and obligations under any Employee Plan and Benefit Arrangement that is not, after the date of the Distribution, sponsored or maintained by Splitco or any Splitco Subsidiary. In any event, Lockheed Martin will retain all assets and liabilities in respect of each Employee Plan that is a defined benefit pension plan or post-retirement medical plan.

Splitco and the Splitco Subsidiaries will assume all of the liabilities and obligations of Lockheed Martin arising under any group life, accident, medical, dental or disability plan or similar arrangement (including severance benefit plans) maintained by an entity other than Splitco or any Splitco Subsidiary, with respect to each Splitco Business Employee and Former Splitco Business Employee to the extent that such liabilities and obligations relate to claims which have not been incurred on or prior to the date of the Distribution. Splitco and the Splitco Subsidiaries will also assume all liabilities and obligations of Lockheed Martin, with respect to each Splitco Business Employee and Former Splitco Business Employee, arising under any workers’ compensation laws relating to accidents or occupational diseases that occurred on, before or after the date of the Distribution. Splitco and the Splitco Subsidiaries will assume all liabilities and obligations, whenever incurred, under any employee benefit or compensation plan, program, policy or arrangement that is sponsored or maintained by Splitco or any Splitco Subsidiary.

Incentive Compensation

Lockheed Martin will retain any obligations to make payments to any Splitco Business Employee in respect of a cash-based long-term incentive performance award granted by Lockheed Martin under the 2011 IPAP, the Lockheed Martin Long-Term Incentive Cash Plan (“LTIC”) and the Lockheed Martin Key Employee Engagement Plan (“KEEP”) prior to 2016. At the date of the Distribution, Splitco and the Splitco Subsidiaries will assume the liabilities and obligations of Lockheed Martin under all cash-based long-term incentive performance awards granted by Lockheed Martin to Splitco Business Employees in 2016 under the LTIC and the KEEP. Unless Lockheed Martin has paid the Splitco Business Employees their annual incentive bonus under the applicable incentive arrangement for the year in which the date of the Distribution occurs, Splitco agrees to maintain the annual cash incentive and sales incentive compensation arrangements that cover the Splitco Business Employees as in effect immediately prior to the date of the Distribution at least until the end of the calendar year in which the date of the Distribution occurs, and Splitco will pay to each such Splitco Business Employee an incentive bonus under the applicable incentive arrangement for such calendar year in the amount determined by Lockheed Martin in accordance with the terms of such arrangement and past practice.

Lockheed Martin has entered into retention agreements with certain Splitco Business Employees (the “Transaction Retention Agreements”) as an inducement to these Splitco Business Employees to continue to work for Lockheed Martin through the Closing Date (as defined in the Merger Agreement). Lockheed Martin will retain all liabilities and obligations to these Splitco Business Employees under such Transaction Retention Agreements and any responsibility for associated withholding taxes.

Savings Plans

As soon as practicable after the date of the Distribution, Splitco or Leidos will establish one or more than one individual account plan for the benefit of the Splitco Business Employees or otherwise make immediate participation in one or more existing Splitco or Leidos plans available to the Splitco Business Employees (each a “Successor Savings Plan”). During the period commencing on the date of the Distribution and ending on the date on which the payroll services to be provided by Lockheed Martin to Splitco under the Transition Services Agreement terminate (the “Benefits Services Termination Date”), the terms of each such Successor Savings Plan that pertain to Splitco Business Employees who participated in a Lockheed Martin Savings Plan prior to the date of the Distribution will provide for elective deferrals by participants, matching contributions or profit-sharing contributions by Splitco at rates which are the same as the rates in effect under each Lockheed Martin Savings Plan immediately before the date of the Distribution with respect to the Splitco Business Employees who participated in each such plan. Lockheed Martin will cause the account balance of each Splitco Business Employee under each Lockheed Martin Savings Plan to be fully vested as of the date of the Distribution.

Nonqualified Plans

Splitco will establish as of the date of the Distribution three nonqualified plans or, at Splitco’s option, three separate nonqualified plan structures in one, or more than one, nonqualified plan (each such plan or structure, a “Splitco NQ Plan”). Each Splitco NQ Plan will be the same in all material respects as the related Lockheed Martin nonqualified plan specified in the Employee Matters Agreement (each, a “Lockheed Martin NQ Plan”) as in effect immediately before the date of the Distribution. Each Splitco NQ Plan will be established for the benefit of each Splitco Business Employee who participates in the corresponding Lockheed Martin NQ Plan immediately before the date of the Distribution and each other person who, immediately before the date of the Distribution, is a beneficiary of a Splitco Business Employee and has an account balance under such Lockheed Martin NQ Plan. Each Splitco NQ Plan will provide at least through the Benefits Services Termination Date for a formula for contributions that is the same as the formula for contributions in the corresponding Lockheed Martin NQ Plan as of the date of the Distribution.

Mirror Benefit Plans

As soon as practicable after the date of the Distribution, Splitco will establish a “mirror” benefit plan for each Employee Plan and Benefit Arrangement specified in the Employee Matters Agreement (the “Splitco Mirror Plans”). Each Splitco Mirror Plan will be established for the benefit of each Splitco Business Employee who participates in the corresponding Employee Plan or Benefit Arrangement, as applicable, immediately before the date of the Distribution and each other person who, immediately before the date of the Distribution, is a beneficiary of a Splitco Business Employee and has an accrued benefit or account balance under such Employee Plan or Benefit Arrangement. Prior to the Benefits Services Termination Date, each Splitco Mirror Plan will be the same in all material respects as the corresponding Employee Plan or Benefit Arrangement, as applicable, as in effect immediately before the date of the Distribution, provided that the parties shall cooperate in good faith to make reasonable changes on a mutually agreeable schedule, subject to reimbursement by Leidos of any direct or indirect costs of making the change. Splitco will maintain such Splitco Mirror Plans through the Benefits Services Termination Date or such earlier date that Splitco Business Employees are transitioned onto plans, programs, policies and other arrangements maintained by Leidos.

Termination and Plant Closing Notices; WARN Act

Splitco will provide any notices to the Splitco Business Employees that may be required under any applicable law, including the federal Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar state or local law, with respect to events that occur from and after the date of the Distribution. Splitco will not take any action after the date of the Distribution that would cause any termination of employment of any employees by Lockheed Martin on or before the date of the Distribution to constitute a

“plant closing” or “mass layoff” under the WARN Act or any similar state or local law, or to create any liability to Lockheed Martin for any employment terminations under applicable law.

U.S. Labor Matters

Effective as of and from the date of the Distribution, Splitco will offer to adopt and assume the collective bargaining agreement between Lockheed Martin Information Systems and Global Solutions – AFSS and the International Association of Machinists and Aerospace Workers, AFL-CIO and its affected District and Local Lodges (the “U.S. Union Contract”), which covers certain Splitco Business Employees located in the United States (the “U.S. Union Employees”), and will recognize the union that is a party to the U.S. Union Contract with respect to the Splitco Business Employees. Provided that Splitco adopts and assumes the U.S. Union Contract, Splitco will employ, effective as of and from the date of the Distribution, the U.S. Union Employees on the terms and conditions of the U.S. Union Contract. Except to the extent otherwise required by applicable law or otherwise permitted by the U.S. Union Contract, Splitco will not, and will cause any successor to the Splitco Business not to, reduce the hourly wage rates or annual incentive compensation opportunities or benefits of any U.S. Union Employee during the Transition Period.

To the extent Splitco does not comply with its obligations related to the U.S. Union Contract and, as a result, any Lockheed Martin indemnified party incurs any severance, termination or similar cost in respect of any U.S. Union Employee in connection with the Transactions on or following the date of the Distribution, Splitco will indemnify such party for such amounts.

On or before the date of the Distribution, Lockheed Martin will transfer and assign the U.S. Union Contract to Splitco, keep Splitco reasonably informed of the status of any negotiations and modifications with respect to the U.S. Union Contract and refrain from actions that would result in a breach of the U.S. Union Contract.

Non-U.S. Employees

The Employee Matters Agreement generally provides that Splitco Business Employees who are resident outside of the U.S. or otherwise are subject to non-U.S. law, and their related benefits and obligations, will be treated in the same manner as the Splitco Business Employees who are resident in the United States, subject to applicable law. The Employee Matters Agreement also contains certain provisions relating to the transfer of, the terms of employment of, and the benefits plans of Splitco Business Employees who are assigned to the Splitco Business in the United Kingdom (the “UK Splitco Business Employees”) or who are employed in Israel by a wholly-owned subsidiary of Lockheed Martin (the “Israeli Employees”), including, but not limited to, the provisions summarized below.

With respect to UK Splitco Business Employees, Lockheed Martin, Splitco and Leidos acknowledged and agreed that, pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended (the “Transfer Regulations”), the contracts of employment between Lockheed Martin and the UK Splitco Business Employees (except in so far as those contracts relate to any occupational pension scheme, as that term is used in Regulation 10 of the Transfer Regulations) will have effect after the date of the Distribution as if originally made between Splitco and such Splitco Business Employees. To the extent required to comply with Lockheed Martin’s obligations under certain governmental contracts, certain UK Splitco Business Employees who were previously UK public sector employees, participated in public sector defined benefit pension plans and who transferred to Lockheed Martin under the governmental contracts pursuant to the Transfer Regulations will generally be permitted by Splitco to accrue benefits under a broadly comparable pension scheme to the public sector plan in which they previously participated. With respect to the Israeli Employees, the employment of such employees will be transferred to Splitco or a Splitco Subsidiary effective as of the date of the Distribution, subject to obtaining written consent from the employees prior to the date of the Distribution as set forth in the Employee Matters Agreement. As of the date of the Distribution, Splitco will continue to provide the Israeli Employees with the same salary and all other employment benefits and rights that were provided to them by the applicable affiliate of Lockheed Martin in Israel immediately prior to the date of the Distribution according to applicable law and any employment agreement. Subject to applicable law, Lockheed Martin’s Israeli affiliate will transfer the Israeli Employees’ pension arrangements to Splitco after obtaining approval from the Israel tax authority prior to the date of the Distribution, which approval it shall secure before the date of the Distribution.

Tax Matters Agreement

In connection with the Transactions, Lockheed Martin, Splitco, and Leidos have entered into a Tax Matters Agreement that governs the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of the Distribution, the Merger or certain related transactions to qualify as tax-free for U.S. federal income tax purposes. The Tax Matters Agreement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. This summary is qualified by reference to the complete text of the form of the Tax Matters Agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

In general, the Tax Matters Agreement governs the rights and obligations of Lockheed Martin, on the one hand, and Splitco and Leidos, on the other hand, after the Distribution with respect to taxes for both pre-Distribution and post-Distribution periods. Under the Tax Matters Agreement, Lockheed Martin generally is responsible for pre-Distribution taxes (including taxes attributable to Splitco), and Splitco generally is responsible for post-Distribution taxes attributable to Splitco. Subject to certain exceptions, Splitco is responsible for taxes that are recoverable (or, in certain cases, recovered) by Splitco or the Splitco Subsidiaries from a governmental authority pursuant to the terms of Splitco’s government contracts. Furthermore, each party is responsible for any taxes imposed on Lockheed Martin that arise from the failure of the Distribution, the Merger and certain related transactions to qualify as tax-free transactions to the extent that such failure to qualify is attributable to certain actions (described below) taken by such party.

The Tax Matters Agreement further provides that Leidos and its subsidiaries will indemnify Lockheed Martin for (i) all taxes for which Splitco is responsible as described above, (ii) all taxes incurred by reason of certain actions or events, or by reason of any breach by Splitco, Leidos, or any of their respective subsidiaries of any of their respective representations, warranties or covenants under the Tax Matters Agreement that, in each case, affect the tax-free status of the Distribution, the Merger and certain related transactions and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses). Lockheed Martin will indemnify Leidos and its subsidiaries for (i) all taxes for which Lockheed Martin is responsible as described above, (ii) all taxes incurred by reason of certain actions or events, or by reason of any breach by Lockheed Martin of any of their respective representations, warranties or covenants under the Tax Matters Agreement that, in each case, affect the tax-free status of the Distribution, the Merger and certain related transactions and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

In addition, the Tax Matters Agreement generally will prohibit Lockheed Martin, Splitco, Leidos and their respective subsidiaries from taking certain actions that could cause the Distribution, the Merger and certain related transactions to fail to qualify as tax-free transactions. Furthermore, unless an exception applies, for a two-year period following the date of the Distribution:

•	none of Splitco, Leidos or any of their respective subsidiaries may discontinue the active conduct of the Splitco Business;

•	Leidos may not redeem or repurchase any of its stock;

•	neither Leidos nor Splitco may engage in certain mergers or consolidations;

•	none of Leidos, Splitco or any of Splitco’s subsidiaries may sell or issue any of its own stock or stock rights;

•

none of Splitco, Leidos or any of their respective subsidiaries may enter into any transaction or series of transactions as a result of which one or more persons would acquire (directly or indirectly) an amount of stock of Splitco and/or Leidos (taking into account the stock of Splitco acquired pursuant to the Merger) that would reasonably be expected to cause the failure of the tax-free status of the Distribution, the Merger and certain related transactions; and

•

none of Splitco, Leidos or any of their respective subsidiaries may amend its certificate of incorporation or take any other action affecting the relative voting rights of any stock or stock rights of Leidos, Splitco or their respective subsidiaries.

If Splitco, Leidos or any of their respective subsidiaries intends to take an action that is otherwise prohibited as described above, Splitco or Leidos is required to notify Lockheed Martin of its proposal and obtain an IRS ruling with Lockheed Martin or an unqualified tax opinion acceptable to Lockheed Martin to the effect that such action will not affect the tax-free status of the Distribution, the Merger and certain related transactions. However, if Splitco, Leidos or any of their respective subsidiaries takes any of the actions above and such actions result in tax-related losses to Lockheed Martin, Leidos and its subsidiaries generally are required to indemnify Lockheed Martin for such losses, without regard to whether Lockheed Martin has given prior consent to such action and without regard to whether Splitco or Leidos obtains an IRS ruling or an unqualified tax opinion.

The Tax Matters Agreement is binding on and will inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement. Further, as of the effective time of the Merger, Leidos will be subject to the obligations and restrictions imposed on Splitco.

Additional Agreements

In addition to the agreements described above, in connection with the Separation Agreement, Lockheed Martin and certain of its subsidiaries, on the one hand, and Splitco and certain of the Splitco Subsidiaries, on the other hand, will enter into the agreements described below on the date of the Distribution.

Intellectual Property Matters Agreement

Lockheed Martin and a subsidiary that will be transferred to Splitco will enter into an Intellectual Property Matters Agreement (“IPMA”) in respect of certain intellectual property (including patents, trade secrets, copyrights and know-how) used by the Splitco Business. Pursuant to the IPMA, Lockheed Martin will transfer to the Splitco Subsidiary certain specified intellectual property owned by Lockheed Martin and used in the Splitco Business (“Transferred Intellectual Property”), including the right to use such intellectual property, which the Splitco Subsidiary will hold subject to (i) any rights of the U.S. Government in any such intellectual property, (ii) any licensees of such Transferred Intellectual Property granted prior to the execution of the IPMA and (iii) any rights of third parties in intellectual property embedded or included in the Transferred Intellectual Property. The Splitco Subsidiary will also grant back to Lockheed Martin an irrevocable, worldwide, perpetual, fully paid up, royalty-free, generally nontransferable and nonexclusive license to a specified subset of the Transferred Intellectual Property to use for any purpose relating to Lockheed Martin’s retained businesses and operations.

In addition, Lockheed Martin will grant to the Splitco Subsidiary an irrevocable, worldwide, perpetual, fully paid up, royalty-free, generally nontransferable and nonexclusive license in and to certain additional specified intellectual property owned by Lockheed Martin and used by the Splitco Business and other retained businesses of Lockheed Martin (“Licensed Intellectual Property”) to use the same for any purposes in connection with the Splitco Business, subject to any rights of third parties in intellectual property embedded or included in the Licensed Intellectual Property. The Splitco Subsidiary may not grant sublicenses of its rights to the Licensed Intellectual Property under the IPMA without the prior written consent of Lockheed Martin (other than sublicenses to (a) Splitco, wholly-owned subsidiaries of Splitco and any future wholly-owned subsidiaries of Splitco and (b) providers of goods and services or other third parties for the benefit of the Splitco Business), provided that such consent shall not be unreasonably withheld or delayed with respect to proposed sublicenses to Affiliates of Splitco. Any permitted sublicense must be consistent with the terms of the IPMA, and the Splitco Subsidiary will remain solely liable for any such sublicensee’s compliance with the agreement. In the case of sublicenses to wholly-owned subsidiaries of Splitco, such sublicenses must provide for automatic termination when any such entity ceases to be an affiliate of the Splitco Subsidiary or wholly-owned subsidiary of Splitco. In addition, the IPMA contains restrictions with respect to the fields of use in which certain identified items of the Licensed Intellectual Property may be used and grants exclusive license rights in certain identified items of the Licensed Intellectual Property, for the design, development, manufacture, sale and distribution of devices, systems, products and services for certain commercial customers.

The IPMA prohibits either party from assigning or otherwise transferring, in whole or in part, any of its rights or obligations under the IPMA without consent from the non-assigning party, other than in connection with the sale of transfer of all or substantially all of the assigning party’s stock, assets or business to which the IPMA relates.

Furthermore, pursuant to the IPMA, certain specified intellectual property will be deemed jointly owned by Lockheed Martin and the Splitco Subsidiary (the “Jointly Owned Intellectual Property”), with each party owning an equal and undivided interest in such intellectual property. Each party will be entitled to freely use the Jointly Owned Intellectual Property outside the scope of the IPMA without accounting between them, and any improvement, updates or modifications to the Jointly Owned Intellectual Property made after the date of the Distribution will be owned by the party making such improvement, update or modification.

The IPMA also governs the parties’ rights with respect to enforcement and defense of third party claims relating to the intellectual property covered by the agreement. The IPMA also provides that, if any breach of the sufficiency of assets representation made by Lockheed Martin in the Merger Agreement can be remedied by a license of additional, or additional rights to use, intellectual property, then Lockheed Martin must provide or expand the license to the Splitco Subsidiary to include such rights to the extent required to cure such breach, on the same terms and conditions as comparable licenses under the IPMA, retroactive to the date of the Distribution; provided that either Splitco or the Splitco Subsidiary have provided a written notice of such alleged breach or requested such license on or prior to the first anniversary of the date of the Distribution. See also “The Merger Agreement—Representations and Warranties” for a more detailed description of the representations and warranties related to the Splitco Business that are contained in the Merger Agreement. Additionally, the Splitco Subsidiary will be afforded a reasonable opportunity, with respect to continued use of any intellectual property used in the Splitco Business prior to the Distribution Date that is not included in the Licensed Intellectual Property or Transferred Intellectual Property (and which Lockheed Martin has not identified that it will retain and exclude from those categories), to negotiate with Lockheed Martin a license to enable the Splitco Subsidiary to make use of such intellectual property consistent with its use in the Splitco Business prior to the Distribution Date or to phase-out and cease use of such intellectual property in a commercially reasonable manner.

Shared Contracts Agreements

Lockheed Martin and Splitco will enter into Shared Contracts Agreements in respect of certain indefinite-delivery, indefinite-quantity government contracts that relate to the Splitco Business and the other businesses conducted by Lockheed Martin and its subsidiaries (the “Shared Contracts”). Pursuant to the first of these agreements, the Splitco Business will perform work under task orders, delivery orders, work orders and similar arrangements pursuant to Shared Contracts that Lockheed Martin will retain following the Distribution and under bids submitted by the Splitco Business under those Shared Contracts. Pursuant to the second agreement, Lockheed Martin will perform work under task orders, delivery orders, work orders and similar arrangements pursuant to Shared Contracts that will transfer to Splitco in connection with the Transactions and under bids submitted by the retained businesses of Lockheed Martin under those Shared Contracts. Each Shared Contracts Agreement will continue in effect with respect to each Shared Contract until the earlier of (a) the expiration or termination of such Shared Contract or (b) the award to Splitco or a Splitco Subsidiary, on the one hand, or Lockheed Martin, on the other hand, of a substitute contract vehicle to the applicable Shared Contract.

These agreements also outline the obligations of the parties with respect to the filing, prosecution and intervention in all bid protest actions on behalf of the other party. The agreement under which Shared Contracts will transfer to Splitco also addresses the submission of bids, quotations or proposals in connection with ongoing and future procurements, and describes the business areas of Lockheed Martin, Splitco and the Splitco Subsidiaries in which each party will have ongoing rights to submit future proposals under the Shared Contracts.

Subcontract Pending Novation

Lockheed Martin and Splitco will enter into a Subcontract Pending Novation pursuant to which Splitco will act as a subcontractor to Lockheed Martin for performance of all obligations of Lockheed Martin under certain of the U.S. government contracts included in the Transferred Assets pending the U.S. Government’s agreement to novate such U.S. government contracts. The term of the agreement will continue until the earlier of the novation or assignment of the government contracts subject to the agreement, or the satisfaction of all obligations of Lockheed Martin under the government contracts subject to the agreement. Among other things, the agreement also provides that Lockheed Martin and Splitco will use reasonable best efforts to (a) provide all notices and obtain all consents and approvals needed from the U.S. Government in connection with performance under the agreement and, if not received, to cooperate to set up alternative arrangements, and (b) cause the applicable government contracts to be novated in accordance with the terms of the Separation Agreement and federal acquisition regulations.

Supply Agreements

Lockheed Martin and Splitco will enter into Supply Agreements pursuant to which Lockheed Martin and certain of its subsidiaries will supply certain Splitco Subsidiaries, and certain Splitco Subsidiaries will supply Lockheed Martin and certain of its subsidiaries, as the case may be, with services pursuant to certain intercompany work orders, bids and/or informal intercompany commercial arrangements existing between businesses and subsidiaries to be retained by Lockheed Martin following the Distribution, on the one hand, and the Splitco Business, on the other hand. Pursuant to the Supply Agreements, these intercompany work orders and commercial arrangements will be reduced to writing and shall be performed on the basis of the standard terms and conditions agreed upon by Lockheed Martin and Leidos. These agreements will continue in effect until the expiration or termination of the last intercompany work order, bid or other commercial arrangement that is subject to each Supply Agreement and the price of services provided under the Supply Agreement will be consistent with the costs and fees for such services prior to the Distribution and other cost principles agreed upon by the parties, or the price or cost estimates previously provided for such services by the applicable business unit of Lockheed Martin, Splitco or a Splitco Subsidiary, as the case may be.

Transition Services Agreements

Lockheed Martin and Splitco will enter into two Transition Services Agreements (each, a “TSA”) on the date of the Distribution. Pursuant to the Parent-to-Splitco TSA (“LM TSA”), Lockheed Martin will provide Splitco and the Splitco Subsidiaries with certain services, including information technology, supply chain, financial, human resources and other specified services. These services are generally planned to extend for an initial term of six to 12 months and will be provided initially at a base monthly fee, with escalating increases up to the base amount plus 12 percent for services extended beyond the initial term up to maximum period of 24 months from the date of the Distribution. The LM TSA also includes the allocation of certain costs associated with provision of such transition services, which the parties have agreed to share or allocate to given party based on the subject matter to which such set-up costs relate. In addition, the LM TSA provides that if any breach of the representation regarding sufficiency of assets made by Lockheed Martin in the Merger Agreement can be remedied by the provision of an additional service, Lockheed Martin must provide such services to Splitco and the Splitco Subsidiaries to the extent required to remedy such breach, and the parties must cooperate and act in good faith to negotiate the specific terms and conditions on which the additional transition services will be provided. See also

“The Merger Agreement—Representations and Warranties” for a more detailed description of the representations and warranties related to the Splitco Business that are contained in the Merger Agreement.

Under the Splitco-to-Parent TSA, Splitco and the Splitco Subsidiaries will provide Lockheed Martin with certain services to be agreed upon by the parties, including financial and accounting services. These services are planned to extend for a period of 12 months and will be provided initially at cost with scheduled, escalating increases to the extent Lockheed Martin requires any transition services for a period longer than 12 months.

Building and Office Space Leases

Lockheed Martin or certain of its subsidiaries and Splitco will enter into certain lease agreements in respect of certain buildings and office space at properties owned by other businesses of Lockheed Martin in Manassas, Virginia; Rockville, Maryland and two properties in King of Prussia, Pennsylvania. Pursuant to three of these agreements, Lockheed Martin will grant to Splitco a leasehold interest in certain buildings or portions thereof at these sites, as the sites will continue to be owned by Lockheed Martin after the consummation of the Transactions. Pursuant to a fourth agreement, the property located at 230 Mall Boulevard in King of Prussia, Pennsylvania will be retained by Lockheed Martin in connection with the Internal Reorganization. After the Distribution, the subsidiary of Lockheed Martin that owns the King of Prussia property will grant a leasehold interest in certain buildings and space at the site. These agreements will provide for a one or three year term and monthly rent to be paid by the lessee, and also will provide for certain access rights that will allow each party to access the common areas at the leased sites.

Subleases

Lockheed Martin or certain of its subsidiaries and Splitco will enter into certain sublease agreements in respect of certain office space at properties currently leased by Lockheed Martin at Stennis Space Center in Mississippi; Kingston, Australia and Ottawa, Canada. Pursuant to the sublease for office space at the facility located at Stennis Space Center, Lockheed Martin will grant to Splitco a sublease of space within certain buildings or portions thereof, as the buildings will continue to be leased by a subsidiary of Lockheed Martin after the consummation of the Transactions. Splitco will sublease to Lockheed Martin office space within certain buildings at the Kingston, Australia site, as the lease associated with this property will be owned by Splitco after the consummation of the Transactions, but Lockheed Martin will continue to use such buildings. These subleases will provide for a term that extends through the expiration of the primary lease at each property and monthly rent to be paid by the sublessee that consistent with the rent payable under the primary leases, and will also provide for certain access rights that will allow each party to access the common areas at the subleased sites.

Lockheed Martin will sublease to Splitco for a period of 18 months, approximately 100 square feet of space in Ottawa, Canada in a facility that will continue to be leased by Lockheed Martin or one of its subsidiaries after the date of the Distribution.

License Agreements

Lockheed Martin or certain of its subsidiaries and Splitco will enter into license agreements in respect of certain office spaces and other facilities owned, leased or subleased by Lockheed Martin in Owego, New York; Farnborough, United Kingdom; Eagan, Minnesota; Mt. Laurel, New Jersey; Hanover, Maryland; Dahlgren, Virginia; Chantilly, Virginia; Arlington, Virginia; Rockville, Maryland; Chula Vista, California; Lakeland, FL and two properties in Herndon, Virginia. Pursuant to eight of these agreements, Lockheed Martin will grant to Splitco a license to use space within certain buildings at the Owego, New York; Mt. Laurel, New Jersey; Hanover, Maryland; Arlington, Virginia; Lakeland, Florida sites and two properties in Herndon, Virginia, as the buildings will continue to be owned or leased by Lockheed Martin or one of its subsidiaries after the consummation of the Transactions. These license agreements will provide for a term of up to 18 months after consummation of the Transaction and monthly rent to be paid by the licensee that may escalate at the end of 2016 pursuant to the terms of the underlying lease for such properties. Pursuant to the other five license agreements, Splitco will license to Lockheed Martin office space within certain buildings at the Farnborough, United Kingdom; Eagan, Minnesota; Rockville, Maryland; Chula Vista, California; Dahlgren, Virginia; and Chantilly, Virginia sites, as the leases or subleases associated with these properties will be owned by Splitco after the consummation of the Transactions, but Lockheed Martin will continue to use portions of such buildings. The license agreement for the Farnborough, United Kingdom will provide for a term that extends until 2023, while the license agreement for the Eagan, Minnesota site will be month-to-month pending negotiations with the applicable landlord. The license agreements for Rockville, Maryland; Chula Vista, California Dahlgren, Virginia and Chantilly, Virginia will be for up to twelve month terms with a right to terminate with ninety days’ notice. Each license agreement will also provide certain access rights that will allow each party to access the common areas of these shared sites.

Leaseback Agreement

Pursuant to a leaseback agreement, Splitco will grant to Lockheed Martin a leasehold interest in certain buildings and space at the Gaithersburg site, as the facility will be owned by Splitco after the consummation of the Transactions, but Lockheed Martin will continue to use such buildings until the operations of other Lockheed Martin’s businesses at such facility can be transferred to controlled facilities of Lockheed Martin. This agreement will provide for a two-year term and a monthly rent to be paid by Lockheed Martin, and will otherwise be on terms consistent with the lease agreement pursuant to which Splitco will lease from Lockheed Martin certain buildings and office space at the facility owned by Lockheed Martin in Rockville, Maryland.

DESCRIPTION OF SPLITCO COMMON STOCK

The rights of Splitco stockholders are governed by Delaware law, Splitco’s Certificate of Incorporation and Splitco’s Bylaws. The following description of Splitco capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Splitco’s Certificate of Incorporation and Splitco’s Bylaws.

As of the date of this document, Splitco’s authorized capital stock consists of 80,000,000 shares of common stock, par value $0.001 per share. Holders of Splitco common stock are entitled to dividends from time to time when declared by the board of directors of Splitco. Each holder of Splitco common stock is entitled to one vote per share on all matters for which such stockholder has voting power. Holders of Splitco common stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of liquidation, dissolution or winding up of Splitco’s business, holders of Splitco common stock will be entitled to receive, pro rata, all of Splitco’s remaining assets available for distribution, after satisfaction of all of Splitco’s debts and liabilities.

Prior to the closing of this exchange offer, Splitco will amend its certificate of incorporation to increase the number of authorized shares of common stock so that it exceeds the number of shares to be issued to Lockheed Martin stockholders in connection with the Distribution.

Splitco is currently a direct, wholly-owned subsidiary of Lockheed Martin. In the Merger, each issued and outstanding share of Splitco common stock will be converted into the right to receive one fully paid and non-assessable share of Leidos common stock. Accordingly, Splitco common stock will not be transferred to participants in this exchange offer; participants will instead receive shares of Leidos common stock in the Merger. No trading market currently exists or ever will exist for Splitco common stock. You will not be able to trade Splitco common stock before or after it is converted into the right to receive Leidos common stock in the Merger.

DESCRIPTION OF LEIDOS CAPITAL STOCK

The rights of holders of Leidos’ stock are governed by Delaware law, the Leidos Charter and the Leidos Bylaws. For information on how to obtain a copy of the Leidos Charter and the Leidos Bylaws, see “Where You Can Find More Information; Incorporation by Reference”

The following description of Leidos’ capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Leidos Charter and the Leidos Bylaws.

General

As of the date of this document, Leidos’ authorized capital stock consists of 510,000,000 shares of capital stock, consisting of up to 500,000,000 shares of common stock, $0.0001 par value per share, and up to 10,000,000 shares of preferred stock, $0.0001 par value per share, issuable in one or more series. As of April 1, 2016, there were 72,401,335 shares of Leidos common stock issued and outstanding, and no shares of Leidos preferred stock were issued and outstanding.

Leidos has adopted and maintains the Leidos 2006 Equity Incentive Plan pursuant to which Leidos is authorized to issue stock, stock options and other types of equity-based compensation to employees, directors and consultants. As of April 1, 2016, awards and other rights or options to acquire shares of Leidos common stock were outstanding under these plans that represented rights or options to acquire approximately 5,379,032 shares of Leidos common stock and Leidos had reserved approximately 3,891,778 additional shares of Leidos common stock for future issuances under the Leidos Stock Plans.

Common Stock

Leidos stockholders are entitled to dividends as declared by the Leidos Board from time to time after payment of, or provision for, full dividends on any shares of preferred stock then outstanding. Leidos stockholders are entitled to one vote per share on all matters submitted for action by the stockholders and the Leidos Charter permits cumulative voting for the election of directors. Leidos stockholders have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of Leidos, Leidos stockholders will be entitled to receive, pro rata, all of Leidos’ remaining assets available for distribution, after satisfaction of the prior preferential rights of any preferred stock then outstanding and the satisfaction of all of Leidos’ debts and liabilities.

Preferred Stock

Under the Leidos Charter, the Leidos Board is authorized, without further stockholder action, to provide for the issuance from time to time of up to 10,000,000 shares of Leidos preferred stock in one or more series and to establish the voting powers, designations, preferences and rights and other terms of the preferred stock, as may be set forth in a certificate of designation to the Leidos Charter providing for the issuance of the preferred stock as adopted by the Leidos Board or a duly authorized committee thereof.

Certain Anti-Takeover Effects of Provisions of Delaware Law, the Leidos Charter and the Leidos Bylaws

As a Delaware corporation that has a class of voting stock listed on a national securities exchange, Leidos is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time at which such person became an interested stockholder unless: (i) prior to such time, the Board approved either the business combination or transaction in which the stockholder became an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder owned at least 85 percent of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or (iii) the business combination is approved by both the Board and by holders of at least 66 and two-thirds percent of the corporation’s outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, a “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder,” and “interested stockholder” means a stockholder that, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15 percent of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Leidos has not made this election.

The Leidos Charter provides that the directors elected may be removed with or without cause by the holders of two-thirds of the total voting power of all outstanding shares then entitled to vote at an election of directors. However, the DGCL provides that the affirmative vote of the holders of record of a majority of the outstanding shares entitled to vote shall be enough to remove any director or the entire board. Under the Leidos Bylaws, unless and until filled by the stockholders, any vacancy or newly created directorships on the Leidos Board may be filled by vote of a majority of the directors then in office, although less than a quorum.

The Leidos Charter and the Leidos Bylaws provide that any action required or permitted to be taken by Leidos stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. The Leidos Charter and the Leidos Bylaws also provide that special meetings of Leidos stockholders may be called for any purpose at any time by the Leidos Board, a majority of the members of the Leidos Board or by a committee of the Leidos Board with power designated to call such meetings. In addition, the Leidos Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Leidos stockholders, including proposed nominations of candidates for election to the Leidos Board. Leidos stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Leidos Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Secretary of Leidos of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of Leidos’ outstanding voting securities until the next stockholder meeting.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Portions of the Leidos Charter may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes which all the Leidos stockholders would be entitled to vote. The Leidos Bylaws may be amended or repealed by a majority vote of the Leidos Board or by the affirmative vote of not less than two-thirds of the votes which all Leidos stockholders would be entitled to cast in any annual election of directors.

Listing

Leidos common stock trades on the NYSE under the trading symbol “LDOS.”

Transfer Agent

The transfer agent and registrar for Leidos common stock is Computershare Trust Company, N.A.

OWNERSHIP OF LEIDOS COMMON STOCK

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by Leidos to beneficially own more than five percent of Leidos common stock as of June 30, 2016.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	7,152,546 shares	(1)	9.92%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	5,558,834 shares	(2)	7.71%

BlackRock Inc. 55 East 52nd Street, New York, NY 10055	4,660,329 shares	(3)	6.50%

FMR LLC 245 Summer Street, Boston, MA 02210	3,662,484 shares	(4)	5.08%

1.	According to a Schedule 13G/A filed with the SEC by Vanguard on February 9, 2016, these shares are held by Vanguard Fiduciary Trust Company as trustee of the Leidos Retirement Plan and as of December 31, 2015, all such shares have been allocated to plan participants. Subject to ERISA, Vanguard votes these shares as directed by the plan participants. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.
2.	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 10, 2016 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly-owned subsidiaries, reported that it has sole voting power over 47,044 shares, shared voting power over 3,600 shares, sole dispositive power over 5,511,990 shares and shared dispositive power over 46,844 shares.
3.	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 10, 2015 in which BlackRock, Inc., a holding company filing on behalf of itself and various subsidiaries, reported that it has sole voting power over 4,406,781 shares and sole dispositive power over 4,660,329 shares.
4.	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 12, 2016 in which FMR, LLC, a parent holding company filing on behalf of itself and various subsidiaries and affiliates and other companies, reported that it has sole voting power over 435,755 shares and sole dispositive power over 3,662,484 shares.

Stock Ownership of Directors and Officers

The following table sets forth, as of June 30, 2016, the beneficial ownership of Leidos common stock by Leidos’ directors and named executive officers, and all of Leidos’ directors and executive officers as a group. None of these individuals beneficially owns more than one percent of Leidos common stock. As a group, Leidos’ directors and executive officers beneficially own approximately 1.61 percent of Leidos common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock		Stock units (1)	Option shares and RSUs (2)	Total shares beneficially owned
Directors
David G. Fubini	7,385		—	23,910	31,295
John J. Hamre	6,211		41,310	34,244	81,765
Miriam E. John	2,337		46,265	34,244	82,846
John P. Jumper	119,825	(3)	5,068	166,521	291,414
Harry M. J. Kraemer, Jr.	58,187		73,419	34,244	165,850
Gary S. May	3,063		—	10,460	13,523
Lawrence C. Nussdorf	20,563		—	34,244	54,807
Robert S. Shapard	11,385		—	23,910	35,295
Noel B. Williams	7,385		—	23,910	31,295
Named Executive Officers
Roger A. Krone	72,611		—	63,262	135,873
James C. Reagan	2,600		5,768	—	8,368
Vincent A. Maffeo	30,410		13,470	149,252	193,132
Jonathan W. Scholl	—		—	—	—
Michael E. Leiter	1,449		—	10,769	12,218
Mark W. Sopp	16,887		—	—	16,887
All directors and executive officers as a group (17 persons)	369,304		188,258	621,421	1,178,982

(1)	Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.
(2)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following June 30, 2016.
(3)	Includes 50,050 shares held in family trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require Leidos’ directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Leidos’ personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Due to an administrative error, one Form 4 for Kenneth P. Sharp was filed more than two business days after the applicable transaction. Based upon a review of filings with the SEC and/or written representations that no other reports were required, Leidos believes that all of its directors and executive officers and, to its knowledge, beneficial owners of more than 10 percent of Leidos common stock otherwise complied during the 11-month period ended January 1, 2016 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

COMPARISON OF RIGHTS OF LOCKHEED MARTIN STOCKHOLDERS

AND LEIDOS STOCKHOLDERS

Leidos is a Delaware corporation subject to the provisions of the DGCL. Lockheed Martin is a Maryland corporation subject to the provisions of the MGCL. Lockheed Martin stockholders, whose rights are currently governed by the Lockheed Martin Charter, the Lockheed Martin Bylaws and the MGCL, will, with respect to the shares validly tendered and exchanged, immediately following this exchange offer and the Transactions, become stockholders of Leidos and their rights will be governed by the Leidos Charter, the Leidos Bylaws and the DGCL.

The following description summarizes the material differences between the rights associated with Lockheed Martin common stock and Leidos common stock that may affect Lockheed Martin stockholders whose shares are accepted for exchange in this exchange offer and who will obtain shares of Leidos common stock in the Merger, but does not purport to be a complete statement of all of those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following description is qualified in its entirety by, and Lockheed Martin stockholders should read carefully, the relevant provisions of the MGCL, the Lockheed Martin Charter, the Lockheed Martin Bylaws, the DGCL, the Leidos Charter and the Leidos Bylaws. For information on how to obtain a copy of these documents, see “Where You Can Find More Information; Incorporation by Reference.”

Authorized Capital Stock

Leidos

Leidos is currently authorized under the Leidos Charter to issue up to 510,000,000 shares of capital stock, consisting of up to 500,000,000 shares of common stock, $0.0001 par value per share, and up to 10,000,000 shares of preferred stock, $0.0001 par value per share. As of June 30, 2016, there were 72,722,443 shares of Leidos common stock outstanding, and no shares of Leidos preferred stock were outstanding.

Lockheed Martin

Lockheed Martin is authorized under the Lockheed Martin Charter to issue an aggregate of 1,550,000,000 shares of capital stock, consisting of 1,500,000,000 shares of common stock, $1.00 par value per share, and 50,000,000 shares of preferred stock, $1.00 par value per share. As of June 26, 2016, there were 302,905,786 shares of Lockheed Martin common stock outstanding, and no shares of Lockheed Martin preferred stock were outstanding.

Comparison of Rights of Stockholders

The following table sets forth the material differences between the rights associated with Lockheed Martin common stock and Leidos common stock that may affect the Lockheed Martin stockholders whose shares are accepted for exchange in this exchange offer and who will obtain shares of Leidos common stock in the Merger:

Stockholder Right	Lockheed Martin	Leidos
Voting Rights

Under the Lockheed Martin Charter, Lockheed Martin stockholders are entitled to one vote per share on all matters duly submitted to stockholders for their vote or consent.

The Lockheed Martin Bylaws establish a majority voting standard for director

Under the Leidos Charter, each share of Leidos common stock, including those to be issued in connection with the Merger, entitles the holder to one vote per share on all matters duly submitted to Leidos stockholders for their vote or consent.

Stockholder Right	Lockheed Martin	Leidos
	elections, which requires a director to receive more votes for election than against election for that director to be elected. In a contested election, however, a plurality voting standard is applicable.	Under the Leidos Charter, cumulative voting in the election of directors is permitted.

When Lockheed Martin has a “substantial stockholder,” defined in the Lockheed Martin Charter as a stockholder that is the beneficial owner of voting stock representing 40 percent or more of the votes entitled to be cast by the holders of outstanding shares of voting stock, cumulative voting in the election of directors is permitted.

Rights of Holders of Preferred Stock	Under the Lockheed Martin Charter and subject to limitations prescribed by Maryland law, the Lockheed Martin Board is authorized, without stockholder action, to issue Lockheed Martin preferred stock from time to time and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions for redemption thereof, as well as to establish and fix variations in the relative rights as between holder of any one or more series of Lockheed Martin preferred stock.	Under the Leidos Charter and subject to limitations prescribed by the DGCL, the Leidos Board is authorized, without stockholder action, to issue preferred stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of Leidos preferred stock.

Number, Term and Classification of Board of Directors

The Lockheed Martin Bylaws provide that the number of directors of Lockheed Martin is set at 12, until increased or decreased by resolution of the Board to not less than 10 nor more than 14 directors. There are currently 12 directors serving on the Lockheed Martin Board.

Lockheed Martin directors are not divided into classes and hold office until the next annual meeting of stockholders or until their earlier resignation, death, disqualification or removal from office.

The Leidos Charter provides that the number of directors of Leidos shall not be less than seven nor more than 14, as fixed by the Leidos Board. There are currently 10 directors serving on the Leidos Board. Upon the consummation of the Merger, three directors designated by Lockheed Martin will join the Leidos Board and the size of the Leidos Board will increase to no more than 13 directors.

Leidos directors are not divided into classes and hold office until the next annual meeting of stockholders or until their earlier resignation, death, disqualification or removal from office.

Removal of Directors	The Lockheed Martin Charter provides that a director may be removed, but only for cause, by the vote at a duly called meeting of the holders of at least a	The Leidos Bylaws provide that, except as limited by Delaware law, any director or the entire Leidos Board may be removed with or without cause, at any

Stockholder Right	Lockheed Martin	Leidos

	majority of the outstanding shares entitled to vote in the election of directors.	time, by the affirmative vote of the holders of record of two-thirds of the outstanding shares of stock entitled to vote in the election of directors. However, the DGCL provides that the affirmative vote of the holders of record of a majority of the outstanding shares entitled to vote shall be enough to remove any director or the entire board.

Vacancies on the Board of Directors	The Lockheed Martin Charter provides that a majority of the directors remaining on the Lockheed Martin Board may fill any vacancy, other than a vacancy caused by removal or an increase in the number of directors, even if the remaining directors do not constitute a quorum. A vacancy caused by an increase in the number of directors may be filled only by vote of a majority of the entire board. Lockheed Martin stockholders entitled to vote for the election of directors may fill a vacancy resulting from the removal of a director.	The Leidos Bylaws provide that if any vacancy occurs on the Leidos Board for any reason, including, but not limited to, the resignation, removal or death of a director or an increase in the number of authorized directors, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

Special Meetings	The Lockheed Martin Bylaws provide that special meetings of Lockheed Martin stockholders may be called by the Chairman of the Lockheed Martin Board, the Chief Executive Officer or the President, or by the Lockheed Martin Board or the Executive Committee of the Lockheed Martin Board.	The Leidos Charter and Leidos Bylaws provide that special meetings of stockholders may be called for any purpose at any time by the Leidos Board, a majority of the members of the Leidos Board or by a committee of the Leidos Board with power designated to call such meetings.

	The Lockheed Martin Bylaws also provide that a special meeting of Lockheed Martin stockholders shall be called by the Secretary of Lockheed Martin following the Secretary’s receipt of written requests to call such a meeting from one stockholder beneficially owning at least 10 percent, or one or more stockholders beneficially owning shares representing in the aggregate at least 25 percent, in each case of the combined voting power of the then outstanding shares of all classes and series of capital stock of Lockheed Martin entitled to vote on the matter or matters to be brought before such meeting.	A special meeting of stockholders shall be called by the Secretary of Leidos following the Secretary’s receipt of written requests to call such a meeting from one stockholder of record owning at least 10 percent, or one or more stockholders of record of shares representing in the aggregate at least 25 percent, in each case of the combined voting power of the then outstanding shares of all classes and series of capital stock of Leidos entitled to vote on the matter or matters to be brought before such meeting.

Stockholder Right	Lockheed Martin	Leidos
Stockholder Action by Written Consent	Under the MGCL, stockholders entitled to vote generally in the election of directors may act by unanimous written consent, unless the charter provides otherwise, which the Lockheed Martin Charter does not. Lockheed Martin stockholders may not take action by written consent unless such consent is unanimous.	The Leidos Charter provides that no action may be taken by Leidos stockholders except at an annual or special meeting of stockholders, and no action may be effected by any consent in writing in lieu of a meeting of stockholders.

Quorum of Stockholders	Under the Lockheed Martin Bylaws, at any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast on any matter at the meeting shall constitute a quorum.	Under the Leidos Bylaws, the holders of record of a majority in voting interest of the shares of stock of Leidos entitled to be voted, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders of Leidos or any adjournment thereof.

Advance Notice Procedures for a Stockholder Proposal or Director Nomination

Under the Lockheed Martin Bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Lockheed Martin and such other business must otherwise be a proper matter for action by the stockholders.

The Leidos Bylaws allow stockholders to submit business or a proposal (including but not limited to, the nomination of any person for election as a director). To be properly brought before an annual meeting of stockholders, the stockholder must have given timely notice in writing to the Secretary of Leidos.

To be timely, a stockholder’s notice must be delivered to or mailed and received at Leidos’ principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Leidos. The public announcement of a postponement or adjournment of an annual meeting

Stockholder Right	Lockheed Martin	Leidos

To be timely, a stockholder’s notice must be delivered to the Secretary of Lockheed Martin at Lockheed Martin’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 150 days prior to the date of the annual meeting and not later than the later of 120 days prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice. For a stockholder seeking to nominate a candidate for director, the notice must describe various matters regarding the nominee, including name, age, business address, number of shares held and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

will not commence a new time period for the giving of a stockholder’s notice. For a stockholder seeking to nominate a candidate for director, the notice must describe various matters regarding the nominee, including name, age, business address, number of shares held and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

A stockholder, or a group of up to 20 stockholders, that has owned at least three percent of Leidos’ outstanding common stock continuously for at least three years is permitted to nominate and include in Leidos’ proxy materials up to the greater of two directors and 20 percent of the number of Leidos’ directors then in office, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Leidos Bylaws.

Amendment of Charter or Certificate of Incorporation	The Lockheed Martin Charter generally requires the affirmative vote of a majority of the outstanding shares entitled to vote on the matter for any amendment of the Lockheed Martin Charter.	The affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to amend the Leidos Charter, according to
Delaware law. Under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by a corporation’s certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value

Stockholder Right	Lockheed Martin	Leidos
of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but will not so affect the entire class, then only the shares of the series so affected by the amendment are considered a separate class.

Additionally, the Leidos Charter provides that the provisions contained in Article Fifth (Ballot), Article Sixth (Bylaws), Article Seventh (The Board of Directors), Article Eight (Meetings of Stockholders) and Article Ninth (Amendment) of the Leidos Charter may be amended only by the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of Leidos.

Amendment of Bylaws	The Lockheed Martin Bylaws provides that the Board of Directors has the exclusive power to amend, alter or repeal the Lockheed Martin Bylaws at any regular or special meeting of the Lockheed Martin Board, provided that any such amendment is not inconsistent with the Lockheed Martin Charter.	The Leidos Bylaws may be amended by (i) the affirmative vote of the holders of not less than two-thirds of the voting power of all shares entitled to vote in the election of directors or (ii) action of the Leidos Board at any meeting of the Leidos Board. Any Leidos Bylaws may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.

Dividends	Section 2-311 of the MGCL permits the Lockheed Martin Board to make any distribution authorized by the Board unless, after the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities, plus, unless the charter provides otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution to satisfy senior liquidation preferences. In determining whether a distribution is permitted, the Lockheed Martin Board

Section 170 of the DGCL provides that dividends may be declared by a Delaware corporation’s board of directors and paid out of surplus, and, if no surplus is available, out of any net profits for the then current fiscal year or the preceding fiscal year, or both; provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of the corporation.

The Leidos Charter provides that holders of any classes or series of stock

Stockholder Right	Lockheed Martin	Leidos

	may rely either on (i) financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances or (ii) a fair valuation or other method that is reasonable under the circumstances. In addition, Lockheed Martin, as a Maryland corporation, is permitted to make a distribution so long as the distribution is made from (i) the net earnings of Lockheed Martin for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters.	other than preferred stock may receive dividends only after the requirements regarding preferential dividends or amounts are met for any series of preferred stock entitled to them.

Anti-Takeover Provisions

Maryland Business Combination Act. The MBCA provides as a general rule, that, unless an exemption from the MBCA applies, a corporation may not engage in any “business combinations” with an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the MBCA, an asset transfer or issuance or reclassification of equity securities, liquidation or dissolution plans, and receipt of certain benefits by the interested stockholder. The MBCA defines an “interested stockholder” as (i) any person who beneficially owns, directly or indirectly, 10 percent or more of the voting power of the company’s shares or (ii) an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the company’s then outstanding voting stock.

As a Delaware corporation that has a class of voting stock listed on a national securities exchange, Leidos is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time at which such person became an interested stockholder unless: (i) prior to such time, the board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder, (ii) upon becoming an interested stockholder, the stockholder owned at least 85 percent of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans or (iii) the business combination is approved by both the board of directors and by holders of at least 66 and two-thirds percent of the corporation’s outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, a “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder,” and “interested stockholder” means a stockholder that,

Stockholder Right	Lockheed Martin	Leidos

A person is not an “interested stockholder” under the MBCA if a corporation’s board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder.

After the five year moratorium described above, a business combination between a corporation and an interested stockholder must be recommended by the corporation’s board of directors and approved by the affirmative vote of at least (i) 80 percent of the votes entitled to be cast by holders of outstanding shares of the corporation’s voting stock and (ii) two-thirds of the votes entitled to be cast by holders of the corporation’s voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. In the case of approval of a business combination after the five-year moratorium described above, certain special appraisal rights are available to stockholders objecting to the business combination.

together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15 percent of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Leidos has not made this election.

None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Through a charter provision or a resolution of the Board of Directors, a Maryland corporation may elect not to be subject to the MBCA, in whole or in part. Lockheed Martin has not so elected.

Stockholder Right	Lockheed Martin	Leidos
Interested Stockholder Provisions of the Lockheed Martin Charter. Independent of the MBCA, the Lockheed Martin Charter provides that, among other things, (i) any merger or consolidation of Lockheed Martin or any Lockheed Martin subsidiary with an interested stockholder or a person that would become an affiliate of an interested stockholder as a result of such merger or consolidation, (ii) any sale, lease or exchange with an interested stockholder of any Lockheed Martin assets with a fair market value above $10,000,000 or (iii) the adoption of any plan of liquidation or dissolution of Lockheed Martin proposed by an interested stockholder, requires the affirmative vote of the holders of a majority of the voting power of the voting stock not beneficially owned by any interested stockholder, voting together as a single class; provided, however, that no such vote is required for (i) any transaction approved by a majority of Lockheed Martin’s disinterested directors, and (ii) any transaction with an interested stockholder who has beneficially owned his shares of voting stock for two years or more.

In addition, any purchase by Lockheed Martin of shares of voting stock from an interested stockholder who has beneficially owned such securities for less than two years prior to the date of such purchase, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased, at a per share price in excess of the market price of such shares at the time of purchase, must be approved by the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder.

For purposes of these provisions of the Lockheed Martin Charter, an interested stockholder is a person who is the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding voting power of the corporation’s stock, or an affiliate of the corporation who

Stockholder Right	Lockheed Martin	Leidos

within the two year period prior to the date as of which a determination is made was the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding voting stock.

Control Share Acquisition Provisions of the MGCL. The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. If voting rights are not approved, then the control shares are subject to redemption by the corporation.

“Control shares” are outstanding voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

Through a provision of the Lockheed Martin Bylaws, Lockheed Martin has elected not to be subject to the control share provisions of the MGCL.

Stockholder Right	Lockheed Martin	Leidos
Limitation of Liability of Directors and Officers	The Lockheed Martin Charter provides that the liability of Lockheed Martin directors and officers for money damages is limited to the fullest extent permitted by Maryland law. Therefore, Lockheed Martin directors and officers shall have no liability for money damages except to the extent that (i) it is proven that the director or officer actually received an improper benefit or profit or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the action, or failure to act, of the director or officer, was the result of active and deliberate dishonesty, and was material to the cause of action.	As permitted by Delaware law, the Leidos Charter provides that the directors of Leidos will not be personally liable to Leidos or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of a director’s duty of loyalty to Leidos or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which pertains to unlawful dividends, stock purchases, redemptions and similar transactions, or (iv) for any transaction from which a director derived an improper personal benefit.

Appraisal Rights	With respect to Lockheed Martin, except for transactions governed by the MBCA described above, no objecting stockholder rights are available upon a merger, consolidation, statutory share exchange, or transfer of all or substantially all of the assets if shares of Lockheed Martin common stock are listed on a national securities exchange, generally on the record date for the matter to be voted upon by stockholders. Rights of objecting stockholders are available, however, in certain transactions where the outstanding stock is converted into consideration other than the stock of the surviving corporation, if directors and executive officers of the corporation were the beneficial owners, in the aggregate, of five percent or more of the outstanding voting stock and do not receive the same transaction consideration generally received by all stockholders.	With respect to Leidos, under Delaware law, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock, as appraised by the Delaware Chancery Court (Section 262 of the DGCL). Section 262(b) of the DGCL provides that dissenters’ rights are inapplicable (i) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation and (ii) to any class of stock listed on a national securities exchange or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) stock of another corporation which is either listed on a national securities exchange, (3) cash in lieu of fractional shares of such corporations or (4) any combination of (1), (2) and (3). Neither the Leidos Charter nor the Leidos Bylaws contains any additional provisions relating to dissenters’ rights of appraisal. Holders of Leidos common stock may not be entitled to appraisal rights in connection with mergers or consolidations involving Leidos.

Certain Anti-Takeover Effects of Provisions of Delaware Law, the Leidos Charter and the Leidos Bylaws

Provisions of the DGCL and of the Leidos Charter and the Leidos Bylaws could make the acquisition of Leidos and the removal of incumbent directors more difficult. For a description of these provisions, see “Description of Leidos Capital Stock—Certain Anti-Takeover Effects of Provisions of Delaware Law, the Leidos Charter and the Leidos Bylaws.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lockheed Martin, Splitco and Leidos, or their respective subsidiaries, in each case as applicable, have entered into, or before the consummation of the Transactions will enter into, ancillary agreements relating to the Transactions and various interim and ongoing relationships between Lockheed Martin, Splitco and Leidos. See “Other Agreements.”

LEGAL MATTERS

The validity of the shares of Splitco common stock offered hereby is being passed upon for Splitco by Hogan Lovells US LLP. Certain tax matters are being passed upon for Lockheed Martin by Davis Polk & Wardwell LLP. The validity of the shares of Leidos common stock and certain tax matters are being passed upon for Leidos by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements of Lockheed Martin Corporation appearing in Lockheed Martin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Lockheed Martin Corporation’s internal control over financial reporting as of December 31, 2015 (excluding the internal control over financial reporting of Sikorsky Aircraft Corporation), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of Lockheed Martin Corporation’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Sikorsky Aircraft Corporation from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of Lockheed Martin Corporation for the quarters ended March 27, 2016 and March 29, 2015, incorporated by reference in this Registration Statement (Form S-4 and Form S-1) and related Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 27, 2016, included in Lockheed Martin Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2016, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Securities Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The balance sheet of Abacus Innovations Corporation as of January 25, 2016, appearing in this Registration Statement (Form S-4 and Form S-1) and related Prospectus has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited interim balance sheet of Abacus Innovations Corporation as of March 27, 2016, appearing in this Registration Statement (Form S-4 and Form S-1) and related Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such balance sheet. However, their separate report dated May 26, 2016 appearing in this Registration Statement (Form S-4 and Form S-1) states that they did not audit and they do not express an opinion on that interim balance sheet. Accordingly, the degree of reliance on their report on such balance sheet should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim balance sheet because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The combined financial statements of the Information Systems & Global Solutions business of Lockheed Martin Corporation as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, appearing in this Registration Statement (Form S-4 and Form S-1) and related Prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited combined interim financial information of the Information Systems & Global Solutions business of Lockheed Martin Corporation for the quarters ended March 27, 2016 and March 29, 2015, appearing in this Registration Statement (Form S-4 and Form S-1) and related Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 26, 2016 appearing in this Registration Statement (Form S-4 and Form S-1) for the quarter ended March 27, 2016, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements incorporated in this Prospectus by reference from the Leidos Holdings, Inc. Transition Report on Form 10-K for the 11-month period ended January 1, 2016, and the effectiveness of Leidos Holdings, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the fiscal year end change). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Splitco has filed with the SEC a registration statement on Form S-4 and Form S-1 under the Securities Act, of which this document forms a part, to register with the SEC the shares of Splitco common stock to be exchanged for shares of Lockheed Martin common stock in this exchange offer. Lockheed Martin will also file a Tender Offer Statement on Schedule TO with the SEC with respect to this exchange offer. This document constitutes Lockheed Martin’s offer to exchange, in addition to being a prospectus of Splitco.

Leidos has filed a proxy statement that relates to the 2016 annual meeting of Leidos stockholders to, among other things, vote on the proposal to approve the Share Issuance. In addition, Leidos has filed a registration statement on Form S-4 to register the issuance of shares of its common stock that will be issued in the Merger. The document also constitutes a prospectus of Leidos.

This document does not contain all of the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to Lockheed Martin, Splitco and Leidos, reference is made to the registration statement and its exhibits.

Statements contained in this document or in any document incorporated by reference in this document as to the contents of any contract or other document referred to within this document or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this document regarding a contract or other document is qualified in all respects by such contract or other document.

The SEC allows certain information to be “incorporated by reference” into this document. The information incorporated by reference is deemed to be part of this document, except for any information superseded or modified by information contained directly in this document or in any document subsequently filed by Lockheed Martin or Leidos that is also incorporated or deemed to be incorporated by reference. This document incorporates by reference the documents set forth below that Lockheed Martin or Leidos has filed with the SEC and any future filings by Lockheed Martin or Leidos under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date that shares are accepted pursuant to this exchange offer (or the date that this exchange offer is terminated), except, in any such case, for any information therein which has been furnished rather than filed, which shall not be incorporated herein. During the exchange offer period, Lockheed Martin intends to file its consolidated financial statements for the three and six months ended June 26, 2016 and June 28, 2015, which will include financial results of its IS&GS business segment, in its Quarterly Report on Form 10-Q, and separate carve out financial statements for the Splitco Business for the six months ended June 26, 2016 and June 28, 2015, under cover of a Lockheed Martin Form 8-K, which financial statements will be incorporated by reference into this document. During the exchange offer period, Leidos intends to file its consolidated financial statements for the three and six months ended July 1, 2016 and July 3, 2015 in its Quarterly Report on Form 10-Q, and updated pro forma financial statements for the six months ended July 1, 2016 in a Leidos Current Report on Form 8-K, which financial statements also will be incorporated by reference herein. Subsequent filings with the SEC will automatically modify and supersede information in this document. The following documents contain important information about Lockheed Martin, Leidos and their respective business and financial condition, and are incorporated by reference:

Lockheed Martin:

•	Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	Lockheed Martin’s Definitive Proxy Statement filed with the SEC on March 11, 2016;

•	Lockheed Martin’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2016; and

•	Lockheed Martin’s Current Reports on Form 8-K filed with the SEC on January 26, 2016 (relating to the Transactions), January 27, 2016, February 2, 2016, April 28, 2016 and June 23, 2016.

Leidos:

•	Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016 and Amendment No. 1 to Leidos’ Transition Report on Form 10-K/A;

•	Leidos’ Definitive Proxy Statement filed with the SEC on July 7, 2016;

•	Leidos’ Quarterly Report on Form 10-Q for the quarter ended April 1, 2016;

•	Leidos’ Current Reports on Form 8-K filed with the SEC on January 26, 2016, January 28, 2016, April 13, 2016 and June 17, 2016; and

•

The description of Leidos common stock, par value $.0001 per share, contained in Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-128021) filed with the SEC on October 2, 2006.

You may read and copy all or any portion of any materials filed by Splitco with the SEC at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. The SEC maintains an Internet website, www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, like Lockheed Martin and Leidos. You can also find additional information about Lockheed Martin at http://www.lockheedmartin.com and about Leidos at http://www.Leidos.com. Lockheed Martin’s documents incorporated by reference are available without charge upon request to Lockheed Martin Corporation, Attn: Corporate Secretary, 6801 Rockledge Drive, Bethesda, Maryland 20817. Leidos’ documents incorporated by reference (other than exhibits or portions of exhibits not specifically incorporated by reference herein) are available without charge upon request to Leidos Holdings, Inc. Attn: Corporate Secretary, 11951 Freedom Drive, Reston, Virginia 20190. In order to ensure timely delivery, any request should be submitted no later than August 8, 2016.

Lockheed Martin, Splitco and Leidos have not authorized anyone to give any information or make any representation about this exchange offer that is different from, or in addition to, that contained in this document or in any of the materials that are incorporated by reference in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained or incorporated by reference in this document speaks only as of the date of this document or the incorporated document unless the information specifically indicates that another date applies.

You will be able to review indicative exchange ratios and calculated per-share values of Lockheed Martin common stock and Splitco common stock, and calculated per-share values and dividend adjusted per-share values of Leidos common stock and the final exchange ratio used to determine the number of shares of Splitco common stock to be exchanged per share of Lockheed Martin common stock. The information agent will maintain on Lockheed Martin’s behalf a website at www.edocumentview.com/LockheedMartinExchange that provides indicative exchange ratios and calculated per-share values of Lockheed Martin common stock and Splitco common stock, and calculated per-share values and dividend adjusted per-share values of Leidos common stock. The indicative exchange ratios will reflect whether the upper limit on the exchange ratio, described above, would have been in effect. You also may contact the information agent at the toll-free number provided on the back cover of this document to obtain these indicative exchange ratios.

From the third trading day after the commencement of this exchange offer until the first Valuation Date, the website will show (1) the indicative calculated per-share values on a given day, calculated as though that day were the third Valuation Date of this exchange offer, of (a) Lockheed Martin common stock, which will equal the simple arithmetic average of the Daily VWAP of Lockheed Martin common stock, as calculated by Lockheed Martin, on each of the three consecutive trading days ending on and including such day, (b) Splitco common stock, which will equal the simple arithmetic average of the Daily VWAP of Leidos common stock, minus $13.64, which equals the per-share amount of the Leidos Special Dividend, as calculated by Lockheed Martin, on each of the three consecutive trading days ending on and including such day and (c) Leidos common stock, which will equal the simple arithmetic average of the Daily VWAP of Leidos common stock, as calculated by Lockheed Martin, on each of the three consecutive trading days ending on and including such day, and (2) the indicative calculated dividend adjusted per-share value of Leidos common stock, which will equal the simple arithmetic average of the Daily VWAP calculated in (c) above, minus $13.64, which equals the per-share amount of the Leidos Special Dividend.

On each of the Valuation Dates, when the values of Lockheed Martin common stock, Splitco common stock and Leidos common stock are calculated for the purposes of this exchange offer, the website will show the indicative calculated per-share values of Lockheed Martin common stock and Splitco common stock, and calculated per-share values and dividend adjusted per-share values of Leidos common stock, as calculated by Lockheed Martin, which will equal, with respect to each stock, (i) after the close of trading on the NYSE on the first Valuation Date, the VWAPs for that day, and (ii) after the close of trading on the NYSE on the second Valuation Date, the VWAPs for that day averaged with the VWAPs on the first Valuation Date. On the first two Valuation Dates, the indicative exchange rates will be updated no later than 4:30 p.m., New York City time. No indicative exchange ratio will be published or announced on the third Valuation Date, but the final exchange ratio will be announced by press release and available on the website by 9:00 a.m. on the second trading day (currently expected to be August 12, 2016) immediately preceding the expiration date of this exchange offer.

Report of Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We have audited the accompanying Combined Balance Sheets of the Information Systems & Global Solutions business of Lockheed Martin Corporation (the Company), as of December 31, 2015 and 2014 and the related Combined Statements of Earnings, Comprehensive Income, Equity and Cash Flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Information Systems & Global Solutions business of Lockheed Martin Corporation at December 31, 2015 and 2014 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

April 15, 2016

The Information Systems & Global Solutions Business

Combined Statements of Earnings

(in millions)

	Years Ended December 31,
	2015	2014	2013
Revenues	$5,626	$5,702	$6,158
Cost of revenues
Cost of revenues	(5,157)	(5,279)	(5,755)
Severance charges	(20)	—	(45)

Total cost of revenues	(5,177)	(5,279)	(5,800)

Gross profit	449	423	358
Other income, net	22	15	7

Earnings before income taxes	471	438	365
Income tax expense	(162)	(146)	(119)

Net earnings	309	292	246

Less: net earnings attributable to non-controlling interest	5	5	6

Net earnings attributable to parent	$304	$287	$240

The accompanying notes are an integral part of these combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Comprehensive Income

(in millions)

	Years Ended December 31,
	2015	2014	2013
Net earnings	$309	$292	$246
Other comprehensive (loss) income
Foreign currency translation adjustments	(19)	(23)	7

Total comprehensive income	290	269	253
Less: comprehensive income attributable to non-controlling interest	5	5	6

Comprehensive income attributable to parent	$285	$264	$247

The accompanying notes are an integral part of these combined financial statements.

The Information Systems & Global Solutions Business

Combined Balance Sheets

(in millions)

	As of December 31,
	2015	2014
Assets
Current assets
Cash	$39	$61
Receivables, net	840	880
Inventories, net	168	129
Other current assets	20	11

Total current assets	1,067	1,081
Fixed assets, net	97	104
Goodwill	2,823	2,836
Intangible assets, net	128	177
Deferred income taxes	10	8
Other noncurrent assets	55	45

Total assets	$4,180	$4,251

Liabilities and equity
Current liabilities
Accounts payable	$236	$247
Customer advances and amounts in excess of costs incurred	297	246
Salaries, benefits and payroll taxes	214	242
Other current liabilities	254	242

Total current liabilities	1,001	977
Deferred income taxes	150	155
Other noncurrent liabilities	88	114

Total liabilities	1,239	1,246

Equity
Net parent investment	2,970	3,016
Accumulated other comprehensive loss	(36)	(17)

Total parent investment	2,934	2,999
Non-controlling interest	7	6

Total equity	2,941	3,005

Total liabilities and equity	$4,180	$4,251

The accompanying notes are an integral part of these combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Cash Flows

(in millions)

	Years Ended December 31,
	2015	2014	2013
Operating activities
Net earnings	$309	$292	$246
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	70	55	51
Stock-based compensation	10	14	17
Deferred income taxes	(7)	(34)	8
Severance charges	20	—	45
Changes in assets and liabilities
Receivables, net	35	83	122
Inventories, net	(41)	34	12
Accounts payable	(1)	(72)	(64)
Customer advances and amounts in excess of costs incurred	53	30	(35)
Salaries, benefits and payroll taxes	(47)	(20)	(8)
Other, net	(9)	4	29

Net cash provided by operating activities	392	386	423

Investing activities
Capital expenditures	(25)	(18)	(24)
Acquisitions of businesses	—	(448)	(206)

Net cash used for investing activities	(25)	(466)	(230)

Financing activities
Net transfers (to) from parent	(361)	136	(165)
Other, net	(24)	(19)	(20)

Net cash (used for) provided by financing activities	(385)	117	(185)

Effect of foreign exchange rate changes on cash	(4)	(6)	—

Net change in cash	(22)	31	8
Cash at beginning of year	61	30	22

Cash at end of year	$39	$61	$30

The accompanying notes are an integral part of these combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Equity

(in millions)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Equity
Balances as of December 31, 2012	$2,482	$(1)	$8	$2,489

Net earnings	240	—	6	246
Other comprehensive income	—	7	—	7
Distribution to non-controlling interest	—	—	(7)	(7)
Net transfers to parent	(142)	—	—	(142)

Balances as of December 31, 2013	2,580	6	7	2,593

Net earnings	287	—	5	292
Other comprehensive loss	—	(23)	—	(23)
Distribution to non-controlling interest	—	—	(6)	(6)
Net transfers from parent	149	—	—	149

Balances as of December 31, 2014	3,016	(17)	6	3,005

Net earnings	304	—	5	309
Other comprehensive loss	—	(19)	—	(19)
Distribution to non-controlling interest	—	—	(4)	(4)
Net transfers to parent	(350)	—	—	(350)

Balances as of December 31, 2015	$2,970	$(36)	$7	$2,941

The accompanying notes are an integral part of these combined financial statements.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Note 1 – Business Overview and Basis of Presentation

The accompanying combined financial statements and notes present the combined results of operations, financial position, and cash flows of the Information Systems & Global Solutions business (“IS&GS”) of Lockheed Martin Corporation (“Lockheed Martin”). IS&GS is a leading provider of information technology (“IT”), management and engineering services to civil, defense and intelligence agencies of the U.S. Government. IS&GS also provides services to agencies of allied foreign governments, state and local governments and commercial customers. IS&GS supports its customers by providing data analytics, systems engineering, large-scale agile software development, network-enabled situational awareness solutions, communications and command and control capability and global systems integration, to help customers gather, analyze and securely distribute intelligence data to address complex and pressing challenges, such as combating global terrorism, cybersecurity, air traffic management, energy demand management and transforming the healthcare system. IS&GS is also responsible for various classified systems and services in support of vital national security systems. Major U.S. Government customers include civil agencies such as the Department of Homeland Security, the Department of Health and Human Services and the Department of the Treasury; the Department of Defense (“DoD”) and all branches of the U.S. military; and the U.S. intelligence community. IS&GS’ international customers are primarily located in the United Kingdom, the Middle East and Australia. In the commercial sector, IS&GS serves clients primarily in the financial services, healthcare and energy industries. For the years ended December 31, 2015, 2014 and 2013, IS&GS derived 88%, 91% and 95%, respectively, of its revenues from the U.S. Government (including 26%, 30% and 35% from the DoD).

On January 26, 2016, Lockheed Martin entered into definitive agreements to separate and combine IS&GS with Leidos Holdings, Inc. (“Leidos”) in a Reverse Morris Trust transaction (the “Transaction”). At Lockheed Martin’s election, the Transaction will be structured as a distribution of IS&GS to Lockheed Martin’s stockholders in a split-off transaction, a spin-off transaction or a combination split-off and spin-off transaction. No matter which form of transaction is selected, IS&GS will be transferred to a subsidiary holding IS&GS (“Splitco”), the stock of which will be distributed to Lockheed Martin stockholders and that distribution will be followed by a merger of Splitco with a subsidiary of Leidos. If Lockheed Martin elects a split-off, it will conduct an exchange offer pursuant to which Lockheed Martin stockholders will have the option to elect to exchange Lockheed Martin shares for shares of Splitco. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock. If the exchange offer is not fully subscribed, the remaining shares of Splitco will be distributed by Lockheed Martin in a pro-rata spin-off to Lockheed Martin stockholders in respect of those Lockheed Martin shares not exchanged in the exchange offer. If Lockheed Martin elects a spin-off, all of the shares of Splitco will be distributed by Lockheed Martin to its stockholders as a pro-rata dividend. In connection with the transfer of IS&GS to Splitco, Lockheed Martin will receive a $1.8 billion cash payment. Both the distribution and the merger are expected to qualify as tax-free transactions to Lockheed Martin and its stockholders, except to the extent that cash is paid to Lockheed Martin stockholders in lieu of fractional shares. The Transaction is subject to the approval by Leidos’ stockholders of the issuance of the Leidos shares in the merger and the satisfaction of customary closing conditions, including regulatory approvals, the absence of a material adverse change with respect to each of IS&GS and Leidos, and receipt of solvency opinions and opinions of tax counsel. The Transaction is expected to be completed in the third or fourth quarter of 2016.

Throughout the periods included in these combined financial statements, IS&GS operated as part of Lockheed Martin and consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for IS&GS. The combined financial statements have been derived from Lockheed Martin’s historical accounting records as if IS&GS’ operations had been conducted independently from Lockheed Martin and were prepared on a stand-alone basis in

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The historical results of operations, financial position and cash flows of IS&GS presented in these combined financial statements may not be indicative of what they would have been had IS&GS actually been an independent stand-alone entity, nor are they necessarily indicative of IS&GS’ future results of operations, financial position and cash flows.

The combined financial statements include all revenues and costs directly attributable to IS&GS and an allocation of expenses related to certain Lockheed Martin corporate functions (Note 3). These expenses have been allocated to IS&GS based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. IS&GS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had IS&GS operated as an independent, stand-alone entity, nor are they indicative of IS&GS future expenses.

The combined financial statements include assets and liabilities specifically attributable to IS&GS and certain assets and liabilities that are held by Lockheed Martin that are specifically identifiable or otherwise attributable to IS&GS. Lockheed Martin’s cash has not been assigned to IS&GS for any of the periods presented because those cash balances are not directly attributable to IS&GS. Lockheed Martin uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of IS&GS’ cash accounts are regularly “swept” by Lockheed Martin at its discretion. Transfers of cash between IS&GS and Lockheed Martin are included within Net transfers (to) from parent on the Combined Statements of Cash Flows and the Combined Statements of Equity. Lockheed Martin’s long-term debt and related interest expense have not been attributed to IS&GS for any of the periods presented because Lockheed Martin’s borrowings are neither directly attributable to IS&GS nor is IS&GS the legal obligor of such borrowings.

All intercompany transactions and balances within IS&GS have been eliminated. Transactions between IS&GS and Lockheed Martin have been included in these combined financial statements and substantially all have been effectively settled for cash at the time the transaction is recorded through Lockheed Martin’s centralized cash management system. Transactions between IS&GS and other businesses of Lockheed Martin are considered related party transactions (Note 3).

The combined financial statements and notes include subsidiaries, ventures and partnerships over which IS&GS has a controlling financial interest. IS&GS uses the equity method to account for investments in business entities that it does not control if it is otherwise able to exert significant influence over the entities’ operating and financial policies. IS&GS has consolidated the financial results for Mission Support Alliance, LLC (“MSA”), a venture with Jacobs Engineering Group, Inc. and Centerra Group, LLC. MSA manages the operations at the Department of Energy’s Hanford, Washington site and provides services including emergency response and training, environmental integration and land management, fleet and road maintenance, water and electric and utilities, cybersecurity and information management.

Management has concluded that IS&GS operates in one segment based upon the information used by the chief operating decision maker in evaluating the performance of IS&GS’ business and allocating resources and capital. IS&GS manages its business as a single profit center in order to promote collaboration and provide comprehensive functional service offerings across its entire customer base.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Note 2 – Significant Accounting Policies

Use of Estimates

IS&GS prepares its combined financial statements in conformity with GAAP. In doing so, IS&GS is required to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. IS&GS bases these estimates on historical experience and on various other assumptions that IS&GS believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. IS&GS’ actual results may differ materially from these estimates. Significant estimates inherent in the preparation of these combined financial statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain Lockheed Martin corporate functions, evaluation of goodwill and other assets for impairment, income taxes including deferred taxes, fair value measurements, legal accruals and other contingencies.

Revenues

Percentage-of-Completion Method of Revenue Recognition

Substantially all of IS&GS’ revenues are derived from services and solutions provided to the U.S. Government. IS&GS records revenues and estimated profits for its contracts with the U.S. Government using the percentage-of-completion method of accounting. IS&GS primarily performs under the following types of contractual arrangements with the U.S. Government: cost-reimbursable contracts, fixed-price contracts and time-and-materials contracts.

Revenues on cost-reimbursable-plus-fee contracts are recognized as services are performed, generally based on the allowable costs incurred during the period plus any recognizable earned fee. IS&GS considers fixed fees under cost-reimbursable-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For cost-reimbursable-plus-fee contracts that include performance-based fee incentives, which are principally award fee arrangements, IS&GS recognizes income when such fees are probable and estimable. Estimates of the total fee to be earned are made based on contract provisions, prior experience with similar contracts or clients and management’s evaluation of the performance on such contracts. Contract costs, including indirect expenses, are subject to audit by the Defense Contract Audit Agency (DCAA) and, accordingly, are subject to possible cost disallowances.

Revenues on fixed-price contracts are primarily recognized using the cost-to-cost method, which is primarily based on actual costs incurred relative to total estimated costs for the contract. Profits on fixed-price contracts result from the difference between incurred costs used to calculate the percentage of completion and revenue earned.

Revenues earned under time-and-materials contracts are recognized based on the hours worked multiplied by the contractually billable rates to the customer, plus the billable rate for allowable materials and out-of-pocket expenses.

IS&GS’ contracts may include several elements or phases. In these situations, IS&GS determines whether the elements should be accounted for separately based on how the elements are bid or negotiated, whether the customer can accept separate elements of the arrangement and the relationship between the pricing on the elements individually and combined. When IS&GS determines that accounting for the elements separately is appropriate, it allocates the contract value to the deliverables based on the relative value of each element to the contract value.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Accounting for contracts using the percentage-of-completion method requires judgment relative to assessing risks, estimating contract revenues and costs (including estimating award and incentive fees and penalties related to performance) and making assumptions for schedule and technical issues. Due to the scope and nature of the work required to be performed on certain contracts, the estimation of total revenues and costs at completion is complicated and subject to many variables and, accordingly, is subject to change. When adjustments in estimated total contract revenues or estimated total costs are required, any changes from prior estimates are recognized in the current period for the inception-to-date effect of such changes. When estimates of total costs to be incurred on a contract exceed estimates of total revenues to be earned, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

The initial profit booking rate of each contract considers risks surrounding the ability to achieve the technical requirements, schedule and costs in the initial estimated total costs to complete the contract. Profit booking rates may increase during the performance of the contract if IS&GS successfully retires risks surrounding the technical, schedule and cost aspects of the contract that decreases the estimated total costs to complete the contract. Conversely, profit booking rates may decrease if the estimated total costs to complete the contract increase. Profit booking rates also may be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters and cost recoveries on disputed charges. Unfavorable items may include the adverse resolution of contractual matters and reserves for disputes. All of the estimates are subject to change during the performance of the contract and may affect the profit booking rate. Therefore, comparability of IS&GS revenues, profit and margins may be impacted by changes in profit booking rates on IS&GS’ contracts accounted for using the percentage-of-completion method. IS&GS’ combined net adjustments not related to volume, including net profit booking rate adjustments and other matters, increased gross profit by approximately $168 million, $116 million and $136 million for the years ended December 31, 2015, 2014 and 2013, respectively. These adjustments increased net earnings by approximately $109 million, $75 million and $88 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Services Method of Revenue Recognition

For services and solutions provided to non-U.S. Government customers, IS&GS records revenues as services are performed or on a straight-line basis over the period of performance if there is persuasive evidence of an arrangement, the price is fixed or determinable and collectability is reasonably assured, except for award and incentive fees. Award and incentive fees are recorded when they are fixed or determinable, generally at the date the amount is communicated to IS&GS by the customer. This approach results in the recognition of such fees at contractual intervals (typically every six months) throughout the contract and is dependent on the customer’s processes for notification of awards. Costs for contracts accounted for using the services method are expensed as incurred.

Stock-Based Compensation

Lockheed Martin provides stock-based compensation to certain IS&GS employees. All stock-based awards, which include restricted stock units (“RSUs”), performance stock units (“PSUs”) and stock options, are equity settled in Lockheed Martin’s shares. IS&GS recognizes expense for stock-based compensation over the periods in which the relevant employee’s services are rendered based on each award’s grant-date fair value, net of estimated forfeitures.

Research and Development

Except for certain arrangements described below, IS&GS accounts for independent research and development costs as part of the general and administrative costs that are allocated among all of their contracts

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

and programs in progress under U.S. Government contractual arrangements and charged to cost of revenues. Under certain arrangements in which a customer shares in development costs, their portion of unreimbursed costs is expensed as incurred in cost of revenues. Independent research and development costs charged to cost of revenues totaled $22 million, $18 million and $23 million in 2015, 2014 and 2013, respectively. Costs IS&GS incurs under customer-sponsored research and development programs pursuant to contracts are included in revenues and cost of revenues.

Severance Charges

Management routinely reviews its operations in an effort to ensure it has an efficient operating structure and to improve the affordability of IS&GS’ services. When the reviews result in a workforce reduction severance benefits are provided to employees primarily under Lockheed Martin’s ongoing benefit arrangements. Severance costs are accrued once management commits to a plan of termination that includes the number of employees to be terminated, their job classifications or functions, their locations and the expected completion dates.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Income taxes as presented attribute deferred income taxes of Lockheed Martin to IS&GS’ stand-alone combined financial statements in a manner that is systematic, rational and consistent with the asset and liability method. Accordingly, IS&GS’ income tax provision was prepared following the separate return method, which calculates income taxes for the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of Lockheed Martin may not be included in the separate combined financial statements of IS&GS. Similarly, the tax treatment of certain items reflected in the combined financial statements of IS&GS may not be reflected in the consolidated financial statements and tax returns of Lockheed Martin.

The breadth of operations at IS&GS and the complexity of tax regulations require assessments of uncertainties and judgments in estimating taxes that IS&GS would have paid if it had been a separate taxpayer. The final taxes that would have been paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation and resolution of disputes arising from federal and state tax audits in the normal course of business.

The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of IS&GS’ assets and liabilities and are adjusted for changes in tax rates and tax laws when such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

In general, the taxable income of the IS&GS entities was included in Lockheed Martin’s combined tax returns, and where applicable, in jurisdictions around the world. As such, separate U.S. federal income tax returns were not prepared for most IS&GS entities. IS&GS’ current portion of U.S. and certain non-U.S. income taxes payable is deemed to have been remitted to Lockheed Martin in the period the related tax expense was recorded. Consequently, current income taxes payable are deemed to have been settled with Lockheed Martin in each year.

IS&GS recognizes uncertain tax positions in the combined financial statements when it is more likely than not that the tax position will be sustained upon examination. Uncertain tax positions are measured based on the

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

probabilities that the uncertain tax position will be realized upon final settlement. IS&GS recognizes interest accrued related to uncertain tax positions and penalties as a component of income tax expense.

Cash

IS&GS participates in Lockheed Martin’s cash management and financing programs. The cash reflected on the combined financial statements represents cash on hand at certain foreign and domestic entities that do not participate in Lockheed Martin’s centralized cash management program.

Receivables

Receivables include amounts billed and currently due from customers and unbilled costs. Billed receivables include invoices presented to customers that have not been paid. Unbilled receivables represent recoverable costs incurred, including retainage, and accrued profits, that are not contractually billable until the completion of milestones, other stipulated contractual activities, or contract authorization, and as such, recovery of a portion of unbilled receivables may not occur within the next twelve months. Pursuant to contract provisions, agencies of the U.S. Government and certain other customers have title to, or a security interest in, assets related to contracts as a result of advances, performance-based payments and progress payments. Accordingly, IS&GS reflects those advances and payments as an offset to the related receivables balance for contracts that IS&GS accounts for on a percentage-of-completion basis using the cost-to-cost method as the basis to measure progress towards completion.

Inventories

IS&GS inventories are substantially composed of costs accumulated against specific contracts or orders and are recorded at actual cost. These contract costs represent recoverable costs incurred, allocable operating overhead, advances to suppliers and, in the case of contracts with the U.S. Government and substantially all other governments, general and administrative expenses. Other inventories are recorded at the lower of cost or estimated net realizable value.

Fixed assets

Fixed assets are recorded at cost. No depreciation expense is recorded on construction in progress until such assets are placed into operation. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Depreciation is recognized using the following methods and estimated useful lives:

	Depreciation Method	Estimated useful lives (in years)
Machinery and equipment	Straight-line or declining-balance	5-15
Buildings and leasehold improvements	Straight-line	10-40

The carrying amounts of fixed assets are reviewed for impairment if events or changes in the facts and circumstances indicate that their carrying amounts may not be recoverable. Fixed assets are assessed for impairment by comparing the estimated undiscounted future cash flows of the related asset grouping to its carrying amount. If an asset is determined to be impaired, an impairment charge is recognized in the period in which the impairment is identified at an amount equal to the excess of the carrying value of the asset over its fair value.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Investments

Investments where IS&GS has the ability to exercise significant influence, but not control, are accounted for under the equity method of accounting and are included in other noncurrent assets on its Combined Balance Sheets. Significant influence typically exists if IS&GS has a 20% to 50% ownership interest in the investee. Under this method of accounting, IS&GS recognizes its share of the net earnings or losses of the investee in Other income, net on its Combined Statements of Earnings as the activities of the investee are closely aligned with the operations of IS&GS. IS&GS evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period.

As of December 31, 2015 and 2014, IS&GS equity method investments totaled $18 million and $8 million, respectively, which are comprised of its Kwajalein Range Services, LLC (“KRS”) and Consolidated Nuclear Services, LLC (“CNS”) businesses. IS&GS’ respective ownership in KRS and CNS are 49 percent and 34 percent, respectively. IS&GS’ share of net earnings related to its equity method investees for the years ended December 31, 2015, 2014 and 2013 was $23 million, $15 million and $5 million, respectively. IS&GS’ share of distributions from its equity method investees for the years ended December 31, 2015, 2014 and 2013 was $13 million, $15 million and $1 million, respectively.

Derivative Financial Instruments

IS&GS uses derivative instruments principally to reduce its exposure to market risks from changes in foreign currency exchange rates. IS&GS does not enter into or hold derivative instruments for speculative trading purposes. IS&GS transacts business globally and is subject to risks associated with changing foreign currency exchange rates. IS&GS enters into foreign currency hedges such as forward and option contracts that change in value as foreign currency exchange rates change. These contracts hedge forecasted foreign currency transactions in order to mitigate fluctuations in earnings and cash flows associated with changes in foreign currency exchange rates. IS&GS designates foreign currency hedges as cash flow hedges. IS&GS may also enter into derivative instruments that are not designated as hedges and do not qualify for hedge accounting, which are intended to mitigate certain economic exposures.

The aggregate notional amounts and fair value of outstanding foreign currency hedges as of December 31, 2015 and 2014 were not significant. Derivative instruments did not have a significant impact on net earnings or comprehensive income for any of the years ended December 31, 2015, 2014 and 2013, respectively.

Business Acquisitions

IS&GS allocates the purchase price of businesses acquired to the tangible and intangible assets acquired, liabilities assumed and non-controlling interest acquired based on their estimated fair value at the acquisition date. The excess of the acquisition price over the estimated fair value assigned to the underlying net assets of the acquired businesses is recorded as goodwill. The goodwill recognized is attributable to expected revenue and cost synergies and intangible assets that do not qualify for separate recognition, such as the assembled workforce. Goodwill is not amortized and is subject to annual impairment testing. Any change to the acquisition date fair value prior to the expiration of the measurement period, a period generally not to exceed 12 months from the date of the acquisition, is recorded as an adjustment to the assets acquired, including goodwill, or the liabilities assumed. Any change to the acquisition date fair values after expiration of the measurement period is recorded in the Combined Statements of Earnings. Acquisition-related expense and restructuring charges are recognized separately from the business combination and are expensed as incurred. Revenues and earnings attributable to acquisitions are included in the combined financial statements for the periods subsequent to the acquisition date.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Goodwill

Goodwill is recorded when the purchase price of an acquired business exceeds the fair value of the net assets acquired. Goodwill is tested for impairment at least annually in the fourth quarter and more frequently whenever certain events or changes in circumstances indicate the carrying value of goodwill may be impaired. Such events or changes in circumstances may include a significant deterioration in overall economic conditions, changes in the business climate of its industry, operating performance indicators, competition, reorganizations of its business or the disposal of all or a portion of a reporting unit. Goodwill has been allocated to and is tested for impairment at a level referred to as the reporting unit, which is a level below its business segment. The level at which IS&GS tests goodwill for impairment requires IS&GS to determine whether the operations below the business segment constitute a business for which discrete financial information is available and IS&GS management regularly reviews the operating results.

IS&GS may use both qualitative and quantitative approaches when testing goodwill for impairment. Under the qualitative approach, for selected reporting units, IS&GS may perform a qualitative evaluation of events and circumstances impacting the reporting unit to determine the likelihood of goodwill impairment. Based on that qualitative evaluation, if IS&GS determines it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, no further evaluation is necessary. Otherwise, IS&GS performs a quantitative two-step impairment test.

Under step one of the quantitative impairment test, IS&GS compares the fair value of each reporting unit to its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of a reporting unit exceeds its fair value, IS&GS then performs step two of the quantitative impairment test and compares the implied value of the reporting unit’s goodwill with the carrying value of its goodwill. The implied value of the reporting unit’s goodwill is calculated by creating a hypothetical balance sheet as if the reporting unit had just been acquired. This balance sheet contains all assets and liabilities recorded at fair value (including any intangible assets that may not have any corresponding carrying value in its balance sheet). The implied value of the reporting unit’s goodwill is calculated by subtracting the fair value of the net assets from the fair value of the reporting unit. If the carrying value of the reporting unit’s goodwill exceeds the implied value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

IS&GS estimates the fair value of each reporting unit using a combination of a discounted cash flow (“DCF”) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business acquisitions, where appropriate. Determining fair value requires the exercise of significant judgments, including judgments about the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and relevant transaction multiples. The cash flows employed in the DCF analyses are based on IS&GS’ best estimate of future revenues, earnings and cash flows after considering factors such as general market conditions, U.S. Government budgets, existing firm orders, expected future orders, contracts with suppliers, labor agreements, changes in working capital, long-term business plans and recent operating performance. The discount rates utilized in the DCF analysis are based on the respective reporting unit’s weighted average cost of capital, which takes into account the relative weights of each component of capital structure (equity and debt) and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of the respective reporting unit.

Intangible Assets

Identifiable intangible assets generally represent the value of contractual relationships and developed technology acquired in business combinations. In valuing these assets, IS&GS makes assumptions regarding

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

useful lives and projected growth rates, and significant judgment is required. IS&GS periodically reviews identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, impairment tests are performed to measure the amount of the impairment loss, if any.

Customer Advances and Amounts in Excess of Cost Incurred

IS&GS receives advances, performance-based payments and progress payments from customers that may exceed costs incurred on certain contracts, including contracts with agencies of the U.S. Government. IS&GS classifies such advances, other than those reflected as a reduction of receivables or inventories as discussed above, as current liabilities.

Postretirement Benefit Plans

Many of IS&GS’ employees participate in defined benefit pension and other postretirement benefit plans administered and sponsored by Lockheed Martin. IS&GS does not record assets or liabilities to recognize the funded status of these plans because the combined financial statements reflect the cost for these plans as if they were multi-employer plans. Costs allocated to IS&GS reflect IS&GS employees’ proportionate share of total costs in Lockheed Martin plans in which they participate as well as an allocation of Lockheed Martin’s corporate costs for these plans. Assets and liabilities of these plans will be retained by Lockheed Martin subsequent to the separation of IS&GS. Certain IS&GS employees also directly participate in several defined benefit plans with other companies. IS&GS records its proportionate share of the costs for these multi-employer plans in the combined financial statements.

Commitments and Contingencies

IS&GS is subject to various claims and contingencies related to lawsuits, as well as commitments under contractual and other commercial obligations. IS&GS recognizes liabilities for commitments and contingencies when a loss is probable and estimable.

Net Parent Investment

Net parent investment in the Combined Balance Sheets represents Lockheed Martin’s historical investment in IS&GS and includes accumulated net earnings attributable to parent and the net effect of transactions with, and cost allocations from, parent. Note 3 provides additional information regarding the allocation to IS&GS of expenses incurred by parent.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss on the Combined Balance Sheets and Combined Statements of Equity consisted primarily of foreign currency translation adjustments for all periods presented in these combined financial statements.

Fair Value

IS&GS uses the fair value measurement guidance to value certain of its assets and liabilities. Under this guidance, assets and liabilities are required to be valued based on assumptions used by a market participant, consistent with the following hierarchy of inputs:

Level 1— Quoted prices (unadjusted) for identical assets or liabilities in an active market.

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Notes to Combined Financial Statements

Level 2— Inputs, other than quoted prices that are observable, either directly or indirectly, for similar assets or liabilities.

Level 3—Unobservable inputs that reflect IS&GS own assumptions which market participants would use in pricing the asset or liability.

The carrying amount of cash, trade receivables, accounts payable and accrued expenses approximates fair value due to the short maturity (less than one year) of these instruments.

Certain assets and liabilities are measured at fair value on a non-recurring basis, including assets and liabilities acquired in a business combination. Equity-method investments and long-lived assets would be recognized at fair value if deemed to be impaired or if reclassified as assets held for sale. The fair value in these instances would be determined using Level 3 inputs.

Recent Accounting Pronouncements

In May 2014, the FASB issued a new standard that will change the way IS&GS recognizes revenue and significantly expand the disclosure requirements for revenue arrangements. On July 9, 2015, the FASB approved a one-year deferral of the effective date of the standard to 2018 for public companies, with an option that would permit companies to adopt the standard in 2017. Early adoption prior to 2017 is not permitted. The new standard may be adopted either retrospectively or on a modified retrospective basis whereby the new standard would be applied to new contracts and existing contracts with remaining performance obligations as of the effective date, with a cumulative catch-up adjustment recorded to beginning retained earnings at the effective date for existing contracts with remaining performance obligations. In addition, the FASB is contemplating making additional changes to certain elements of the new standard. IS&GS is currently evaluating the methods of adoption allowed by the new standard and the effect the standard is expected to have on IS&GS’ combined financial statements and related disclosures. As the new standard will supersede substantially all existing revenue guidance affecting IS&GS under GAAP, it could impact revenue and cost recognition on thousands of contracts across the IS&GS business, in addition to IS&GS’ business processes and IT systems. As a result, IS&GS’ evaluation of the effect of the new standard will extend over future periods.

In September 2015, the FASB issued a new standard that simplifies the accounting for adjustments made to preliminary amounts recognized in a business combination by eliminating the requirement to retrospectively account for those adjustments. Instead, adjustments will be recognized in the period in which the adjustments are determined, including the effect on earnings of any amounts that would have been recorded in previous periods if the accounting had been completed at the acquisition date. IS&GS adopted the standard on January 1, 2016 and will prospectively apply the standard to business combination adjustments identified after the date of adoption.

In November 2015, the FASB issued a new standard that simplifies the presentation of deferred income taxes and requires that deferred tax assets and liabilities, as well as any related valuation allowance, be classified as noncurrent in IS&GS’ Combined Balance Sheets. The standard is effective January 1, 2017, with early adoption permitted. The standard may be applied either prospectively from the date of adoption or retrospectively to all prior periods presented. IS&GS adopted the standard as of December 31, 2015 and retrospectively applied the standard to all periods presented in these combined financial statements.

In February 2016, the FASB issued a new standard that increases transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The standard is effective January 1, 2019 for public companies, with early adoption permitted. The standard will be applied using a modified retrospective approach

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Notes to Combined Financial Statements

to the beginning of the earliest period presented in the financial statements. IS&GS is currently evaluating when it will adopt the standard and the expected impact to the combined financial statements and related disclosures.

Note 3 – Corporate Allocations, Related Party Transactions and Net Parent Investment

Corporate Allocations

The combined financial statements reflect allocations of certain expenses from Lockheed Martin including, but not limited to, general corporate expenses such as senior management, legal, human resources, finance, accounting, treasury, tax, IT, benefits, communications, ethics and compliance, corporate employee benefits, incentives and stock-based compensation, shared services processing and administration and depreciation for corporate fixed assets. Management of IS&GS considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. The allocation methods used include a pro rata basis of revenues, cost of revenues, headcount, fixed assets, number of transactions or other measures. Allocations for management costs and corporate support services provided to IS&GS totaled $253 million, $268 million and $273 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The financial information in these combined financial statements does not necessarily include all the expenses that would have been incurred by IS&GS had it been a separate, stand-alone entity. Actual costs that may have been incurred if IS&GS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.

Related Party Transactions

Revenues in the Combined Statements of Earnings include sales to affiliates of Lockheed Martin of $44 million, $51 million and $44 million for the years ended December 31, 2015, 2014 and 2013, respectively. Costs of revenues in the Combined Statements of Earnings includes expenses for work performed for IS&GS by Lockheed Martin or its affiliates of $58 million, $86 million and $114 million for the years ended December 31, 2015, 2014 and 2013, respectively. There were no significant receivables or payables due from or due to Lockheed Martin as of December 31, 2015 and 2014, respectively.

Net Parent Investment

Net transfers (to) from parent are included within Net parent investment on the Combined Statements of Equity. The components of the net transfers (to) from parent consisted of the following: (in millions):

	Years Ended December 31,
	2015	2014	2013
Cash transactions
Cash pooling and general financing activities	$(1,135)	$(704)	$(1,072)
IS&GS expenses incurred by parent	361	403	523
Corporate allocations	253	268	273
Current income taxes payable	160	169	111

Total cash transactions, net	(361)	136	(165)
Non-cash transactions
Other transfers with parent	11	13	23

Total net transfers (to) from parent	$(350)	$149	$(142)

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Notes to Combined Financial Statements

Cash pooling and general financing activities include cash transferred from IS&GS to Lockheed Martin under cash pooling arrangements. IS&GS expenses incurred by parent include IS&GS employee fringe and pension expense. Corporate allocations include the items described above in the section titled “Corporate Allocations.” Current income taxes payable are deemed to have been settled with Lockheed Martin in each year.

Note 4 – Business Acquisitions

Systems Made Simple, Inc.

On December 1, 2014, IS&GS acquired Systems Made Simple, Inc. (“SMS”) for $344 million, net of cash acquired. SMS specializes in health IT solutions that deliver technology and service solutions to improve, increase, enable and ensure the secure exchange and interoperability of information between patients, healthcare providers and payers for federal and state government organizations. This acquisition enabled IS&GS to extend its business into the health information technology markets.

The purchase price of $344 million included an indemnity holdback amount of $32 million and contingent consideration of $28 million. The contingent consideration was recorded at fair value using Level 3 inputs and is payable in an amount of up to $30 million based on the awards of three potential future contracts. As of December 31, 2015, the remaining accruals for the indemnity holdback payment and contingent consideration were $21 million and $28 million, respectively. Subject to certain limited exceptions for then-pending claims, the remaining holdback amount is required to be paid on the second and third anniversary dates of the acquisition based on scheduled amounts as certain indemnities lapse. The contingent consideration is required to be paid if certain contracts are awarded, which is expected to occur in 2016.

Industrial Defender, Inc.

On April 7, 2014, IS&GS acquired Industrial Defender, Inc. (“Industrial Defender”) for $161 million, net of cash acquired. Industrial Defender specializes in cybersecurity solutions for industrial control systems in the oil, gas, utility and chemical industries. This acquisition enabled IS&GS to extend its business into the oil, gas, utility and chemical industries. The purchase price included an indemnity holdback amount of $18 million. The indemnity holdback can be used by IS&GS to cover damages arising out of certain matters that existed but may not have been identified at the acquisition date, as well as specifically identified indemnifiable matters. As of December 31, 2015, the remaining accrual for the indemnity holdback was approximately $10 million. Subject to certain limited exceptions for then-pending claims, the remaining holdback amount is scheduled to be paid in varying amounts on the second and third anniversary dates of the acquisition.

Beontra AG

On March 18, 2014, IS&GS acquired Beontra AG (“Beontra”) for $21 million, net of cash acquired. Beontra is based in Germany and specializes in integrated planning and demand forecasting IT solutions for airports around the world. The Beontra acquisition facilitates IS&GS expansion of its business into the commercial airport information technology solutions market.

Amor Group Ltd.

On September 11, 2013, IS&GS acquired Amor Group Ltd. (“Amor”) for $206 million, net of cash acquired. Amor is based in Scotland, United Kingdom, and specializes in IT solutions for the energy, transportation and public service sectors. The acquisition enabled IS&GS to continue to extend their business into the oil & gas and international airport markets.

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Notes to Combined Financial Statements

Purchase Price Allocation

The fair values of the assets acquired and liabilities assumed were determined using income, market and cost valuation methodologies. The fair value measurements were estimated using significant inputs that are not observable in the market and thus represent Level 3 inputs. Determining the fair value of assets acquired and liabilities assumed required the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates and discount rates. The cash flows employed in the discounted cash flow analyses was based on management’s best estimate of future revenues, earnings and cash flows after considering factors such as general market conditions, customer budgets, existing firm orders, expected future orders, contracts with suppliers, labor agreements, changes in working capital, long term business plans and recent operating performance. Use of different estimates and judgments could have yielded different results.

The goodwill attributable to these acquisitions reflects the value of the existing workforce, benefits that IS&GS expects to realize as a result of improved economies of scale and cost savings that will be achieved by operating the businesses as part of a larger overall company. Only a portion of the recorded goodwill for these acquisitions is deductible for tax purposes.

The purchase price and purchase price allocation for these acquisitions are summarized as follows (in millions):

2014 Acquisitions

Accounts	Systems Made Simple	Industrial Defender	Beontra	Total
Receivables	$58	$4	$2	$64
Fixed assets	2	1	—	3
Intangible assets:
Contract related	75	20	4	99
Developed technology	—	12	—	12
Other	14	6	—	20
Other assets	2	11	1	14
Goodwill	239	119	18	376

Total identifiable assets and goodwill	390	173	25	588

Accounts payable	(30)	(1)	—	(31)
Customer advances and amounts in excess of costs incurred	—	(8)	(2)	(10)
Other liabilities	(16)	(3)	(2)	(21)

Total liabilities assumed	(46)	(12)	(4)	(62)

Total purchase price	$344	$161	$21	$526

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Notes to Combined Financial Statements

2013 Acquisition

Accounts	Amor
Receivables	$27
Fixed assets	3
Intangible assets:
Contract related	23
Developed technology	11
Other assets	5
Goodwill	168

Total identifiable assets and goodwill	237

Accounts payable	(5)
Customer advances and amounts in excess of costs incurred	(4)
Other liabilities	(22)

Total liabilities assumed	(31)

Total purchase price	$206

Impact to 2014 and 2013 Financial Results

The combined financial statements include the financial results of the acquired companies only for the period from the acquisition date forward. As a result, the combined financial results for the years ended December 31, 2014 and 2013 do not reflect a full year of the acquisition results for the entities acquired in those years. From the acquisition date through December 31, 2014, the 2014 acquisitions generated revenues of $57 million and net losses of $4 million, inclusive of intangible amortization and adjustments required to account for the acquisitions. From the acquisition date through December 31, 2013, Amor generated revenues of $29 million and net loss of $1 million, inclusive of intangible amortization and adjustments required to account for the acquisition.

Pro Forma Impact of Business Acquisitions (Unaudited)

Unaudited pro forma combined results of operations consisted of the following (in millions):

	Years Ended December 31,
	2014	2013
Revenues	$6,013	$6,524
Net earnings	296	248

The unaudited supplemental pro forma financial data above has been calculated after applying our accounting policies and adjusting the historical results of the acquisitions with pro forma adjustments, net of tax, that assume the acquisitions occurred on January 1, 2013. Significant pro forma adjustments include the recognition of additional depreciation and amortization expense related to acquired fixed assets and intangible assets. These adjustments assume the application of fair value adjustments to fixed assets and intangible assets occurred on January 1, 2013 and are as follows: depreciation and amortization expense of $32 million and $40 million in 2014 and 2013, respectively.

The unaudited supplemental pro forma financial data does not reflect the realization of any expected ongoing cost or revenue synergies relating to the integration of the combined companies. Further, the pro forma data should not be considered indicative of the results that would have occurred if the acquisitions had been consummated on January 1, 2013, nor are they indicative of future results.

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Notes to Combined Financial Statements

Note 5 – Severance Charges

During 2015, IS&GS recorded severance charges of $20 million as a result of a review intended to reduce costs in order to improve the affordability of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through either voluntary or involuntary actions. Upon separation, terminated employees will receive lump-sum severance payments primarily based on years of service. Approximately $14 million of the severance benefits were paid in 2015 with the remainder expected to be paid by mid-2016.

During 2013, IS&GS recorded severance charges of $45 million after a strategic review of the business to reduce its workforce and after considering future workload projections. Upon separation, terminated employees received lump-sum severance payments primarily based on years of service, all of which were paid by December 31, 2015. Cash paid for the 2013 severance charges was $3 million, $24 million and $18 million for the years ended December 31, 2015, 2014 and 2013, respectively. No additional payments are expected related to the 2013 action.

Note 6 – Receivables, Net

Receivables, net consisted of the following (in millions):

	As of December 31,
	2015	2014
Amounts billed	$373	$404
Unbilled costs and accrued profits	614	561
Less: customer advances and progress payments	(147)	(85)

Total receivables, net	$840	$880

IS&GS’ receivables are primarily with the U.S. Government, and thus IS&GS does not have material credit risk exposure for amounts billed. IS&GS expects to bill substantially all of the December 31, 2015 unbilled costs and accrued profits during 2016.

Note 7 – Inventories, Net

Inventories, net consisted of the following (in millions):

	As of December 31,
	2015	2014
Work-in-process, primarily related to long-term contracts and programs in progress	$144	$114
Less: customer advances and progress payments	(3)	(6)
Other inventories	27	21

Total inventories, net	$168	$129

Work-in-process inventories as of December 31, 2015 and 2014 included general and administrative costs of $16 million and $20 million, respectively. General and administrative costs incurred and recorded in inventories totaled $79 million in 2015, $110 million in 2014 and $129 million in 2013 and general and administrative costs charged to cost of revenues from inventories totaled $83 million in 2015, $108 million in 2014 and $132 million in 2013.

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Notes to Combined Financial Statements

Note 8 – Fixed Assets, Net

Fixed assets, net consisted of the following (in millions):

	As of December 31,
	2015	2014
Machinery and equipment	$137	$139
Buildings and leasehold improvements	117	107
Other fixed assets	14	17

Total fixed assets, gross	268	263
Less: accumulated depreciation	(171)	(159)

Total fixed assets, net	$97	$104

Depreciation expense related to fixed assets was $21 million, $25 million and $21 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Note 9 – Goodwill

Changes in the carrying amount of goodwill were as follows (in millions):

Total
Balance as of December 31, 2013	$2,475

Acquisitions	376
Foreign currency translation	(15)

Balance as of December 31, 2014	2,836

Foreign currency translation	(13)

Balance as of December 31, 2015	$2,823

Goodwill from acquisitions for the year ended December 31, 2014 included $239 million from Systems Made Simple, $119 million from Industrial Defender and $18 million from Beontra (Note 4).

Note 10 – Intangible Assets, Net

Intangible assets, net consisted of the following (in millions):

	As of December 31, 2015			As of December 31, 2014
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Contract related	$176	$(90)	$86	$176	$(58)	$118
Developed technology	37	(22)	15	37	(15)	22
Indefinite-lived assets	18	—	18	18	—	18
Other	20	(11)	9	20	(1)	19

Total intangibles assets	$251	$(123)	$128	$251	$(74)	$177

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Notes to Combined Financial Statements

The weighted-average amortization period for total intangible assets is 3.9 years. Amortization expense for the years ended December 31, 2015, 2014 and 2013 was $49 million, $30 million and $30 million, respectively. Estimated amortization related to intangible assets as of December 31, 2015, for fiscal year 2016 through fiscal year 2020 and thereafter, is as follows: $35 million, $19 million, $16 million, $13 million, $11 million and $16 million, respectively.

Note 11 – Income Taxes

The provision for U.S. federal and foreign income tax expense consisted of the following (in millions):

	Years Ended December 31,
	2015	2014	2013
Federal income tax (expense) benefit:
Current	$(160)	$(169)	$(111)
Deferred	1	29	(5)

Total federal income tax expense	(159)	(140)	(116)

Foreign income tax (expense) benefit:
Current	(9)	(11)	—
Deferred	6	5	(3)

Total foreign income tax expense	(3)	(6)	(3)

Total income tax expense	$(162)	$(146)	$(119)

State income taxes are included in Cost of revenues on the Combined Statements of Earnings because under U.S. Government contracting regulations such amounts are allowable costs in establishing prices for contracts with the U.S. Government. Accordingly, a substantial portion of state income taxes is also included in revenues. IS&GS total net state income tax expense was $26 million for 2015, $33 million for 2014 and $25 million for 2013.

The reconciliation of the 35% U.S. federal statutory income tax rate to actual income tax expense is as follows (in millions):

	Years Ended December 31,
	2015	2014	2013
Income tax expense at the U.S. federal statutory tax rate	$(165)	$(153)	$(128)
U.S. manufacturing deduction benefit	2	2	1
Research and development tax credit	1	5	3
Non-controlling interest	2	2	2
Other, net	(2)	(2)	3

Income tax expense	$(162)	$(146)	$(119)

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Notes to Combined Financial Statements

The primary components of U.S. federal and foreign deferred income tax assets and liabilities were as follows (in millions):

	As of December 31,
	2015	2014
Deferred tax assets related to:
Accrued compensation and benefits	$46	$45
Federal net operating losses	11	13
Foreign company operating losses and credits	10	10
Other	6	7
Valuation allowance (a)	(3)	(5)

Deferred tax assets, net	70	70

Deferred tax liabilities related to:
Contract accounting methods	9	23
Goodwill and intangible assets	200	189
Fixed assets	1	5

Deferred tax liabilities	210	217

Net deferred tax liabilities	$140	$147

(a)	A valuation allowance was provided against certain foreign company deferred tax assets arising from carryforwards of unused tax benefits.

As of December 31, 2015, net operating loss carryforwards were approximately $32 million for U.S. federal tax purposes and $51 million for foreign tax purposes, which will be available to offset future taxable income. If not used, the U.S. federal carryforwards will expire between 2016 and 2034. The foreign carryforwards will not expire.

As of December 31, 2015 and 2014, liabilities associated with unrecognized tax benefits are not material.

With few exceptions, the statute of limitations is no longer open for U.S. federal or non-U.S. income tax examinations for the years before 2012, other than with respect to refunds.

U.S. income taxes and foreign withholding taxes have not been provided on earnings of $40 million, $40 million and $28 million that have not been distributed by non-U.S. companies of IS&GS as of December 31, 2015, 2014 and 2013, respectively. IS&GS’ intention is to permanently reinvest these earnings, thereby indefinitely postponing their remittance to the U.S. If these earnings had been remitted, the estimated additional income taxes after foreign tax credits would not be material to these combined financial statements.

Note 12 – Postretirement Plans

Defined Benefit Pension and Other Postemployment Benefit Plans

Certain IS&GS salaried employees participate in various defined benefit pension and other postemployment benefit (“OPEB”) plans administered and sponsored by Lockheed Martin. The OPEB plans provide certain heath care and life insurance benefits to retired employees. The combined financial statements reflect periodic pension and post-retirement costs as if they were multi-employer plans. The net periodic pension and OPEB costs includes interest costs, recognized net actuarial losses and service costs that are determined based on actuarial

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Notes to Combined Financial Statements

valuations of individual participant data and projected returns on plan assets. Costs associated with the pension and OPEB plans were allocated to the combined financial statements based on IS&GS employees’ proportionate share of costs for the respective Lockheed Martin plans in which they participate. These costs are considered to have been settled with Lockheed Martin at the time of the allocation of these expenses. Pension expense for participating IS&GS employees was $69 million, $92 million and $154 million for the years ended December 31, 2015, 2014 and 2013, respectively.

In addition to the pension and OPEB plans administered and sponsored by Lockheed Martin, MSA is one of several sponsors to the Hanford Site Pension Plan (the “HSPP”) (Hanford Multi Employer Pension Plan EIN: 90-0501441), a multiemployer defined benefit pension plan that covers eligible employees of certain prime contractors and subcontractors of the Department of Energy, including employees of MSA. The HSPP is managed and administered by a committee composed of representatives from each of the sponsoring employers, and the committee determines the annual funding requirements. Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers and if a participating employer stops contributing to a multiemployer plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

For the years ended December 31, 2015, 2014 and 2013, expenses of $25 million, $27 million and $28 million, respectively, were included in the combined financial statements for IS&GS’ share of HSPP contributions. The HSPP sponsoring employers’ total contributions for the years ended December 31, 2015, 2014 and 2013 were $84 million, $79 million and $92 million, respectively.

A summary of total HSPP assets and liabilities, as provided by the plan sponsor, were as follows (in millions):

	As of December 31,
	2015	2014
Total plan assets	$1,269	$1,258
Total actuarial present value of accumulated plan benefits	1,582	1,521
Percent funded	80%	83%

In addition to the HSPP, IS&GS participates in several other multiemployer defined benefit pension and OPEB health and medical plans. For the years ended December 31, 2015, 2014 and 2013, IS&GS incurred and paid $22 million, $23 million and $25 million, respectively, in expenses for IS&GS employees participating in these various multiemployer plans.

Defined Contribution Plans

Certain IS&GS employees participate in defined contribution plans, most with 401(k) plan features, administered and sponsored by Lockheed Martin. Employees participate by contributing a portion of their compensation to the plan, which is partially matched by Lockheed Martin. Expenses of $50 million, $53 million and $55 million for the years ended December 31, 2015, 2014 and 2013, respectively, were allocated to the combined financial statements for the defined contribution plans in which IS&GS employees participate.

Deferred Compensation Plans

Certain IS&GS employees participate in deferred compensation plans administered and sponsored by Lockheed Martin. Pursuant to these deferred compensation plans, certain executives and other highly compensated employees may defer all or a portion of their salaries and incentive compensation at their

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

discretion. Liabilities of $32 million and $24 million as of December 31, 2015 and 2014, respectively, were allocated to the combined financial statements related to deferred compensation for IS&GS employees.

Note 13 – Stock-Based Compensation

Certain IS&GS employees participate in Lockheed Martin’s stock-based compensation plans. Under the plans, Lockheed Martin may grant employees RSUs, PSUs, options to purchase common stock, stock appreciation rights (SARs), or other stock units. As of December 31, 2015 there was an insignificant number of PSU’s outstanding and held by IS&GS employees and no SARs or other stock units had been granted to IS&GS employees.

For the years ended December 31, 2015, 2014 and 2013, total stock-based compensation expense of $10 million, $14 million and $17 million, respectively, was allocated to the combined financial statements for IS&GS employees who participated in the plans. Compensation expense is generally recognized ratably over the requisite service period based on the grant-date fair value of awards, less estimated forfeitures. Stock-based compensation expense, substantially all of which relates to RSUs, is included in Cost of revenues on the Combined Statements of Earnings.

As of December 31, 2015, there was $9 million of unrecognized compensation cost related to unvested awards granted to IS&GS employees, which is expected to be recognized over a weighted average period of one year.

RSUs

Activity related to unvested RSUs consisted of the following:

	Number of RSUs (in thousands)	Weighted Average Grant- Date Fair Value Per Share
Unvested at December 31, 2012	787	$78.99
Granted	226	89.24
Vested	(303)	78.10
Forfeited	(47)	83.03

Unvested at December 31, 2013	663	82.60
Granted	131	146.85
Vested	(361)	85.67
Forfeited	(14)	99.51

Unvested at December 31, 2014	419	99.48
Granted	97	192.47
Vested	(240)	97.19
Forfeited	(10)	142.97

Unvested at December 31, 2015	266	133.83

For RSUs, the vesting period is three years, or less if the employee is retirement-eligible on the date of grant or will become retirement eligible before the end of the vesting period. Employees who are granted RSUs receive the right to receive shares of common stock after completion of the vesting period. The employees cannot sell or transfer shares prior to vesting and have no voting rights until the RSUs vest. The grant-date fair value of RSUs is equal to the closing market price of Lockheed Martin’s common stock on the grant date less a discount to

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

reflect the delay in payment of dividend-equivalent cash payments that are made only upon vesting, which is generally three years from the grant date.

Stock Options

Lockheed Martin did not grant stock options during 2015, 2014 and 2013. As of each of December 31, 2015 and 2014, there were one million stock options outstanding for IS&GS employees with a weighted average exercise price of $87 and $85, respectively. All stock options outstanding as of December 31, 2015 are fully vested, have a weighted average remaining contractual life of approximately four years and have an aggregate intrinsic value of $99 million.

Note 14 – Commitments and Contingencies

Legal Proceedings

IS&GS is a party to litigation and other proceedings that arise in the ordinary course of its business. These matters could result in fines, penalties, compensatory or treble damages or non-monetary sanctions or relief. IS&GS does not believe that the outcome of these matters, including the proceedings mentioned below, will have a material adverse effect on IS&GS, notwithstanding that the unfavorable resolution of any matter may have a material adverse effect on its net earnings in any particular interim reporting period. Among the factors that IS&GS considers in this assessment are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if estimable), the progress of the case, existing law and precedent, the opinions or views of legal counsel and other advisors, its experience in similar cases and the experience of other companies, the facts available at the time of assessment and how IS&GS is responding or intends to respond to the proceeding or claim. IS&GS’ assessment of these factors may change over time as individual proceedings or claims progress.

On April 24, 2009, Lockheed Martin filed a declaratory judgment action against the New York Metropolitan Transportation Authority and its Capital Construction Company (collectively, the “MTA”) asking the U.S. District Court for the Southern District of New York to find that the MTA was in material breach of contract with Lockheed Martin (relating to IS&GS) based on the MTA’s failure to provide access to sites where work was to be performed and the failure to provide the customer-furnished equipment necessary to complete the contract. The MTA filed an answer and counterclaim alleging that Lockheed Martin breached the contract and subsequently terminated the contract for alleged default. The primary damages sought by the MTA are the cost to complete the contract and potential re-procurement costs. Although IS&GS is unable to estimate the cost of another contractor to complete the contract and the costs of re-procurement, the original contract with the MTA had a total value of $323 million, of which $241 million was paid to IS&GS, and the MTA is seeking damages of approximately $190 million. IS&GS disputes the MTA’s allegations and is defending against them. Additionally, following an investigation, Lockheed Martin’s sureties on a performance bond related to this matter, who were represented by independent counsel, concluded that the MTA’s termination of the contract was improper. Subsequent to the initial filing, Lockheed Martin’s declaratory judgment action was amended to include claims for monetary damages against the MTA of approximately $95 million. This matter was taken under consideration by the court in December 2014 following a five-week bench trial and the filing of post-trial pleadings by the parties. IS&GS expects a decision in 2016.

On November 10, 2015, MSA received a final decision of the Department of Energy contracting officer for MSA concluding that certain payments by MSA to IS&GS for the performance of IT services and management services under a subcontract to MSA constituted affiliate fees in violation of the Federal Acquisition Regulation (the “FAR”). At the same time, the contracting officer advised MSA that he would not approve certain provisional fee payments to MSA pending resolution of the matters set forth in his decision. Subsequent to the

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

contracting officer’s final decision, MSA and Lockheed Martin received notice from the U.S. Attorney’s Office for the Eastern District of Washington that the U.S. Government had initiated a False Claims Act investigation into the facts surrounding this dispute, and each of MSA and Lockheed Martin have produced information in response to Civil Investigative Demands from the U.S. Attorney’s Office. Since this issue first was raised by the Department of Energy, MSA has asserted that the IT and management services being performed by IS&GS under a fixed price/fixed unit rate subcontract approved by the Department of Energy meet the definition of a “commercial item” under the FAR and any profits earned on that subcontract are permissible. MSA filed an appeal of the contracting officer’s decision with the Civilian Board of Contract Appeals and that appeal is pending. Subsequent to the filing of MSA’s appeal, the contracting officer demanded that MSA reimburse the Department of Energy in the amount of $64 million, which was his estimate of the profits earned during the period from 2010 to 2014 by IS&GS. MSA has requested that the Department of Energy defer that demand pending resolution of the appeal, but to date the demand has not been rescinded. MSA and the other members of MSA have advised Lockheed Martin that they believe that if MSA incurs liability in this matter, then Lockheed Martin is responsible to MSA for the loss.

Although IS&GS cannot predict the outcome of legal or other proceedings with certainty, GAAP requires IS&GS to record a liability if a loss is probable and the amount of the loss is reasonably estimable, and requires IS&GS to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made for contingencies where there is at least a reasonable possibility that a loss may have been incurred where the amount of that loss would be material to IS&GS. As of December 31, 2015, the aggregate amount of all liabilities in respect of legal and other proceedings (including the matters described above) recorded by IS&GS in its combined financial statements was $62 million, and the range of reasonably possible additional losses was estimated by IS&GS to be from $0 to $200 million. IS&GS believes, after consultation with counsel and after taking into account its current litigation reserves that the currently pending legal and other proceedings should not have a material adverse effect on IS&GS’ consolidated financial condition or results of operations. In view of the inherent difficulty of predicting the outcome of legal proceedings, IS&GS cannot state with confidence what will be the eventual outcomes of the currently pending matters, the timing of their ultimate resolution or the eventual losses, fines, penalties or impact related to those matters. In light of the uncertainties involved in such proceedings, it is possible that accruals may need to be adjusted in the future and the outcome of a particular matter in a particular period could be material to IS&GS in that period.

Operating Leases

IS&GS rents certain equipment and facilities under operating leases. Additionally, certain facilities and equipment are furnished by the U.S. Government under short-term or cancelable arrangements. IS&GS’ total rental expense under operating leases was $61 million for each of the years ended December 31, 2015, 2014 and 2013. Future minimum lease commitments as of December 31, 2015 for long-term non-cancelable operating leases were $162 million, of which $50 million is payable in 2016, $39 million in 2017, $28 million in 2018, $19 million in 2019, $15 million in 2020 and $11 million thereafter.

Letters of Credit, Surety Bonds and Third-Party Guarantees

In connection with the business of IS&GS, Lockheed Martin has standby letters of credit, surety bonds and third-party guarantees with financial institutions and other third parties primarily relating to advances received from customers and the guarantee of future performance on certain contracts. Letters of credit and surety bonds generally are available for draw down in the event IS&GS does not perform. In some cases, Lockheed Martin may guarantee the contractual performance of third parties such as venture partners. Third-party guarantees do not include guarantees of subsidiaries and other consolidated entities. IS&GS had total outstanding letters of

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

credit, surety bonds and third-party guarantees aggregating to $436 million and $447 million as of December 31, 2015 and 2014, respectively.

As of December 31, 2015 and 2014, third-party guarantees totaled $127 million, all of which related to the guarantee of contractual performance of a venture to which IS&GS is currently a party. This amount represents the estimate of the maximum amount IS&GS would expect to incur upon the contractual non-performance of the venture partners.

Note 15 – Composition of Certain Financial Statement Captions

The following table presents financial information underlying the Combined Balance Sheets caption Other current liabilities (in millions).

	As of December 31,
	2015	2014
Customer contract accruals	$124	$116
Other current liabilities	130	126

Total other current liabilities	$254	$242

Note 16 – Subsequent Events

IS&GS has evaluated subsequent events through April 15, 2016, the date the combined financial statements were available to be issued. Other than the Transaction described in Note 1 and as described below, no material subsequent events have occurred that should be recorded or disclosed in these combined financial statements.

During the first quarter of 2016, IS&GS experienced development issues on a large international data center migration and consolidation program, caused by unanticipated challenges in application remediation and data center migration activities. A first quarter technical baseline review was conducted with the customer, which resulted in cost and schedule changes to the program. Accordingly, IS&GS recognized a change in estimate on this program resulting in the recognition of a $25 million negative profit rate adjustment in the first quarter of 2016.

Review Report of Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We have reviewed the Combined Balance Sheet of the Information Systems & Global Solutions business of Lockheed Martin Corporation (the Company) as of March 27, 2016, and the related Combined Statements of Earnings, Comprehensive Income, Cash Flows and Equity for the quarters ended March 27, 2016 and March 29, 2015. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the combined financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Combined Balance Sheet of the Information Systems & Global Solutions business of Lockheed Martin Corporation as of December 31, 2015, and the related Combined Statements of Earnings, Comprehensive Income, Cash Flows and Equity for the year then ended (not presented herein), and we expressed an unqualified audit opinion on those combined financial statements in our report dated April 15, 2016. In our opinion, the accompanying Combined Balance Sheet as of December 31, 2015, is fairly stated, in all material respects, in relation to the Combined Balance Sheet from which it has been derived.

/s/ Ernst & Young LLP

McLean, Virginia
May 26, 2016

The Information Systems & Global Solutions Business

Combined Statements of Earnings

(unaudited; in millions)

	Three Months Ended
	March 27, 2016	March 29, 2015
Revenues	$1,341	$1,393
Cost of revenues
Cost of revenues	(1,246)	(1,271)
Severance charges	(19)	—

Total cost of revenues	(1,265)	(1,271)

Gross profit	76	122
Other income, net	7	6

Earnings before income taxes	83	128
Income tax expense	(30)	(44)

Net earnings	53	84

Less: net earnings attributable to non-controlling interest	2	1

Net earnings attributable to parent	$51	$83

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Comprehensive Income

(unaudited; in millions)

	Three Months Ended
	March 27, 2016	March 29, 2015
Net earnings	$53	$84
Other comprehensive loss
Foreign currency translation adjustments	(6)	(13)

Total comprehensive income	47	71
Less: comprehensive income attributable to non-controlling interest	2	1

Comprehensive income attributable to parent	$45	$70

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Balance Sheets

(in millions)

	March 27, 2016	December 31, 2015
	(unaudited)
Assets
Current assets
Cash	$39	$39
Receivables, net	835	840
Inventories, net	120	168
Other current assets	19	20

Total current assets	1,013	1,067
Fixed assets, net	92	97
Goodwill	2,816	2,823
Intangible assets, net	118	128
Deferred income taxes	17	10
Other noncurrent assets	55	55

Total assets	$4,111	$4,180

Liabilities and equity
Current liabilities
Accounts payable	$247	$236
Customer advances and amounts in excess of costs incurred	289	297
Salaries, benefits and payroll taxes	223	214
Other current liabilities	251	254

Total current liabilities	1,010	1,001
Deferred income taxes	145	150
Other noncurrent liabilities	79	88

Total liabilities	1,234	1,239

Equity
Net parent investment	2,910	2,970
Accumulated other comprehensive loss	(42)	(36)

Total parent investment	2,868	2,934
Non-controlling interest	9	7

Total equity	2,877	2,941

Total liabilities and equity	$4,111	$4,180

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Cash Flows

(unaudited; in millions)

	Three Months Ended
	March 27, 2016	March 29, 2015
Operating activities
Net earnings	$53	$84
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	14	19
Stock-based compensation	3	3
Severance charges	19	—
Deferred income taxes	(12)	(1)
Changes in assets and liabilities
Receivables, net	5	50
Inventories, net	48	19
Accounts payable	9	17
Customer advances and amounts in excess of costs incurred	(7)	9
Salaries, benefits and payroll taxes	(10)	(37)
Other, net	(5)	(24)

Net cash provided by operating activities	117	139

Investing activities
Capital expenditures	(2)	(3)

Net cash used for investing activities	(2)	(3)

Financing activities
Net transfers to parent	(111)	(132)
Other, net	(5)	(8)

Net cash used for financing activities	(116)	(140)

Effect of foreign exchange rate changes on cash	1	(1)

Net change in cash	—	(5)
Cash at beginning of period	39	61

Cash at end of period	$39	$56

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Equity

(unaudited; in millions)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-Controlling Interest	Total Equity
Balances as of December 31, 2014	$3,016	$(17)	$6	$3,005
Net earnings	83	—	1	84
Other comprehensive loss	—	(13)	—	(13)
Distribution to non-controlling interest	—	—	(3)	(3)
Net transfers to parent	(130)	—	—	(130)

Balances as of March 29, 2015	$2,969	$(30)	$4	$2,943

Balances as of December 31, 2015	$2,970	$(36)	$7	$2,941
Net earnings	51	—	2	53
Other comprehensive loss	—	(6)	—	(6)
Net transfers to parent	(111)	—	—	(111)

Balances as of March 27, 2016	$2,910	$(42)	$9	$2,877

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Note 1 – Business Overview and Basis of Presentation

The accompanying unaudited interim combined financial statements and notes present the combined results of operations, financial position, and cash flows of the Information Systems & Global Solutions business (“IS&GS”) of Lockheed Martin Corporation (“Lockheed Martin”). IS&GS is a leading provider of information technology (“IT”), management and engineering services to civil, defense and intelligence agencies of the U.S. Government. IS&GS also provides services to agencies of allied foreign governments, state and local governments and commercial customers. IS&GS supports its customers by providing data analytics, systems engineering, large-scale agile software development, network-enabled situational awareness solutions, communications and command and control capability and global systems integration, to help customers gather, analyze and securely distribute intelligence data to address complex and pressing challenges, such as combating global terrorism, cybersecurity, air traffic management, energy demand management and transforming the healthcare system. IS&GS is also responsible for various classified systems and services in support of vital national security systems. Major U.S. Government customers include civil agencies such as the Department of Homeland Security, the Department of Health and Human Services and the Department of the Treasury; the Department of Defense (“DoD”) and all branches of the U.S. military; and the U.S. intelligence community. IS&GS’ international customers are primarily located in the United Kingdom, the Middle East and Australia. In the commercial sector, IS&GS serves clients primarily in the financial services, healthcare and energy industries.

On January 26, 2016, Lockheed Martin entered into definitive agreements to separate and combine IS&GS with Leidos Holdings, Inc. (“Leidos”) in a Reverse Morris Trust transaction (the “Transaction”). At Lockheed Martin’s election, the Transaction will be structured as a distribution of IS&GS to Lockheed Martin’s stockholders in a split-off transaction, a spin-off transaction or a combination split-off and spin-off transaction. No matter which form of transaction is selected, IS&GS will be transferred to a subsidiary holding IS&GS (“Splitco”), the stock of which will be distributed to Lockheed Martin stockholders and that distribution will be followed by a merger of Splitco with a subsidiary of Leidos. If Lockheed Martin elects a split-off, it will conduct an exchange offer pursuant to which Lockheed Martin stockholders will have the option to elect to exchange Lockheed Martin shares for shares of Splitco. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock. If the exchange offer is not fully subscribed, the remaining shares of Splitco will be distributed by Lockheed Martin in a pro-rata spin-off to Lockheed Martin stockholders in respect of those Lockheed Martin shares not exchanged in the exchange offer. If Lockheed Martin elects a spin-off, all of the shares of Splitco will be distributed by Lockheed Martin to its stockholders as a pro-rata dividend. In connection with the transfer of IS&GS to Splitco, Lockheed Martin will receive a $1.8 billion cash payment. Both the distribution and the merger are expected to qualify as tax-free transactions to Lockheed Martin and its stockholders, except to the extent that cash is paid to Lockheed Martin stockholders in lieu of fractional shares. The Transaction is subject to the approval by Leidos’ stockholders of the issuance of the Leidos shares in the merger and the satisfaction of customary closing conditions, including regulatory approvals, the absence of a material adverse change with respect to each of IS&GS and Leidos, and receipt of solvency opinions and opinions of tax counsel. The Transaction is expected to be completed in the third or fourth quarter of 2016.

Throughout the periods included in these unaudited combined financial statements, IS&GS operated as part of Lockheed Martin and consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for IS&GS. The unaudited combined financial statements have been derived from Lockheed Martin’s historical accounting records as if IS&GS’ operations had been conducted independently from Lockheed Martin and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim periods and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of IS&GS management, these unaudited combined financial statements reflect all adjustments that are of a normal

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

recurring nature necessary for fair presentation of IS&GS’ results of operations, financial condition and cash flows for the interim periods presented. Certain information and note disclosures normally included in financial statements prepared annually in accordance with GAAP have been condensed or omitted pursuant to such SEC rules. These unaudited combined financial statements were prepared using the accounting policies disclosed in and should be read in conjunction with the audited combined financial statements included in this document.

The unaudited combined financial statements include all revenues and costs directly attributable to IS&GS and an allocation of expenses related to certain Lockheed Martin corporate functions (Note 2). These expenses have been allocated to IS&GS based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. IS&GS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had IS&GS operated as an independent, stand-alone entity, nor are they indicative of IS&GS’ future expenses.

The unaudited combined financial statements include assets and liabilities specifically attributable to IS&GS and certain assets and liabilities that are held by Lockheed Martin that are specifically identifiable or otherwise attributable to IS&GS. Lockheed Martin’s cash has not been assigned to IS&GS for any of the periods presented because those cash balances are not directly attributable to IS&GS. Lockheed Martin uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of IS&GS’ cash accounts are regularly “swept” by Lockheed Martin at its discretion. Transfers of cash between IS&GS and Lockheed Martin are included within Net transfers to parent on the unaudited Combined Statements of Cash Flows and the Combined Statements of Equity. Lockheed Martin’s long-term debt and related interest expense have not been attributed to IS&GS for any of the periods presented because Lockheed Martin’s borrowings are neither directly attributable to IS&GS nor is IS&GS the legal obligor or a guarantor of such borrowings.

The unaudited combined financial statements and notes include subsidiaries, ventures and partnerships over which IS&GS has a controlling financial interest. IS&GS uses the equity method to account for investments in business entities that it does not control if it is otherwise able to exert significant influence over the entities’ operating and financial policies. IS&GS has consolidated the financial results for Mission Support Alliance, LLC (“MSA”), a venture with Jacobs Engineering Group, Inc. and Centerra Group, LLC. MSA manages the operations at the Department of Energy’s Hanford, Washington site and provides services including emergency response and training, environmental integration and land management, fleet and road maintenance, water and electric and utilities, cybersecurity and information management.

All intercompany transactions and balances within IS&GS have been eliminated. Transactions between IS&GS and Lockheed Martin have been included in these unaudited combined financial statements and substantially all have been effectively settled for cash at the time the transaction is recorded through Lockheed Martin’s centralized cash management system. Transactions between IS&GS and other businesses of Lockheed Martin are considered related party transactions (Note 2).

Management has concluded that IS&GS operates in one segment based upon the information used by the chief operating decision maker in evaluating the performance of IS&GS’ business and allocating resources and capital. IS&GS manages its business as a single profit center in order to promote collaboration and provide comprehensive functional service offerings across its entire customer base.

The historical results of operations, financial position and cash flows of IS&GS presented in these unaudited combined financial statements may not be indicative of what they would have been had IS&GS actually been an

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

independent stand-alone entity, nor are they necessarily indicative of IS&GS’ future results of operations, financial position and cash flows. Also, the results of operations for the interim periods presented are not necessarily indicative of results to be expected for the full years.

IS&GS closed its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015, to align its financial closing with its business processes. The unaudited combined financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as IS&GS’ fiscal year ends on December 31.

The preparation of these unaudited combined financial statements in conformity with GAAP requires IS&GS to make estimates and assumptions that affect the amounts reported in the unaudited combined financial statements and accompanying notes. IS&GS bases these estimates on historical experience and on various other assumptions that IS&GS believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. IS&GS’ actual results may differ materially from these estimates. Significant estimates inherent in the preparation of these unaudited combined financial statements include but are not limited to accounting for revenue and cost recognition, allocation of expenses related to certain Lockheed Martin corporate functions, income taxes including deferred taxes, legal accruals and other contingencies.

Accounting for contracts using the percentage-of-completion method requires judgment relative to assessing risks, estimating contract revenues and costs (including estimating award and incentive fees and penalties related to performance) and making assumptions for schedule and technical issues. Due to the scope and nature of the work required to be performed on certain contracts, the estimation of total revenues and costs at completion is complicated and subject to many variables and, accordingly, is subject to change. When adjustments in estimated total contract revenues or estimated total costs are required, any changes from prior estimates are recognized in the current period for the inception-to-date effect of such changes. When estimates of total costs to be incurred on a contract exceed estimates of total revenues to be earned, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

The initial profit booking rate of each contract considers risks surrounding the ability to achieve the technical requirements, schedule and costs in the initial estimated total costs to complete the contract. Profit booking rates may increase during the performance of the contract if IS&GS successfully retires risks surrounding the technical, schedule and cost aspects of the contract that decreases the estimated total costs to complete the contract. Conversely, profit booking rates may decrease if the estimated total costs to complete the contract increase. Profit booking rates also may be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters and cost recoveries on disputed charges. Unfavorable items may include the adverse resolution of contractual matters and reserves for disputes. All of the estimates are subject to change during the performance of the contract and may affect the profit booking rate. Therefore, comparability of IS&GS revenues, profit and margins may be impacted by changes in profit booking rates on IS&GS’ contracts accounted for using the percentage-of-completion method. IS&GS’ combined net adjustments not related to volume, including net profit booking rate adjustments and other matters, increased gross profit by $35 million and $64 million for the three months ended March 27, 2016 and March 29, 2015, respectively. These adjustments increased net earnings by $23 million and $42 million for the three months ended March 27, 2016 and March 29, 2015, respectively.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Note 2 – Corporate Allocations, Related Party Transactions and Net Parent Investment

Corporate Allocations

The unaudited combined financial statements reflect allocations of certain expenses from Lockheed Martin including, but not limited to, costs related to corporate functions such as senior management, legal, human resources, finance, accounting, treasury, tax, IT, benefits, communications and ethics and compliance, and other corporate expenses such as corporate employee benefits, incentives and stock-based compensation, shared services processing and administration and depreciation for corporate fixed assets. Management of IS&GS considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. The allocation methods used include a pro rata basis of revenues, cost of revenues, headcount, fixed assets, number of transactions or other measures. Allocations for management costs and corporate support services provided to IS&GS totaled $56 million and $69 million for the three months ended March 27, 2016 and March 29, 2015, respectively.

The financial information in these unaudited combined financial statements does not necessarily include all the expenses that would have been incurred by IS&GS had it been a separate, stand-alone entity. Actual costs that may have been incurred if IS&GS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.

Related Party Transactions

Revenues in the unaudited Combined Statements of Earnings include sales to affiliates of Lockheed Martin of $8 million and $13 million for the three months ended March 27, 2016 and March 29, 2015, respectively. Costs of revenues in the unaudited Combined Statements of Earnings includes expenses for work performed for IS&GS by Lockheed Martin or its affiliates of $8 million and $15 million for the three months ended March 27, 2016 and March 29, 2015, respectively. There were no significant receivables or payables due from or due to Lockheed Martin as of March 27, 2016 and December 31, 2015.

Net Parent Investment

Net transfers to parent are included within Net parent investment on the unaudited Combined Statements of Equity. The components of the net transfers to parent consisted of the following: (in millions):

	Three Months Ended
	March 27, 2016	March 29, 2015
Cash transactions
Cash pooling and general financing activities	$(302)	$(335)
IS&GS expenses incurred by parent	93	91
Corporate allocations	56	69
Current income taxes payable	42	43

Total cash transactions, net	(111)	(132)
Non-cash transactions
Other transfers with parent	—	2

Total net transfers to parent	$(111)	$(130)

Cash pooling and general financing activities include cash transferred from IS&GS to Lockheed Martin under cash pooling arrangements. IS&GS expenses incurred by parent include IS&GS employee fringe and

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

pension expense. Corporate allocations include the items described above in the section titled “Corporate Allocations.” Current income taxes payable are deemed to have been settled with Lockheed Martin in each period.

Note 3 – Severance Charges

In the first quarter of 2016, IS&GS recorded severance charges of $19 million as a result of a review intended to reduce the costs of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through involuntary actions. Upon separation, terminated employees will receive lump-sum severance payments primarily based on years of service, the majority of which are expected to be paid by the end of 2016.

In the third quarter of 2015, IS&GS recorded severance charges of $20 million. As of March 27, 2016, IS&GS had paid approximately $15 million in severance payments associated with this action, with the remainder expected to be paid by mid-2016.

Note 4 – Postretirement Plans

Certain IS&GS salaried employees participate in various defined benefit pension and other postemployment benefit (“OPEB”) plans administered and sponsored by Lockheed Martin. The OPEB plans provide certain health care and life insurance benefits to retired employees. The unaudited combined financial statements reflect periodic pension and post-retirement costs as if they were multi-employer plans. The net periodic pension and OPEB costs includes interest costs, recognized net actuarial losses and service costs that are determined based on actuarial valuations of individual participant data and projected returns on plan assets. Costs associated with the pension and OPEB plans were allocated to the unaudited combined financial statements based on IS&GS employees’ proportionate share of costs for the respective Lockheed Martin plans in which they participate. These costs are considered to have been settled with Lockheed Martin at the time of the allocation of these expenses. Pension and OPEB expense for IS&GS employees participating in plans sponsored by Lockheed Martin and various other multi-employer plans, excluding the Hanford Site Pension Plan (the “HSPP”) discussed below, was $20 million and $21 million for the three months ended March 27, 2016 and March 29, 2015, respectively.

In addition to the pension and OPEB plans administered and sponsored by Lockheed Martin, MSA is one of several sponsors to the HSPP, a multiemployer defined benefit pension plan that covers eligible employees of certain prime contractors and subcontractors of the Department of Energy, including employees of MSA. For the three months ended March 27, 2016 and March 29, 2015, expense of $7 million and $6 million, respectively, were included in the unaudited combined financial statements for IS&GS’ share of HSPP contributions.

Note 5 – Income Taxes

Quarterly income tax expense is measured using an estimated annual effective income tax rate, adjusted for discrete items within the period. IS&GS’ effective income tax rate was 36.1% and 34.4% for the three months ended March 27, 2016 and March 29, 2015, respectively. The rates for the three months ended March 27, 2016 and March 29, 2015 varied from the federal statutory rate of 35% due to the favorable impact of the U.S. manufacturing deduction and net earnings attributable to non-controlling interest. These favorable impacts on the rate for the three months ended March 27, 2016 were more than offset by the unfavorable impact of adjustments for foreign activities. As of March 27, 2016 and December 31, 2015, liabilities associated with unrecognized tax benefits were not material.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

State income taxes are included in Cost of revenues on the unaudited Combined Statements of Earnings because under U.S. Government contracting regulations such amounts are allowable costs in establishing prices for contracts with the U.S. Government. Accordingly, a substantial portion of state income taxes is also included in Revenues. IS&GS’ total net state income tax expense was $7 million and $6 million for the three months ended March 27, 2016 and March 29, 2015, respectively.

Note 6 – Inventories, net

Inventories, net consisted of the following (in millions):

	March 27, 2016	December 31, 2015
Work-in-process, primarily related to long-term contracts and programs in progress	$93	$144
Other inventories	30	27
Less: customer advances and progress payments	(3)	(3)

Total inventories, net	$120	$168

Note 7 – Goodwill and Intangible Assets, net

Changes in the carrying amount of goodwill were as follows (in millions):

Total
Balance as of December 31, 2015	$2,823

Foreign currency translation	(7)

Balance as of March 27, 2016	$2,816

Intangible assets, net consisted of the following (in millions):

	As of March 27, 2016			As of December 31, 2015
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Finite lived:
Customer relationships	$176	$(96)	$80	$176	$(90)	$86
Developed technology	37	(24)	13	37	(22)	15
Other	20	(13)	7	20	(11)	9

Total Finite lived:	$233	$(133)	$100	$233	$(123)	$110
Indefinite lived:
Tradename and trademark	18	—	18	18	—	18

Total intangibles assets	$251	$(133)	$118	$251	$(123)	$128

The weighted-average amortization period for total intangible assets is 3.9 years. Amortization expense for the three months ended March 27, 2016 and March 29, 2015 was $10 million and $14 million, respectively. Estimated amortization related to intangible assets as of March 27, 2016, for the remainder of fiscal year 2016 and each fiscal year through fiscal year 2021 and thereafter, is as follows: $25 million, $19 million, $16 million, $13 million, $11 million, $9 million and $7 million, respectively.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Note 8– Legal Proceedings and Contingencies

Legal Proceedings

IS&GS is a party to litigation and other proceedings that arise in the ordinary course of its business. These matters could result in fines, penalties, compensatory or treble damages or non-monetary sanctions or relief. IS&GS does not believe that the outcome of these matters, including the proceedings mentioned below, will have a material adverse effect on IS&GS, notwithstanding that the unfavorable resolution of any matter may have a material adverse effect on its net earnings in any particular interim reporting period. Among the factors that IS&GS considers in this assessment are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if estimable), the progress of the case, existing law and precedent, the opinions or views of legal counsel and other advisors, its experience in similar cases and the experience of other companies, the facts available at the time of assessment and how IS&GS is responding or intends to respond to the proceeding or claim. IS&GS’ assessment of these factors may change over time as individual proceedings or claims progress.

On April 24, 2009, Lockheed Martin filed a declaratory judgment action against the New York Metropolitan Transportation Authority and its Capital Construction Company (collectively, the “MTA”) asking the U.S. District Court for the Southern District of New York to find that the MTA is in material breach of an agreement with Lockheed Martin (relating to IS&GS) based on the MTA’s failure to provide access to sites where work must be performed and the customer-furnished equipment necessary to complete the contract. The MTA filed an answer and counterclaim alleging that Lockheed Martin breached the contract and subsequently terminated the contract for alleged default. The primary damages sought by the MTA are the cost to complete the contract and potential re-procurement costs. While IS&GS is unable to estimate the cost of another contractor completing the contract and the costs of re-procurement, the contract with the MTA had a total value of $323 million, of which $241 million was paid to IS&GS, and the MTA is seeking damages of approximately $190 million. IS&GS disputes the MTA’s allegations and is defending against them. Additionally, following an investigation, Lockheed Martin’s sureties on a performance bond related to this matter, who were represented by independent counsel, concluded that the MTA’s termination of the contract was improper. Finally, Lockheed Martin’s declaratory judgment action was later amended to include claims for monetary damages against the MTA of approximately $95 million. This matter was taken under submission by the District Court in December 2014, after a five-week bench trial and the filing of post-trial pleadings by the parties. IS&GS expects a decision in 2016.

On November 10, 2015, MSA received a final decision of the Department of Energy contracting officer for MSA concluding that certain payments by MSA to IS&GS for the performance of IT services and management services under a subcontract to MSA constituted affiliate fees in violation of the Federal Acquisition Regulation (the “FAR”). At the same time, the contracting officer advised MSA that he would not approve certain provisional fee payments to MSA pending resolution of the matters set forth in his decision. Subsequent to the contracting officer’s final decision, MSA and Lockheed Martin received notice from the U.S. Attorney’s Office for the Eastern District of Washington that the U.S. Government had initiated a False Claims Act investigation into the facts surrounding this dispute, and each of MSA and Lockheed Martin have produced information in response to Civil Investigative Demands from the U.S. Attorney’s Office. Since this issue first was raised by the Department of Energy, MSA has asserted that the IT and management services being performed by IS&GS under a fixed price/fixed unit rate subcontract approved by the Department of Energy meet the definition of a “commercial item” under the FAR and any profits earned on that subcontract are permissible. MSA filed an appeal of the contracting officer’s decision with the Civilian Board of Contract Appeals and that appeal is pending. Subsequent to the filing of MSA’s appeal, the contracting officer demanded that MSA reimburse the Department of Energy in the amount of $64 million, which was his estimate of the profits earned during the period from 2010 to 2014 by IS&GS. MSA has requested that the Department of Energy defer that demand

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

pending resolution of the appeal, but to date the demand has not been rescinded. MSA and the other members of MSA have advised Lockheed Martin that they believe that if MSA incurs liability in this matter, then Lockheed Martin is responsible to MSA for the loss.

Although IS&GS cannot predict the outcome of legal or other proceedings with certainty, GAAP requires IS&GS to record a liability if a loss is probable and the amount of the loss is reasonably estimable, and requires IS&GS to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made for contingencies where there is at least a reasonable possibility that a loss may have been incurred where the amount of that loss would be material to IS&GS. As of March 27, 2016, the aggregate amount of all liabilities in respect of legal and other proceedings (including the matters described above) recorded by IS&GS in its unaudited combined financial statements was approximately $63 million, and the range of reasonably possible additional losses was estimated by IS&GS to be from $0 to $200 million. IS&GS believes, after consultation with counsel and after taking into account its current litigation reserves that the currently pending legal and other proceedings should not have a material adverse effect on IS&GS’ financial condition or results of operations. In view of the inherent difficulty of predicting the outcome of legal proceedings, IS&GS cannot state with confidence what will be the eventual outcomes of the currently pending matters, the timing of their ultimate resolution or the eventual losses, fines, penalties or impact related to those matters. In light of the uncertainties involved in such proceedings, it is possible that accruals may need to be adjusted in the future and the outcome of a particular matter in a particular period could be material to IS&GS in that period.

Letters of Credit, Surety Bonds and Third-Party Guarantees

In connection with the business of IS&GS, Lockheed Martin has standby letters of credit, surety bonds and third-party guarantees with financial institutions and other third parties primarily relating to advances received from customers and the guarantee of future performance on certain contracts. Letters of credit and surety bonds generally are available for draw down in the event IS&GS does not perform. In some cases, Lockheed Martin may guarantee the contractual performance of third parties such as venture partners. Third-party guarantees do not include guarantees of subsidiaries and other consolidated entities. IS&GS had total outstanding letters of credit, surety bonds and third-party guarantees aggregating to $437 million and $436 million as of March 27, 2016 and December 31, 2015, respectively.

As of March 27, 2016 and December 31, 2015, third-party guarantees totaled $127 million, all of which related to the guarantee of contractual performance of a venture to which IS&GS is currently a party. This amount represents the estimate of the maximum amount IS&GS would expect to incur upon the contractual non-performance of the venture partners.

Note 9 – Composition of Certain Financial Statement Captions

The following table presents financial information underlying the Combined Balance Sheets caption Other current liabilities (in millions).

	March 27, 2016	December 31, 2015
Customer contract accruals	$136	$124
Other current liabilities	115	130

Total other current liabilities	$251	$254

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Note 10 – Recent Accounting Pronouncements

In May 2014, the FASB issued a new standard that will change the way IS&GS recognizes revenue and significantly expand the disclosure requirements for revenue arrangements. On July 9, 2015, the FASB approved a one-year deferral of the effective date of the standard to 2018 for public companies, with an option that would permit companies to adopt the standard in 2017. Early adoption prior to 2017 is not permitted. The new standard may be adopted either retrospectively or on a modified retrospective basis whereby the new standard would be applied to new contracts and existing contracts with remaining performance obligations as of the effective date, with a cumulative catch-up adjustment recorded to beginning retained earnings at the effective date for existing contracts with remaining performance obligations. IS&GS is currently evaluating the methods of adoption allowed by the new standard and the effect the standard is expected to have on IS&GS’ combined financial statements and related disclosures. As the new standard will supersede substantially all existing revenue guidance affecting IS&GS under GAAP, it could impact revenue and cost recognition on thousands of contracts across the IS&GS business, in addition to IS&GS’ business processes and IT systems. As a result, IS&GS’ evaluation of the effect of the new standard will extend over future periods.

In September 2015, the FASB issued a new standard that simplifies the accounting for adjustments made to preliminary amounts recognized in a business combination by eliminating the requirement to retrospectively account for those adjustments. Instead, adjustments will be recognized in the period in which the adjustments are determined, including the effect on earnings of any amounts that would have been recorded in previous periods if the accounting had been completed at the acquisition date. IS&GS adopted the standard on January 1, 2016 and will prospectively apply the standard to business combination adjustments identified after the date of adoption.

In February 2016, the FASB issued a new standard that increases transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The standard is effective January 1, 2019 for public companies, with early adoption permitted. The standard will be applied using a modified retrospective approach to the beginning of the earliest period presented in the financial statements. IS&GS is currently evaluating when it will adopt the standard and the expected impact to the combined financial statements and related disclosures.

Note 11– Subsequent Events

IS&GS has evaluated subsequent events through May 26, 2016, the date the unaudited combined financial statements were available to be issued. No material subsequent events have occurred that should be recorded or disclosed in these unaudited combined financial statements.

Report of Independent Registered Public Accounting Firm

Board of Directors

Abacus Innovations Corporation

We have audited the accompanying balance sheet of Abacus Innovations Corporation (the Company), as of January 25, 2016. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Abacus Innovations Corporation at January 25, 2016 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

April 15, 2016

Abacus Innovations Corporation

Balance Sheet

(in whole dollars)

January 25, 2016
Assets
Cash	$100

Total assets	$100

Liabilities and equity
Common stock (authorized 1,000 shares of $.001 par value each, issued: 100 shares)	$—
Additional paid-in capital	100

Total liabilities and equity	$100

The accompanying notes are an integral part of this financial statement.

Notes to Financial Statement

Note 1 – Business Overview

Abacus Innovations Corporation (“Abacus”) is a newly-formed Delaware corporation and wholly-owned subsidiary of Lockheed Martin Corporation (“Lockheed Martin”). Lockheed Martin caused Abacus to be formed on January 19, 2016, in order to facilitate separation of its Information Systems & Global Solutions business. Abacus issued 100 shares of common stock to Lockheed Martin for $100 on January 25, 2016. Abacus has engaged in no business operations to date and has no assets or liabilities of any kind, other than those incident to its formation.

The accompanying balance sheet includes the accounts of Abacus and was prepared in accordance with U.S. generally accepted accounting principles.

Note 2 – Subsequent Events

Abacus has evaluated subsequent events through April 15, 2016, the date the financial statement was available to be issued. No material subsequent events have occurred that should be recorded or disclosed in this financial statement.

Review Report of Independent Registered Public Accounting Firm

Board of Directors

Abacus Innovations Corporation

We have reviewed the accompanying balance sheet of Abacus Innovations Corporation (the Company) as of March 27, 2016. This balance sheet is the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the balance sheet referred to above for it to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Abacus Innovations Corporation as of January 25, 2016 (not presented herein), and we expressed an unqualified audit opinion on that balance sheet in our report dated April 15, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
May 26, 2016

Abacus Innovations Corporation

Balance Sheet

(unaudited, in whole dollars)

March 27, 2016
Assets
Cash	$100

Total assets	$100

Liabilities and equity
Common stock (authorized 1,000 shares of $.001 par value each, issued: 100 shares)	$—
Additional paid-in capital	100

Total liabilities and equity	$100

The accompanying notes are an integral part of this unaudited financial statement.

Notes to Financial Statement (unaudited)

Note 1 – Business Overview

Abacus Innovations Corporation (“Abacus”) is a newly-formed Delaware corporation and wholly-owned subsidiary of Lockheed Martin Corporation (“Lockheed Martin”). Lockheed Martin caused Abacus to be formed on January 19, 2016, in order to facilitate separation of its Information Systems & Global Solutions business. Abacus issued 100 shares of common stock to Lockheed Martin for $100 on January 25, 2016. Abacus has engaged in no business operations to date and has no assets or liabilities of any kind, other than those incident to its formation.

The accompanying balance sheet includes the accounts of Abacus and was prepared in accordance with U.S. generally accepted accounting principles.

Abacus closes its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016, to align its financial closing with Lockheed Martin’s financial closing period. The unaudited balance sheet included herein is labeled based on that convention. This practice only affects interim periods as Abacus’ fiscal year ends on December 31.

Abacus had no operations from January 19, 2016 through March 27, 2016, thus no statement of earnings is included with this financial statement.

Note 2 – Subsequent Events

Abacus has evaluated subsequent events through May 26, 2016, the date the unaudited financial statement was available to be issued. No material subsequent events have occurred that should be recorded or disclosed in this unaudited financial statement.

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